EXECUTION VERSION

$145,000,000
CREDIT AGREEMENT
among
6922767 HOLDING SARL,
as Parent Guarantor,
CHC CAYMAN ABL HOLDINGS LTD.,
as Holdings,
CHC CAYMAN ABL BORROWER LTD.
and
THE SUBSIDIARY BORROWERS PARTY HERETO,
as Borrowers,
THE LENDERS
FROM TIME TO TIME PARTY HERETO,
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent,
BNP PARIBAS S.A.,
as Collateral Agent
and
DEUTSCHE BANK SECURITIES INC.
and NATIXIS, NEW YORK BRANCH,
as Co-Documentation Agents

MORGAN STANLEY SENIOR FUNDING, INC.,
BNP PARIBAS S.A.
DEUTSCHE BANK SECURITIES INC.
and
NATIXIS, NEW YORK BRANCH,
as Joint Lead Arrangers and Joint Bookrunners

dated as of June 12, 2015

(i)

(continued)
Page

(ii)

(continued)
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(iii)

(continued)
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(iv)

(continued)

SCHEDULES

A	-- Commitments and Addresses

1.1(c)	-- Designated Cash Management Agreements

1.1(d)	-- Designated Hedging Agreements

4.16	-- DDAs and Concentration Accounts

5.4	-- Consents Required

5.6	-- Litigation

5.9	-- Intellectual Property Claims

5.15	-- Subsidiaries

5.17	-- Environmental Matters

5.20	-- Insurance

7.2	-- Website Address for Electronic Financial Reporting
EXHIBITS

A	-- Form of Revolving Credit Note

B	-- Form of Guarantee and Collateral Agreement

C	-- Form of Guarantee Agreement

D	-- Form of Solvency Certificate

E	-- Form of Officer’s Certificate

F	-- Form of Borrowing Request

G	-- Form of Borrowing Base Certificate

H	-- Form of Compliance Certificate

I	-- Form of Assignment and Acceptance

J	-- Form of Lender Joinder Agreement

K	-- Form of Affiliated Lender Assignment and Assumption

L	-- Form of Subsidiary Borrower Joinder

M	-- Form of Subsidiary Borrower Termination

N	-- Form of Tax-Sharing Agreement

(v)

CREDIT AGREEMENT, dated as of June 12, 2015, among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Grand Duchy of Luxembourg (“Luxembourg”), registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778 (as further defined in Subsection 1.1, the “Parent Guarantor”), CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (as further defined in Subsection 1.1, “Holdings”), CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Holdings (as further defined in Subsection 1.1, the “Parent Borrower”), and the Subsidiary Borrowers from time to time party hereto (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time party hereto (as further defined in Subsection 1.1, the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity and as further defined in Subsection 1.1, the “Administrative Agent”) for the Lenders hereunder, and BNP PARIBAS S.A., as collateral agent (in such capacity and as further defined in Subsection 1.1, the “Collateral Agent”) for the Secured Parties (as defined below).
W I T N E S S E T H:
WHEREAS, in order to finance the Transactions (as defined in Subsection 1.1), the Parent Borrower has requested that the Lenders make the Loans provided for herein; and
WHEREAS, to consummate the Transactions, the Parent Borrower will enter into this Agreement to borrow up to an aggregate principal amount of $145,000,000 on a Dollar Equivalent basis.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1

Definitions
1.1    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“30-Day Specified Excess Availability”: as of the date of any Specified Transaction, the sum of (x) the quotient obtained by dividing (a) the sum of each day’s Excess Availability during the 30 consecutive day period immediately preceding such Specified Transaction plus the sum of each day’s Specified Suppressed Availability during such 30-day period (in each case calculated on a pro forma basis for each day during such 30-day period to include the borrowing or repayment of any Loans in connection with such Specified Transaction) by (b) 30 days plus (y) Specified Unrestricted Cash as at the date of such Specified Transaction (but excluding therefrom the cash proceeds of any Specified Equity Contribution) plus (z) the aggregate availability under all other committed revolving credit facilities of the Parent Guarantor and its Restricted Subsidiaries as at the date of such Specified Transaction.
“ABL Term Loans”: Incremental ABL Term Loans, Extended ABL Term Loans and Other ABL Term Loans.
“ABR”: when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate (it being understood that Loans or Borrowings in Euros or any other Designated Foreign Currency shall not be ABR Loans and shall not bear interest at a rate determined by reference to the Alternate Base Rate).
“ABR Loans”: Loans to which the rate of interest applicable is based upon the Alternate Base Rate.
“Accelerated”: as defined in Subsection 9.1(e).
“Acceleration”: as defined in Subsection 9.1(e).
“Account Debtor”: each Person who is obligated on an Account, Chattel Paper or General Intangible.
“Accounts”: “accounts” as defined in the UCC and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Account Debtors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.
“Acquisition Consideration”: the purchase consideration for any acquisition and all other payments by the Parent Guarantor or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any acquisition, consisting of cash or by exchange of property (other than Capital Stock of any Parent Entity) or the assumption of Indebtedness payable at or prior to the consummation of such acquisition or deferred for payment at any future time (provided that any such future payment is not subject to the occurrence of any contingency). For purposes of the foregoing, any Acquisition Consideration consisting of property shall be valued at the fair market value thereof (as determined in good faith by the Borrower Representative).
“Additional Agent”: as defined in the Guarantee and Collateral Agreement.
“Additional Lender”: as defined in Subsection 2.6(a).
“Additional Assets”: (a) any property or assets that replace the property or assets that are the subject of an Asset Sale; (b) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent Borrower or a Restricted Subsidiary or otherwise useful in a business permitted by Subsection 8.9, and any capital expenditures (including in respect of any property or assets already so used); (c) the Capital Stock of a Person that is engaged in a business permitted by Subsection 8.9 and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Borrower or another Restricted Subsidiary; or (d) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.
“Adjusted LIBOR Rate”: with respect to any Borrowing of Eurodollar Loans for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) determined by the Administrative Agent to be equal to (a) the LIBOR Rate for such Borrowing of Eurodollar Loans in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurodollar Loans for such Interest Period.
“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Subsection 10.9.
“Affected Eurodollar Rate”: as defined in Subsection 4.7.
“Affected Loans”: as defined in Subsection 4.9.
“Affiliate”: as to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Guarantors”: the collective reference to the Parent Guarantor, Holdco and the Company; individually, an “Affiliate Guarantor”.
“Affiliate Lessee”: each Person who is obligated to make Affiliate Rental Payments to any Qualified Loan Party.
“Affiliate Rental Payments”: rental payments received by any Qualified Loan Party pursuant to certain Helicopter Equipment leases entered into by such Qualified Loan Party with one or more of its Affiliates.
“Affiliated Debt Fund”: any Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course, so long as (i) any such Affiliated Lender is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from CD&R and any Affiliate of CD&R that is not primarily engaged in the investing activities described above, (ii) any such Affiliated Lender has in place customary information screens between it and CD&R and any Affiliate of CD&R that is not primarily engaged in the investing activities described above, and (iii) neither Holdings nor any of its Subsidiaries directs or causes the direction of the investment policies of such entity.
“Affiliated Lender”: any Lender that is a Permitted Affiliated Assignee.
“Affiliated Lender Assignment and Assumption”: as defined in Subsection 11.6(h)(i)(1).
“Affiliated Lender Cap”: as defined in Subsection 11.6(h)(i)(2).
“Agent Advance”: as defined in Subsection 2.1(c).
“Agent Advance Period”: as defined in Subsection 2.1(c).
“Agents”: the collective reference to the Administrative Agent and the Collateral Agent and “Agent” shall mean any of them.
“Aggregate Lender Exposure”: the principal amount of all Revolving Credit Loans then outstanding (including, in the case of Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof).
“Aggregate Outstanding Credit”: as to any Revolving Credit Lender at any time, the aggregate principal amount of all Revolving Credit Loans made by such Revolving Credit Lender then outstanding (including, in the case of Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof).
“Agreed Security Principles”: as defined in the Guarantee and Collateral Agreement.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.
“Airframe”: a helicopter (excluding the engines from time to time associated with such airframe and/or installed thereon) and all Parts installed on such helicopter (excluding such engines) (A) owned by a Qualified Loan Party at the date of this Agreement or (if later) the date on which a Qualified Loan Party acquired title to such helicopter or (B) removed from such helicopter (excluding such engines) so long as title thereto shall remain vested in the relevant Qualified Loan Party, together with all replacements, renewals and additions made to the foregoing Parts.
“Alternate Base Rate”: for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) the Adjusted LIBOR Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c) above, as the case may be, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.
“Amendment”: as defined in Subsection 8.8(d).
“Applicable Commitment Fee Rate”: a rate per annum equal to the rate set forth below opposite the applicable Average Daily Used Percentage:

Level	Average Daily Used Percentage	Commitment Fee Rate
I	Greater than 50.0%	0.375%
II	Less than or equal to 50.0%	0.50%
Each change in the Applicable Commitment Fee Rate resulting from a change in Average Daily Used Percentage for the most recent Fiscal Quarter ended immediately preceding the first day of a Fiscal Quarter shall be effective with respect to all Unutilized Commitments in effect on and after such first day of such Fiscal Quarter. Notwithstanding the foregoing, Average Daily Used Percentage (i) shall be deemed to be in Level II from the Closing Date to the date of delivery to the Administrative Agent of the Borrowing Base Certificate required by Subsection 7.2(f) for the first Fiscal Quarter ended at least three months after the Closing Date and (ii) shall be deemed to be in Level II at any time (after the expiration of the applicable cure period) during which the Borrower Representative has failed to deliver the Borrowing Base Certificate required by Subsection 7.2(f).

In addition, at all times while an Event of Default known to the Borrower Representative shall have occurred and be continuing, the Applicable Commitment Fee Rate shall not decrease from that previously in effect as a result of the delivery of such Borrowing Base Certificate.
“Applicable Margin”: a rate per annum equal to the rate set forth below for the applicable type of Loan and opposite the applicable Average Daily Excess Availability Percentage:

Level	Average Daily Excess Availability Percentage	Applicable Margin
		Alternate Base Rate	Adjusted LIBOR Rate
I	Less than 50.0%	2.25%	3.25%
II	Greater than or equal to 50.0%	2.00%	3.00%

Each change in the Applicable Margin resulting from a change in Average Daily Excess Availability Percentage for the most recent Fiscal Quarter ended immediately preceding the first day of a Fiscal Quarter shall be effective with respect to all Loans outstanding on and after such first day of such Fiscal Quarter. Notwithstanding the foregoing, Average Daily Excess Availability Percentage (i) shall be deemed to be in Level II from the Closing Date to the date of delivery to the Administrative Agent of the Borrowing Base Certificate required by Subsection 7.2(f) for the first Fiscal Quarter ended at least three months after the Closing Date and (ii) shall be deemed to be in Level I at any time (after the expiration of the applicable cure period) during which the Borrower Representative has failed to deliver the Borrowing Base Certificate required by Subsection 7.2(f).
In addition, at all times while an Event of Default known to the Borrower Representative shall have occurred and be continuing, the Applicable Margin shall not decrease from that previously in effect as a result of the delivery of such Borrowing Base Certificate.
“Appraisal”: a desktop appraisal provided by an Approved Appraiser, which lists the Current Market Full-Life Value and Current Market Half-Life Value of the Helicopter Equipment owned, leased or to be owned or leased by the Company and its Subsidiaries.
“Approved Appraisers”: any two (which may be chosen at the Borrower Representative’s sole discretion) of Ascend Limited, HeliValue$, Inc., IBA Group Limited and such other appraisers of recognized standing designated by the Borrower Representative and reasonably approved by the Administrative Agent.
“Approved Cash Management Jurisdictions”: Australia, Barbados, Canada, the Cayman Islands, Ireland, Luxembourg, The Netherlands, Norway, the United Kingdom and the United States of America.
“Approved Jurisdictions”: Australia, the Cayman Islands, The Netherlands, the United Kingdom and any other member state of the European Union that is not otherwise listed in this definition.

“Asset Sale”: any sale, issuance, conveyance, transfer, lease or other disposition (a “Disposition”), by the Parent Guarantor or any Restricted Subsidiary in one or a series of related transactions, of any real or personal, tangible or intangible, property (including Capital Stock) of the Parent Guarantor or any of its Restricted Subsidiaries, other than:
(a)    any Disposition of obsolete, worn-out or surplus property (including Inventory and including idle Helicopter Equipment that is no longer useful (as determined in good faith by the Borrower Representative) in the business of the Parent Guarantor and its Subsidiaries taken as a whole), whether now owned or hereafter acquired;
(b)    any Disposition of any property (including Inventory and Helicopter Equipment) in the ordinary course of business;
(c)    any sale or discount of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable in connection with the compromise or collection thereof;
(d)    as permitted by Subsection 8.2(b) or pursuant to any Sale and Leaseback Transaction;
(e)    subject to any applicable limitations set forth in Subsection 8.2, (x) Dispositions of any assets or property by any Restricted Subsidiary of the Parent Guarantor other than the Qualified Loan Parties to the Parent Guarantor or any of its Restricted Subsidiaries and (y) Dispositions by the Parent Borrower or any of its Restricted Subsidiaries to any Qualified Loan Party or any Wholly Owned Subsidiary of the Parent Borrower;
(f)    (i) any Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower Representative, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Guarantor and its Subsidiaries taken as a whole, and (ii) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property;
(g)    any Disposition of any property other than Helicopter Equipment for aggregate consideration not to exceed $25,000,000;
(h)    any sale of assets received by the Parent Guarantor or any of its Restricted Subsidiaries upon the foreclosure on a Lien by the Parent Guarantor or any of its Restricted Subsidiaries;
(i)    any Disposition of Helicopter Equipment not referred to in clauses (a) through (h) above or clause (j) through (q) below; provided that if any such Disposition pursuant to this clause (i) is made when the Utilization Percentage exceeds 50.0% and such Disposition would result in (1) an increase in the weighted average age (by Fleet Value) of the Eligible Helicopter Equipment included in the Borrowing Base or (2) an increase in the percentage of the Fleet Value of Eligible Helicopter Equipment included in the Borrowing Base that consists of Helicopters over 15 years of age, such Disposition shall only be permitted to the extent that such weighted average age referred to in clause (1) does not exceed 11 years or the percentage referred to in clause (2) does not exceed 33⅓%, as applicable, on a pro forma basis after giving effect to such Disposition;
(j)    the sale or lease of inventory, products or services or the lease, assignment or sub-lease of any real or personal property;
(k)    any Disposition of cash, Cash Equivalents, Temporary Cash Investments, Investment Grade Securities or Marketable Securities;
(l)    a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing;
(m)    a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;
(n)    any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(o)    the granting of Permitted Liens;
(p)    the surrender or waiver of contract rights or leases, or the settlement, release or surrender of contract, tort or other claims; and
(q)    any exchange of assets (other than Helicopter Equipment) related to a Permitted Business of comparable market value, as determined in good faith by the Borrower Representative.
“Assignee”: as defined in Subsection 11.6(b)(i).
“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit I hereto.
“Availability”: the lesser of (x) the aggregate Commitments as in effect at such time and (y) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered).
“Availability Percentage”: as defined in the definition of “Payment Condition” in this Subsection 1.1.
“Availability Reserves”: reserves, if any, (1) established by the Administrative Agent from time to time hereunder in its Permitted Discretion against the Borrowing Base, including such reserves, subject to Subsection 2.1(b), as the Administrative Agent, in its Permitted Discretion, determines as being appropriate to reflect any impairment to (A) the value, or the collectability in the ordinary course of business, of Eligible Helicopter Equipment or (B) the enforceability or priority of the Lien on the Collateral consisting of Eligible Helicopter Equipment included in the Borrowing Base (including claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral) and (2) constituting Cash Management Reserves and Designated Hedging Reserves established in accordance with Subsection 2.1(b).
“Available Excluded Contribution Amount Basket”: as of any date, the excess, if any, of (a) the Net Proceeds from Excluded Contributions received by the Parent Guarantor as of such date over (b) the Net Proceeds from Excluded Contributions as of such date designated or applied prior to such date, or on such date in a separate designation or application, to an Investment made pursuant to Subsection 8.12, cash consideration for acquisitions made pursuant to clause (c)(ii)(y) of the definition of “Permitted Acquisitions” or a Restricted Payment made pursuant to Subsection 8.3(f) or 8.3(g).
“Available Incremental Amount”: at any time, the excess, if any, of (a) $405,000,000 over (b) the sum of (x) the Commitments (other than Incremental Revolving Commitments and New Revolving Commitments) plus (y) the sum of the aggregate principal amount of all Incremental ABL Term Loans made plus all Incremental Revolving Commitments and New Revolving Commitments established in each case prior to such date pursuant to Subsection 2.6; provided that the sum of clause (x) plus clause (y) may not at any time exceed $405,000,000.
“Average Appraised Value”: the aggregate Fleet Value of all Eligible Helicopter Equipment.
“Average Current Market Full-Life Value”: in relation to (i)  Helicopter Equipment detailed in the two Appraisals most recently delivered to the Administrative Agent pursuant to Subsection 7.6(c), the mean average of the Current Market Full-Life Value for such Helicopter Equipment as detailed in such Appraisals, (ii) Helicopter Equipment acquired since, and not detailed in, the two Appraisals most recently delivered to the Administrative Agent under Subsection 7.6(c), the Current Market Full-Life Value of such Helicopter Equipment as evidenced by an Interim Appraisal and (iii) Eligible Transaction Helicopter Equipment to be included in the pro forma calculations of each revised Borrowing Base Certificate delivered pursuant to Subsection 6.2(d), the Current Market Full-Life Value for such Eligible Transaction Helicopter Equipment as evidenced by one Appraisal (unless the Administrative Agent shall have notified the Borrower Representative that two Appraisals are required, in which case such Current Market Full-Life Value shall be the mean average of the Current Market Full-Life Value for such Helicopter Equipment as detailed in two Appraisals) delivered within one month of the proposed Borrowing Date in relation to which such Borrowing Base Certificate has been delivered.
“Average Current Market Half-Life Value”: in relation to (i) Helicopter Equipment detailed in the two Appraisals most recently delivered to the Administrative Agent pursuant to Subsection 7.6(c), the mean average of the Current Market Half-Life Value for such Helicopter Equipment as detailed in such Appraisals, (ii) Helicopter Equipment acquired since, and not detailed in, the two Appraisals most recently delivered to the Administrative Agent under Subsection 7.6(c), the Current Market Half-Life Value of such Helicopter Equipment as evidenced by an Interim Appraisal and (iii) Eligible Transaction Helicopter Equipment to be included in the pro forma calculations of each revised Borrowing Base Certificate delivered pursuant to Subsection 6.2(d), the Current Market Half-Life Value for such Eligible Transaction Helicopter Equipment as evidenced by one Appraisal (unless the Administrative Agent shall have notified the Borrower

Representative that two Appraisals are required, in which case such Current Market Half-Life Value shall be the mean average of the Current Market Half-Life Value for such Helicopter Equipment as detailed in two Appraisals) delivered within one month of the proposed Borrowing Date in relation to which such Borrowing Base Certificate has been delivered.
“Average Daily Excess Availability Percentage”: for any Fiscal Quarter, the percentage derived by dividing (x) the average daily Excess Availability for such Fiscal Quarter by (y) the average daily amount of the aggregate Commitments during such Fiscal Quarter.
“Average Daily Used Percentage”: for any Fiscal Quarter, the percentage derived by dividing (a) the average daily principal balance of all Revolving Credit Loans outstanding during such Fiscal Quarter by (b) the average daily amount of the aggregate Commitments during such Fiscal Quarter.
“Aviation Authority”: each aviation authority or other Governmental Authority which shall from time to time have control and/or supervision of the registration, airworthiness and operation of helicopters or other matters relating to civil aviation in the country, place or jurisdiction where a Helicopter owned by a Qualified Loan Party is registered from time to time.
“Bank Products Affiliate”: as defined in the Guarantee and Collateral Agreement.
“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including the processing of payments and other administrative services with respect thereto), (c) cash management services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by the Parent Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees.
“Bankruptcy Proceeding”: as defined in Subsection 11.6(h)(iv).
“Base Rate”: for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent as its “prime rate” in effect at its principal office in New York City on such day; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.
“Benefited Lender”: as defined in Subsection 11.7(a).
“Blocked Account”: as defined in Subsection 4.16(b)(iii).
“Blocked Account Agreement”: as defined in Subsection 4.16(b)(iii).
“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower Representative.
“Borrower Representative”: the Parent Borrower or such other Borrower as may be designated as the “Borrower Representative” by the Borrowers from time to time, in each case in its capacity as Borrower Representative pursuant to the provisions of Subsection 10.13.
“Borrowers”: as defined in the Preamble hereto.
“Borrowing”: the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of Eurodollar Loans, the same Interest Period.
“Borrowing Base”: as of any date of determination, shall equal the sum (in the case of clauses (a), (b) and (e), without duplication) of
(a)    75.0% of the Average Appraised Value, plus
(b)    75.0% of the Eligible Insurance Claims, minus
(c)    the amount of all Availability Reserves, minus
(d)    the outstanding principal amount of any ABL Term Loans, plus
(e)    for the purpose of a revised Borrowing Base Certificate to be delivered pursuant to Subsection 6.2(d) 75.0% of the Interim Value, provided that the advance rates in clauses (a), (b) and (e) above shall be reduced by (x) 5.0% as of and from the first day of the first Fiscal Quarter following the second anniversary of the Closing Date and (y) an additional 5.0% as of and from the first day of the first Fiscal Quarter following the fourth anniversary of the Closing Date.
“Borrowing Base Certificate”: as defined in Subsection 7.2(f).
“Borrowing Date”: any Business Day specified in a notice delivered pursuant to Subsection 2.2, as a date on which the Borrower Representative requests the Lenders to make Loans hereunder.
“Borrowing Request”: as defined in Subsection 2.2.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that, (a) when used in connection with a Eurodollar Loan denominated in Dollars, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York, and (b) when used in connection with a Eurodollar Loan denominated in any Designated Foreign Currency, “Business Day” shall mean any day on which dealings in such Designated Foreign Currency between banks may be carried on in London, England, New York, New York and the principal financial center of such Designated Foreign Currency as determined by the Administrative Agent; provided, however, that, with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be suitable replacement) is open for settlement of payment in Euro.
“Calculation Date”: with respect to a particular calculation, (i) where such calculation is being made to test compliance with Subsection 8.1, the earlier of (x) the date of delivery of the Compliance Certificate for the relevant Most Recent Four Quarter Period and (y) the date on which such Compliance Certificate has been required hereunder to be delivered, and (ii) in all other circumstances, the date on which the event occurred for which such calculation is being made.
“Canadian JV”: any joint venture formed with a Canadian investor for the purpose of holding all the Capital Stock of CHC Global Operations Canada (2008) Inc.
“Cape Town Convention”: collectively, the official English language text of (a) the Convention on International Interests in Mobile Equipment, and (b) the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, in each case adopted on November 16, 2001, at a diplomatic conference in Cape Town, South Africa, and from and after the effective date of the Cape Town Convention in the relevant country, means when referring to the Cape Town Convention with respect to that country, the Cape Town Convention as in effect in such country, unless otherwise indicated, and (c) all rules and regulations adopted pursuant thereto and, in the case of each of the foregoing described in clauses (a) through (c), all amendments, supplements, and revisions thereto.
“Capital Lease Obligations”: at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that any obligations of the Parent Guarantor or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Parent Guarantor and its Restricted Subsidiaries, either existing on the Closing Date or created prior to any re-characterization described below (or any refinancings thereof) (i) that were not included on the consolidated balance sheet of the Parent Guarantor as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Parent Guarantor and its Restricted Subsidiaries, due to a change in accounting treatment or otherwise, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness.

“Capital Stock”: as to any Person, any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
“Captive Insurance Subsidiary”: any Subsidiary of the Parent Guarantor that is subject to regulation as an insurance company (or any Subsidiary thereof).
“Cash Equivalents”: any of the following: (1) money and (2) (a) securities issued or fully guaranteed or insured by the United States of America, a member state of the European Union, Canada, Luxembourg, Norway, the United Kingdom, Ireland, South Africa, Holland or Australia or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2)(a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (2)(b) above, (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (f) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (g) solely with respect to any Captive Insurance Subsidiary, any investment that person is permitted to make in accordance with applicable law.
“Cash Management Arrangements”: any agreement or arrangement relating to any service provided pursuant to a Bank Products Agreement.
“Cash Management Party”: any Bank Products Affiliate party to a Bank Products Agreement.
“Cash Management Reserves”: reserves in an amount equal to the then reasonably anticipated monetary obligations of the Loan Parties under any Designated Cash Management Agreements owing to any Cash Management Party. Such anticipated monetary obligations shall be the amount calculated by the relevant Cash Management Party and provided to the Administrative Agent, the relevant Loan Party and the Borrower Representative together with the supporting calculations therefor (a) on or prior to the date on which the applicable Bank Products Agreement is designated as a Designated Cash Management Agreement and (b) thereafter promptly (but in any case not later than three Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the relevant Loan Party or the Borrower Representative, as applicable.

“CD&R”: Clayton, Dubilier & Rice, LLC and any successor in interest thereto, and any successor to its investment management business.
“CD&R Fund IX”: Clayton, Dubilier & Rice Fund IX, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto.
“CD&R Investment Agreement”: the Investment Agreement, dated as of August 21, 2014 (together with the disclosure schedules delivered in connection therewith), by and between Parent, CD&R Fund IX and CD&R, as the same may be amended, supplemented, waived or otherwise modified from time to time.
“CD&R Investors”: collectively, (i) CD&R Fund IX, (ii) CD&R Investment Associates IX, Ltd., a Cayman Islands exempted company, (iii) CD&R Associates, IX, L.P., a Cayman Islands exempted limited partnership, (iv) CD&R Advisor Fund IX, L.P., a Cayman Islands exempted limited partnership, (v) Clayton, Dubilier & Rice Fund IX-A, L.P., a Cayman Islands exempted limited partnership, (vi) CD&R CHC Co-Investor, L.P., a Cayman Islands exempted limited partnership, (vii) CD&R CHC Co-Investor A, L.P., a Delaware limited partnership, (viii) CD&R Parent and (ix) any Affiliate of any CD&R Investor identified in clauses (i) through (viii) of this definition.
“CD&R Parent”: CD&R CHC Holdings, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto.
“Change in Law”: as defined in Subsection 4.11(a).
“Change of Control”: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Parent Guarantor is a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than 50.0% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if the Parent Guarantor is not a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than 50.0% of the total voting power of all outstanding shares of the Parent Guarantor; or (b) the Parent Guarantor shall cease to own, directly or indirectly, 100.0% of the Capital Stock of the Parent Borrower (or any Successor Borrower).
“Chattel Paper”: chattel paper (as such term is defined in Article 9 of the UCC).
“Closing Date”: the date on which all the conditions precedent set forth in Subsection 6.1 shall be satisfied or waived.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agency Fee Letter”: the Collateral Agency Fee Letter, dated as of June 12, 2015, among BNP Paribas S.A. and Parent, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced.
“Collateral Agent”: as defined in the Preamble hereto, and shall include any successor to the Collateral Agent appointed pursuant to Subsection 10.9.
“Collateral Representative”: if any Intercreditor Agreement is then in effect, the Person acting as representative for the Collateral Agent (or for the Administrative Agent in its capacity as agent for perfection of the Collateral Agent) and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement and the Guarantee and Collateral Agreement.
“Commitment”: as to any Lender, its obligation to make Revolving Credit Loans to the Borrowers in the amount set forth opposite such Lender’s name in Schedule A hereto or as may subsequently be set forth in the Register from time to time. The original amount of the aggregate Commitments of the Lenders is $145,000,000.
“Commitment Letter”: the Commitment Letter (including the exhibit thereto) dated as of March 17, 2015, as amended by the letter agreement dated as of June 12, 2015, among Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Natixis, New York Branch, BNP Paribas S.A. and Parent.
“Commitment Percentage”: of any Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the aggregate Commitments at such time; provided that if any such determination is to be made after the Commitments (and the related Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.
“Commitment Period”: the period from and including the Closing Date to but not including the Termination Date, or such earlier date as the Commitments shall terminate as provided herein.
“Committed Lenders”: Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Natixis, New York Branch, and BNP Paribas S.A.
“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary and that is designed to protect such Person against fluctuation in commodity prices.
“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Parent Guarantor within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Guarantor and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Company”: CHC Helicopter S.A., a public limited liability company (“société anonyme”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B139.673, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, and any successor in interest thereto.
“Company Revolving Credit Agreement”: the Credit Agreement, dated as of January 23, 2014 and as amended on or prior to the date hereof, among the Parent, the Parent Guarantor, Holdco, the Company, the several banks and other financial institutions from time to time party thereto, and HSBC Bank plc, as administrative agent, as the same may be further amended, supplemented, waived or otherwise modified from time to time.
“Compliance Certificate”: as defined in Subsection 7.2(b).
“Concentration Account”: any concentration account maintained by any Qualified Loan Party (other than any such concentration account if (i) such concentration account is an Excluded Account or (ii) all of the funds and other assets owned by a Qualified Loan Party held in such concentration account are excluded from the Collateral pursuant to any Security Document, including Excluded Assets) into which the funds in any DDA are transferred on a periodic basis as provided for in Subsection 4.16(b). All funds in any Concentration Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in such Concentration Account, subject to the Security Documents and any applicable Intercreditor Agreement.
“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower Representative on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including Subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to any Borrower.
“Consolidated Adjusted EBITDA”: with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus, (A) without duplication to the extent that the same was deducted in calculating Consolidated Net Income (treating the EMEA JV and any joint venture that is consolidated with the Parent Guarantor for accounting purposes as Restricted Subsidiaries for this purpose):

(i)    provision for Canadian or other taxes based on income, profits or capital, including provincial, state, franchise, local, foreign and similar taxes, of such Person and its Restricted Subsidiaries; plus
(ii)    the Fixed Charges of such Person and its Restricted Subsidiaries for such period; plus
(iii)    depreciation, amortization (including amortization of advance aircraft lease rental payments and amortization of goodwill and other intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets (including pursuant to the application of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other and Topic 360, Property, Plant and Equipment) and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; plus
(iv)    the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, integration, business optimization, systems establishment cost or excess pension, OPEB, curtailment or other excess charges); plus
(v)    the minority expense relating to any partner in a joint venture which is consolidated with the Parent Guarantor for accounting purposes and the Minority Interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any Non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Capital Stock held by third parties; plus
(vi)    the amount of management, consulting, monitoring and advisory fees and related expenses paid to the Investors or any other Permitted Holder (or any accruals related to such fees and related expenses) during such period; plus
(vii)    accretion of asset retirement obligations in accordance with Accounting Standards Codification Topic 410, Asset Retirement and Environmental Obligations, and any similar accounting in prior periods; plus
(viii)    to the extent not otherwise included, the proceeds of any business interruption insurance that such Person or any of its Restricted Subsidiaries received during such period or that the Parent Guarantor has determined in good faith will in fact be reimbursed by the insurer or the indemnifying party within 365 days from the date of the applicable event (it being understood that to the extent such amount is in fact not reimbursed within 365 days of such date, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such period); minus
(B)    (1) non-cash items increasing such Consolidated Net Income for such period, other than (i) amortization of deferred revenue and deferred gains on aircraft sale leasebacks, (ii) any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required and (iii) any items which represent the impact of purchase accounting; and (2) the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any Non-Wholly Owned Subsidiary; plus
(C)    without duplication of clause (A)(viii) of this definition, the Consolidated Adjusted EBITDA of the Parent Guarantor and its Restricted Subsidiaries (treating the EMEA JV and any joint venture that is consolidated with the Parent Guarantor for accounting purposes as Restricted Subsidiaries for this purpose) for any four fiscal quarter period that is not earned as a result of unusual or extraordinary events for which business interruption insurance proceeds are not expected to be received during such period; provided that the aggregate amount of Consolidated Adjusted EBITDA that may be added back pursuant to this clause (C) shall not exceed 10.0% of the Consolidated Adjusted EBITDA of the Parent Guarantor and its Restricted Subsidiaries (treating the EMEA JV and any joint venture that is consolidated with the Parent Guarantor for accounting purposes as Restricted Subsidiaries for this purpose) for such four fiscal quarter period; plus
(D)    solely for the purpose of determining compliance with Subsection 8.1, any Specified Equity Contribution.
“Consolidated Net Income”: with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (treating the EMEA JV and any joint venture that is consolidated with the Parent Guarantor for accounting purposes as Restricted Subsidiaries for this purpose) for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(i)    any extraordinary, unusual or nonrecurring gains or losses or income or expense or charge (including income, expenses and charges from litigation and arbitration settlements, severance, relocation, other restructuring costs and lease costs in connection with early aircraft contract terminations), any severance or relocation expense, pre operating expenses that are expensed and not capitalized, and fees, expenses or charges related to any offering of Capital Stock of such Person, any Investment, acquisition, disposition or incurrence or repayment of Indebtedness or other obligations permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses and charges, and any financing charges, including penalty interest and bank charges, related to any Indebtedness or other obligations, in each case, shall be excluded;
(ii)    any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded (but if any such discontinued operations are classified as discontinued because they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);
(iii)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Parent Guarantor) shall be excluded;

(iv)    any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness and other obligations under Hedging Agreements or other derivative instruments shall be excluded;
(v)    (A) the Net Income for such period of any Person that is not a Subsidiary (other than the EMEA JV or other joint venture that is consolidated with the Parent Guarantor for accounting purposes), or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Parent Guarantor or a Restricted Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Parent Guarantor or a Restricted Subsidiary thereof in excess of the amount included in clause (A) of this clause (v);
(vi)    any increase in depreciation, or amortization or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated prior to or after January 23, 2014 shall be excluded;
(vii)    accruals and reserves that are established within 12 months after an acquisition’s closing date and that are so required to be established as a result of such transaction in accordance with GAAP or as a result of a modification of accounting policies shall be excluded;
(viii)    any impairment charges resulting from the application of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other and Topic 360, Property, Plant and Equipment, and the amortization of intangibles pursuant to Accounting Standards Codification Topic 805, Business Combinations, or asset write-offs shall be excluded;
(ix)    any long-term incentive plan accruals and any compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;
(x)    any asset impairment write-downs under GAAP or SEC guidelines shall be excluded;
(xi)    (A) any unrealized non-cash gains or losses or charges in respect of obligations under Hedging Agreements (including those resulting from the application of Accounting Standards Codification Topic 815, Derivatives and Hedging), (B) any foreign exchange gains and losses and (C) any adjustments for financial instruments, derivatives or obligations under Hedging Agreements required by GAAP shall be excluded except for any realized exchange gains or losses on derivative instruments which are included as offsets to operating items as part of a designated hedging relationship, in each case, shall be excluded;
(xii)    the cumulative effect of a change in accounting principles shall be excluded; and

(xiii)    any other non-cash expenses and charges shall be excluded.
“Consolidated Total Assets”: as of any date of determination, the total assets, in each case reflected on the consolidated balance sheet of the Parent Guarantor as at the end of the Most Recent Four Quarter Period, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any incurrence of Indebtedness or Liens or any Investment or any acquisition pursuant to Subsection 8.4, on a pro forma basis, including any property or assets being acquired in connection therewith).
“Consolidated Total Indebtedness”: as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit and all obligations under Qualified Receivables Financings, all obligations under Hedging Agreements and all Capital Lease Obligations or other lease obligations in connection with aircraft equipment) and (2) the aggregate amount of all outstanding Disqualified Capital Stock of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Capital Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Parent Guarantor or the Company. The Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of obligations under Hedging Agreements for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent principal amount of such Indebtedness.
“Contingent Obligations”: with respect to any Person, any obligation of such Person guaranteeing any performance, leases, dividends, taxes or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:
(i)    to purchase any such primary obligation or any property constituting direct or indirect security thereof;
(ii)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor;
(iii)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof; or

(iv)    to perform contractual services.
“Contracting State”: the meaning given to such term under the Cape Town Convention.
“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Contribution Indebtedness”: Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the equity capital of the Parent Guarantor or such Restricted Subsidiary on or after January 23, 2014, provided that (i) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the equity capital of the Parent Guarantor or such Restricted Subsidiary, as applicable, the amount in excess shall be Indebtedness (other than secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Senior Secured Notes, and (ii) such Contribution Indebtedness (x) is incurred within 180 days after the making of such cash contributions and (y) is designated as Contribution Indebtedness pursuant to an officers’ certificate on the incurrence date thereof.
“Core Concentration Account”: as defined in Subsection 4.16(c).
“Credit Agreement Refinancing Indebtedness”: any secured Indebtedness incurred or otherwise obtained by the Borrowers under and in accordance with the terms of this Agreement in the form of revolving commitments or term loans in exchange for, or to extend, renew, replace or refinance, in whole or part, existing ABL Term Loans, outstanding Revolving Credit Loans or Commitments hereunder (including any successive Credit Agreement Refinancing Indebtedness obtained pursuant to a prior Refinancing Amendment) (“Refinanced Debt”); provided that:
(a)    such Refinanced Debt shall be repaid and the commitments with respect thereto terminated and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent that such Refinanced Debt consists, in whole or in part, of Commitments or Other Revolving Credit Commitments (or Revolving Credit Loans or Other Revolving Credit Loans incurred pursuant to any Commitments or Other Revolving Credit Commitments), such Commitments or Other Revolving Credit Commitments, as applicable, shall be terminated, the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied to the prepayment of outstanding ABL Term Loans, outstanding Revolving Credit Loans, or reduction of Commitments in respect of the Revolving Credit Facility being so refinanced on a pro rata basis within each Tranche being refinanced and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; and
(b)    such Indebtedness (including, if such Indebtedness includes any Other Revolving Credit Commitments, the unused portion of such Other Revolving Credit Commitments) shall:

(i)    be governed by the terms of this Agreement (as amended by any Refinancing Amendment) and the Security Documents and no other loan agreement, note purchase agreement or other similar agreement and the Lenders with respect to such Indebtedness shall execute an assumption agreement, reasonably satisfactory to the Administrative Agent and the Collateral Agent, pursuant to which such Lenders agree to be bound by the terms of this Agreement as Lenders; provided that the terms and conditions of such Indebtedness (as amended by such Refinancing Amendment but excluding pricing and optional prepayment or redemption terms) shall be substantially similar to, or (taken as a whole) not more favorable to the investors providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt as reasonably determined by the Borrower Representative in good faith (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Termination Date); provided, further, that the terms and conditions applicable to such Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower Representative and the applicable Lenders and applicable only during periods after the Termination Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is incurred or obtained,
(ii)    be in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by any amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus underwriting discounts, original issue discount, commissions, fees and other costs and expenses incurred in connection therewith (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Commitments or Other Revolving Credit Commitments, the amount thereof),
(iii)    not mature or have scheduled amortization or commitment reductions, as applicable, sooner or greater than the same under such Refinanced Debt and not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary prepayments with respect to lender exposure or outstandings exceeding commitments or the borrowing base and customary asset sale or change of control provisions), in each case prior to the Termination Date,
(iv)    only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and not be secured by any property or assets of Holdings, the Borrowers or any of their respective Restricted Subsidiaries other than the Collateral; provided that such Obligations (including the Credit Agreement Refinancing Indebtedness) shall be secured by the Security Documents and the Lenders with respect to such Credit Agreement Refinancing Indebtedness shall have authorized (1) the Collateral Agent to act as their Agent to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents and (2) the Administrative Agent (either in its own name or in the name of the Collateral Agent) to take or to instruct the Collateral Agent to take any enforcement actions in respect of the Collateral and under any Security Document,

(v)    rank pari passu in right of payment and of security with the Refinanced Debt (including being entitled to the benefits of the same place in the waterfall as the Refinanced Debt) and at any time that a Default or an Event of Default exists, all prepayments of Other ABL Term Loans and Other Revolving Credit Loans (other than in respect of any FILO Tranche) shall be made on a pro rata basis,
(vi)    be part of, and count against, the Borrowing Base on the same basis as the Refinanced Debt, and
(vii)    not refinance the commitments in respect of any FILO Tranche unless (1) the Loans comprising such FILO Tranche are the only Loans outstanding and (2) the Commitments for the Revolving Credit Facility (excluding such FILO Tranche) have been terminated.
“Credit Facilities”: one or more debt facilities (including the debt facilities under the Company Revolving Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.
“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.
“Cure Amount”: as defined in Subsection 9.3(a).
“Current Market Full-Life Value”: in relation to Helicopter Equipment, the value of such Helicopter Equipment at the time of determination, determined on the assumption that the Helicopter Equipment and its component parts are in Full-Life status.
“Current Market Half-Life Value”: in relation to Helicopter Equipment, the value of such Helicopter Equipment at the time of such determination, determined on the assumption that such Helicopter Equipment and its component parts are in Half-Life status.
“Customary Permitted Liens”: (a) Liens for taxes, assessments and similar charges that are not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)    Liens with respect to outstanding motor vehicle fines, liens of landlords or of mortgagees of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, repairers, airports, air navigation authorities, airport hangar keepers, warehousemen or workmen, liens in respect of flight charges arising by way of contract or incurred in the ordinary course of business and other liens imposed by law created in the ordinary course of business for amounts not overdue for a period of more than 120 days or that are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;
(c)    deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or other insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);
(d)    encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions, title defects and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;
(e)    encumbrances arising under leases or subleases of real property that do not, in the aggregate over all such encumbrances, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;
(f)    financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;
(g)    Liens, pledges or deposits securing the performance of (x) bids, contracts (other than for borrowed money), obligations for utilities, leases and statutory or regulatory obligations, or (y) performance, bid, surety, appeal, judgment, replevin and similar bonds, other surety arrangements, and other similar obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business;
(h)    Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, unless the judgment, decree or order it secures has not, within 30 days after entry of such judgment, been discharged or execution stayed pending appeal, or has not been discharged within 30 days after the expiration of any such stay;
(i)    Liens existing on assets or properties at the time of the acquisition thereof by the Parent Borrower or any of its Restricted Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Parent Borrower or such Restricted Subsidiary other than the assets or property being acquired;

(j)    Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure customs duties in connection with the importation of such goods;
(k)    the rights of any Affiliate of the Parent Borrower or any of its Restricted Subsidiaries arising under pooling arrangements in respect of Helicopter Equipment;
(l)    Liens on property (including Helicopter Equipment) arising under leases between the Parent Guarantor or any of its Restricted Subsidiaries, as lessor, and the Parent Guarantor or any of its Restricted Subsidiaries, as lessee;
(m)    Liens on Helicopter Equipment arising under leases between the Parent Guarantor or any of its Restricted Subsidiaries, as lessor, and any person (other than an Affiliate of the Parent Borrower or such Restricted Subsidiary), provided that the Collateral Agent has been granted a security interest or other Lien in such lease pursuant to the Guarantee and Collateral Agreement; and
(n)    Liens over Helicopter Equipment or other assets of the Parent Borrower or any of its Restricted Subsidiaries resulting from any claim of a Secured Party that is not related to the transactions contemplated by the Loan Documents.
“DDA”: any checking or other demand deposit bank account maintained by any Qualified Loan Party (other than any such checking or other demand deposit account if (i) such checking or other demand deposit account is an Excluded Account or (ii) all of the funds and other assets owned by a Qualified Loan Party held in such checking or other demand deposit account are excluded from the Collateral pursuant to any Security Document, including Excluded Assets) into which the proceeds of Affiliate Rental Payments are deposited or are expected to be deposited. All funds in any DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in such DDA, subject to the Security Documents and any applicable Intercreditor Agreement.
“Debt Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.
“Default”: any of the events specified in Subsection 9.1, whether or not any requirement for the giving of notice (other than, in the case of Subsection 9.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Subsection 9.1, has been satisfied.
“Default Notice”: as defined in Subsection 9.1(e).
“Defaulting Lender”: any Lender or Agent whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC).
“Deposit Financings”: Indebtedness incurred by the Parent Guarantor or any Restricted Subsidiary to an aircraft lessor or other party to finance the deposit of funds in connection with aircraft sale and leaseback transactions, including in connection with pre-delivery novations of aircraft contracts.
“Designated Cash Management Agreements”: Bank Products Agreements that are (i) secured by Liens on Collateral that are pari passu in priority with the Liens on such Collateral securing the amounts due under this Agreement, pursuant to the Security Documents (but only to the extent that any such Bank Products Agreement secured under a Security Document has also been designated as a Designated Cash Management Agreement in accordance with clause (ii) hereof) and (ii) designated as a “Designated Cash Management Agreement” as contemplated by Subsection 11.22; provided that each Bank Products Agreement listed on Schedule 1.1(c) shall be deemed a “Designated Cash Management Agreement” on the Closing Date.
“Designated Countries”: Australia (including Ashmore and Cartier Islands, Christmas Island, Cocos (Keeling) Islands, Coral Sea Islands, Heard Island and McDonald Islands, and Norfolk Island), Barbados, Brazil, Bulgaria, Canada, Chile, Cyprus, Denmark (including Greenland and Faroe Islands), East Timor, Estonia, France (including French Guyana, Guadeloupe, La Reunion, Martinique, Mayotte, French Polynesia, New Caledonia, Saint Pierre and Miquelon, St. Barthelemy, St. Martin, Wallis and Futuna), Latvia, Lithuania, Malaysia, Mexico, Morocco, The Netherlands (including Aruba, Curaçao, Sint Maarten and Bonaire, Saba, and Sint Eustatius), New Zealand, Norway (including Jan Mayen, Bouvet Island, Svalbard and Peter I Island), South Africa, Thailand, Turkey, United Kingdom (including Guernsey, the Isle of Man, Jersey, Sark, Anguilla, Bermuda, British Indian Ocean Territory, Pitcairn Islands, Turks and Caicos, the British Virgin Islands, the Cayman Islands, the Falkland Islands (including Georgia and South Sandwich), Gibraltar, British Overseas Territory of Saint Helena, Ascension and Tristan da Cunha, and Montserrat), United States of America (including American Samoa, Guam, Northern Mariana Islands, Puerto Rico, and the US Virgin Islands) and any member state of the European Union or the Association of Caribbean States not otherwise referred to in this definition.
“Designated Foreign Currency”: Euro, or any other freely available currency reasonably requested by the Borrower Representative and acceptable to the Administrative Agent and each Revolving Lender.
“Designated Hedging Agreements”: Hedging Agreements that are (i) secured by Liens on Collateral that are pari passu in priority with the Liens on such Collateral securing the amounts due under this Agreement, pursuant to the Security Documents and (ii) designated as a “Designated Hedging Agreement” to the Administrative Agent as contemplated by Subsection 11.22; provided that each Hedging Agreement listed on Schedule 1.1(d) shall be deemed a “Designated Hedging Agreement” on the Closing Date.
“Designated Hedging Reserves”: reserves in an amount equal to the then aggregate outstanding mark-to-market (“MTM”) exposure of all Loan Parties to the relevant Hedging Parties under all Designated Hedging Agreements as provided by the applicable Hedging Party from time to time in accordance with the succeeding requirements. Such exposure shall be the sum of the positive aggregate MTM values to each Hedging Party of all Designated Hedging Agreements with such Hedging Party outstanding at the time of the relevant calculation. The aggregate MTM value to a Hedging Party of all Designated Hedging Agreements with such Hedging Party shall be calculated by such Hedging Party (i) on a net basis by taking into account the netting provision contained in the ISDA Master Agreement (or other similar agreement with netting provisions substantially similar to an ISDA Master Agreement) with such Hedging Party and (ii) if applicable, by taking into account any master netting agreement or arrangement in place among such Hedging Party, any Subsidiary or Affiliate thereof that is also party to a Designated Hedging Agreement and the relevant Loan Party, in which case the positive aggregate MTM value of all relevant Designated Hedging Agreements to such Hedging Party and such Subsidiaries or Affiliates who are parties to such master netting agreements shall be calculated in respect of all of the relevant Designated Hedging Agreements on a net basis across all such Designated Hedging Agreements; provided that the Borrower Representative (i) certifies to the Administrative Agent that such master netting agreement shall apply to all such Designated Hedging Agreements in all cases including upon the occurrence of an event of default by the relevant Loan Party in respect of any such Designated Hedging Agreement and (ii) upon request, provides to the Administrative Agent a copy of the master netting agreement. The Hedging Party, in calculating the positive aggregate MTM value to such Hedging Party, shall take into account the value of collateral posted to such Hedging Party in respect of such Designated Hedging Agreements, such that the value of such collateral shall reduce the MTM value of such Designated Hedging Agreements that is out-of-the-money to the relevant Loan Party by an amount equal to (x) the amount of cash collateral or (y) the value of non-cash collateral with such value as determined by the relevant Hedging Party or the relevant valuation agent in accordance with the relevant credit support annex or other collateral agreement (for the avoidance of doubt, taking into account any haircut provision applicable to such non-cash collateral); provided that the Borrower Representative shall provide any supporting documentation for such value as may be reasonably requested by the Administrative Agent. For the avoidance of doubt, if the MTM value of all Designated Hedging Agreements with a Hedging Party is a negative amount to such Hedging Party (i.e., if all such Designated Hedging Agreements with such Hedging Party are in-the-money to the relevant Loan Party on a net basis), such MTM value shall be treated as zero in calculating the amount of the Designated Hedging Reserves. The MTM value of a Designated Hedging Agreement for this purpose shall be calculated and provided to the Administrative Agent, the relevant Loan Party and the Borrower Representative together with the supporting calculations therefor (i) on or prior to the date on which the applicable Hedging Agreement is designated as a Designated Hedging Agreement and (ii) thereafter promptly (but in any case not later than three Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the relevant Loan Party or the Borrower Representative, as applicable, for such MTM value. Upon receipt of such MTM value of a Designated Hedging Agreement from the relevant Hedging Party, the Borrower Representative may, within three Business Days of such receipt, notify the Administrative Agent that the Borrower Representative does not agree with such MTM value provided by such Hedging Party and seek a Dealer Polling (as defined below) with respect to the relevant Designated Hedging Agreement as set forth below. In the event the Borrower Representative does not provide such notice to the Administrative Agent, the Administrative Agent shall use such MTM value in calculating the relevant portion of the Designated Hedging Reserves. Prior to any Hedging Party providing the MTM value of any Hedging Agreement, the applicable Hedging Agreement will not be designated as a Designated Hedging Agreement for the purposes of this Agreement, until such time as an MTM value is provided by such Hedging Party or an alternative value is provided by the Borrower Representative pursuant to a Dealer Polling. The Borrower Representative may commence a Dealer Polling (i) at any time if a Hedging Party fails to provide an MTM value or (ii) within three Business Days of the receipt by the Administrative Agent of an MTM value provided by a Hedging Party. In the case of the immediately preceding subclause (ii), until Dealer Polling results in an alternative MTM value, the MTM value provided by the Hedging Party shall be used for purposes of calculating the Designated Hedging Reserves. If a Hedging Party provides an MTM value in respect of the relevant Designated Hedging Agreement subsequent to the determination of an MTM value in accordance with a Dealer Polling, such MTM value so provided by the Hedging Party shall be used in calculating the relevant portion of the Designated Hedging Reserves; provided that the Borrower Representative may disagree with such new MTM value and commence a new Dealer Polling in accordance with these provisions. A “Dealer Polling” for purposes hereof is a procedure by which the Borrower Representative seeks mid-market quotations (which may be firm or indicative) from at least two (and not more than three) recognized dealers in Hedging Agreements of the same or similar type of the MTM value of a Designated Hedging Agreement. In seeking such quotations, the Borrower Representative shall (x) instruct each such dealer to calculate its mid-market valuation in a manner consistent with the manner in which such dealer would calculate such valuation for products of its own that are of the same or substantially similar type as the relevant Designated Hedging Agreement and (y) provide each such dealer with the transaction details and other information necessary for such dealer to provide such mid-market quotation. The Borrower Representative shall provide a copy of all written communications with each such dealer and all information provided pursuant to clause (y) of the preceding sentence to the dealers participating in the Dealer Polling to the Administrative Agent and the relevant Hedging Party. Upon notification and delivery by the Borrower Representative to the Administrative Agent of (A) the details and results of any such mid-market quotations from such other dealers attributable to the Designated Hedging Agreement for which such additional dealer mid-market quotations have been obtained, and (B) a certificate showing the amount determined by calculating either (i) the arithmetic average of the valuation provided by the relevant Hedging Party and the valuations provided by each of such other dealers in the event the Borrower Representative did not agree with the valuation provided by such Hedging Party or (ii) the arithmetic average of the valuations provided by each of such other dealers in the event the relevant Hedging Party has not provided its valuation (in either case, including reasonable details of such calculation), the Administrative Agent shall adjust the Designated Hedging Reserves attributable to the Designated Hedging Agreement for which such additional dealer mid-market quotations have been obtained to equal the amount provided by the Borrower Representative in preceding clause (B). In the event that (x) the Borrower Representative commenced the Dealer Polling but no third-party dealer has provided any quotation within seven Business Days from the date on which the Borrower Representative notified the Administrative Agent of the commencement of the Dealer Polling, or (y) the Borrower Representative has failed to commence the Dealer Polling in a situation described above, then the MTM value of the relevant Designated Hedging Agreement for purposes of the determination of the relevant portion of the Designated Hedging Reserves shall be determined by the Administrative Agent based on the previous MTM value provided by the relevant Hedging Party.

“Designated Noncash Consideration”: the Fair Market Value of noncash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer of the Borrower Representative, setting forth the basis of such valuation.
“Designated Preferred Stock”: preferred stock of the Company or any direct or indirect parent company of the Company (other than Disqualified Capital Stock) that is issued for cash (other than to the Parent Guarantor or any of its Subsidiaries or an employee stock ownership plan or trust established by the Parent Guarantor or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an certificate of a Responsible Officer of the Borrower Representative, on the issuance date thereof.
“Designation Date”: as defined in Subsection 2.8(e).
“Discharge”: as defined in clause (2) of the definition of the term “Fixed Charge Coverage Ratio” in this Subsection 1.1.; and the term “Discharged” as used for any purpose in this Agreement shall have a correlative meaning.
“Disinterested Director”: as defined in Subsection 8.11.
“Disposition”: as defined in the definition of the term “Asset Sale” in this Subsection 1.1.
“Disqualified Capital Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Sale or other disposition), (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Indebtedness or Disqualified Capital Stock or (c) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Sale or other disposition), in whole or in part, in each case on or prior to the Termination Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Parent Guarantor or any Subsidiary, shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Lender”: (i) any competitor of the Parent Guarantor and its Restricted Subsidiaries that is in the same or a similar line of business as the Parent Guarantor and its Restricted Subsidiaries, (ii) any lessor (which is not a commercial bank or a subsidiary of a commercial bank) under any helicopter lease held by the Parent Guarantor or any of its Subsidiaries, (iii) any other Persons designated in writing by the Borrower Representative or CD&R to the Administrative Agent on or prior to March 17, 2015 with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and (iv) any Affiliate of any of the foregoing.

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Euro, the equivalent amount thereof in Dollars as determined by the Administrative Agent on the basis of the Spot Rate of Exchange (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Euro.
“Dollars” and “$”: dollars in lawful currency of the United States of America.
“Dominion Event”: a period (a) commencing on the date on which either (x) a Specified Default or an Event of Default under the covenant set forth in Subsection 8.1 has occurred and has been continuing or (y) the Specified Availability has been less than 10.0% of Availability at such time, in the case of each of (x) and (y) above for a period of five consecutive Business Days; provided that the Administrative Agent has notified the Borrower Representative thereof and (b) ending on the first date thereafter on which (1) both (x) no Specified Default has existed or been continuing at any time and (y) the Specified Availability shall have been not less than 10.0% of Availability at any time, in each case for a period of 30 consecutive calendar days or (2) in the case of a Dominion Event occurring by reason of the occurrence of an Event of Default under the covenant set forth in Subsection 8.1, such Event of Default shall not be continuing.
“Eligible Helicopter Equipment”: all Helicopter Equipment owned by any of the Qualified Loan Parties, provided that (i) such Helicopter Equipment is subject to a Lien in favor of the Collateral Agent created pursuant to a Security Document and (ii) in respect of any Airframe, (x) the International Interest created in favor of the Collateral Agent pursuant to the Mortgage for such Airframe has been registered with the International Registry (if and to the extent that the Cape Town Convention applies) and (y) a UCC financing statement has been filed in relation to any New York law governed Helicopter Mortgage in respect of such Airframe and provided further that the following shall not constitute “Eligible Helicopter Equipment”:
(a)    a Helicopter of a model other than EC135, EC145, EC155, EC175, EC225 (including any variant thereof), AS332L (including any variant thereof), AS365 (including any variant thereof), AW139, AW169, AW189, Bell 412 (including any variant thereof), Bell 525, S76 (including any variant thereof), S92 (including any variant thereof) or such other model of Helicopter as the Administrative Agent shall reasonably agree;
(b)    a Helicopter that is not registered in a jurisdiction that (i) has ratified and implemented the Cape Town Convention, (ii) is an Approved Jurisdiction or (iii) the Administrative Agent otherwise confirms has sufficient legal protections for the rights of creditors;
(c)    any Helicopter Equipment that is habitually based in jurisdictions outside of Designated Countries, other than Helicopter Equipment to the extent that the Fleet Value thereof does not exceed 33⅓% of the Average Appraised Value;
(d)    any Helicopter Equipment that is operated in a manner that would violate applicable Sanctions;

(e)    any Helicopter Equipment that is operated or located in or over any country or jurisdiction in or to which the operation or location of such Helicopter Equipment would void the insurances with respect to such Helicopter Equipment;
(f)    any Helicopter Equipment in respect of which a first priority and perfected security interest (or other Lien) has not been granted within the applicable timeframe provided for by the Guarantee and Collateral Agreement;
(g)    any Helicopter Equipment that is subject to a Deposit Financing that has not been paid in full; or
(h)    any Helicopter Equipment that has become a Total Loss.
“Eligible Transaction Helicopter Equipment”: Helicopter Equipment that will become Eligible Helicopter Equipment upon consummation of a Transaction and, in relation to a Helicopter, entry into service of such Helicopter.
“Eligible Insurance Claims”: the amount of any insurance proceeds that the Borrower Representative has certified to the Administrative Agent that it reasonably expects to receive as a result of the Total Loss of any Helicopter Equipment (a) subject to the event giving rise to that Total Loss having occurred within the last 180 days, (b) that would have been Eligible Helicopter Equipment (disregarding clause (h) of the definition thereof) but for such Total Loss, (c) that is covered by a liability policy with respect to which the Collateral Agent is named as additional insured in accordance with Subsection 7.5, provided no notice has been received from the relevant insurers that constitutes a conclusive and final denial of claim and provided further that (i) the Qualified Loan Party owning such Helicopter shall take any such further actions as may be required by the Collateral Agent to perfect its Lien in such proceeds under and in accordance with the terms of the Guarantee and Collateral Agreement and the Agreed Security Principles and (ii) once the relevant insurance claim is settled and proceeds received, no “Eligible Insurance Claim” shall be constituted by such claim or proceeds.
“EMEA JV”: EEA Helicopter Operations B.V., with corporate seat in Amsterdam, The Netherlands, a joint venture organized under the laws of The Netherlands for the purpose of holding regulated European operations of the Parent Guarantor and its Subsidiaries, and all its Subsidiaries as such joint venture is in effect on the Closing Date or amended or modified in the Parent Guarantor’s sole discretion in a manner not materially adverse to the Parent Guarantor and its Restricted Subsidiaries when taken as a whole.
“Engines”: (i) with respect to each Helicopter owned by a Qualified Loan Party, the engines related to that Helicopter, title to which engines has vested in the relevant Qualified Loan Party, with respect to all Helicopters, all of those engines and (ii) each other helicopter engine owned by a Qualified Loan Party, in each case, whether or not attached to a Helicopter, and together in each case with all equipment and accessories belonging to, installed in or appurtenant to those helicopter engines. For the avoidance of doubt, references to “Engines” shall include helicopter engines which have replaced another helicopter engine owned by the Qualified Loan Parties if title to such replacement helicopter engine shall have passed to a Qualified Loan Party.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.
“Environmental Laws”: any and all U.S. or foreign, federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines and orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the management, discharge, release, registration or emissions of Materials of Environmental Concern or protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.
“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“EU Investorco”: any Person established by the Parent Guarantor to acquire a direct or indirect ownership interest in an EU Licensed Operator, it being understood that once an EU Investorco ceases to be a Restricted Subsidiary of the Parent Guarantor, it and its Restricted Subsidiaries will cease to be bound by the covenants under this Agreement and will cease to be Guarantors.
“EU Licensed Operators”: CHC Scotia Limited, CHC Ireland Ltd., CHC Denmark APS, CHC Helicopter Service AS, CHC Helicopters Netherlands B.V., or any other Restricted Subsidiary of the Parent Guarantor incorporated in a European country that holds licenses to conduct helicopter transportation business that is subject to the provisions of Article 4 of European Union Regulation No. 2407/92 of July 23, 1992, it being understood that once an EU Licensed Operator ceases to be a Restricted Subsidiary of the Parent Guarantor, it and its Restricted Subsidiaries will cease to be bound by the covenants under this Agreement and will cease to be Guarantors.
“Euro” and “€”: the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Adjusted LIBOR Rate.
“Event of Default”: any of the events specified in Subsection 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Excess Availability”: as of any date of determination, the amount by which (a) Availability exceeds (b) the Aggregate Lender Exposure at such time. For purposes of the definition of “Payment Condition”, the Excess Availability shall be calculated on a pro forma basis to include the borrowing or repayment of any Loans in connection with the proposed transaction.
“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Accounts”: (a) bank accounts the balance of which consists exclusively of and used exclusively for (i) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower Representative to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of any of the Loan Parties and (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (b) bank accounts constituting (and the balance of which consists solely of funds set aside to be used in connection with) taxes bank accounts and payroll bank accounts and (c) petty cash accounts established (or otherwise maintained) by the Parent Borrower and its Subsidiaries that do not have cash balances at any time exceeding $1,000,000 in the aggregate for all such petty cash accounts.
“Excluded Assets”: as defined in the Guarantee and Collateral Agreement; provided that, for purposes of this Agreement, “Excluded Assets” shall be deemed not to include Helicopter Equipment.
“Excluded Contribution”: (a) Net Proceeds, or the Fair Market Value of property or assets, received by the Parent Guarantor as capital contributions to the Parent Guarantor on or after January 23, 2014 or (b) Net Proceeds from the public or private issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Capital Stock and Designated Preferred Stock) by, or a capital contribution to, the Parent Guarantor, in each case to the extent designated as an “Excluded Contribution” in a certificate of a Responsible Officer of the Parent Guarantor delivered to the Administrative Agent.
“Excluded Information”: as defined in Subsection 11.6(h)(i)(5).
“Excluded Obligation”: (i) with respect to any Guarantor, such Guarantor’s Excluded Loan Party Obligation (as defined in the Guarantee and Collateral Agreement), and (ii) with respect to any Affiliate Guarantor, such Affiliate Guarantor’s Excluded Affiliate Obligation (as defined in the Guarantee Agreement).

“Excluded Subsidiary”: at any date of determination, any Subsidiary of the Parent Borrower:
(a)    that is an Immaterial Subsidiary;
(b)    that is prohibited by Requirement of Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing, or granting Liens to secure, the Obligations or if Guaranteeing, or granting Liens to secure, the Obligations would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received;
(c)    with respect to which the Borrower Representative and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom;
(d)    with respect to which the provision of such guarantee of the Obligations would result in material adverse tax consequences to Holdings or any of its Subsidiaries (as reasonably determined by the Borrower Representative and notified in writing to the Administrative Agent);
(e)    that is a Receivables Subsidiary;
(f)    that is a joint venture or Non-Wholly Owned Subsidiary;
(g)    that is an Unrestricted Subsidiary;
(h)    that is a Captive Insurance Subsidiary;
(i)    that is a special purpose entity; or
(j)    that is a Subsidiary formed solely for the purpose of (x) becoming a Parent Entity, or (y) merging with the Parent Borrower in connection with another Subsidiary becoming a Parent Entity, in each case to the extent that such entity becomes a Parent Entity or is merged with the Parent Borrower or any Parent Entity within 60 days of the formation thereof, or otherwise creating or forming a Parent Entity.
Subject to the proviso in the preceding sentence, any Subsidiary that fails to meet the foregoing requirements as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an Excluded Subsidiary hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such Most Recent Four Quarter Period. If reasonably requested by the Administrative Agent, the Borrower Representative shall provide to the Administrative Agent a list of all Excluded Subsidiaries at the time of such request.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to an Agent or Lender or required to be withheld or deducted from a payment to an Agent or Lender,

(a) any Taxes measured by or imposed upon net income (however denominated) and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon overall capital or net worth, in each case imposed: (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) that would not have been imposed, withheld, or deducted but for any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Revolving Credit Notes, and (b) any Tax imposed by FATCA.
“Existing Permitted JV”: each of EMEA JV, Canadian JV and each other Permitted Joint Venture, as such Permitted Joint Venture is in effect on the Closing Date or amended or modified in the Parent Guarantor’s sole discretion in a manner not materially adverse to the Parent Guarantor and its Restricted Subsidiaries when taken as whole.
“Extended ABL Term Loans”: as defined in Subsection 2.8(a).
“Extended Revolving Commitment”: as defined in Subsection 2.8(a).
“Extending ABL Term Lender”: as defined in Subsection 2.8(a).
“Extending Lenders”: as defined in Subsection 2.8(a).
“Extending Revolving Credit Lender”: as defined in Subsection 2.8(a).
“Extension”: as defined in Subsection 2.8(a).
“Extension of Credit”: as to any Lender, the making of a Loan (other than a Loan under any Incremental Facility).
“Extension Offer”: as defined in Subsection 2.8(a).
“Facility”: each of (a) the Commitments and the Extensions of Credit made thereunder and (b) any other committed facility hereunder and the Extensions of Credit made thereunder, and collectively, the “Facilities”.
“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by senior management of the Borrower Representative or the Board of Directors, whose determination shall be conclusive.
“FATCA”: Sections 1471 through 1474 of the Code as in effect on the Closing Date (and any amended or successor provisions that are substantially comparable), any current or future regulations or other administrative authority promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or analogous provisions of non-U.S. law.
“Federal District Court”: as defined in Subsection 11.13(a).
“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“FILO Tranche”: as defined in Subsection 2.6(b)(iv).
“Firm Helicopters”: new Helicopters (including Green Helicopters) that the Parent Guarantor or any of its Subsidiaries or Affiliates has committed to purchase under contract with an Original Equipment Manufacturer.
“first priority”: with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Customary Permitted Liens and Liens permitted under Subsection 8.14(h)).
“First Reserve”: (i) First Reserve Corporation and any successor in interest thereto, and any successor to its investment management business and (ii) First Reserve Management, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto.
“First Reserve Investors”: collectively, (i) Horizon Alpha Limited, (ii) FR XI Horizon Co-Investment I, L.P., (iii) FR XI Horizon Co-Investment II, L.P., (iv) FR Parent and (v) any Affiliate of any FR Investor identified in clauses (i) through (iv) of this definition.
“Fiscal Period”: each monthly accounting period of the Parent Guarantor calculated in accordance with the fiscal calendar of the Parent Guarantor.
“Fiscal Quarter”: for any Fiscal Year, (i) the fiscal period commencing on May 1 of such Fiscal Year and ending on July 31 of such Fiscal Year, (ii) the fiscal period commencing on August 1 of such Fiscal Year and ending on October 31 of such Fiscal Year, (iii) the fiscal period commencing on November 1 of such Fiscal Year and ending on January 31 of such Fiscal Year, and (iv) the fiscal period commencing on February 1 of such Fiscal Year and ending on April 30 of such Fiscal Year.
“Fiscal Year”: the annual accounting period of the Parent Guarantor ending on April 30 of any calendar year, calculated in accordance with the fiscal calendar of the Parent Guarantor, or any other date of any calendar year designated by the Borrower Representative in accordance with Subsection 7.11, in each case calculated in accordance with the fiscal calendar of the Parent Guarantor.

“Fixed Charge Coverage Ratio”: as of any Calculation Date with respect to any specified Person, the ratio of (a) the Consolidated Adjusted EBITDA of such Person for the Most Recent Four Quarter Period to (b) the Fixed Charges of such Person for such Most Recent Four Quarter Period; provided that :
(1)    if, following the commencement of such Most Recent Four Quarter Period and on or prior to the Calculation Date, the specified Person or any of its Restricted Subsidiaries incurs, assumes or guarantees any Indebtedness (other than ordinary working capital borrowings) or issues Disqualified Capital Stock or preferred stock, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming such incurrence, assumption or guarantee of Indebtedness, or such issuance of Disqualified Capital Stock or preferred stock, and the use of the proceeds therefrom (and the change of any associated Fixed Charges and the change in Consolidated Adjusted EBITDA resulting therefrom), had occurred on the first day of such period;
(2)    if, following the commencement of such Most Recent Four Quarter Period and on or prior to the Calculation Date, the specified Person or any of its Restricted Subsidiaries repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness, or repurchases or redeems any Disqualified Capital Stock or preferred stock, which Indebtedness, Disqualified Capital Stock or preferred stock is no longer outstanding on such Calculation Date (each, a “Discharge”), then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming such Discharge of Indebtedness, Disqualified Capital Stock or preferred stock, and the use of the proceeds therefrom (and the change of any associated Fixed Charges and the change in Consolidated Adjusted EBITDA resulting therefrom), had occurred on the first day of such period;
(3)    if, following the commencement of such Most Recent Four Quarter Period and on or prior to the Calculation Date, the specified Person or any of its Restricted Subsidiaries shall have made any Purchase or Sale, then the Fixed Charge Coverage Ratio may at the Parent Guarantor’s option (and, in the case of any such Purchase or Sale for which Regulation S-X would require the provision of pro forma financial information, shall) be calculated on a pro forma basis assuming that such Purchase or Sale (and the change of any associated Fixed Charges and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of such period;
(4)    any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date (other than in connection with a Purchase covered by clause (3) above) will be deemed to have been a Restricted Subsidiary of such specified Person at all times during such Most Recent Four Quarter Period;
(5)    if, following the commencement of such Most Recent Four Quarter Period and on or prior to the Calculation Date, any Person that subsequently became a Restricted Subsidiary of or was merged with or into the specified Person or any of its other Restricted Subsidiaries shall have made any Purchase or Sale that would have permitted or required pro forma calculation pursuant to clause (3) above had such Restricted Subsidiary have been a Restricted Subsidiary of the specified Person from the beginning of such period, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that such Purchase or Sale (and the change of any associated Fixed Charges and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of such period; and
(6)    any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date (other than in connection with a Sale covered by clause (3) above) will be deemed not to have been a Restricted Subsidiary of such specified Person at any time during such Most Recent Four Quarter Period.
For purposes of this definition, (i) whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be as determined in good faith by a Responsible Officer of the Parent Guarantor, (ii) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any obligations in respect of Hedging Agreements applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months), (iii) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a Responsible Officer of the Parent Guarantor to be the rate of interest implicit in such Capital Lease Obligation, (iv) if any Indebtedness the incurrence, assumption, guarantee or Discharge of which is being given pro forma effect was incurred, assumed or guaranteed under a revolving credit facility or as a revolving credit borrowing or revolving advance under a Qualified Receivables Financing, interest on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period, (v) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent Guarantor may designate, and (vi) any pro forma calculation may include any adjustments (including, for the avoidance of doubt, cost savings, synergies and operating expense reductions, and other operating improvements) that have occurred or are reasonably expected to occur, as determined in good faith by a Responsible Officer of the Parent Guarantor (regardless of whether such adjustments could then be reflected in pro forma financial statements in accordance with Regulation S-X or any other regulation or policy of the SEC related thereto), as a result of the transaction for which such pro forma calculation is being made.
“Fixed Charges”: with respect to any specified Person for any period, the sum, without duplication, of:
(i)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses and the expensing of any bridge, commitment or other financing fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any receivables facility but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under this Agreement), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to obligations under Hedging Agreements in respect of interest rates; plus
(ii)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(iii)    all cash dividend payments or other cash distributions on any series of preferred equity of such Person and all other dividend payments or other distributions on the Disqualified Capital Stock of such Person; minus
(iv)    interest income, including interest income on junior loans or residual value guarantees extended in connection with aircraft leases; minus
(v)    non-cash interest expense attributable to movement in mark to market valuation of obligations under Hedging Agreements or other derivatives under GAAP; minus
(vi)    accretion or accrual of discounted liabilities not constituting Indebtedness; and
(vii)    any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any acquisition.
“Fixed GAAP Date”: the Closing Date, provided that at any time after the Closing Date, the Borrower Representative may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.
“Fixed GAAP Terms”: (a) the covenants contained in Subsections 8.1 and 8.13, and the defined terms “Consolidated Adjusted EBITDA”, “Consolidated Net Income”, “Consolidated Total Assets”, “Consolidated Total Indebtedness”, “Fixed Charge Coverage Ratio”, “Fixed Charges” or “Net Income”, (b) all defined terms in this Agreement (other than the term “Capital Lease Obligations”) to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or the Loan Documents that, at the Parent Guarantor’s election, may be specified by the Parent Guarantor by written notice to the Administrative Agent from time to time.
“Fleet Value”: as of a date of determination:

(a)
in relation to Helicopter Equipment which is less than two years old since its first delivery to its first operator by the Original Equipment Manufacturer, its value calculated in accordance with the following formula:

Where

A = the Average Current Market Full-Life Value of such Helicopter Equipment;

B = the number of months since the date of first delivery by the Original Equipment Manufacturer to the date of determination; and
C = the Average Current Market Half-Life Value of such Helicopter Equipment; and

(b)
in relation to Helicopter Equipment which is more than two years old since its first delivery by the Original Equipment Manufacturer, the deemed value of such Helicopter Equipment on the basis of its Average Current Market Half-Life Value as of such relevant date of determination.

For the avoidance of doubt there shall be no requirement for a separate valuation of Engines or Parts installed upon or associated with a particular Airframe from time to time.
“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary of the Parent Guarantor sponsors or maintains, or to which it makes or is obligated to make contributions.
“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Guarantor or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.
“FR Parent”: 6922767 Holding (Cayman) Inc., a Cayman Islands exempted limited company, and any successor in interest thereto.
“Full-Life”: with respect to the airworthiness status of Helicopter Equipment, where such Helicopter Equipment is subject to scheduled inspections, overhauls or replacements that are repeated at specified intervals of time (whether calculated by reference to hours, cycles or calendar limits) such status as is at the commencement of the relevant interval and, where the Helicopter Equipment has a mandated life limit, such Helicopter Equipment or relevant component has its full life limit remaining.
“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Parent Guarantor may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the

Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP; provided that, notwithstanding the foregoing, upon and following the acquisition of any business or new Subsidiary by the Parent or the Parent Guarantor in accordance with this Agreement, in each case that would not constitute a “significant subsidiary” for purposes of Regulation S-X, financial items and information with respect to such newly-acquired business or Subsidiary that are required to be included in determining any financial calculations and other financial ratios contained herein for any period prior to such acquisition shall not be required to be in accordance with GAAP so long as the Parent Guarantor is able to estimate pro forma adjustments in respect of such acquisition for such prior periods, and in each case such estimates are made in good faith.
“General Intangibles”: general intangibles (as such term is defined in Article 9 of the UCC), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.
“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Green Helicopters”: Helicopters delivered, or to be delivered, new by the Original Equipment Manufacturer and in relation to which configuration work is to be completed prior to such Helicopter being put into service, provided that a Helicopter shall remain a “Green Helicopter” for the purposes of this Agreement only until such time as all such configuration works have been completed.
“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantee Agreement”: the Guarantee Agreement delivered to the Administrative Agent as of the date hereof, substantially in the form of Exhibit C hereto, as the same may be amended, supplemented, waived or otherwise modified from time to time.
“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement delivered to the Administrative Agent and the Collateral Agent as of the date hereof, substantially in the form of Exhibit B hereto, as the same may be amended, supplemented, waived or otherwise modified from time to time.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith.
“Guarantors”: the collective reference to Holdings and each Subsidiary Guarantor; individually, a “Guarantor”.
“Half-Life”: with respect to the airworthiness status of Helicopter Equipment, where such Helicopter Equipment is subject to scheduled inspections, overhauls or replacements that are repeated at specified intervals of time (whether calculated by reference to hours, cycles or calendar limits) such status as is half way through the relevant interval and, where the Helicopter Equipment has a mandated life limit, such Helicopter Equipment or relevant component has been in service for half of its life limit.
“Hedging Affiliate”: as defined in the Guarantee and Collateral Agreement.
“Hedging Agreement”: any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values or creditworthiness (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Party”: any Hedging Affiliate party to a Hedging Agreement.
“Helicopter”: together, (a) an Airframe, (b) the Engines, (c) all Parts installed in or furnished with such Airframe and (d) where the context permits, the Manuals and Technical Records.
“Helicopter Equipment”: a Helicopter, an Airframe, an Engine or a Part.
“Helicopter Mortgage”: as defined in the Guarantee and Collateral Agreement.
“Holdco”: CHC Helicopter Holding S.à r.l., a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B155.574, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 12,511, and any successor in interest thereto.
“Holdings”: CHC Cayman ABL Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and any successor in interest thereto.
“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.
“Immaterial Subsidiary”: any Subsidiary of the Parent Borrower designated as such in writing by the Borrower Representative to the Administrative Agent that (i) (x) contributed 5.0% or less of Consolidated Adjusted EBITDA for the Most Recent Four Quarter Period, and (y) had consolidated assets representing 5.0% or less of Consolidated Total Assets for the Most Recent Four Quarter Period; and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i) (x) contributed 5.0% or less of Consolidated Adjusted EBITDA for the Most Recent Four Quarter Period, and (y) had consolidated assets representing 5.0% or less of Consolidated Total Assets for the Most Recent Four Quarter Period. Subject to the proviso in the immediately preceding sentence, any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1(a) or 7.1(b) with respect to such Most Recent Four Quarter Period.
“Incremental ABL Term Loans”: as defined in Subsection 2.6(a).
“Incremental Commitments”: as defined in Subsection 2.6(a).
“Incremental Facility” and “Incremental Facilities”: as defined in Subsection 2.6(a).
“Incremental Facility Increase”: as defined in Subsection 2.6(a).

“Incremental Indebtedness”: Indebtedness incurred by any Borrower pursuant to and in accordance with Subsection 2.6.
“Incremental Revolving Commitment Effective Date”: as defined in Subsection 2.6(d).
“Incremental Revolving Commitments”: as defined in Subsection 2.6(a).
“Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all Capital Lease Obligations of such Person, (d) all obligations of such Person under letters of credit (to the extent that the underlying obligation in respect of which the letter of credit was issued would, under clause (a), (c) or (e) of this definition, be treated as Indebtedness), bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) for purposes of Subsection 9.1(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (d) (and for purposes of Subsection 9.1(e) only, clauses (a) through (e)) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) Guarantee Obligations of such Person in respect of any Indebtedness of the type described in the preceding clauses (a) through (d) and clause (f) (and for purposes of Subsection 9.1(e) only, clauses (a) through (f)).
Notwithstanding the foregoing, “Indebtedness” shall not include (i) accrued expenses, royalties and trade payables; (ii) Contingent Obligations incurred in the ordinary course of business; (iii) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days; (iv) except to the extent set forth in clause (e) of the preceding paragraph, any obligations under Hedging Agreements; provided that such agreements are entered into for bona fide hedging purposes of the Parent Guarantor or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Parent Guarantor or the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodities Agreements, such Currency Agreements or Commodities Agreements are related to business transactions of the Parent Guarantor or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Parent Guarantor or its Restricted Subsidiaries incurred without violation of this Agreement; or (v) any financing related to the novation of aircraft purchase agreements for assets under construction or the sale of rotable parts, where the recourse of the finance provider is limited to the relevant assets under construction or rotable parts.
“Indemnified Liabilities”: as defined in Subsection 11.5.

“Indemnitee”: as defined in Subsection 11.5.
“Individual Lender Exposure”: of any Revolving Credit Lender, at any time, the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding (including, in the case of Revolving Credit Loans made by such Lender then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof).
“Initial Agreement”: as defined in Subsection 8.8(d).
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property”: as defined in Subsection 5.9.
“Intercreditor Agreement”: an intercreditor agreement in form and substance (x) no less favorable to the Loan Parties than the forms of intercreditor agreements attached as exhibits to recent revolving and term credit agreements for companies sponsored by CD&R or (y) otherwise reasonably satisfactory to the Borrower Representative and the Administrative Agent and the Collateral Agent.
“Intercreditor Agreement Supplement”: as defined in Subsection 10.8(a).
“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.
“Interest Period”: with respect to any Eurodollar Loan:
(a)    initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, as selected by the Borrower Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and
(b)    thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, as selected by the Borrower Representative by irrevocable notice to the Administrative Agent not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than Subsection 4.12) end on the Termination Date;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iv)    the Borrower Representative shall select Interest Periods so as not to require a scheduled payment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.
“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.
“Interim Appraisal”: an Appraisal (including an Appraisal referred to in clause (iii) of the definition of “Average Current Market Full-Life Value”) obtained by the Borrower Representative and delivered to the Administrative Agent in relation to any Helicopter Equipment owned by a Qualified Loan Party that does not appear in the Appraisals most recently delivered to the Administrative Agent pursuant to Subsection 7.6(c), provided such Appraisal is delivered to the Administrative Agent within one month of the date of the first Borrowing Base Certificate including the Helicopter Equipment to which it relates.
“Interim Value”: the aggregate Fleet Value of all Eligible Transaction Helicopter Equipment to be included in the pro forma calculations of each revised Borrowing Base Certificate delivered pursuant to Subsection 6.2(d).
“International Interests”: the meaning expressed in the Cape Town Convention.
“International Registry”: the meaning expressed in the Cape Town Convention.
“Interpolated Screen Rate”: in relation to the LIBOR Rate for any Loan, the rate which results from interpolating on a linear basis between: (a) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (b) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.
“In Use”: as to any Helicopter, as of any date of determination, any Helicopter other than a Helicopter that (a) is in storage or (b) has not been employed for normal commercial operation for the previous ten consecutive weeks, provided that each of the following shall be deemed to be “In Use”, as of any date of determination, (1) Helicopters undergoing maintenance or overhaul and that were otherwise “In Use” immediately prior thereto, (2) Green Helicopters, (3) Helicopters that have been delivered or leased to the Company or any of its Subsidiaries within the previous 12 months, (4) Helicopters assigned to a lease, charter or customer contract (other than a lease or charter to the Company or any of its Subsidiaries or Affiliates), (5) Helicopters performing as a “back-up” helicopter under or in relation to any contract referred to in clause (4) above, (6) Helicopters performing pool or ad hoc work, (7) Helicopters that are dry leased out to a company or person other than the Company or any of its Subsidiaries or Affiliates, (8) Helicopters that are grounded or otherwise prevented from being operated due to regulatory requirements or restrictions, (9) Helicopters (x) that are leased in by the Company or any of its Subsidiaries in relation to which the Company or such Subsidiary has provided notice to return, (y) that are leased in by the Company or any of its Subsidiaries and that the Company or such Subsidiary have tendered for redelivery or (z) that are leased in by the Company or any of its Subsidiaries and that are otherwise due to be redelivered to the relevant lessor within the next 12 months, and (10) Helicopters (x) held for sale by the Company or any of its Subsidiaries (provided such Helicopters have not been so held for sale for more than six months) or (y) for which a firm commitment from a buyer has been received.
“Inventory”: inventory (as such term is defined in Article 9 of the UCC).
“Investment”: in any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Subsection 8.12 only, (i) “Investment” shall include the portion (proportionate to the Parent Guarantor’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Guarantor at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Guarantor shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Guarantor’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Guarantor’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Borrower Representative) at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower Representative’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.
“Investment Agreements”: collectively, (i) the CD&R Investment Agreement, (ii) the Post-Closing Voting Rights Agreement, entered into as of October 30, 2014, by and between CD&R Parent and FR Parent, (iii) the Shareholders Agreements, (iv) the Registration Rights

Agreements and (v) any agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management, consulting, advisory, financing, underwriting or placement services or other investment banking activities to, for or in respect of any Parent Entity or any of its Subsidiaries, (b) any offering of securities or other financing activity or arrangement of or by any Parent Entity or any of its Subsidiaries or (c) any action or failure to act of or by any Parent Entity or any of its Subsidiaries (or any of their respective predecessors), in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.
“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.
“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other nationally recognized rating agency.
“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Guarantor and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“Investment Property”: investment property (as such term is defined in Article 9 of the UCC) and any and all supporting obligations in respect thereof.
“Investors”: the CD&R Parent and the FR Parent.
“Judgment Conversion Date”: as defined in Subsection 11.8(a).
“Judgment Currency”: as defined in Subsection 11.8(a).
“LCA Election”: as defined in Subsection 1.2(h).
“LCA Test Date”: as defined in Subsection 1.2(h).
“Lead Arrangers”: Morgan Stanley Senior Funding, Inc., Deutsche Bank Securities Inc. and Natixis, New York Branch.
“Lenders”: the several lenders from time to time parties to this Agreement together with, in the case of any such lender that is a bank or financial institution, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower Representative, to make any Revolving Credit Loans available to any Borrower, provided that for all purposes of voting or consenting with respect to

(a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Subsection 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.
“Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to make available its portion of any incurrence of Loans required to be made hereunder, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Borrower Representative or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within 10 Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder or (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender becomes subject to a Lender-Related Distress Event.
“Lender Joinder Agreement”: as defined in Subsection 2.6(c)(i).
“Lender-Related Distress Event”: with respect to any Agent or Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or Lender or any person that directly or indirectly controls such Agent or Lender by a Governmental Authority or an instrumentality thereof.
“LIBOR Rate”: with respect each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be:
(a)    the London Interbank Offered Rate for deposits in Dollars or, in the case of Eurodollar Loans denominated in a Designated Foreign Currency, such Designated Foreign Currency, in each case for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Reuters Monitor Money Rates Service page for the applicable currency (being currently (x) with respect to Dollars, the page designated as “LIBO” and (y) with respect to Euro, the page designated as “EURIBOR01”) (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars or the applicable Designated Foreign Currency as may be designated by the Administrative Agent from time to time and as consented to by the Borrower Representative) at or about 11:00 A.M. (London time) two London Business Days before the first day of such Interest Period; or

(b)    if no such page (or other source) is available, the Interpolated Screen Rate; or
(c)    if no such page (or other source) is available and it is not possible to calculate an Interpolated Screen Rate for the applicable Loan, (x) the arithmetic mean of the rates as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market two London Business Days before the first day of such Interest Period for deposits in Dollars or the applicable Designated Foreign Currency of a duration equal to the duration of such Interest Period; provided that any Reference Bank that has failed to provide a quote in accordance with Subsection 4.6(c) shall be disregarded for purposes of determining the mean, or (y) if consented to by the Borrower Representative, the average of the rates per annum quoted by the Administrative Agent to leading banks in the London interbank market at or about 11:00 A.M. (London time) two London Business Days before the first day of such Interest Period for deposits in Dollars or the applicable Designated Foreign Currency of a duration equal to the duration of such Interest Period. Notwithstanding any of the foregoing, the LIBOR Rate shall not at any time be less than zero.
“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“Limited Condition Acquisition”: any acquisition of any assets, business, or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.
“Loan”: a Revolving Credit Loan, all such loans, the “Loans”.
“Loan Documents”: this Agreement, the Guarantee and Collateral Agreement, the Guarantee Agreement, any applicable Intercreditor Agreements (in each case, on and after the execution thereof) and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.
“Loan Parties”: Holdings, the Borrowers and the Subsidiary Guarantors; individually, a “Loan Party”.
“Luxembourg”: as defined in the Preamble hereto.
“Major Rotable Equipment: any helicopter engine, transmission, gearbox, rotor head or rotor blade.
“Management Investors”: the management members, officers, directors, employees and other members of the management of any Parent Entity or the Parent Guarantor or any of their respective Subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders”, such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower Representative, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent Guarantor or any of its Restricted Subsidiaries or any Parent Entity.
“Management Stock”: Capital Stock of the Parent Guarantor or any of its Restricted Subsidiaries or any Parent Entity (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.
“Management Subscription Agreements”: one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between the Parent Guarantor or any of its Restricted Subsidiaries or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of the Parent Guarantor or any of its Restricted Subsidiaries or any Parent Entity, or options, warrants, units or other rights in respect of common stock of the Parent Guarantor or any of its Restricted Subsidiaries or any Parent Entity, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.
“Manuals and Technical Records”: all records, logs, manuals, technical data and other repositories of information in whatever form and materials and documents (whether kept or to be kept in compliance with any regulation of the Aviation Authority or otherwise) relating to a Helicopter.
“Manufacturer Support Indebtedness”: Indebtedness incurred by the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor to a manufacturer of a helicopter or fixed-wing aircraft in connection with the purchase of such helicopter or fixed-wing aircraft from the manufacturer.
“Marketable Securities”: with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250,000,000; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by the Parent Guarantor and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.
“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Guarantor and its Restricted Subsidiaries taken as a whole, (b) the validity or enforceability as to the Loan Parties (taken as a whole) party thereto of the Loan Documents taken as a whole or (c) the rights or remedies of the Agents and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Guarantee Obligation”: any Guarantee Obligation (excluding Guarantee Obligations in respect of the Loans and any Guarantee Obligations in respect of obligations under or in connection with Helicopter leases) in an aggregate principal amount in excess of $50,000,000.
“Material Indebtedness”: any financial Indebtedness (excluding the Loans and any financial Indebtedness under or in connection with Helicopter leases) in an aggregate principal amount in excess of $50,000,000.
“Material Institutional Term Loan Facility”: any widely syndicated senior secured institutional term loan credit facility (having customary “term loan B” characteristics consistent with prevailing market practice) in an aggregate outstanding principal amount in excess of $200,000,000, held by not fewer than 20 institutional investors (treating all affiliated investors as a single investor), and the collateral for which consists of or includes substantially all the collateral that secures the Company Revolving Credit Agreement.
“Material Subsidiaries”: Restricted Subsidiaries of the Parent Guarantor constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.
“Materials of Environmental Concern”: any pollutants, contaminants, hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, pesticides, herbicides, fungicides and polychlorinated biphenyls.
“Minimum Extension Condition”: as defined in Subsection 2.8(b).
“Moody’s”: Moody’s Investors Service, Inc., and its successors.
“Most Recent Four Quarter Period”: the four Fiscal Quarter period of the Parent Guarantor ending on the last day of the most recently completed Fiscal Year or Fiscal Quarter for which financial statements of the Parent Guarantor have been (or have been required to be) delivered under Subsection 7.1(a) or 7.1(b).
“MTM”: as defined in the definition of “Designated Hedging Reserves” in this Subsection 1.1.
“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Negotiable Collateral”: letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.
“Net Income”: with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (1) any Asset Sale (including dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.
“Net Proceeds”: with respect to any new public or private issuance or sale of any securities or any capital contribution (whether of property or assets, including cash), an amount equal to the gross proceeds in cash and Cash Equivalents (or with respect to capital contributions of non-cash property or assets, the Fair Market Value) of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions, and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result, or in respect, thereof.
“New Revolving Commitments”: as defined in Subsection 2.6(a).
“New York Courts”: as defined in Subsection 11.13(a).
“New York Supreme Court”: as defined in Subsection 11.13(a).
“Non-Consenting Lender”: as defined in Subsection 11.1(g).
“Non-Core Assets”: all Collateral other than Primary Collateral, in each case as defined in the Guarantee and Collateral Agreement; provided that, for purposes of this Agreement, “Non-Core Assets” shall not include Helicopter Equipment.
“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.
“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.
“Non-Extending Lender”: any Lender that does not accept an Extension Offer.
“Non-Loan Party”: each Subsidiary of the Parent Borrower that is not a Loan Party.
“Non-Recourse Debt”: Indebtedness:
(i)    as to which neither the Parent Guarantor nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Capital Stock of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Capital Stock of any Unrestricted Subsidiaries, or (c) constitutes the lender; and
(ii)    no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the Senior Secured Notes, the Senior Unsecured Notes and the debt facilities under the Company Revolving Credit Agreement) of the Parent Guarantor or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.
“Non-U.S. Blocked Account”: as defined in Subsection 4.16(b)(iii).
“Non-Wholly Owned Subsidiary”: as to any Person, each Subsidiary of such Person that is not a Wholly Owned Subsidiary.
“Obligation Currency”: as defined in Subsection 11.8(a).
“Obligations”: obligations of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.
“OFAC”: as defined in Subsection 5.23(b).
“Organizational Documents”: with respect to any Person, (a) the articles of incorporation, memorandum and articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person.
“Original Equipment Manufacturer”: in respect of Helicopter Equipment, the original manufacturer of such Helicopter Equipment.
“Other ABL Term Commitments”: one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment.
“Other ABL Term Loans”: one or more Tranches of term loans hereunder that result from a Refinancing Amendment.
“Other Representatives”: each of Morgan Stanley Senior Funding, Inc., Deutsche Bank Securities Inc., Natixis, New York Branch and BNP Paribas S.A., in their collective capacity as joint lead arrangers or joint bookrunners.
“Other Revolving Credit Commitments”: one or more Tranches of revolving credit commitments hereunder or extended Commitments in respect of the Revolving Credit Facility that result from a Refinancing Amendment.
“Other Revolving Credit Loans”: the Revolving Credit Loans made pursuant to any Other Revolving Credit Commitment.

“Parent”: CHC Group Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and any successor in interest thereto.
“Parent Borrower”: as defined in the Preamble hereto, and shall include any successor in interest thereto.
“Parent Entity”: any of Parent, any Other Parent, and any other Person that is a Subsidiary of Parent or any Other Parent and of which the Parent Guarantor is a Subsidiary. As used herein, “Other Parent” means a Person of which the Parent Guarantor becomes a Subsidiary after the Closing Date that is designated by the Borrower Representative as an “Other Parent”; provided that either (x) immediately after the Parent Guarantor first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of a Parent Entity of the Parent Guarantor immediately prior to the Parent Guarantor first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Parent Guarantor first becoming a Subsidiary of such Person. None of the Borrowers shall in any event be deemed to be a “Parent Entity”.
“Parent Entity Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent Entity in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent Entity in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent that such intellectual property and associated rights relate to the business or businesses of the Parent Guarantor or any Subsidiary thereof, (iii) indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or bylaws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent Entity incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent Entity in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Parent Guarantor or any of its Restricted Subsidiaries, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Parent Guarantor or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Parent Guarantor”: as defined in the Preamble hereto, and shall include any successor in interest thereto.
“Participant”: as defined in Subsection 11.6(c)(i).
“Participant Register”: as defined in Subsection 11.6(b)(v).
“Parts”: all appliances, parts, accessories, instruments, navigational and communications equipment, furnishings, modules, components, auxiliary power units and other items of equipment (other than complete Engines or engines) suitable for incorporation in, or installation on, an Airframe or Engine owned, or to be owned, by a Qualified Loan Party.
“Patriot Act”: as defined in Subsection 11.18.
“Payment Condition”: at any time of determination with respect to any Specified Transaction, that the following conditions are all satisfied, in each case on a pro forma basis after giving effect to such Specified Transaction: (x) (1) 30-Day Specified Excess Availability (divided by Availability as of such time of determination and expressed as a percentage) and (2) the Specified Availability on the date of such Specified Transaction (divided by Availability as of such time of determination and expressed as a percentage), in each case exceed the applicable Availability Percentage (as defined below) and (y) the Parent Guarantor shall be in compliance with a Fixed Charge Coverage Ratio of at least 1.35:1.00 and (z) if reasonably requested by the Administrative Agent, the Borrower Representative shall have delivered to the Administrative Agent a copy of calculations required by preceding clause (y) in reasonable detail. “Availability Percentage”: (a) in respect of any Restricted Payment pursuant to Subsection 8.3(u), 15.0%; (b) in respect of (A) any investment or acquisition permitted pursuant to clause (r) of the definition of “Permitted Investments” or (B) clause (c)(i) of the definition of “Permitted Acquisitions,” 12.5%; (c) in respect of any merger, consolidation, amalgamation or asset sale pursuant to Subsection 8.2(a) or 8.2(b), 12.5%; and (d) in respect of any Asset Sale that would otherwise have to comply with Subsection 8.5, 10.0%.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).
“Permitted Acquisitions”: any acquisition in a transaction that satisfies each of the following requirements:
(a)    the business of the acquired company shall be substantially similar to, or ancillary, complementary or related to the line of business of the Parent Guarantor and its Restricted Subsidiaries on the Closing Date, or the assets so acquired shall be used or useful in or otherwise relate to, any such business; provided that the acquisition shall have been approved by the Board of Directors of the Person being acquired;
(b)    the acquired company and its Subsidiaries will become Guarantors or Borrowers and pledge their Collateral to the Collateral Agent to the extent required by Subsections 5.5.1 and 5.5.2 of the Guarantee and Collateral Agreement; and

(c)    either:
(i)    the Payment Condition in respect of Permitted Acquisitions is satisfied; or
(ii)    to the extent that such Payment Condition is not satisfied, the Acquisition Consideration consists solely of any or a combination of (x) Capital Stock of any Parent Entity, (y) amounts not to exceed the Available Excluded Contribution Amount Basket and (z) additional cash and other property (excluding cash and other property covered in subclauses (x) and (y) of this clause (c)(ii)) and Indebtedness (whether incurred or assumed), provided that the aggregate amount of such cash consideration paid pursuant to this clause (c)(ii)(z) and all other cash consideration paid for Permitted Acquisitions consummated during any Fiscal Year in reliance on this clause (c)(ii)(z) is less than or equal to $20,000,000 (during the first Fiscal Year) and $10,000,000 (during each subsequent Fiscal Year), provided, further, that amounts unused in any Fiscal Year may be carried forward and used to make Permitted Acquisitions in succeeding Fiscal Years, and provided, further, that the Acquisition Consideration paid or payable pursuant to this clause (c)(ii)(z) during any one Fiscal Year shall not exceed $30,000,000 in the aggregate.
“Permitted Affiliated Assignee”: CD&R, any investment fund managed or controlled by CD&R and any special purpose vehicle established by CD&R or by one or more of such investment funds.
“Permitted Business”: the businesses of the Parent Guarantor and its Subsidiaries engaged in on the Closing Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.
“Permitted Cure Securities”: common equity securities of any Parent Entity or other equity securities of any Parent Entity that do not constitute Disqualified Capital Stock.
“Permitted Discretion”: the commercially reasonable judgment of the Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent reasonably determines (a) will, or would reasonably be expected to, adversely affect in any material respect the enforceability or priority of the applicable Agent’s Liens on Eligible Helicopter Equipment (other than to the extent resulting from the existence of a Lien permitted to exist over such Eligible Helicopter Equipment pursuant to clause (b) or (n) of the definition of Customary Permitted Liens); (b) has reduced or diminished the value of the Eligible Helicopter Equipment included in the Appraisals most recently delivered pursuant to Subsection 7.6(c), provided that such factor was not actually known at the time of delivery of such previous Appraisals; or (c) is evidence that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Transaction Helicopter Equipment or Eligible Helicopter Equipment as well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Helicopter

Equipment; and (ii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Transaction Helicopter Equipment or Eligible Helicopter Equipment.
“Permitted Employee Stock Purchase Loans”: loans, in an aggregate amount outstanding at any time not to exceed $25,000,000, whether made by the Parent Guarantor or any third party (other than any Affiliate of the Parent Guarantor), to employees of the Parent Guarantor and its Subsidiaries who become participants in the Parent Guarantor’s stock purchase program to enable such employees to purchase Capital Stock in the Parent Guarantor or any Parent Entity.
“Permitted Holders”: any of the following: (i) any member of any of the First Reserve Investors; (ii) any of the CD&R Investors; (iii) any of the Management Investors, Parent, CD&R, First Reserve, and their respective Affiliates; (iv) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (v) any limited or general partners of, or other investors in, any CD&R Investor or First Reserve Investor, and any Affiliate thereof, or any such investment fund or vehicle; (vi) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the Persons specified in clause (i), (ii), (iii), (iv) or (v) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor or the Parent Entity held by such “group”), and any other Person that is a member of such “group”; and (vii) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of any Parent Entity or the Parent Guarantor.
“Permitted Investments”: (a) Investments in accounts, payment intangibles and chattel paper (each as defined in the UCC), notes receivable, extensions of trade credit and similar items arising or acquired in the ordinary course of business;
(b)    Investments in cash, Cash Equivalents, Temporary Cash Investments, Investment Grade Securities and Marketable Securities;
(c)    Investments existing or made pursuant to legally binding written commitments in existence on the Closing Date, and any Investment that replaces, refinances or refunds an existing Investment;
(d)    (i) Investments by any Loan Party in any other Loan Party or in any Captive Insurance Subsidiary; and (ii) Investments in the Parent Guarantor in amounts and for purposes for which dividends are permitted under Subsection 8.3;
(e)    Investments received in settlement amounts due to the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor effected in the ordinary course of business;

(f)    Investments by any Non-Loan Party in the Parent Guarantor or any of its Restricted Subsidiaries (treating the EMEA JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose);
(g)    Investments by any Loan Party in any Non-Loan Party (treating the EMEA JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose); provided, however, that (i) none of the Loan Parties shall transfer any Collateral consisting of Helicopters under this clause (g) in any Fiscal Year in excess of $50,000,000 and (ii) in lieu of the Investments permitted by this clause (g), any Restricted Payment from Loan Parties to Non-Loan Parties may be made in amounts not exceeding (if applicable) the available limit as determined pursuant to this clause (g) (with a corresponding reduction in such limit as a result thereof);
(h)    (x) loans or advances to officers, directors, employees and consultants made in the ordinary course of business or consistent with the past practice of the Parent Guarantor or any Restricted Subsidiary of the Company and (y) Permitted Employee Stock Purchase Loans;
(i)    any Investment constituting or acquired in connection with a Permitted Acquisition, including any Investment in the form of a capital contribution or intercompany Indebtedness among the Parent Borrower and its Subsidiaries for the purpose of consummating a Permitted Acquisition;
(j)    Investments made in connection with the transactions contemplated by the Investment Agreements;
(k)    (i) Investments of the Parent Guarantor and its Restricted Subsidiaries under Hedging Agreements and (ii) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Parent Guarantor or any of its Subsidiaries which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;
(l)    Investments in the nature of pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Customary Permitted Liens” or made in connection with Liens permitted under Subsection 8.14;
(m)    Investments representing non-cash consideration received by the Parent Guarantor or any of its Restricted Subsidiaries in connection with any Disposition, provided that any such non-cash consideration received by any Loan Party is pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents as and to the extent provided for therein;
(n)    Investments by the Parent Guarantor or any of its Restricted Subsidiaries in a Person in connection with a joint venture or similar arrangement, in a Permitted Business or in an Unrestricted Subsidiary; provided that (i) the aggregate amount of such Investments pursuant to this clause (n) do not exceed the greater of $90,000,000 and 3.0% of Consolidated Total Assets at

any time outstanding and (ii) the Parent Borrower or such Restricted Subsidiary complies with the provisions of Subsections 5.5.1 and 5.5.2 of the Guarantee and Collateral Agreement, if applicable, with respect to such ownership interest;
(o)    Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Parent Guarantor or any of its Restricted Subsidiaries that were issued in connection with the financing of such assets, so long as the Parent Guarantor or any such Restricted Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;
(p)    Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent Guarantor or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent Guarantor or any of its Restricted Subsidiaries; provided that any such securities or other property received by any other Loan Party is pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents as and to the extent required thereby;
(q)    any Investment to the extent not exceeding the Available Excluded Contribution Amount Basket;
(r)    any Investment; provided that at the time such Investment is made the Payment Condition is satisfied;
(s)    Investments in an aggregate amount outstanding at any time not to exceed 3.0% of Consolidated Total Assets;
(t)    any Investment to the extent made using Capital Stock of the Parent Guarantor (other than Disqualified Capital Stock), or Capital Stock of any Parent Entity, as consideration;
(u)    any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;
(v)    purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;
(w)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Subsection 8.11 (except for transactions described in clauses (a)(3), (g)(ii), (g)(iii) and (p) and thereof and in clause (i)(y) of the final paragraph thereof);

(x)    Investments, including junior loans to aircraft lessors or the economic equivalent thereof, made by the Parent Guarantor or any of its Restricted Subsidiaries in connection with or in anticipation of (x) a Sale and Leaseback Transaction or (y) the lease of a helicopter or fixed-wing aircraft by any Restricted Subsidiary; provided that the aggregate amount of Investments permitted pursuant to this clause (x) does not exceed 25% of the aggregate value of all helicopters and fixed-wing aircraft at the time the Investment was made and provided further that such Investments must be made no later than 365 days after the Sale and Leaseback Transaction or the lease transaction, as the case may be, is entered into;
(y)    Investments consisting of purchases and acquisitions of aircrafts, parts, buildings, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;
(z)    any Investment in the UK SAR-H project in an aggregate amount of up to the Dollar Equivalent of £25,000,000; and
(aa)    (A) any Investment in any Existing Permitted JV, and (B) any Investment in any other Permitted Joint Venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed the greater of $125,000,000 and 5.0% of Consolidated Total Assets at the time of such Investment.
For purposes of determining compliance with Subsection 8.12, in the event that any Investment meets the criteria of more than one of the types of Investments described in one or more of the clauses of this definition, the Borrower Representative, in its sole discretion, shall classify such item of Investment and may include the amount and type of such Investment in one or more of such clauses (including in part under one such clause and in part under another such clause).
“Permitted Joint Venture”: any joint venture, partnership or other Person (i) in which the Parent Guarantor or any of its Restricted Subsidiaries has an Investment in such Person, (ii) all of whose Indebtedness is Non-Recourse Debt, (iii) which is engaged in a Permitted Business, (iv) in which any Investment made as a result of designating such Person as a Permitted Joint Venture will not violate the covenant described under Subsection 8.13 and (v) none of the Capital Stock of which is held by an officer, director or holder of Capital Stock of the Parent Guarantor qualifying as an Affiliate. Notwithstanding the foregoing, each of Slemon Park Corporation, Thai Aviation Services Ltd., Viscom (Aberdeen) Ltd., CHC Helicopter (Namibia) (Pty) Ltd., Court Aircraft Sales (Pty) Limited, Myanmar Helicopters International Ltd., East West Helicopter Services (Georgia) Corp., East West Helicopter Services (Azerbaijan) Ltd., Whirly Bird Airport Services Limited, joint venture with Cougar Helicopters Inc. in respect of the Newfoundland offshore, Canadian Helicopters Limited, Aero Contractors Company of Nigeria Ltd., Airport Den Helder CV, Schreiner Airways Cameroun SA, Inaer, Inversiones Aereas S.L., Canadian Helicopters Philippines International Inc. and each EU Licensed Operator or EU Investorco that ceases to be a Restricted Subsidiary shall be deemed to be a Permitted Joint Venture. Any such designation (other than with respect to Persons identified in the preceding sentence) shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing provisions.

“Permitted Liens”: as defined in Subsection 8.14.
“Person”: an individual, partnership, corporation, company, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or any Restricted Subsidiary or Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.
“Platform”: Intralinks, SyndTrak Online or any other similar electronic distribution system.
“Preferred Stock”: as applied to the Capital Stock of any corporation or company, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over Capital Stock of any other class of such corporation or company.
“Purchase”: (i) any Investment (by merger, consolidation, amalgamation or otherwise) by a specified Person in any other Person that thereby becomes a Restricted Subsidiary of the specified Person, or any acquisition of any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or (ii) any designation of any Unrestricted Subsidiary as a Restricted Subsidiary; provided that an aircraft shall not constitute an operating unit of a business solely because such aircraft constitutes all or substantially all of a Person’s assets.
“Purchase Money Note”: a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Parent Guarantor or any Subsidiary of the Parent Guarantor to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.
“Purchase Money Obligation”: any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.
“Qualified Loan Party”: each Borrower and each Subsidiary Guarantor.
“Qualified Receivables Financing”: any Receivables Financing of a Receivables Subsidiary that meets the following conditions:
(i) the Board of Directors of the Parent Guarantor or the Company will have determined in good faith that such Qualified Receivables Financing (including financing terms,

covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent Guarantor and the Receivables Subsidiary,
(ii) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Parent Guarantor or the Company), and
(iii) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Parent Guarantor or the Company) and may include Standard Securitization Undertakings.
“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.
“Receivables Financing” any transaction or series of transactions that may be entered into by the Parent Guarantor or any of its Subsidiaries pursuant to which the Parent Guarantor or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Parent Guarantor or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Parent Guarantor or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any obligations of the Parent Guarantor or any such Subsidiary in respect of Currency Agreements, Commodities Agreements or Interest Rate Agreements entered into by the Parent Guarantor or any such Subsidiary in connection with such accounts receivable.
“Receivables Repurchase Obligation” shall mean any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Receivables Subsidiary” shall mean a Restricted Subsidiary of the Parent Guarantor that is a Wholly Owned Subsidiary of the Parent Guarantor (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Parent Guarantor and to which the Parent Guarantor or any Subsidiary of the Parent Guarantor transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Parent Guarantor and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Parent Guarantor or the Company (as provided below) as a Receivables Subsidiary and:

(i)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Parent Guarantor or any other Subsidiary of the Parent Guarantor (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Parent Guarantor or any other Subsidiary of the Parent Guarantor in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset of the Parent Guarantor or any other Subsidiary of the Parent Guarantor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,
(ii)    with which neither the Parent Guarantor nor any other Subsidiary of the Parent Guarantor has any material contract, agreement, arrangement or understanding other than on terms which the Parent Guarantor reasonably believes to be no less favorable to the Parent Guarantor or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Guarantor, and
(iii)    to which neither the Parent Guarantor nor any other Subsidiary of the Parent Guarantor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Parent Guarantor or the Company shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Parent Guarantor or the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.
“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent Borrower or any of its Restricted Subsidiaries.
“Reference Banks”: Natixis, New York Branch, or such additional or other Lenders as may be appointed by the Administrative Agent and reasonably acceptable to the Borrower Representative, provided that, at any time, the maximum number of Reference Banks does not exceed five.
“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.
“Refinanced Debt”: as defined in the definition of “Credit Agreement Refinancing Indebtedness” in this Subsection 1.1.
“Refinancing Agreement”: as defined in Subsection 8.8(d).
“Refinancing Amendment”: an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the institutions providing such Credit Agreement Refinancing Indebtedness, executed by each of (a) the Borrower Representative, (b) the Administrative Agent and (c) each financial institution that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Subsection 2.7.
“Register”: as defined in Subsection 11.6(b)(iv).
“Registration Rights Agreements”: (i) the Registration Rights Agreement, dated as of October 30, 2014, by and among Parent and CD&R Parent and (ii) the Amended and Restated Registration Rights Agreement, dated as of August 21, 2014, by and among Parent, FR Parent, Horizon Alpha Limited, FR XI Horizon Co-Investment I, L.P. and FR XI Horizon Co-Investment II, L.P.
“Regulation D”: Regulation D of the Board as in effect from time to time.
“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Closing Date.
“Regulation T”: Regulation T of the Board as in effect from time to time.
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Regulation X”: Regulation X of the Board as in effect from time to time.
“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, equity holders, shareholders, members, attorneys and other advisors, agents and controlling persons of such person and of such person’s affiliates and “Related Party” shall mean any of them.
“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent Entity other than to another Parent Entity), required to be paid by any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Guarantor, any of its Subsidiaries or any Parent Entity), or being a holding company parent of the Parent Guarantor, any of its Subsidiaries or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Guarantor, any of its Subsidiaries or any Parent Entity, or having guaranteed any obligations of the Parent Guarantor or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Guarantor or any of its Subsidiaries is permitted to make payments to any Parent Entity pursuant to Subsection 8.3, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Guarantor or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, or to the consummation of any of the Transactions, or to any Parent Entity’s receipt of (or entitlement

to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent Entity is liable, including under Section 951 of the Code, up to an amount not to exceed the amount of any such taxes attributable to the Parent Guarantor and its Subsidiaries.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under Section 21, 22, 23, 24, 25, 27 or 28 of PBGC Regulation Section 4043 or any successor regulation thereto.
“Reporting Failure”: the failure of the Parent Guarantor to make available, post or otherwise deliver to the Administrative Agent, within the time periods specified in Subsections 7.1 and 7.2 (other than clause (f) thereof) the periodic reports, information, documents or other reports which the Parent Guarantor or any of its Restricted Subsidiaries may be required to make available, post or otherwise deliver pursuant to such provision.
“Required Lenders”: Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) represent a majority of aggregate Commitments (or after the termination thereof, the sum of the Individual Lender Exposures) at such time; provided that the Commitments (or Individual Lender Exposures) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Lenders.
“Requirement of Law”: as to any Person, the Organizational Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation (including, any anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, statutes and regulations) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.
“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer, the controller, the chief accounting officer or the Vice President–Finance (or substantial equivalent) of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer, assistant controller or assistant accounting officer of such Person, in each case who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, by such chief financial officer of such Person, (c) with respect to Subsection 7.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president–human resources (or substantial equivalent) of such Person.
“Restricted Payment”: any dividend or any other payment whether direct or indirect (other than dividends payable solely in common stock of the Parent Guarantor or options, warrants or other rights to purchase common stock of the Parent Guarantor) on, or any payment on account of, or any setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Guarantor or any of its Restricted Subsidiaries (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof) or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or any other distribution (other than (x) distributions payable solely in common stock of the Parent Guarantor or (y) options, warrants or other rights to purchase common stock of the Parent Guarantor) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Guarantor or any of its Restricted Subsidiaries.
“Restricted Subsidiary”: as to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary.
“Revaluation Date”: (a) with respect to any Revolving Credit Loan denominated in a Designated Foreign Currency, each of the following: (i) each date on which the Borrower Representative has given the Administrative Agent a notice of borrowing of such Revolving Credit Loan as specified in the first sentence of Subsection 2.1(b), (ii) the last day of each fiscal quarter of the Parent Guarantor and (iii) each date of a conversion or continuation of such Revolving Credit Loan pursuant to Subsection 4.2; (b) such additional dates as the Administrative Agent shall determine, or the Required Lenders shall require, at any time (i) when an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing or (ii) to the extent that, and for so long as, the Revolving Exposure (for such purpose, using the Dollar Equivalent in effect for the most recent Revaluation Date) exceeds 95.0% of the aggregate Commitments.
“Revolving Credit Facility”: the revolving credit facility available to the Borrowers hereunder.
“Revolving Credit Lender”: any Lender having a Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.
“Revolving Credit Loan”: a Loan made pursuant to Subsection 2.1(a).
“Revolving Credit Note”: as defined in Subsection 2.1(d).
“Revolving Exposure”: at any time the aggregate principal amount at such time of all outstanding Revolving Credit Loans (including, in the case of Revolving Credit Loans denominated in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof). The Revolving Exposure of any Revolving Credit Lender at any time shall equal its Commitment Percentage of the aggregate Revolving Exposure at such time.
“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.
“Sale”: (i) any disposition of a company, any business or any group of assets constituting an operating unit of a business, or any discontinuation of operations (but if such operations are classified as discontinued because they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), including any such disposition or discontinuation occurring in connection with a transaction causing a calculation to be made hereunder, or (ii) any designation of any Restricted Subsidiary as an Unrestricted Subsidiary; provided that an aircraft shall not constitute an operating unit of a business solely because such aircraft constitutes all or substantially all of a Person’s assets.
“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Parent Guarantor or any of its Restricted Subsidiaries of real or personal property (including, for the avoidance of doubt, Helicopter Equipment) which has been or is to be sold or transferred by the Parent Guarantor or any such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Guarantor or such Restricted Subsidiary.
“Sanctions”: Foreign Corrupt Practices Act (United States of America), the Corruption of Foreign Public Officials Act (Canada), United Nations Act (Canada), Export and Import Permits Act (Canada), Customs Act (Canada), regulations and orders made under any of the foregoing statutes and any other export controls or sanctions administered or enforced by the Government of United States of America, the Government of Canada, the European Union, Her Majesty’s Treasury and the French Treasury (Direction Générale du Trésor français) or other relevant sanctions authority or any analogous laws (but excluding, for the avoidance of doubt, the Special Economic Measures Act (Canada)).
“SEC”: the United States Securities and Exchange Commission.
“Secured Parties”: the “Secured Parties” as defined in the Guarantee and Collateral Agreement.
“Securities Act”: the Securities Act of 1933, as amended from time to time.
“Security Documents”: the collective reference to each Helicopter Mortgage, the Guarantee and Collateral Agreement, each Blocked Account Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Subsection 5.5.1 and 5.5.2 of the Guarantee and Collateral Agreement, in each case, as amended, supplemented, waived or otherwise modified from time to time.
“Senior Secured Notes”: the 9.250% Senior Secured Notes due 2020 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.
“Senior Unsecured Notes”: the 9.375% Senior Notes due 2021 of the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Set”: the collective reference to Eurodollar Loans of a single Tranche and currency, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).
“Settlement Service”: as defined in Subsection 11.6(b).
“Shareholders Agreements”: (i) the Shareholders’ Agreement, dated as of October 30, 2014, by and among Parent, CD&R Parent, CD&R Fund IX and CD&R and (ii) the Shareholders’ Agreement, dated as of January 17, 2014 and as amended by Amendment No. 1 to Shareholders’ Agreement, dated as of August 21, 2014, by and among Parent, FR Parent, Horizon Alpha Limited, FR XI Horizon Co-Investment I, L.P. and FR XI Horizon Co-Investment II, L.P.
“Single Employer Plan”: any Plan which is covered by Title IV or Section 302 of ERISA or Section 412 of the Code, but which is not a Multiemployer Plan.
“Solvent” and “Solvency”: with respect to the Parent Guarantor and its Subsidiaries on a consolidated basis on the Closing Date means (i) the Fair Value and Present Fair Salable Value of the assets of the Parent Guarantor and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Parent Guarantor and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Parent Guarantor and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature. As used in this definition, all capitalized terms (other than “Parent Guarantor” and “Subsidiary”, which have the meanings set forth in this Agreement) shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit D.
“Specified Availability”: as of any date of determination, without duplication of amounts calculated thereunder, the sum of the Excess Availability plus Specified Unrestricted Cash (but excluding therefrom the cash proceeds of any Specified Equity Contribution) plus Specified Suppressed Availability plus the aggregate availability under all other committed revolving credit facilities of the Parent Guarantor and its Restricted Subsidiaries as at such date.
“Specified Default”: (a) the occurrence and continuance of an Event of Default under Subsection 9.1(b) as a result of a material breach of any representation or warranty set forth in Subsection 5.21 or 5.22, (b) the occurrence and continuance of an Event of Default under Subsection 9.1(c) as a result of the failure of any Loan Party to comply with the terms of Subsection 4.16 or a failure to comply with the delivery obligations with respect to Borrowing Base Certificates set forth in Subsection 7.2(f) or (c) the occurrence and continuance of an Event of Default under Subsection 9.1(a) or Subsection 9.1(f).
“Specified Equity Contribution”: any cash equity contribution made to any Parent Entity in exchange for Permitted Cure Securities; provided that (a) (i) such cash equity contribution to any Parent Entity and (ii) the contribution of any proceeds therefrom to, and the receipt thereof by, the Parent Guarantor occur (x) after the end of the applicable Fiscal Quarter for which such Specified Equity Contribution is made and (y) (A) on or prior to the date that is 10 Business Days after the date on which financial statements are required to be delivered for a Fiscal Quarter (or

Fiscal Year) pursuant to Subsection 7.1(a) or 7.1(b) or (B) on the date on which a Borrowing Base Certificate is delivered (provided that the right to make a cash equity contribution for Permitted Cure Securities under this clause (a)(i)(y)(B) shall be limited to no more than once in each Fiscal Period) in accordance with Subsection 7.2(f); (b) the Parent Guarantor identifies such equity contribution as a “Specified Equity Contribution” in a certificate of a Responsible Officer of the Parent Guarantor delivered to the Administrative Agent; (c) in each four Fiscal Quarter period, there shall exist at least two Fiscal Quarters in respect of which no Specified Equity Contribution shall have been made; (d) no more than five Specified Equity Contributions may be made during the term of this Agreement; (e) the amount of any Specified Equity Contribution shall not be greater than the amount required to effect or continue compliance with Subsection 8.1; and (f) the amount of any Specified Equity Contribution included in the calculation of Consolidated Adjusted EBITDA hereunder shall be limited to the amount required to effect or continue compliance with Subsection 8.1, and such amount shall be added to Consolidated Adjusted EBITDA solely when calculating Consolidated Adjusted EBITDA for purposes of determining compliance with Subsection 8.1.
“Specified Suppressed Availability”: an amount, if positive, by which the Borrowing Base exceeds the aggregate amount of the Commitments; provided that if Excess Availability is less than the lesser of (1) 5.0% of the lesser of (x) the aggregate amount of the Commitments and (y) the Borrowing Base and (2) $6,000,000, Specified Suppressed Availability shall be zero.
“Specified Transaction”: (a) any Restricted Payment pursuant to Subsection 8.3(u); (b) any acquisition permitted pursuant to clause (c)(i) of the definition of “Permitted Acquisition”; (c) any investment permitted pursuant to clause (r) of the definition of “Permitted Investments”; (d) any merger, consolidation, amalgamation or asset sale pursuant to Subsection 8.2(a) or 8.2(b); and (e) any Asset Sale pursuant to Subsection 8.5.
“Specified Unrestricted Cash”: as of any date of determination, an amount equal to all Unrestricted Cash of the Loan Parties that (in the case of cash) is held in banks or branches of banks located in Approved Cash Management Jurisdictions.
“Spot Rate of Exchange”: on any day, with respect to any currency other than Dollars (for purposes of determining the Dollar Equivalent) the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., New York City time, on such date on the applicable Bloomberg Key Cross Currency Rates Page. In the event that any such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate of Exchange shall be determined by reference to such other publicly available service for displaying exchange rates selected by the Administrative Agent (and reasonably satisfactory to the Borrower Representative) for such purpose, or, at the discretion of the Administrative Agent, such Spot Rate of Exchange shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 A.M., local time in such market, on such date for the purchase of Dollars, for delivery two Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Standard Securitization Undertakings”: representations, warranties, covenants, indemnities and guarantees of performance entered into by the Parent Guarantor or any Subsidiary of the Parent Guarantor which the Parent Guarantor has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).
“Statutory Reserves”: for any day as applied to a Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
“Subsidiary”: with respect to any specified Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof), and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Subsidiary Borrower Joinder”: a joinder in substantially the form of Exhibit L hereto, to be executed by each Subsidiary Borrower designated as such after the Closing Date.
“Subsidiary Borrower Termination”: a Subsidiary Borrower Termination delivered to the Administrative Agent in accordance with Subsection 11.1(h), substantially in the form of Exhibit M hereto.
“Subsidiary Borrowers”: each Restricted Subsidiary of the Parent Borrower that is a Wholly Owned Subsidiary of the Parent Borrower that becomes a Borrower after five days’ written notice to the Administrative Agent pursuant to a Subsidiary Borrower Joinder (provided that (i) for any such Restricted Subsidiary organized in a jurisdiction other than the United States of America, Luxembourg, Canada, Norway, Netherlands, Ireland, Cayman Islands and Barbados, there is no lending restriction or other legal or regulatory prohibition that prohibits or otherwise materially restrains any Lender of the applicable Facility from committing to make Loans or other credit extensions to such Subsidiary Borrower and (ii) the Administrative Agent and the Lenders of the applicable Facility under which such Subsidiary is proposed to become a Subsidiary Borrower shall have received, at least three days prior to the date on which such Subsidiary becomes a Subsidiary Borrower, (i) all documentation and information with respect to such Subsidiary required pursuant to Subsection 11.18 and (ii) solely with respect to any such Subsidiary that is not a Loan Party as of the Closing Date, all other documentation and information as is reasonably requested in writing by the Administrative Agent about such Subsidiary that is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act), together with their respective successors and assigns unless and until such time as the respective Subsidiary Borrower ceases to be a Borrower in accordance with the terms and provisions hereof. Upon receipt thereof the Administrative Agent shall promptly transmit each such notice to each of the Lenders; provided that any failure to do so by the Administrative Agent shall not in any way affect the status of any such Subsidiary as a Subsidiary Borrower hereunder.
“Subsidiary Guarantor”: each Subsidiary (other than any Borrower and any Excluded Subsidiary) of the Parent Borrower which executes and delivers a Subsidiary Guaranty pursuant to Subsection 5.5.1 or 5.5.2 of the Guarantee and Collateral Agreement or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (b) is released from all of its obligations under the Subsidiary Guaranty in accordance with terms and provisions thereof.
“Subsidiary Guaranty”: as to any Subsidiary Guarantor, the guaranty by such Subsidiary Guarantor of the Obligations of the Borrowers under the Loan Documents provided pursuant to the Guarantee and Collateral Agreement.
“Successor Borrower”: as defined in Subsection 8.2(a).
“Successor Parent Guarantor”: as defined in Subsection 8.2(a).
“Supermajority Lenders”: Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) representing more than 66⅔% of the sum of the aggregate amount of the aggregate Commitments less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders) at such time.
“Target Amount”: an amount, when aggregated with all other amounts remaining on deposit in all DDAs and Concentration Accounts at any time, not exceeding the Dollar Equivalent of $1,000,000.
“Tax-Sharing Agreement”: a Tax-Sharing Agreement in substantially the form attached hereto as Exhibit N, among Parent and one or more of the Parent Guarantor and the Parent’s other Subsidiaries, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union, Canada, Luxembourg, Norway, the United Kingdom, Ireland, South Africa, Holland or Australia or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Guarantor or any of its Restricted Subsidiaries in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, a member state of the European Union, Canada, Luxembourg, Norway, the United Kingdom, Ireland, South Africa, Holland or Australia or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Guarantor or any of its Restricted Subsidiaries in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A‑1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under this Agreement or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A‑1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Parent Guarantor or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Parent Guarantor or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended and (ix) similar investments approved by the Board of Directors in the ordinary course of business.
“Termination Date”: the date which is the five year anniversary of the Closing Date.
“Total Loss”: with respect to any Helicopter Equipment, (i) its actual, constructive, compromised, arranged or agreed total loss; (ii) its destruction, damage beyond repair or being rendered permanently unfit for normal use for any reason whatsoever; (iii) its requisition for title, permanent confiscation or forfeiture or any compulsory acquisition of title by or under the order of any government (whether civil, military or de facto) or public or local authority; or (iv) its hijacking, theft or disappearance, or deprivation resulting in loss of possession by the owner or operator thereof for a period of 60 consecutive days or longer.  A Total Loss of a Helicopter shall be deemed to occur on: (A) in the case of an actual total loss or destruction, damage beyond repair or being rendered permanently unfit, the date on which such loss, destruction, damage or rendering occurs (or, if the date of loss or destruction is not known, the date on which the relevant Helicopter was last heard of); (B) in the case of a constructive, compromised, arranged or agreed total loss, the earlier of (1) the date which is 60 days after the date on which notice claiming such total loss is issued to the insurers or brokers which shall be issued at the latest 30 days after the occurrence of the event giving rise to a Total Loss and (2) the date on which such loss is agreed or compromised by the insurers; (C) in the case of requisition for title, confiscation, restraint, detention, forfeiture, compulsory acquisition or seizure, the date on which the same takes effect; or (D) in the case of clause (iv) above, the final day of the period of 60 consecutive days referred to therein..
“Tranche”: each Tranche of Loans available hereunder.
“Transactions”: the financing of (i) acquisitions of Helicopter Equipment by a Qualified Loan Party from time to time, including (a) Firm Helicopters, (b) Helicopter Equipment currently leased to, or owned by, the Company or any of its Subsidiaries and (c) Helicopter Equipment purchased, or to be purchased, by a Qualified Loan Party from a third party other than an Original Equipment Manufacturer and (ii) modifications of Helicopter Equipment owned by a Qualified Loan Party from time to time (each such financing, a “Transaction”).
“Transferee”: any Participant or Assignee.
“Treaty”: the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht

Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.
“Type”: the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there currently being multiple Types of Loans hereunder, namely ABR Loans and Eurodollar Loans.
“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.
“United States Person”: any United States person within the meaning of Section 7701(a)(30) of the Code.
“Unrestricted Cash”: at any date of determination, the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts that would be listed on the consolidated balance sheet of the Parent Guarantor prepared in accordance with GAAP as of the last day of the Most Recent Four Quarter Period to the extent that such cash is not classified as “restricted” for financial statement purposes (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to an Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing Indebtedness that is subject to an Intercreditor Agreement) excluding, however, the proceeds from any incurrence of Indebtedness borrowed on the date of such determination that are not (in the good faith judgment of the Borrower Representative) intended to be used for working capital purposes.
“Unrestricted Subsidiary”: (i) any Subsidiary of the Parent Guarantor designated at any time by the Board of Directors as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and (ii) any Subsidiary of an Unrestricted Subsidiary, provided that the Board of Directors shall only be permitted to designate a Subsidiary as an Unrestricted Subsidiary so long as:
(a)    immediately after such designation, no Event of Default under Subsection 9.1(a) or 9.1(f) shall have occurred and be continuing;
(b)    (i)    such designation was made at or prior to the Closing Date; or
(ii)    the Subsidiary to be so designated has Consolidated Total Assets of $1,000 or less at the time of designation; or
(iii)    if such Subsidiary has Consolidated Total Assets greater than $1,000 at the time of designation, then immediately after giving effect to such designation, the Parent Guarantor and its Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenant set forth in Subsection 8.1, as demonstrated to the reasonable satisfaction of the Administrative Agent; and

(c)    no Subsidiary shall be designated as an Unrestricted Subsidiary if such Subsidiary owns (directly or indirectly) any Capital Stock or Indebtedness of, or holds any Liens on any property of, the Parent Guarantor or any of its Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated.
The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Guarantor therein (and must comply as such with the limitations on Investments under Subsection 8.12) at the date of designation in an amount equal to the net book value of the Parent Guarantor’s Investment therein.
The Parent Guarantor shall only be permitted to designate an Unrestricted Subsidiary as a Restricted Subsidiary so long as:
(a)    immediately after such designation, no Event of Default under Subsection 9.1(a) or 9.1(f) shall have occurred and be continuing; and
(b)    immediately after giving effect to such designation, the Parent Guarantor and its Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenant set forth in Subsection 8.1, as demonstrated to the reasonable satisfaction of the Administrative Agent.
The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and, in each case, shall be subject to the terms of Section 8 hereof and Subsections 5.5.1 and 5.5.2 of the Guarantee and Collateral Agreement.
“Unsecured Indebtedness”: (i) with respect to the Parent Guarantor and its Restricted Subsidiaries other than the Parent Borrower and the Subsidiary Guarantors, Indebtedness that is not secured by a Lien on Collateral of any Loan Party, and (ii) with respect to the Parent Borrower and the Subsidiary Guarantors, Indebtedness that is not secured by any Lien.
“Unutilized Commitment”: with respect to any Lender at any time, an amount equal to the remainder of (x) such Lender’s Commitment as in effect at such time less (y) such Lender’s Individual Lender Exposure at such time.
“U.S. Blocked Account”: as defined in Subsection 4.16(b)(iii).
“Utilization Percentage”: as of any date of determination, the percentage derived by dividing (a) the aggregate amount of all Revolving Credit Loans outstanding on such date by (b) the aggregate amount of the Commitments on such date.
“Vendor Financings”: Indebtedness incurred by the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor to a vendor of aircraft and rotables and other aircraft parts in connection with the purchase of such aircraft, rotables or other aircraft parts from such vendor.
“Voting Stock”: as to any entity, all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.
1.2    Other Definitional and Interpretive Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Revolving Credit Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.
(a)    As used herein and in any Revolving Credit Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent Guarantor and its Restricted Subsidiaries not defined in Subsection 1.1 and accounting terms partly defined in Subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
(b)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder.
(c)    Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (rounding up if there is no nearest number).
(d)    Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.
(e)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(f)    The Borrowing Base shall be calculated without duplication, including without duplication of any reserves, items that are otherwise addressed or excluded through eligibility criteria or items that are factored into the calculation of collection rates or collection percentages.
(g)    In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower Representative, be deemed satisfied, so long as no Default, Event of Default or Specified Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into. For the avoidance of doubt, if the Borrower Representative has exercised its option under the first sentence of this clause (g), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.
(h)    In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:
(i)    determining compliance with any provision of this Agreement which requires the calculation of the Fixed Charge Coverage Ratio (but not, for the avoidance of doubt, in determining compliance with the Payment Condition for any purpose hereunder); or
(ii)    testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets);
in each case, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Parent Guarantor are available, the Parent Guarantor could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower Representative has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Adjusted EBITDA or Consolidated Total Assets of the Parent Guarantor or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower Representative has made an LCA Election for any Limited Condition Acquisition, in connection with the calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, Asset Sales, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Parent Guarantor or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.
SECTION 2

Amount and Terms of Commitments
2.1    Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, at any time and from time to time on the Closing Date to the Borrowers (on a joint and several basis as between the Borrowers), or after the Closing Date and prior to the Termination Date to the Parent Borrower or any Subsidiary Borrower (or their permitted successors hereunder) (on a joint and several basis as between the Borrowers) one or more Revolving Credit Loans, which Revolving Credit Loans:
(i)    shall be denominated, at the election of the applicable Borrower, in Dollars, Euro or another Designated Foreign Currency;
(ii)    shall, at the option of the Borrowers, be incurred and maintained as, and/or converted into, ABR Loans (in the case of Loans denominated in Dollars) or Eurodollar Loans, provided that except as otherwise specifically provided in Subsections 4.9 and 4.10, all Revolving Credit Loans comprising the same Borrowing shall at all times be of the same Type;
(iii)    may be repaid and reborrowed in accordance with the provisions hereof;
(iv)    shall not be made (and shall not be required to be made) by any Lender to the extent that the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Lender Exposure of such Lender to exceed the amount of its Commitment at such time; and
(v)    shall not be made (and shall not be required to be made) by any Lender to the extent that the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Lender Exposure to exceed the lesser of (A) the aggregate Commitments as then in effect and (B) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered).
(b)    (I) Notwithstanding anything to the contrary in Subsection 2.1(a) or elsewhere in this Agreement, the Administrative Agent shall have the right to establish Availability Reserves (other than any Designated Hedging Reserves or Cash Management Reserves, which are provided for pursuant to clause (II) below) in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base including reserves with respect to (i) sums that the Borrowers are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid and (ii) amounts owing by the Borrowers or, without duplication, their respective Restricted Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent is capable of ranking senior in priority to or pari passu with one or more of the Liens in the Collateral granted in the Security Documents (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, but other than Liens permitted to exist over such Eligible Helicopter Equipment pursuant to clause (b) or (n) of the definition of Customary Permitted Liens; provided that with respect to any Availability Reserve (other than any Designated Hedging Reserves or Cash Management Reserves, which are provided for pursuant to clause (II) below), the Administrative Agent shall have provided the applicable Borrower reasonable advance notice of any such establishment; provided, further, that the Administrative Agent may only establish an Availability Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent as of the Closing Date. The amount of any such Availability Reserve shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve. Upon delivery of such notice, the Administrative Agent shall be available to discuss any proposed Availability Reserve, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. An Availability Reserve required or proposed by the Administrative Agent in relation to a reduction or diminution in the value of Eligible Helicopter Equipment shall not be required if the Borrower Representative provides Appraisals demonstrating that Average Appraised Value of the Helicopter Equipment included in the Appraisals most recently delivered pursuant to Subsection 7.6(c) has not reduced by more than 5% and in such circumstances the cost of such additional Appraisals shall be reimbursed by the Administrative Agent. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish such Availability Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Availability Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower. (II) In addition, upon the designation of any Hedging Agreement as a “Designated Hedging Agreement” or any Cash Management Arrangement as a “Designated Cash Management Agreement”, in each case in accordance with Subsection 11.22, the Administrative Agent shall establish a Designated Hedging Reserve or Cash Management Reserve in an amount contemplated by the respective definition thereof relating to such Designated Hedging Agreement or Designated Cash Management Agreement; provided that no such Designated Hedging Reserve or Cash Management Reserve shall be established if the Aggregate Lender Exposure would exceed the Borrowing Base (based on the Borrowing Base Certificate last delivered) as a result thereof, after giving effect to any other changes in the Aggregate Lender Exposure at such time, including any repayment of Revolving Credit Loans at such time. Any adjustment in any Designated Hedging Reserve or Cash Management Reserve contemplated by the respective definitions thereof shall be immediately effective upon the notification to the Administrative Agent of the details and results of (x) in the case of any Designated Hedging Reserve, the applicable mid-market quotations as provided in the penultimate sentence of the definition of “Designated Hedging Reserves” and (y) in the case of any Cash Management Reserve, the new applicable anticipated monetary obligations as provided in the final sentence of the definition of “Cash Management Reserves”. In the event that the event, condition or other matter giving rise to the establishment of any Availability Reserve shall cease to exist (unless there is a reasonable prospect that such event, condition or other matter will occur again within a reasonable period of time thereafter), the Availability Reserve established pursuant to such event, condition or other matter, shall be discontinued. Notwithstanding anything herein to the contrary, Availability Reserves shall not duplicate (i) eligibility criteria contained in the definition of “Eligible Transaction Helicopter Equipment” or “Eligible Helicopter Equipment” and vice versa, or (ii) reserves or criteria deducted in computing the value of Eligible Transaction Helicopter Equipment or Eligible Helicopter Equipment (based on cost and quantity) and vice versa.
(c)    In the event the Borrowers are unable to comply with (i) the borrowing base limitations set forth in Subsection 2.1(a) or (ii) the conditions precedent to the making of Revolving Credit Loans set forth in Section 6, the Lenders authorize the Administrative Agent, for the account of the Lenders, to make Revolving Credit Loans to the Borrowers, which may only be made as ABR Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a notice of Borrowing requesting an Agent Advance until the earliest of (i) the 30th Business Day after such date, (ii) the date the respective Borrowers or Borrower is again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Credit Loans, or obtains an amendment or waiver with respect thereto and (iii) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”). The Administrative Agent shall not make any Agent Advance to the extent that at such time the amount of such Agent Advance (A) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 10.0% of the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) or (B) when added to the Aggregate Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the aggregate Commitments at such time. It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent in its discretion to the extent that the Administrative Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Loan Parties hereunder and under the other Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Loan Documents, and that the Borrowers shall have no right to require that any Agent Advances be made.
(d)    Each Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence such Lender’s Revolving Credit Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A hereto (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Revolving Credit Note”), with appropriate insertions as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all Revolving Credit Loans made by such Revolving Credit Lender to such Borrower. Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Subsection 4.1.
2.2    Procedure for Revolving Credit Borrowing. Each of the Borrowers may borrow under the Commitments on the Closing Date and the Parent Borrower and any Subsidiary Borrower (or any of their permitted successors hereunder) may borrow under the Commitments hereunder on any Business Day after the Closing Date during the Commitment Period, provided that the Borrower Representative shall give the Administrative Agent irrevocable (in the case of any notice except notice with respect to the initial Extension of Credit hereunder, which shall be irrevocable after the funding) notice in substantially the form of Exhibit F hereto or in such other form as may be agreed between the Borrower Representative and the Administrative Agent (each, a “Borrowing Request”) (which Borrowing Request must be received by the Administrative Agent prior to (a) 2:00 P.M., New York City time, at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (b) 10:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), on the requested Borrowing Date, for ABR Loans) specifying (i) the identity of a Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Loans denominated in Dollars, Euro or another Designated Foreign Currency, (v) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (vi) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing shall be (x) in the case of ABR Loans, in an amount equal to $500,000 (or, if the Commitments then available (as calculated in accordance with Subsection 2.1(a)) are less than $500,000, such lesser amount) or a whole multiple of $100,000 in excess thereof, and (y) (i) in the case of Eurodollar Loans to be made in Dollars, in an amount equal to $1,000,000, or a whole multiple of $100,000 in excess thereof, (ii) in the case of Eurodollar Loans to be made in Euro, in an amount equal to €1,000,000, or a whole multiple of €100,000 in excess thereof, and (iii) in the case of Eurodollar Loans to be made a Designated Foreign Currency other than Euro, in an amount equal to the Dollar Equivalent of $1,000,000, or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower Representative the Administrative Agent shall promptly notify each applicable Revolving Credit Lender thereof. Subject to the satisfaction of the conditions precedent specified in Subsection 6.2 (or in the case of the initial Extension of Credit on the Closing Date, Subsection 6.1), each applicable Revolving Credit Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower identified in such notice at the office of the Administrative Agent specified in Subsection 11.2 prior to (i) 12:00 P.M., in the case of Loans denominated in Dollars, and (ii) 12:00 P.M., in the case of Loans denominated in Euro or other applicable Designated Foreign Currencies, New York City time, or at such other office of the Administrative Agent or at such other time as to which the Administrative Agent shall notify such Borrower reasonably in advance of the Borrowing Date with respect thereto, on the

Borrowing Date requested by such Borrower and in funds immediately available to the Administrative Agent.
2.3    Termination or Reduction of Commitments. The Borrower Representative (on behalf of itself and each other applicable Borrower) shall have the right, upon not less than three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice to the Administrative Agent (who will promptly notify the Lenders), to terminate the Commitments, or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding would exceed the Commitments then in effect and provided, further, that any such notice of termination delivered by the Borrower Representative may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $2,000,000 or a whole multiple of $500,000 in excess thereof and shall reduce permanently the applicable Commitments then in effect.
2.4    [Reserved].
2.5    Repayment of Loans. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent in the currency in which the applicable Loans are denominated for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9). Each Borrower hereby further agrees to pay interest (which payments shall be in the currency of the Loan being repaid) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c)    The Administrative Agent shall maintain the Register pursuant to Subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof, the currency of such Loans, the Borrowers to which such Loan is made, each Interest Period, if any, applicable thereto and whether such Loans are Revolving Credit Loans, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each applicable Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each of the Borrowers and each applicable Lender’s share thereof.
(d)    The entries made in the Register and the accounts of each Lender maintained pursuant to Subsection 2.5(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.
2.6    Incremental Facilities. (a) So long as no Specified Default or Event of Default under the covenant set forth in Subsection 8.1 exists or would arise therefrom, the Borrower Representative shall have the right, at any time and from time to time after the Closing Date, to request (i) an increase of the aggregate amount of the then outstanding Commitments (the “Incremental Revolving Commitments”), (ii) commitments under one or more new revolving facilities (the “New Revolving Commitments” and together with the New Revolving Commitments, the “Incremental Commitments”) or (iii) one or more term loans (the “Incremental ABL Term Loans” and together with the Incremental Revolving Commitments and the New Revolving Commitments, collectively, the “Incremental Facilities” and each, an “Incremental Facility”). Notwithstanding anything to contrary herein, the principal amount of any Incremental Facility shall not exceed the Available Incremental Amount at such time. The Borrower Representative may seek to obtain Incremental Facilities from existing Lenders or other Persons, as applicable (each an “Incremental Facility Increase,” and each Person extending, or Lender extending, Incremental Facilities, an “Additional Lender”), provided, however, that (i) no Lender shall be obligated to provide an Incremental Facility Increase as a result of any such request by the Borrower Representative, and (ii) any Additional Lender which is not an existing Lender shall be subject to the approval of, the Administrative Agent and, in the case of any Incremental Revolving Commitments or New Revolving Commitments, the Borrowers (each such approval not to be unreasonably withheld, conditioned or delayed). Each Incremental Facility Increase shall be in a minimum aggregate amount of at least $5,000,000 and in integral multiples of $5,000,000 in excess thereof (in the case of Incremental Commitments denominated in Dollars), in a minimum aggregate amount of at least €5,000,000 and in integral multiples of €5,000,000 in excess thereof (in the case of Incremental Commitments denominated in Euro) or in a minimum aggregate amount of at least the Dollar Equivalent of $5,000,000 and in integral multiples of at least the Dollar Equivalent of $5,000,000 in excess thereof (in the case of Incremental Commitments denominated in a Designated Foreign Currency other than Euro) (or, in each case, in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion). Any Incremental Facility Increase may be denominated in Dollars or any Designated Foreign Currency.
(b)    (i) Any Incremental ABL Term Loans (A) shall not have any borrower other than a Borrower and shall not be guaranteed by any Subsidiary of the Parent other than the Guarantors and the Affiliate Guarantors and shall rank pari passu (or, at the option of the Borrower Representative, junior) in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments and any existing Incremental ABL Term Loans, (B) shall be part of, and count against, the Borrowing Base, (C) shall not have a final maturity that is earlier than the Termination Date, (D) shall not amortize at a rate greater than 1.0% per annum, (E) for purposes of prepayments, shall be treated no more favorably than the Loans, (F) may not be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans and (G) shall otherwise be on terms as are reasonably satisfactory to the Administrative Agent.
(ii)    Any Incremental Revolving Commitments (A) shall not have any borrower other than a Borrower and shall be guaranteed by the Guarantors and the Affiliate Guarantors and shall rank pari passu in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments in effect prior to the Incremental Revolving Commitment Effective Date and (B) shall be on terms and pursuant to the documentation applicable to the existing Commitments; provided that the Applicable Commitment Fee Rate and Applicable Margin relating to the Incremental Revolving Commitments may exceed the Applicable Commitment Fee Rate and Applicable Margin relating to the Commitments in effect prior to the Incremental Revolving Commitment Effective Date so long as the Applicable Commitment Fee Rate and Applicable Margins relating to all Revolving Credit Loans shall be adjusted to be equal to the Applicable Commitment Fee Rate and Applicable Margin payable to the Lenders providing such Incremental Revolving Commitments.
(iii)    Any New Revolving Commitments (A) shall not have any borrower other than a Borrower and shall not be guaranteed by any Subsidiary of the Parent other than the Guarantors and the Affiliate Guarantors and shall rank pari passu (or, at the option of the Borrower Representative, junior) in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments and any existing New Revolving Commitments, (B) shall be part of, and count against, the Borrowing Base, (C) shall not have a final maturity that is earlier than the Termination Date, and (D) shall be on terms and pursuant to the documentation applicable to the existing Commitments; provided that the Applicable Commitment Fee Rate and Applicable Margin relating to the New Revolving Commitments may exceed the Applicable Commitment Fee Rate and Applicable Margin relating to the Commitments in effect prior to the New Revolving Commitment Effective Date so long as the Applicable Commitment Fee Rate and Applicable Margins relating to all Revolving Credit Loans shall be adjusted to be equal to the Applicable Commitment Fee Rate and Applicable Margin payable to the Lenders providing such New Revolving Commitments.
(iv)    The Incremental Facilities may be in the form of a separate “first-in, last-out” tranche (the “FILO Tranche”) with a separate borrowing base against the Collateral and interest rate margins in each case to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin of other Loans pursuant to clause (ii) above) among the Borrower Representative, the Administrative Agent and the Lenders providing the FILO Tranche so long as (1) any loans under the FILO Tranche shall not have any borrower other than a Borrower and shall not be guaranteed by any Subsidiary of the Parent other than the Guarantors and the Affiliate Guarantors and shall rank pari passu (or, at the option of the Borrower Representative, junior) in right of priority with respect to the Collateral;

(2) if availability under the FILO Tranche exceeds $0, any Extension of Credit under the Revolving Credit Facility thereafter requested shall be made under the FILO Tranche until the FILO Tranche availability no longer exceeds $0; (3) as between (x) the Revolving Credit Facility (other than the FILO Tranche), the Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative Agent and any Additional Agent) and the Designated Hedging Agreements and Designated Cash Management Agreements and (y) the FILO Tranche, all proceeds from the liquidation or other realization of the Collateral shall be applied, first to obligations owing under, or with respect to, the Revolving Credit Facility (other than the FILO Tranche), the Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative Agent and any Additional Agent) and such Designated Hedging Agreements and Designated Cash Management Agreements and second to the FILO Tranche; (4) no Borrower may prepay Revolving Credit Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Loans or Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative Agent and any Additional Agent) are outstanding; (5) the Required Lenders (calculated as including Lenders under the Incremental Facilities and the FILO Tranche) shall, subject to the terms of any applicable Intercreditor Agreement, control exercise of remedies in respect of the Collateral and (6) no changes affecting the priority status of the Revolving Credit Facility (other than the FILO Tranche) or the Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative Agent and any Additional Agent) vis-à-vis the FILO Tranche may be made without the consent of the Required Lenders under the Revolving Credit Facility, other than such changes which affect only the FILO Tranche, or only the Incremental ABL Term Loans, as the case may be.
(c)    No Incremental Facility Increase shall become effective unless and until each of the following conditions have been satisfied:
(i)    The Borrower Representative, the Administrative Agent, and any Additional Lender shall have executed and delivered a joinder to the Loan Documents (“Lender Joinder Agreement”) in substantially the form of Exhibit J hereto;
(ii)    The Borrowers shall have paid such fees and other compensation to the Additional Lenders and to the Administrative Agent as the Borrower Representative, the Administrative Agent and such Additional Lenders shall agree;
(iii)    The Borrower Representative shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent from counsel to the Borrower Representative reasonably satisfactory to the Administrative Agent and dated such date;
(iv)    A Revolving Credit Note (to the extent requested) will be issued at the applicable Borrowers’ expense, to each such Additional Lender, to be in conformity with requirements of Subsection 2.1(d) (with appropriate modification) to the extent necessary to reflect the new Commitment of each Additional Lender;
(v)    The Borrower Representative shall deliver a certificate certifying that (A) the representations and warranties made by the Parent Borrower and its Restricted Subsidiaries contained herein and in the other Loan Documents are true and correct in all material respects on and as of the Incremental Facility Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Specified Default has occurred and is continuing; and
(vi)    The applicable Borrowers and Additional Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested in order to effectuate the documentation of the foregoing.
(d)    (vi) In the case of any Incremental Facility Increase constituting Incremental Revolving Commitments, the Administrative Agent shall promptly notify each Lender as to the effectiveness of such Incremental Facility Increase (with each date of such effectiveness being referred to herein as an “Incremental Revolving Commitment Effective Date”), and at such time (i) the Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental Revolving Commitments, (ii) Schedule A shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect any such Incremental Revolving Commitments.
(vii)    In the case of any Incremental Facility Increase, the Administrative Agent, the Additional Lenders and the Borrowers agree to enter into any amendment required to incorporate the addition of the Incremental Facilities, the pricing of the Incremental Facilities, the maturity date of the Incremental Facilities and such other amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection therewith. The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments.
(e)    In connection with the Incremental Facility Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the applicable Borrowers shall, in coordination with the Administrative Agent, (x) repay applicable outstanding Revolving Credit Loans of certain Lenders, and obtain applicable Revolving Credit Loans from certain other Lenders (including the Additional Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent to the extent necessary so that the Lenders effectively participate in each of the outstanding Revolving Credit Loans, as applicable, pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Commitments pursuant to this Subsection 2.6), (ii) the applicable Borrowers shall pay to the Lenders any costs of the type referred to in Subsection 4.12 in connection with any repayment and/or Revolving Credit Loans required pursuant to the preceding clause (i), and

(iii) any Lender Joinder Agreement being executed and delivered to effect any such Incremental Facility Increase may, to the extent necessary or advisable in the good faith determination of the Borrower Representative and the Administrative Agent, provide for variances from the terms of the Commitments or Tranche of ABL Term Loans being increased in order for the Commitments or ABL Term Loans provided by such Incremental Facility Increase to be fungible with the existing Commitments or with the existing ABL Term Loans of such Tranche, as applicable. Without limiting the obligations of the Borrowers provided for in this Subsection 2.6, the Administrative Agent and the Lenders agree that they will use commercially reasonable efforts to attempt to minimize the costs of the type referred to in Subsection 4.12 which the Borrowers would otherwise incur in connection with the implementation of an increase in the Commitments.
2.7    Refinancing Amendments. (a) So long as no Specified Default exists or would arise therefrom, at any time after the Closing Date, the Borrowers may obtain, from any Lender, any Additional Lender or any other Person, Credit Agreement Refinancing Indebtedness in respect of the Facility (which for purposes of this clause (a) will be deemed to include any then outstanding (w) Other ABL Term Loans, (x) Incremental ABL Term Loans, (y) Other Revolving Credit Loans and (z) Loans provided against the Incremental Revolving Commitments, but will exclude the commitments in respect of the FILO Tranche unless (1) the Loans comprising the FILO Tranche are the only Loans outstanding and (2) the Commitments for the Revolving Credit Facility (excluding the FILO Tranche) have been terminated) in the form of (i) one or more Other ABL Term Loans or Other ABL Term Commitments, (ii) one or more Other Revolving Credit Loans or Other Revolving Credit Commitments, or (iii) in the case of the FILO Tranche, a new “first-in, last-out” tranche, as the case may be, in each case pursuant to a Refinancing Amendment. Each Tranche of Credit Agreement Refinancing Indebtedness incurred under this Subsection 2.7 shall be (x) in a minimum aggregate amount of $5,000,000 and in integral multiples of $5,000,000 in excess thereof (in the case of Other ABL Term Loans or Other Revolving Credit Loans denominated in Dollars), or (y) in a minimum aggregate amount of €5,000,000 and in integral multiples of €5,000,000 in excess thereof (in the case of Other ABL Term Loans or Other Revolving Credit Loans denominated in Euro) or (z) in a minimum aggregate amount of at least the Dollar Equivalent of $5,000,000 and in integral multiples of at least the Dollar Equivalent of $5,000,000 in excess thereof (in the case of Iother ABL Term Loans or Other Revolving Credit Loans denominated in a Designated Foreign Currency other than Euro) (or, in each case, in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion).
(b)    The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Subsection 6.2(a) and 6.2(b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Subsection 6.1 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion).
(c)    The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other ABL Term Loans, Other Revolving Credit Loans, Other Revolving Credit Commitments and/or Other ABL Term Commitments). The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Refinancing Amendment to effect such amendments to this Agreement and the other Loan Documents and such technical amendments as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Subsection 2.7.
2.8    Extension of Commitments. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower Representative to all Revolving Credit Lenders of Commitments with a like maturity date, or all lenders with ABL Term Loans with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Commitments or ABL Term Loans, as applicable) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Commitments or ABL Term Loans, as applicable, and otherwise modify the terms of such Commitments or ABL Term Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of, or changing the amortization or prepayment provisions of, such Commitments (and related outstandings) or ABL Term Loans) (each, an “Extension”, and each group of Commitments or ABL Term Loans, as applicable, as so extended, as well as the original Commitments or ABL Term Loans (not so extended), as applicable, being a “tranche”; any Extended Revolving Commitments shall constitute a separate tranche of Commitments from the tranche of Commitments from which they were converted and any Extended ABL Term Loans shall constitute a separate tranche of ABL Term Loans from the tranche of ABL Term Loans from which they were converted), so long as the following terms are satisfied: (i) except as to interest rates, fees, final maturity, amortization and prepayment provisions (which shall be determined by the Borrower Representative and set forth in the relevant Extension Offer), (x) the Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) with the same terms as the original Commitments (and related outstandings) and (y) the ABL Term Loans of any Lender that agrees to an extension with respect to such ABL Term Loans (an “Extending ABL Term Lender” and together with any Extending Revolving Credit Lender, if any, collectively, “Extending Lenders”) pursuant to an Extension (“Extended ABL Term Loans”) shall have the same terms as the original ABL Term Loans; provided that at no time shall there be Commitments hereunder (including Extended Revolving Commitments and any original Commitments) which have more than two different maturity dates, unless otherwise agreed by the Administrative Agent and the Borrower Representative (including agreements as to additional administrative fees to be paid by the Borrowers), and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers.

(b)    With respect to all Extensions consummated by the Borrowers pursuant to this Subsection 2.8, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower Representative may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower Representative’s sole discretion and which may be waived by the Borrower Representative) of Commitments or ABL Term Loans, as applicable, of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Subsection 2.8 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments or Extended ABL Term Loans, as applicable, on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Subsections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Subsection 2.8.
(c)    No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to its Commitments or ABL Term Loans (or a portion thereof). All Extended Revolving Commitments and Extended ABL Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Commitments or ABL Term Loans so extended, permit the repayment of non-extending Loans on the Termination Date and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Representative in connection therewith, in each case on terms consistent with this Subsection 2.8. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Helicopter Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).
(d)    In connection with any Extension, the Borrower Representative shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Subsection 2.8.
(e)    Following any Extension, with the consent of the Borrower Representative, any Non-Extending Lender may elect to have all or a portion of its existing Commitments or ABL Term Loans deemed to be an Extended Revolving Commitment or Extended ABL Term Loan, as

applicable under the applicable extended tranche on any date (each date a “Designation Date”) prior to the maturity date or termination date, as applicable, of such extended tranche; provided that (i) such Lender shall have provided written notice to the Borrower Representative and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion) and (ii) no more than three Designation Dates may occur in any one-year period without the written consent of the Administrative Agent. Following a Designation Date, the existing Commitments or ABL Term Loans, as applicable, held by such Lender so elected to be extended will be deemed to be an Extended Revolving Commitment or Extended ABL Term Loan, as applicable, and any existing Commitments or ABL Term Loans, as applicable, held by such Lender not elected to be extended, if any, shall continue to be existing Commitments or ABL Term Loans, as applicable.
SECTION 3

[Reserved]
SECTION 4

General Provisions Applicable to Loans
4.1    Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBOR Rate determined for such day plus the Applicable Margin in effect for such day.
(b)    Each ABR Loan denominated in Dollars shall bear interest for each day that it is outstanding at a rate per annum equal to the Alternate Base Rate in effect for such day plus the Applicable Margin in effect for such day.
(c)    If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Subsection 4.1 plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this Subsection 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in clause (b) of this Subsection 4.1 for ABR Loans that are Revolving Credit Loans accruing interest at the Alternate Base Rate plus 2.00%, in each case from the date of such nonpayment until such amount is paid in full (as well after as before any judgment relating thereto).
(d)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to clause (c) of this Subsection 4.1 shall be payable from time to time on demand exercised in accordance with Subsection 9.2.

(e)    It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Revolving Credit Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.
4.2    Conversion and Continuation Options. (a) Subject to its obligations pursuant to Subsection 4.12(c), the applicable Borrowers may elect from time to time to convert outstanding Revolving Credit Loans from Eurodollar Loans that are denominated in Dollars to ABR Loans by the Borrower Representative giving the Administrative Agent irrevocable notice of such election prior to 2:00 P.M., New York City time two Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. The Borrower Representative may elect from time to time to convert outstanding Revolving Credit Loans from ABR Loans to Eurodollar Loans by the Borrower Representative giving the Administrative Agent irrevocable notice of such election prior to 2:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurodollar Loans or ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than any Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower Representative that no such conversions may be made and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the applicable Termination Date.
(b)    Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Subsection 1.1, provided that no Eurodollar Loan denominated in Dollars may be continued as such, and each Eurodollar Loan denominated in Euro or any other Designated Foreign Currency shall be automatically continued as a Eurodollar Loan with an Interest Period of one month, in each case (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than any Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower Representative that no such continuations may be made or such loans shall be automatically continued with a one-month Interest Period, as applicable, or (ii) after the date that is one month prior to the applicable Termination Date, and provided, further, that if the Borrower Representative shall fail to give any required notice as described above in this clause (b) or if such continuation is not permitted pursuant to the preceding proviso (x) with respect to Eurodollar Loans denominated in Dollars such Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (y) with respect to Eurodollar Loans denominated in Euro or any other Designated Foreign Currency, such Eurodollar Loans shall be automatically continued as Eurodollar Loans with an Interest Period of one month. Upon receipt of any such notice of continuation pursuant to this Subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.
4.3    Minimum Amounts; Maximum Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Set shall be in a minimum aggregate amount of $500,000 and integral multiples of $100,000 in excess thereof (in the case of Loans denominated in Dollars), in a minimum aggregate amount of €1,000,000 and in integral multiples of €100,000 in excess thereof (in the case of Loans denominated in Euro) and in a minimum aggregate amount of the Dollar Equivalent of $1,000,000, or integral multiples of the Dollar Equivalent of $100,000 in excess thereof (in the case of Loans denominated in a Designated Foreign Currency other than Euro) and in a minimum aggregate amount of the Dollar Equivalent of $1,000,000, or integral multiples of the Dollar Equivalent of $100,000 in excess thereof (in the case of Loans denominated in a Designatef Foreign Currency other than Euro) (or, in each case, in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion) and so that there shall not be more than 10 Sets at any one time outstanding.
4.4    Optional and Mandatory Prepayments. (a) Each of the Borrowers may at any time and from time to time prepay the Loans made to it, in whole or in part, subject to Subsection 4.12, without premium or penalty, upon notice by the Borrower Representative to the Administrative Agent prior to 2:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Eurodollar Loans) or prior to 2:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion) on the date of prepayment (in the case of ABR Loans). Such notice shall be irrevocable except as provided in Subsection 4.4(e). Such notice shall specify, in the case of any prepayment of Loans, the identity of the prepaying Borrower, the date and amount of prepayment and whether the prepayment is (i) of Revolving Credit Loans, and (ii) of Eurodollar Loans or ABR Loans, or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall (subject to Subsection 4.4(e)) be due and payable on the date specified therein, together with (if a Eurodollar Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Subsection 4.12, the Revolving Credit Loans pursuant to this Section and shall (unless the Borrower Representative otherwise directs) be applied to payment of the Revolving Credit Loans then outstanding. Partial prepayments pursuant to this Subsection 4.4(a) shall be in multiples of $100,000 (in the case of Revolving Credit Loans outstanding in Dollars), €100,000 (in the case of Revolving Credit Loans outstanding in Euro) or the Dollar Equivalent of at least $100,000 (in the case of Revolving Credit Loans outstanding in a Designated Foreign Currency other than Euro), as applicable; provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b)    On any day (other than during an Agent Advance Period) on which the Aggregate Lender Exposure or the unpaid balance of Extensions of Credit to, or for the account of, the Borrowers exceeds the Borrowing Base (based on the Borrowing Base Certificate last delivered) or the aggregate Commitments at such time, the Borrowers shall prepay on such day the principal of outstanding Revolving Credit Loans in an amount equal to such excess.
(c)    For avoidance of doubt, the Commitments shall not be correspondingly reduced by the amount of any prepayments of Revolving Credit Loans made under Subsection 4.4(b).
(d)    Notwithstanding the foregoing provisions of this Subsection 4.4, if at any time any prepayment of the Loans pursuant to Subsection 4.4(a) or 4.4(b) would result, after giving effect to the procedures set forth in this Agreement, in any Borrower incurring breakage costs under Subsection 4.12 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially make a prepayment of the Revolving Credit Loans in accordance with Subsection 4.4(a) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans (which prepayment must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Commitments that would reduce Excess Availability to an amount that is less than the amount of such prepayment until the related portion of such Eurodollar Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans; provided, further, that such unpaid Eurodollar Loans shall continue to bear interest in accordance with Subsection 4.1 until such unpaid Eurodollar Loans or the related portion of such Eurodollar Loans, as the case may be, have or has been prepaid.
(e)    If a notice of prepayment in connection with a repayment of all outstanding Loans is given in connection with a conditional notice of termination of Commitments as contemplated by Subsection 2.3, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Subsection 2.3.
(f)    Notwithstanding anything to the contrary herein, this Subsection 4.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.
4.5    Commitment Fees; Administrative Agent’s Fee; Other Fees. (a) Each Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Applicable Commitment Fee Rate on the average daily amount of the Unutilized Commitment of such Revolving Credit Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and

December and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first such date to occur after the date hereof.
(b)    Each Borrower agrees to pay to the Administrative Agent the fees set forth under the heading “Administrative Agent Fees” of Annex I to Exhibit A to the Commitment Letter on the payment dates set forth therein, except that any such fees required therein to be paid on the Closing Date shall instead be required to be paid on the next succeeding Business Day following the Closing Date.
(c)    Each Borrower agrees to pay to the Collateral Agent the fees set forth in the Collateral Agency Fee Letter on the payment dates set forth therein.
4.6    Computation of Interest and Fees. (a) Interest (other than interest based on the Base Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Base Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of each determination of an Adjusted LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each of the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower Representative or any Lender, deliver to the Borrower Representative or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Subsection 4.1, excluding any LIBOR Rate which is based upon the Reuters Monitor Money Rates Service page and any ABR Loan which is based upon the Alternate Base Rate.
(c)    Upon the request of the Administrative Agent, each Reference Bank agrees that, if such Reference Bank is currently providing quotes for United States Dollar deposits to lending banks in the London interbank market, it will promptly (and no later than the Business Day following any such request) supply the Administrative Agent with the rate quoted by such Reference Bank to lending banks in the London interbank market two Business Days before the first day of the relevant Interest Period for United States Dollar deposits of a duration equal to the duration of such Interest Period.
4.7    Inability to Determine Interest Rate. If, prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate with respect to any Eurodollar Loan for such Interest Period (the “Affected Eurodollar Rate”), the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower Representative and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurodollar Loans to be made in Dollars the rate of interest applicable to which is based on the Affected Eurodollar Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans, (b) any Eurodollar Loans to be made in Euro or another Designated Foreign Currency the rate of interest applicable to which is based on the Affected Eurodollar Rate requested to be made on the first day of such Interest Period shall not be required to be made hereunder in Euro or such other Designated Foreign Currency and, upon receipt of such notice, the Borrower Representative may at its option revoke the pending request for such Eurodollar Loan or convert such request into a request for ABR Loans to be made in Dollars, (c) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans in Dollars the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall be converted to or continued as ABR Loans and (d) any Eurodollar Loans denominated in Euro that were to have been continued as Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall (at the option of the Borrower Representative) remain outstanding, and shall bear interest at an alternate rate which reflects, as to each Lender, such Lender’s cost of funding such Eurodollar Loans, as reasonably determined by the Administrative Agent, plus the Applicable Margin hereunder. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans to Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate.
4.8    Pro Rata Treatment and Payments. (a) Except as expressly otherwise provided herein, each borrowing of Revolving Credit Loans by any of the applicable Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of the Commitments hereunder shall be allocated by the Administrative Agent and any reduction of the Commitments of the Lenders, as applicable, shall be allocated by the Administrative Agent in each case pro rata according to the Commitment Percentages of the Lenders. Except as expressly otherwise provided herein, each payment (including each prepayment (but excluding payments made pursuant to Subsection 2.6, 2.7, 2.8, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.15(c), or 11.1(g))) by any of the applicable Borrowers on account of principal of and interest on any Revolving Credit Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the relevant Revolving Credit Lenders, and each payment on account of principal of and interest on any loans made pursuant to any Tranche established after the date of this Agreement shall be allocated pro rata (or as may otherwise be provided for in the applicable amendment to this Agreement relating to such Tranche) among the Lenders with Incremental Revolving Commitments in respect thereof or with participations in such Tranche (in each case subject to any limitations on non-pro rata payments otherwise provided for in Subsection 2.6(b)(i)(E), 2.6(b)(ii) or 2.6(b)(iii)). All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion)) on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans, the Lenders, the Administrative Agent, or the Other Representatives, as the case may be, at the Administrative Agent’s office specified in Subsection 11.2, in the same currency as the Loan being repaid and in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders or Other Representatives, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders or Other Representatives, as the case may be, on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This Subsection 4.8(a) may be amended in accordance with Subsection 11.1(d) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.
(b)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrowers in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Subsection 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower Representative of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available; provided that at the time such borrowing is made and at all times while such amount is outstanding such Borrower would be permitted to borrow such amount pursuant to Subsection 2.1.

4.9    Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof in each case occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurodollar Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower Representative and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested and (c) such Lender’s Loans that are made in Dollars then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law. If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Subsection 4.12.
4.10    Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):
(i)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or
(ii)    shall impose on such Lender any other condition (excluding any Tax of any kind whatsoever);
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, then, in any such case, upon notice to the Borrower Representative from such Lender, through the Administrative Agent in accordance herewith, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurodollar Loans, provided that, in any such case, such Borrower may elect to convert the Eurodollar Loans made by such Lender hereunder in Dollars to ABR Loans by giving the Administrative Agent at least one Business Day’s (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Subsection 4.10(a) and such amounts, if any, as may be required pursuant to Subsection 4.12. If any Lender becomes entitled to claim any additional amounts pursuant to this Subsection 4.10

(a), it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(a) submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(a), the Borrowers shall not be required to compensate a Lender (i) pursuant to this Subsection 4.10(a) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor (except that, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then provided such Lender shall, within six months of such adoption, change, interpretation or application, have notified the Borrower Representative of such Lender’s intention to claim compensation therefor, the six-month period first referred to in this sentence shall be extended to include the period of retroactive effect thereof) and (ii) for any increased costs, if such Lender is applying this provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 10 Business Days after submission by such Lender to the Borrower Representative (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(b) submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(b), the Borrowers shall not be required to compensate a Lender (i) pursuant to this Subsection 4.10(b) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor (except that, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then provided such Lender shall, within six months of such adoption, change, interpretation or application, have notified the Borrower Representative of such Lender’s intention to claim compensation therefor, the six-month period first referred to in this sentence shall be extended to include the period of retroactive effect thereof) and (ii) for any increased costs, if such Lender is applying this provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(c)    Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.
4.11    Taxes. (a) Except as provided below in this Subsection 4.11 or as required by law (which, for purposes of this Subsection 4.11, shall include FATCA), all payments made by the Borrowers or the Agents under this Agreement and any Revolving Credit Notes shall be made without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by such Borrower or the Administrative Agent to any Agent or any Lender hereunder or under any Revolving Credit Notes, the amounts so payable by such Borrower shall be increased to the extent necessary so that such Agent or such Lender receives (after deduction or withholding of all Non-Excluded Taxes) an amount equal to the amount it would have received had no such deduction or withholding been made; provided, however, that the Borrowers shall be entitled to deduct and withhold, and the Borrowers shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by any Borrower to or for the account of any Agent or Lender shall not be increased (x) if such Agent or Lender fails to comply with the requirements of clause (b) of this Subsection 4.11 or with the requirements of Subsection 4.13, (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a Change in Law, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”). Whenever any Non-Excluded Taxes are payable by any Borrower, as soon as practicable thereafter the Borrower Representative shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof or other evidence of such payment reasonably satisfactory to the Administrative Agent. If any Borrower fails to pay any Non-Excluded Taxes when due to the appropriate

Governmental Authority in accordance with applicable law, such Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Subsection 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(b)    If any Agent or any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Agreement, such Agent or such Lender shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Agent or any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Each Lender and each Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.
(c)    If a payment made to a Lender or Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Agent shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
4.12    Indemnity. The Borrowers agree, jointly and severally, to indemnify each Lender in respect of Extensions of Credit made, or requested to be made, to the Borrowers and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans, after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurodollar Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurodollar Loans or the conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Subsection 4.12, it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this Subsection 4.12 submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. The Borrower Representative shall pay (or cause the relevant Borrower to pay) such Lender the amount shown as due on any such certificate within five Business Days after receipt thereof. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
4.13    Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense of the Borrower Representative, each Lender and Agent to which any Borrower is required to pay any additional amount pursuant to Subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower Representative the opportunity to contest, and reasonably cooperate with the Borrower Representative in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender or Agent shall not be required to afford the Borrower Representative the opportunity to so contest unless the Borrower Representative shall have confirmed in writing to such Lender or Agent such Borrower’s obligation to pay such amounts pursuant to this Agreement and (ii) the Borrowers shall reimburse such Lender or Agent for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower Representative in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender or Agent shall be required to afford the Borrower Representative the opportunity to contest, or cooperate with the Borrower Representative in contesting, the imposition of any Non-Excluded Taxes, if such Lender or Agent in its sole discretion in good faith determines that to do so would have an adverse effect on it.
(b)    If a Lender changes its applicable lending office (other than (i) pursuant to clause (c) below or (ii) after an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any of the Borrowers to become obligated to pay any additional amount under Subsection 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.
(c)    If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender or Agent by any of the Borrowers pursuant to Subsection 4.10 or 4.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, pursuant to Subsection 4.9, such Lender or Agent shall promptly notify the Borrower Representative and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender or Agent shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrowers agree to reimburse such Lender or Agent for the reasonable incremental out-of-pocket costs thereof).
(d)    If any of the Borrowers shall become obligated to pay additional amounts pursuant to Subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Subsection 4.10 or 4.11 or if Affected Loans or commitments to make Affected Loans are automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, under Subsection 4.9 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such conversion under Subsection 4.9, the Borrower Representative shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower Representative to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent to prepay the affected Loan, in whole or in part, subject to Subsection 4.12, without premium or penalty and terminate the Commitments in respect of the Revolving Credit Facility of such Lender. In the case of the substitution of a Lender, then, the Borrower Representative, any other applicable Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Subsection 11.6(b) in connection with such assignment shall be paid by the Borrower Representative or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under Subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Subsection 4.13) prior to such substitution or prepayment. In the case of the substitution of a Lender pursuant to this Subsection 4.13(d) or Subsection 4.15(c)(i), if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to such replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Borrower Representative to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.
(e)    If any Agent or any Lender receives a refund directly attributable to Taxes for which any of the Borrowers has made additional payments pursuant to Subsection 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that such Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority. This paragraph shall not be construed to require any Agent or Lender to make available its Tax returns (or related work papers and advice prepared by outside advisors) to any Borrower or to any other Person.
(f)    The obligations of any Agent, Lender or Participant under this Subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.
4.14    Controls on Prepayment if Aggregate Outstanding Credit Exceeds Aggregate Revolving Credit Loan Commitments. (a) In addition to the provisions set forth in Subsection 4.4(b), the Borrower Representative will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers, with the objective of preventing any request for an Extension of Credit that would result in (i) the Aggregate Outstanding Credit with respect to all of the Revolving Credit Lenders being in excess of the aggregate Commitments then in effect or (ii) any other circumstance under which an Extension of Credit would not be permitted pursuant to Subsection 2.1(a).
(b)    The Administrative Agent will calculate the Aggregate Outstanding Credit with respect to all of the Lenders from time to time, and in any event not less frequently than once during each calendar week.
4.15    Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Credit Lender is a Defaulting Lender:

(a)    no commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender;
(b)    in determining the Required Lenders or Supermajority Lenders, any Lender that at the time is a Defaulting Lender (and the Revolving Credit Loans and/or Commitment of such Defaulting Lender) shall be excluded and disregarded;
(c)    the Borrower Representative shall have the right, at its sole expense and effort (i) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower Representative to each become a substitute Revolving Credit Lender and assume all or part of the Commitment of any Defaulting Lender and the Borrower Representative, the Administrative Agent and any such substitute Revolving Credit Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (ii) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, to prepay the Loans and, at the Borrower Representative’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty;
(d)    any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Subsection 11.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by a Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Subsection 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans to any Defaulting Lender; and
(e)    In the event that the Administrative Agent and the Borrower Representative each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage. The rights and remedies against a Defaulting Lender under this Subsection 4.15 are in addition to other rights and remedies that the Borrowers, the Administrative Agent, and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Subsection

4.15 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.
4.16    Cash Management. (a) Annexed hereto as Schedule 4.16, as the same may be modified from time to time by notice to the Administrative Agent, is a schedule of all DDAs and Concentration Accounts that are maintained by the Qualified Loan Parties, which schedule includes, with respect to each depository: (i) the name and address of such depository; (ii) the account number(s) (and account name(s) of such bank account(s), if applicable) maintained with such depository; and (iii) a contact person at such depository.
(b)    Except as otherwise agreed by the Administrative Agent, each Qualified Loan Party shall (i) deliver to the Administrative Agent notifications executed on behalf of each such Qualified Loan Party to each depository institution with which any DDA (other than Excluded Accounts) is maintained, in form reasonably satisfactory to the Administrative Agent of the Administrative Agent’s interest (as the Collateral Agent’s agent, sub-agent or designee, as applicable) in such DDA, (ii) instruct each depository institution for a DDA (other than Excluded Accounts) that the amount in excess of the Target Amount and available at the close of each Business Day in such DDA should be swept to one of the Qualified Loan Parties’ Concentration Accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent, (iii) (A) for each Concentration Account maintained by a Qualified Loan Party with a bank located in the U.S. and into which DDAs (other than Excluded Accounts) are swept (each such Concentration Account, a “U.S. Blocked Account” and collectively, the “U.S. Blocked Accounts”), enter into a blocked account agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the Administrative Agent or the Collateral Agent and the bank with which such Qualified Loan Party maintains such Concentration Account, covering each such Concentration Account maintained with such bank and (B) for each Concentration Account maintained by a Qualified Loan Party with a bank or other financial institution located outside the U.S. and into which DDAs (other than Excluded Accounts) are swept (each such Concentration Account, a “Non-U.S. Blocked Account”; collectively, the “Non-U.S. Blocked Accounts”; and collectively with the U.S. Blocked Accounts, the “Blocked Accounts”), take reasonable steps (including the entry into control agreements if applicable) with respect to such Concentration Account to perfect the Collateral Agent’s security interest in such Concentration Account as required by and in accordance with applicable local law and (iv) (A) instruct all Affiliate Lessees of such Qualified Loan Party that remit Affiliate Rental Payments of such Affiliate Lessees regularly by check pursuant to arrangements with such Qualified Loan Party to remit all such payments to the applicable “P.O. Boxes” or “Lockbox Addresses” with respect to the applicable DDA or Concentration Account, which remittances shall be collected by the applicable bank and deposited in the applicable DDA or Concentration Account or (B) cause the checks of any such Affiliate Lessees to be deposited in the applicable DDA or Concentration Account within two Business Days after such check is received by such Qualified Loan Party. All amounts received by the Parent Borrower or any of its Subsidiaries that is a Loan Party in respect of any Affiliate Rental Payments, in addition to all other cash received from any other source, shall upon receipt of such amount or cash (other than (i) any such amount to be deposited in Excluded Accounts or (ii) cash excluded from the Collateral pursuant to any Security Document) be deposited into a DDA (other than an Excluded Account)

or Concentration Account. Each Qualified Loan Party agrees that it will not cause proceeds of such DDAs (other than Excluded Accounts) to be otherwise redirected.
(c)    Each Blocked Account Agreement shall require, after the occurrence and during the continuance of a Dominion Event, the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the monetary obligations then due and owing hereunder and under the other Loan Documents have been paid in full), of all available cash balances and cash receipts, including the then contents or then entire available ledger balance of each U.S. Blocked Account net of such minimum balance (not to exceed the Dollar Equivalent of $500,000 per account or $1,000,000 in the aggregate), if any, required by the bank at which such U.S. Blocked Account is maintained to an account maintained by the Administrative Agent at Morgan Stanley Bank, N.A. (or another bank of recognized standing reasonably selected by the Administrative Agent with the reasonable consent of the Borrower Representative) (the “Core Concentration Account”). Each Qualified Loan Party agrees that it will not cause proceeds of any U.S. Blocked Account to be otherwise redirected.
(d)    All collected amounts received in the Core Concentration Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent that the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and after giving effect to the application of any such amounts constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document or applicable Intercreditor Agreement, as applicable): (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent or the Collateral Agent under any of the Loan Documents and to repay or prepay outstanding Revolving Credit Loans advanced by the Administrative Agent; (2) second, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Revolving Credit Loans and all accrued and unpaid fees actually due and payable to the Administrative Agent and the Lenders under any of the Loan Documents; (3) third, to repay (on a ratable basis) the outstanding principal of Revolving Credit Loans (whether or not then due and payable); (4) fourth, to pay (on a ratable basis) all outstanding obligations of the Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under this Agreement; and (5) fifth, to pay (on a ratable basis) all other outstanding obligations of the Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under any of the other Loan Documents. This Subsection 4.16(d) may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable, in accordance with Subsection 11.1(d).
(e)    If, at any time after the occurrence and during the continuance of a Dominion Event as to which the Administrative Agent has notified the Borrower Representative, any cash, Cash Equivalents or Temporary Cash Investments owned by any Qualified Loan Party (other than (i) de minimis cash, Cash Equivalents or Temporary Cash Investments from time to time inadvertently misapplied by any Qualified Loan Party, (ii) cash, Cash Equivalents or Temporary Cash Investments deposited or to be deposited in an Excluded Account in accordance with this

Subsection 4.16, (iii) cash, Cash Equivalents or Temporary Cash Investments that are (or are in any bank account that is) excluded from the Collateral pursuant to any Security Document, including Excluded Assets, and (iv) cash, Cash Equivalents or Temporary Cash Investments in an “Asset Sales Proceeds Account” or similar (as defined in any applicable Intercreditor Agreement then in effect)) are deposited to any bank account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account), the Administrative Agent shall be entitled to require the applicable Qualified Loan Party to close such bank account and have all funds therein transferred to a Blocked Account, and to cause all future deposits that were previously made or required to be made to such bank account to be made to a Blocked Account.
(f)    (a) The Qualified Loan Parties respectively may close DDAs or Concentration Accounts or open new DDAs or new Concentration Accounts, subject to, in the case of any new Concentration Account, (i) the contemporaneous execution and delivery to the Administrative Agent of a Blocked Account Agreement consistent with the provisions of this Subsection 4.16 with respect to each such new Concentration Account or (ii) other arrangements reasonably satisfactory to the Administrative Agent and (b) as part of the Compliance Certificate to be delivered concurrently with the delivery of financial statements and reports referred to in Subsections 7.1(a) and 7.1(b) the Borrower Representative will provide a list to the Administrative Agent of any newly opened or acquired DDAs or Concentration Accounts during the preceding Fiscal Quarter.
(g)    In the event that a Qualified Loan Party acquires new demand deposit accounts or new concentration accounts in connection with an acquisition, the Borrower Representative will procure that such Qualified Loan Party shall within 90 days of the date of such acquisition (or such longer period as may be agreed by the Administrative Agent) cause such new demand deposit accounts or new concentration accounts so acquired to comply with the applicable requirements of Subsection 4.16(b) (including, with respect to any new Concentration Account, by entering into a Blocked Account Agreement, if applicable) or shall enter into other arrangements consistent with the provisions of this Subsection 4.16 and otherwise reasonably satisfactory to the Administrative Agent with respect to any new Concentration Account or DDA that, in either case, is to become a Blocked Account.
(h)    The Core Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. The Borrower Representative, on behalf of each Qualified Loan Party, hereby acknowledges and agrees that, except to the extent otherwise provided in the Guarantee and Collateral Agreement or any applicable Intercreditor Agreement, (x) such Qualified Loan Party has no right of withdrawal from the Core Concentration Account, (y) the funds on deposit in the Core Concentration Account shall at all times continue to be collateral security for all of the Obligations of the Qualified Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the Core Concentration Account shall be applied as provided in this Agreement and any applicable Intercreditor Agreement. In the event that, notwithstanding the provisions of this Subsection 4.16, any Qualified Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Core Concentration Account pursuant to Subsection 4.16(c), such proceeds and collections shall be held in trust by such Qualified Loan Party for the Administrative Agent, shall not be commingled with any of such Qualified Loan Party’s other funds or deposited in any bank account of such Qualified Loan Party (other than any bank account by which such Qualified Loan Party received or acquired dominion or control over such proceeds and collections or with any funds in such bank account) and shall promptly be deposited into the Core Concentration Account or dealt with in such other fashion as such Qualified Loan Party may be instructed by the Administrative Agent.
(i)    So long as no Dominion Event has occurred and is continuing, the Qualified Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.
(j)    Any amounts held or received in the Core Concentration Account (including all interest and other earnings with respect hereto, if any) at any time (x) when all of the monetary obligations due and owing hereunder and under the other Loan Documents have been satisfied or (y) all Dominion Events have been cured or waived, shall (subject in the case of clause (x) to the provisions of any applicable Intercreditor Agreement) be remitted to the operating bank account of the applicable Qualified Loan Party.
(k)    Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this Subsection 4.16 during the initial 90 day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is 90 days following the Closing Date or such later date as the Administrative Agent, in its sole discretion, may agree.
SECTION 5

Representations and Warranties
To induce the Administrative Agent and each Lender to enter into this Agreement on the Closing Date and on each date on which an Extension of Credit is made thereafter, (i) with respect to Subsections 5.1, 5.2, 5.3, 5.6, 5.7, 5.8, 5.9, 5.10, 5.12, 5.15, 5.17, 5.18, 5.19, 5.20 and 5.23, the Parent Guarantor with respect to itself and its wholly owned Restricted Subsidiaries, (ii) with respect to Subsections 5.4, 5.5, and 5.14, the Parent Guarantor with respect to itself and each Affiliate Guarantor and the Parent Borrower with respect to itself and each other Loan Party and (iii) with respect to Subsections 5.7, 5.11, 5.21, 5.22 and 5.24, the Parent Borrower with respect to itself and each other Loan Party, in each case, hereby represents and warrants, on the Closing Date and on every date on which an Extension of Credit is made thereafter to the Administrative Agent and each Lender that:
5.1    Financial Condition. (a) (i) The audited consolidated balance sheets of Parent as of April 30, 2014 and April 30, 2013 and the related consolidated statements of operations, consolidated statements of comprehensive loss, consolidated statements of cash flows and changes in shareholders’ equity for the Fiscal Years ended April 30, 2014, April 30, 2013 and April 30, 2012, reported on by and accompanied by reports from Ernst & Young LLP, and (ii) the unaudited consolidated balance sheets of Parent and the related consolidated statements of operations, consolidated statements of comprehensive loss, consolidated statements of cash flows and changes in shareholders’ equity for the nine months ended January 31, 2015 present fairly, in all material respects, the consolidated financial condition as at such dates, and the consolidated statements of operations, consolidated statements of comprehensive loss, consolidated statements of cash flows and changes in shareholders’ equity for the respective periods then ended of Parent. Subject, in the case of unaudited statements, to normal year-end adjustments, all such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes).
(b)    As of the Closing Date, except as set forth in the financial statements referred to in Subsection 5.1(a), there are no liabilities of the Parent Guarantor or any Restricted Subsidiary of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which would reasonably be expected to result in a Material Adverse Effect.
5.2    No Change; Solvent. There has been no development or event relating to or affecting any of the Parent Guarantor and its Restricted Subsidiaries which has had or would be reasonably expected to have a Material Adverse Effect. As of the Closing Date, the Parent Guarantor, together with its Subsidiaries on a consolidated basis, is Solvent.
5.3    Corporate Existence; Compliance with Law. Each of the Parent Guarantor and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, except (other than with respect to the Borrowers), to the extent that the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.
5.4    Corporate Power; Authorization; Enforceable Obligations. Each of the Parent Guarantor, the other Affiliate Guarantors, the Parent Borrower and the other Loan Parties has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain Extensions of Credit hereunder, and each such person has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement and any Revolving Credit Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any of the Parent Guarantor, the other Affiliate Guarantors, the Parent Borrower and the other Loan Parties in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, and (c) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Parent Guarantor and each Borrower, and each other Loan Document to which any Affiliate Guarantor or any Loan Party is a party will be duly executed and delivered on behalf of such Affiliate Guarantor or such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Parent Guarantor and each Borrower and each other Loan Document to which any Affiliate Guarantor or any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Affiliate Guarantor or such Loan Party, enforceable against such Affiliate Guarantor or such Loan Party in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
5.5    No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Parent Guarantor, the other Affiliate Guarantors, the Parent Borrower and the other Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such person in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require the creation or imposition of any Lien (other than Liens securing the Obligations or otherwise permitted hereby) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation and (c) will not violate any provision of the Organizational Documents of such person or any of the Restricted Subsidiaries, except (other than with respect to the Borrowers) as would not reasonably be expected to have a Material Adverse Effect.
5.6    No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Guarantor, threatened by or against the Parent Guarantor or any of its Restricted Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.
5.7    No Default. None of Parent Guarantor and its Restricted Subsidiaries, the Parent Borrower and the other Loan Parties is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
5.8    Ownership of Property; Liens. Each of the Parent Guarantor and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property located in the United States of America, and good title to, or a valid leasehold interest in, all its other material property located in the United States of America, except those for which the failure to have such good title or such leasehold interest would not be reasonably expected to have a Material Adverse Effect, and none of such real or other property is subject to any Lien, except for Liens permitted hereby (including Permitted Liens).
5.9    Intellectual Property. The Parent Guarantor and each of its Restricted Subsidiaries owns beneficially, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, and rights in know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person against the Parent Guarantor or any of its Restricted Subsidiaries challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Parent Guarantor know of any such claim, and, to the knowledge of the Parent Guarantor, the use of such Intellectual Property by the Parent Guarantor and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
5.10    Taxes. To the knowledge of the Parent Guarantor, (1) the Parent Guarantor and each of its Restricted Subsidiaries has filed or caused to be filed all material tax returns which are required to be filed by it and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority; and (2) no Tax Liens have been filed (except for Liens for Taxes not yet due and payable), and no claim is being asserted in writing, with respect to any such Taxes (in each case other than in respect of any such (i) Taxes with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent Guarantor or its Restricted Subsidiaries, as the case may be).
5.11    Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Borrower Representative will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.
5.12    ERISA. (a) During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan, none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) a Reportable Event; (ii) a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single

Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent Guarantor or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) a complete or partial withdrawal from any Multiemployer Plan by the Parent Guarantor or any Commonly Controlled Entity; (vii) the ERISA Reorganization or Insolvency of any Multiemployer Plan; (viii) any transaction that resulted or could reasonably be expected to result in any liability to the Parent Guarantor or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA or (ix) the imposition of any Liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent Guarantor or any Commonly Controlled Entity.
(b)    With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Parent Guarantor or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Parent Guarantor or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Parent Guarantor or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent Guarantor or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Parent Guarantor or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.
5.13    [Reserved].
5.14    Investment Company Act; Other Regulations. None of the Parent Guarantor, the other Affiliate Guarantors, the Parent Borrower and the other Loan Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. None of the Parent Guarantor, the other Affiliate Guarantors, the Parent Borrower and the other Loan Parties is subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.
5.15    Subsidiaries. Schedule 5.15 sets forth all the Subsidiaries of the Parent Guarantor at the Closing Date, the jurisdiction of their organization and the direct or indirect ownership interest of the Parent Guarantor therein.

5.16    Purpose of Loans. The proceeds of Revolving Credit Loans shall be used by the Borrowers to effect, in part, the Transactions, and to pay certain fees and expenses relating thereto.
5.17    Environmental Matters. Other than as disclosed on Schedule 5.17 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)    The Parent Guarantor and its Restricted Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws and Environmental Permits, including any reasonably foreseeable future requirements thereof.
(b)    Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to, at or from any real property presently or formerly owned, leased or operated by the Parent Guarantor or any of its Restricted Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Parent Guarantor or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the planned or continued operations of the Parent Guarantor and its Restricted Subsidiaries, or (iii) impair the fair saleable value of any real property owned by the Parent Guarantor or any of its Restricted Subsidiaries that is part of the Collateral.
(c)    There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Guarantor or any of its Restricted Subsidiaries is, or to the knowledge of the Parent Guarantor or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Guarantor or any of its Restricted Subsidiaries, threatened.
(d)    Neither the Parent Guarantor nor any of its Restricted Subsidiaries has received any written request for information, claim alleging liability for Environmental Costs, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information or for payment of Environmental Costs from any Governmental Authority or third party with respect to any Materials of Environmental Concern.
(e)    Neither the Parent Guarantor nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement,

nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.
5.18    No Material Misstatements. The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Parent Guarantor to the Administrative Agent, the Other Representatives and the Lenders on or prior to the Closing Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Guarantor and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about the Parent Guarantor’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Guarantor and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.
5.19    Labor Matters. There are no strikes pending or, to the knowledge of the Parent Guarantor, reasonably expected to be commenced against the Parent Guarantor or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Parent Guarantor and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.
5.20    Insurance. Schedule 5.20 sets forth a complete and correct listing as of the date that is two Business Days prior to the Closing Date of all insurance that is (a) maintained by the Parent Guarantor and (b) material to the business and operations of the Parent Guarantor and its Restricted Subsidiaries taken as a whole, with the amounts insured (and any deductibles) set forth therein.
5.21    Eligible Transaction Helicopter Equipment. As of the date of any Borrowing Base Certificate, the Helicopter Equipment included in the calculation of Eligible Transaction Helicopter Equipment on such Borrowing Base Certificate satisfy in all material respects the requirements of “Eligible Transaction Helicopter Equipment” hereunder.
5.22    Eligible Helicopter Equipment. As of the date of any Borrowing Base Certificate, the Helicopter Equipment included in the calculation of Eligible Helicopter Equipment on such Borrowing Base Certificate satisfy in all material respects the requirements of “Eligible Helicopter Equipment” hereunder.
5.23    Anti-Terrorism. As of the Closing Date, (a) the Parent Guarantor and its Restricted Subsidiaries are in compliance with the Patriot Act and (b) none of the Parent Guarantor and its Restricted Subsidiaries is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations and prohibitions under any other U.S. Department of Treasury’s Office of Foreign Asset Control regulation or executive order (“OFAC”), in each case, except as would not reasonably be expected to have a Material Adverse Effect.
5.24    Use of Proceeds. None of the Borrowers will knowingly, directly or indirectly, use the proceeds of any Loan to fund or facilitate any activities or business of or with any person that is the subject of Sanctions at the time of the use of such proceeds, or in any country or territory where doing business with such country or territory is prohibited under applicable Sanctions.
SECTION 6

Conditions Precedent
6.1    Conditions to Effectiveness. This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:
(a)    Loan Documents. The Administrative Agent shall have received (or, in the case of Loan Parties other than the Borrowers, shall receive substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1) the following Loan Documents, executed and delivered as required below:
(i)    this Agreement, executed and delivered by a duly authorized officer, director or attorney of each Borrower;
(ii)    the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer, director or attorney of each Loan Party required to be a signatory thereto; and
(iii)    the Guarantee Agreement, executed and delivered by a duly authorized officer, director or attorney of each Affiliate Guarantee.
(b)    Financial Information. The Committed Lenders shall have received copies of the financial statements described in Subsection 5.1(a).
(c)    Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    executed legal opinion of Debevoise & Plimpton LLP, counsel to the Affiliate Guarantors and the Loan Parties;

(ii)    executed legal opinions of Maples and Calder, special Cayman Islands counsel to Holdings and the Parent Guarantor; and
(iii)    executed legal opinion of Loyens & Loeff, special Luxembourg counsel to the Affiliate Guarantors.
(d)    Perfected Liens. The Collateral Agent (or the Administrative Agent as the Collateral Agent’s agent, sub-agent or designee) shall have obtained a valid security interest in the Collateral covered by the Guarantee and Collateral Agreement (to the extent and with the priority contemplated therein); and all documents, instruments, filings and recordations reasonably necessary in connection with the perfection of such security interests (as and to the extent perfection is required under the terms of the Guarantee and Collateral Agreement) shall have been executed and delivered or made, or shall be delivered or made substantially concurrently with the initial Borrowing under the Loan Documents pursuant to arrangements reasonably satisfactory to the Administrative Agent or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens.
(e)    Pledged Stock; Stock Powers. The Collateral Agent shall have received the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.
(f)    Fees. The Committed Lenders, the Lead Arrangers, the Agents and the Lenders, respectively, shall have received all fees related to the entry into this Agreement payable to them to the extent due.
(g)    Secretary’s Certificates. The Administrative Agent shall have received a certificate from each of the Affiliate Guarantors and the Loan Parties, dated the Closing Date, with appropriate insertions and attachments of resolutions or other actions, evidence of incumbency and the signature of authorized signatories and Organizational Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary or other authorized representative of such Affiliate Guarantor or Loan Party, as applicable.
(h)    Solvency Certificate. The Administrative Agent shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Parent Guarantor certifying the Solvency, on the Closing Date, of the Parent Guarantor and its Subsidiaries on a consolidated basis in substantially the form of Exhibit D hereto.
(i)    Patriot Act. The Administrative Agent and the Committed Lenders shall have received at least three days prior to the Closing Date all documentation and other information about the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested in writing at least 10 days prior to the Closing Date.

(j)    Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.
(k)    Officer’s Certificate. The Administrative Agent shall have received a certificate from the Borrower Representative, dated the Closing Date, substantially in the form of Exhibit E.
The delivery of executed counterparts to this Agreement by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.
6.2    Conditions to Each Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it is subject to the satisfaction or waiver of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.
(c)    Borrowing Notice. With respect to any Borrowing, the Administrative Agent shall have received a notice of such Borrowing as required by Subsection 2.2 (or such notice shall have been deemed given in accordance with Subsection 2.2).
(d)    Revised Borrowing Base Certificate. In the case of a Borrowing to finance a Transaction described in clause (i) of the definition thereof, which Borrowing could not otherwise satisfy the condition set forth in Subsection 2.1(a)(v) without giving pro forma effect to the Transaction being financed, the Administrative Agent shall have received a revised Borrowing Base Certificate based on the Borrowing Base Certificate last delivered pursuant to Subsection 7.2(f), giving pro forma effect to such Borrowing and Transaction.

(e)    Use of Proceeds. After giving effect to the Extensions of Credit requested to be made on such date (including giving effect to the use of the proceeds thereof on such date to repay any amounts theretofore outstanding pursuant to this Agreement), (i) the aggregate amount of outstanding Revolving Credit Loans incurred to finance the purchase of Helicopters over 15 years old or to finance the purchase of helicopter models described in Subsection 6.3(z) shall not exceed 33⅓% of the aggregate principal amount of Commitments outstanding at such time, (ii) the aggregate amount of outstanding Revolving Credit Loans incurred to finance the purchase of any one model of helicopter described in Subsection 6.3(z) shall not exceed 10.0% of the aggregate principal amount of Commitments outstanding at such time, and (iii) the aggregate amount of outstanding Revolving Credit Loans incurred to finance acquisitions of Green Helicopters (which remain Green Helicopters on the date on which such Revolving Credit Loans are to be made) shall not exceed 20.0% of the aggregate principal amount of the Commitments outstanding at such time.
(f)    Security Over Helicopters. In the case of a Borrowing to finance or re-finance the acquisition cost of a Helicopter, the Collateral Agent shall have received in respect of such Helicopter, (i) an executed Helicopter Mortgage (complying with the Agreed Security Principles), which may either be effective upon, or being held undated, to be dated, released and become effective upon, the date of delivery of such Helicopter to the relevant Qualified Loan Party and, in any event, substantially contemporaneously with any Extension of Credit in respect of such Helicopter, (ii) a substantially final form of any legal opinion required, in accordance with the Guarantee and Collateral Agreement and Agreed Security Principles, to be delivered to the Collateral Agent in connection with such delivery of such Helicopter, and confirmation from either (x) the provider thereof that such provider will issue such opinion upon such delivery of such Helicopter and its receipt of all requisite documents (including any that will be available only upon, or immediately following, such delivery) or (y) counsel to the Collateral Agent or to the Loan Parties that such counsel holds such opinion and will release it to the Collateral Agent upon such delivery of the Helicopter, (iii) confirmation from the Parent Borrower or its designee that (x) upon the date of delivery of such Helicopter, unless otherwise agreed in accordance with subclause (y) below, the International Interest created in the Airframe under such Helicopter Mortgage shall be registered with the International Registry, if either the Helicopter is registered in a Contracting State on the delivery date or the relevant mortgagor is “situated in” any Contracting State for the purposes of the Cape Town Convention and (y) following delivery of such Helicopter and receipt of any documents entered into or released upon such delivery, the perfection actions required, in accordance with the terms of the Guarantee and Collateral Agreement and Agreed Security Principles, shall be completed as soon as reasonably practicable and in any event within timeframes agreed between the Collateral Agent, prior to the relevant Extension of Credit, and the Borrower Representative (each acting reasonably) and provided always that such timeframes shall be consistent with prevailing market practice, and timeframes prescribed by applicable law, in the relevant jurisdictions and (iv) a draft form of any insurance certificate required for such Helicopter under Subsection 7.5, together with a confirmation from the insurance broker or provider that such certificate will be issued or otherwise become effective upon such delivery of such Helicopter.
Each Extension of Credit hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this Subsection 6.2 have been satisfied.

6.3    Additional Conditions to Certain Extensions of Credit.
Except in the case of Extensions of Credit requested in connection with purchases of Firm Helicopters, at any time when the Utilization Percentage exceeds 50.0%, the agreement of each Lender to make any Extension of Credit requested to be made by it on the Closing Date or on any date after the Closing Date is subject to the satisfaction or waiver of the following additional conditions precedent: (x) the weighted average age (based on Fleet Value) of all Helicopters included in the Borrowing Base shall not exceed 11 years; (y) the Fleet Value of Helicopters over 15 years of age that are included in the Borrowing Base shall comprise no more than 33⅓% of the Average Appraised Value; and (z) the Fleet Value of Helicopters of any one of the following model types shall be no more than 10.0% of the Average Appraised Value and the Fleet Value of Helicopters of all the following model types shall be no more than 33⅓% of the Average Appraised Value: S76A, S76B, S76C, S76C+, AS365, Bell 412 (including any variant thereof), AS332L and AS332L1.
Each Extension of Credit hereunder at any time when the Utilization Percentage exceeds 50.0% shall constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this Subsection 6.3 have been satisfied.
SECTION 7

Affirmative Covenants
From and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans and all other Obligations then due and owing to any Lender or any Agent hereunder, (i) with respect to Subsections 7.1, 7.2 (other than clause (f) thereof), 7.3, 7.4, 7.5, 7.6(a), 7.8, 7.11 and 7.12, the Parent Guarantor hereby agrees that it shall and shall cause each of its wholly owned Restricted Subsidiaries to, and (ii) with respect to Subsections 7.2(f), 7.6(b), 7.6(c), 7.7 and 7.10, the Parent Borrower hereby agrees that it shall and shall cause each other Loan Party to:
7.1    Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):
(a)    as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each Fiscal Year of the Parent Guarantor, a copy of the consolidated balance sheet of the Parent Guarantor as at the end of such year and the related consolidated statement of operations, consolidated statement of comprehensive income (loss), consolidated statement of cash flows and changes in shareholders’ equity for such year, setting forth in each case, in comparative form, the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to (i) an upcoming maturity or termination date hereunder or (ii) any potential inability to satisfy any financial maintenance covenant included in any Indebtedness of the Parent Guarantor or its Subsidiaries on a future date in a future period, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of the Parent Guarantor’s or any Parent Entity’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Parent Guarantor’s obligation under this Subsection 7.1(a) with respect to such year, including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception with respect to (i) an upcoming maturity or termination date hereunder or (ii) any potential inability to satisfy any financial maintenance covenant included in any Indebtedness of the Parent Guarantor or its Subsidiaries on a future date or in a future period));
(b)    as soon as available, but in any event not later than the fifth Business Day following the 60th day following the end of each of the first three quarterly periods of each Fiscal Year of the Parent Guarantor, the unaudited consolidated balance sheet of the Parent Guarantor as at the end of such quarter and the related unaudited consolidated statements of operations, consolidated statements of comprehensive income (loss), consolidated statements of cash flows and changes in shareholders’ equity of the Parent Guarantor for the portion of the Fiscal Year through the end of such quarter, setting forth in comparative form the figures for and as of the corresponding periods of the previous year, in each case certified by a Responsible Officer of the Parent Guarantor as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Parent Guarantor’s or any Parent Entity’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Parent Guarantor’s obligations under this Subsection 7.1(b) with respect to such quarter);
(c)    to the extent applicable, concurrently with any delivery of consolidated financial statements referred to in Subsections 7.1(a) and 7.1(b) above, related unaudited condensed consolidating financial statements and appropriate reconciliations reflecting the material adjustments necessary (as determined by the Parent Guarantor in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and
(d)    all such financial statements delivered pursuant to Subsection 7.1(a) or 7.1(b) to (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b), shall be certified by a Responsible Officer of the Parent Guarantor to) fairly present in all material respects the financial condition of the Parent Guarantor and its Subsidiaries in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Guarantor as being) in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except, in the case of any financial statements delivered pursuant to Subsection 7.1(b), for the absence of certain notes).

7.2    Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):
(a)    concurrently with the delivery of the financial statements referred to in Subsection 7.1(a), a certificate or report of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default under the covenant set forth in Subsection 8.1 insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate or report (which certificate or report may be limited in accordance with accounting rules or guidelines or internal policy of the independent certified public accountant);
(b)    concurrently with the delivery of the financial statements and reports referred to in Subsections 7.1(a) and 7.1(b), a certificate signed by a Responsible Officer of the Parent Guarantor in substantially the form of Exhibit H or such other form as may be agreed between the Parent Guarantor and the Administrative Agent (a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, each of the Parent Guarantor and its Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth a reasonably detailed calculation of the Fixed Charge Coverage Ratio for the Most Recent Four Quarter Period and demonstrating compliance with Subsection 8.1 (in the case of a certificate furnished with the financial statements referred to in Subsections 7.1(a) and 7.1(b));
(c)    [reserved];
(d)    within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Parent Guarantor may file with the SEC or any successor or analogous Governmental Authority;
(e)    within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Parent Guarantor may file with the SEC or any successor or analogous Governmental Authority; and
(f)    not later than 5:00 P.M., New York City time, on or before the 15th Business Day of each Fiscal Period of the Parent Borrower (or (i) more frequently as the Borrower Representative may elect, so long as the same frequency of delivery is maintained by the Borrower Representative for the immediately following 90 day period or (ii) not later than the third Business Day of each week during any period (a) commencing on the date on which either (x) a Specified Default or an Event of Default under the covenant set forth in Subsection 8.1 has occurred and has been continuing or (y) the Specified Availability has been less than 10.0% of Availability at such time, in the case of each of (x) and (y) above for a period of five consecutive Business Days; provided that the Administrative Agent has notified the Borrower Representative thereof and (b) ending on the first date thereafter on which both

(x) no Specified Default or Event of Default under the covenant set forth in Subsection 8.1 has existed or been continuing at any time and (y) the Specified Availability shall have been not less than 10.0% of Availability at any time, in each case for 30 consecutive calendar days), a borrowing base certificate setting forth the Borrowing Base (with supporting calculations) substantially in the form of Exhibit G hereto (each, a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding Fiscal Period of the Parent Borrower (or (x) such other applicable date to be agreed by the Borrower Representative and the Administrative Agent in the case of clause (i) above or (y) the previous Friday in the case of clause (ii) above); provided that a revised Borrowing Base Certificate based on the Borrowing Base Certificate last delivered shall be delivered within five Business Days after (1) the consummation of a sale of a Helicopter, or a sale of Major Rotable Equipment with an aggregate Fleet Value in excess of $5,000,000, that is included in the Borrowing Base, or (2)  any merger, consolidation, amalgamation or disposition pursuant to clause (3) or (4) of the last proviso of each of Subsection 8.2(a)(y) or 8.2(b), as applicable, giving pro forma effect to such sale or such merger, consolidation, amalgamation or disposition, unless, in the case of clauses (1) or (2) the pro forma effect of such event was already reflected on such Borrowing Base Certificate last delivered. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent;
(g)    promptly, such additional financial and other information as any Agent or the Required Lenders through the Administrative Agent may from time to time reasonably request; and
(h)    promptly upon reasonable request from the Administrative Agent calculations of Consolidated Adjusted EBITDA and other Fixed GAAP Terms as reasonably requested by the Administrative Agent promptly following receipt of a written notice from the Parent Guarantor electing to change the Fixed GAAP Date, which calculations shall show the calculations of the respective Fixed GAAP Terms both before and after giving effect to the change in the Fixed GAAP Date and identify the material change(s) in GAAP giving rise to the change in such calculations.
Documents required to be delivered pursuant to Subsection 7.1 or 7.2 may at the Parent Guarantor’s (or, in the case of documents required to be delivered pursuant to Subsection 7.2(f), the Borrower Representative’s) option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (A) in the case of any such documents other than documents required to be delivered pursuant to Subsection 7.2(f) (i) on which the Parent Guarantor posts such documents, or provides a link thereto, on the Parent Guarantor’s (or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Parent Guarantor may specify by written notice to the Administrative Agent from time to time), or (ii) on which such documents are posted on the Parent Guarantor’s (or any Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (B) in the case of any such documents required to be delivered pursuant to Subsection 7.2(f), on which the Parent Guarantor provides a link thereto on the Parent Guarantor’s (or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Parent Guarantor may specify by written notice to the Administrative Agent from time to time). Following the electronic delivery of any such documents by posting such documents to a website in accordance with the preceding sentence (other than the posting by the Parent Guarantor of any such documents on any website maintained for or sponsored by the Administrative Agent), the Parent Guarantor shall promptly provide the Administrative Agent notice of such delivery (which notice may be by facsimile or electronic mail) and the electronic location at which such documents may be accessed; provided that, in the absence of bad faith, the failure to provide such prompt notice shall not constitute a Default hereunder.
7.3    Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Guarantor or any of its Restricted Subsidiaries, as the case may be, or except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
7.4    Conduct of Business and Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law. Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, except as otherwise permitted pursuant to Subsection 8.2 or 8.5; provided that the Parent Guarantor and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Parent Guarantor’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
7.5    Maintenance of Property; Insurance. (i) Keep all property necessary in the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) use commercially reasonable efforts to maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self-insure, all property material to the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and damage) as are usually insured against in the same general area by companies engaged in the same or a similar business; provided that insurances shall be maintained in respect each Helicopter owned by a Qualified Loan Party for (x) hull insurance in an amount at least equal to the 115% of the Borrowing Base attributable to such Helicopter, (y) liability insurance denominated in Dollars (or the Dollar Equivalent thereof) for an amount not less than $150,000,000 on a per occurrence basis and (z) war risk hull and liability insurance for each Helicopter in a manner consistent with the customary practices of any reputable international helicopter operator; (iii) furnish to the Administrative Agent, upon written request, a certificate of insurance; (iv) use commercially reasonable efforts to maintain property and liability policies that provide that in the event of any cancellation thereof during the term of the policy, either by the insured or by the insurance company, the insurance company shall provide to the secured party at least 30 days prior written notice thereof, or in the case of cancellation for non-payment of premium, 30 days prior written notice thereof; (v) in the event of any material change in any of the property or liability policies referenced in the preceding clause (iv), use commercially reasonable efforts to provide the Administrative Agent with at least 30 days prior written notice thereof; and (vi) use commercially reasonable efforts to ensure that, subject to any applicable Intercreditor Agreement at all times, the Collateral Agent or the applicable Collateral Representative, in accordance with any applicable Intercreditor Agreement, for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies maintained by each Borrower and each Subsidiary Guarantor and the Collateral Agent or the applicable Collateral Representative, in accordance with any applicable Intercreditor Agreement, for the benefit of the Secured Parties, in respect of any insurance proceeds payable in relation to a Total Loss of a Helicopter and in respect of an event of partial loss or damage over $5,000,000 in respect of any other assets or property of the Borrower or Subsidiary Guarantor shall be named as loss payee, with respect to the property insurance maintained by each Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default or a Dominion Event shall have occurred and be continuing, (A) the Collateral Agent (at the instruction of the Administrative Agent) shall turn over to the Borrower Representative any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Parent Borrower and its Subsidiaries, (B) the Collateral Agent agrees that the applicable Borrower and/or the applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Recovery Event shall be paid to the Borrower Representative; and provided further that, in respect of the insurances for any Helicopter Equipment, to the extent that the provisions of AVN67B conflict with the provisions of clauses (iv) through (vii) of this Subsection 7.5, the provisions of AVN67B shall prevail and be deemed to satisfy the requirements of this Agreement (so long as it remains general industry practice to insure financed helicopters on the basis of AVN67B).
7.6    Inspection of Property; Books and Records; Discussions. (a) (i) Keep proper books and records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole; and (ii) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent Guarantor and its Restricted Subsidiaries with officers of the Parent Guarantor and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired; provided that representatives of the Parent Guarantor may be present during any such visits, discussions and inspections.
(b)    Keep records of each Borrower’s Helicopter Equipment in a manner to allow the Borrowing Base Certificate to be prepared in accordance with this Agreement. Upon the Administrative Agent’s reasonable request, the Parent Borrower will provide a summary report

(based on its customary methodology and, in form and substance, as prepared for its internal purposes) no more than once per year and at a time prepared by the Parent Borrower for its internal purposes in its ordinary course of business.
(c)    Deliver one set of Appraisals in each calendar year at the Qualified Loan Parties’ expense; provided that, the Administrative Agent may require to be delivered, at the Qualified Loan Parties’ expense, an additional set of two desktop appraisals in respect of Helicopter Equipment owned by the Qualified Loan Parties (x) if in any calendar year Specified Availability is less than 10.0% of Availability for a period of ten consecutive days; provided that the Administrative Agent may not require such additional set of appraisals if the most recently delivered set of appraisals were delivered within the previous six months, and (y) at any time during the continuation of an Event of Default; provided that the Administrative Agent may not require an additional set of appraisals if the most recently delivered set of appraisals were delivered within the previous three months. All amounts chargeable to the applicable Borrowers under this Subsection 7.6(c) shall constitute obligations that are secured by all of the applicable Collateral and shall be payable to the Collateral Agent hereunder.
Notwithstanding anything to the contrary in Subsection 7.2(g) or in this Subsection 7.6, none of the Parent Guarantor or any Restricted Subsidiary will be required to disclose, or permit the inspection or discussion of, any document, information or other matter (i) in respect of which disclosure to the Administrative Agent, the Collateral Agent or the Lenders (or their respective representatives) is prohibited by Law or any binding agreement or (ii) that is subject to attorney-client or similar privilege or constitutes attorney work product.
7.7    Notices. Promptly give notice to the Administrative Agent and each Lender of:
(a)    as soon as possible after a Responsible Officer of the Parent Guarantor knows thereof, the occurrence of any Default or Event of Default;
(b)    as soon as possible after a Responsible Officer of the Parent Guarantor knows thereof, any default or event of default under any Contractual Obligation of the Parent Guarantor or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, which would reasonably be expected to have a Material Adverse Effect;
(c)    as soon as possible after a Responsible Officer of the Parent Guarantor knows thereof, any litigation, investigation or proceeding affecting the Parent Guarantor or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;
(d)    as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any payment default under any agreement or document governing any financial Indebtedness of the Parent Guarantor and its Restricted Subsidiaries (excluding the Loans and any financial Indebtedness under or in connection with Helicopter leases) in an aggregate principal amount in excess of $50,000,000;

(e)    the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Guarantor or any of its Restricted Subsidiaries knows thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Parent Guarantor or its Restricted Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, ERISA Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; or (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Guarantor or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect;
(f)    as soon as possible after a Responsible Officer of the Parent Guarantor knows thereof, (i) any release or discharge by the Parent Guarantor or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Guarantor reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Guarantor reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Guarantor or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Guarantor or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent Guarantor or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Guarantor reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect; and
(g)    any loss, damage, or destruction to a significant portion of the Collateral, whether or not covered by insurance.
Each notice pursuant to this Subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Parent Guarantor (and, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Guarantor (or, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) proposes to take with respect thereto.
7.8    Environmental Laws. (a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Guarantor or its Restricted Subsidiaries. For purposes of this Subsection 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Parent Guarantor and any such affected Restricted Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.
(b)    Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest would not reasonably be expected to have a Material Adverse Effect.
(c)    Except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) conduct, or have conducted on its behalf, any investigation, study, sampling, or testing any real property at which the Parent Guarantor or its Restricted Subsidiaries operate as required by Environmental Laws, and (ii) respond, or cause a third party to respond, to any release, threatened release, or discharge of Materials of Environmental Concern at, on, or under any real property at which the Parent Guarantor or its Restricted Subsidiaries operate as required by Environmental Laws.
7.9    [Reserved].
7.10    Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Subsection 5.16.
7.11    Accounting Changes. For financial reporting purposes, cause the Parent Guarantor’s and each of its Subsidiaries’ Fiscal Years to end on April 30th of each calendar year; provided that the Borrower Representative may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to cause the Parent Guarantor’s and each of its Subsidiaries’ Fiscal Years to end on any date reasonably acceptable to the Administrative Agent, in which case the Borrower Representative and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

7.12    Utilization of Helicopters. At any time when Specified Availability is less than 10.0% of Availability, cause (x) prior to the second anniversary of the Closing Date, at least 70.0% and (y) from and after the second anniversary of the Closing Date, at least 80.0% of the Fleet Value of all Helicopters owned or leased by the Company and its Subsidiaries to remain In Use.
SECTION 8

Negative Covenants
From and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans and all other Obligations then due and owing to any Lender or any Agent hereunder, (i) with respect to Subsections 8.1, 8.2, 8.3, 8.4, 8.5, 8.9, 8.11, 8.12 and 8.13, the Parent Guarantor hereby agrees that it shall not and shall not permit any of its Restricted Subsidiaries to, and (ii) with respect to Subsections 8.8 and 8.14, the Parent Borrower hereby agrees that it shall not and shall not permit any of its Restricted Subsidiaries to:
8.1    Financial Condition. Permit, for the Most Recent Four Quarter Period, the Fixed Charge Coverage Ratio to be less than 1.35 to 1.00.
8.2    Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:
(a)    (x) (1) any Borrower may be merged, consolidated or amalgamated with or into another Person if a Borrower is the surviving Person or (2) the Person (the “Successor Borrower”) formed by or surviving such merger, consolidation or amalgamation (i) is organized or existing under the laws of the United States or any state, district or territory thereof and (ii) expressly assumes all obligations of such Borrower under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent; provided that, in the case of clause (x)(2) above, immediately after giving effect to the transaction (and treating any Indebtedness that becomes an Obligation of the Successor Borrower as a result of such transaction as having been incurred by the Successor Borrower at the time of such transaction), no Default will have occurred and be continuing; (y) (1) the Parent Guarantor may be merged, consolidated or amalgamated with or into another Person if the Parent Guarantor is the surviving Person or (2) the Person (the “Successor Parent Guarantor”) formed by or surviving such merger, consolidation or amalgamation (i) is organized or existing under the laws of the United States or any state, district or territory thereof, or under the laws of Canada or any province or territory thereof, and (ii) expressly assumes all obligations of such Parent Guarantor under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent; provided that, in the case of clause (y)(2) above, immediately after giving effect to the transaction (and treating any Indebtedness that becomes an Obligation of the Successor Parent Guarantor as a result of such transaction as having been incurred by the Successor Parent Guarantor at the time of such transaction), no Default will have occurred and be continuing; and (z) any Restricted Subsidiary of the Parent Guarantor other than any Borrower may be merged or consolidated with or into the Parent Guarantor (provided that the Parent Guarantor shall be the continuing or surviving entity) or with or into any one or more Restricted Subsidiaries of the Parent Guarantor; provided that if such merger, consolidation or amalgamation constitutes (alone or together with any related merger, consolidation or amalgamation by any Loan Party) a transfer of all or substantially all of the assets of the Subsidiaries that are Loan Parties, then (1) the continuing or surviving entity shall be a Loan Party, or (2) such merger, consolidation or amalgamation shall be in the ordinary course of business, or (3) if the continuing or surviving entity is not a Loan Party, the fair market value (as determined in good faith by the Borrower Representative) of all such assets transferred by a Loan Party pursuant to this clause (3) does not exceed $25,000,000 in any Fiscal Year or (4) at the time of such merger, consolidation or amalgamation, (A) the Payment Condition in respect of merger, consolidation or amalgamation is satisfied and (B) no Specified Default or other Event of Default known to the Parent Borrower has occurred and is continuing or would result therefrom;
(b)    any Restricted Subsidiary of the Parent Guarantor other than the Parent Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor; provided that if the Subsidiary that disposes of any or all of its assets is a Loan Party and such disposition includes Voting Stock of any other Loan Party, or constitutes (alone or together with any related disposition of assets by any Loan Party) all or substantially all of the assets of the Subsidiaries that are Loan Parties, (1) the transferee of such assets shall be a Loan Party, or (2) such disposition shall be in the ordinary course of business, or (3) if the transferee of such assets is not a Loan Party, the fair market value (as determined in good faith by the Borrower Representative) of all such assets transferred by a Loan Party pursuant to this clause (3) does not exceed $25,000,000 in any Fiscal Year or (4) at the time of such sale, lease, transfer or other disposition, (A) the Payment Condition in respect of asset sales is satisfied and (B) no Specified Default or other Event of Default known to the Parent Borrower has occurred and is continuing or would result therefrom;
(c)    to the extent that such sale, lease, transfer or other disposition or transaction is expressly excluded from the definition of “Asset Sale” or, if such sale, lease transfer or other disposition or transaction constitutes an “Asset Sale,” such Asset Sale is made in compliance with Subsection 8.5;
(d)    the Parent Guarantor or any of its Restricted Subsidiaries may be merged, consolidated or amalgamated with or into any other Person in order to effect any acquisition permitted pursuant to Subsection 8.4; and
(e)    any of the Affiliate Guarantors may be merged, consolidated or amalgamated with or into an Affiliate solely for the purpose of reincorporating such Affiliate Guarantor under the laws of Canada or any province or territory thereof or the United States, any state of the United States or the District of Columbia.
8.3    Limitation on Restricted Payments. Declare or pay any Restricted Payment, except that:

(a)    the Parent Guarantor and its Restricted Subsidiaries may pay cash dividends, payments and distributions in an amount sufficient to allow any Parent Entity to pay legal, accounting and other maintenance and operational expenses (other than taxes) incurred in the ordinary course of business, provided that, if any Parent Entity shall own any material assets other than the Capital Stock of the Parent Guarantor or another Parent Entity or other assets, relating to the ownership interest of such Parent Entity in another Parent Entity, the Parent Guarantor or its Subsidiaries, such cash dividends with respect to such Parent Entity shall be limited to the reasonable and proportional share, as determined by the Parent Guarantor in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in the Parent Guarantor or another Parent Entity and such other related assets;
(b)    the Parent Guarantor and its Restricted Subsidiaries may pay cash dividends, payments and distributions in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor), provided that, in the case of subclause (i) above, if any Parent Entity shall own any material assets other than the Capital Stock of the Parent Guarantor or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, the Parent Guarantor or its Subsidiaries, with respect to such Parent Entity such cash dividends shall be limited to the reasonable and proportional share, as determined by the Parent Guarantor in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in another Parent Entity, the Parent Guarantor and such other assets;
(c)    the Parent Guarantor and its Restricted Subsidiaries may pay, without duplication, cash dividends, payments and distributions (A) pursuant to any Tax-Sharing Agreement or similar agreement with any Parent Entity; and (B) to pay or permit any Parent Entity to pay any Related Taxes;
(d)    the Parent Guarantor and its Restricted Subsidiaries may pay cash dividends, payments and distributions in an amount sufficient to allow any Parent Entity to perform its obligations under the Investment Agreements and to pay all fees and expenses incurred in connection with the transactions contemplated by the Investment Agreements and the other transactions expressly contemplated by this Agreement and the other Loan Documents, and sufficient to allow each of the Affiliate Guarantors and the Loan Parties to perform its obligations under or in connection with the Loan Documents to which it is a party;

(e)    the Parent Guarantor and its Restricted Subsidiaries may pay cash dividends, payments and distributions in an amount sufficient to allow any Parent Entity to repurchase shares of its Capital Stock or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates) (including any repurchase or acquisition by reason of the Parent Guarantor or any Parent Entity retaining any Capital Stock, option, warrant or other right in respect of any withholding obligations, and any related payment in respect of any such obligations), or as otherwise contemplated by any Management Subscription Agreements for an aggregate purchase price not to exceed in any calendar year $20,000,000; provided that such amount shall be increased by (A) an amount equal to $7,500,000 multiplied by the number of calendar years that have commenced since the Closing Date; (B) an amount equal to the proceeds to the Parent Guarantor (whether received by it directly or from a Parent Entity or applied to pay Parent Entity Expenses) or any Parent Entity of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by any Parent Entity, the Parent Guarantor or any of its Subsidiaries to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of the Parent Guarantor’s or any Parent Entity’s Capital Stock; provided, however, that, if applicable, any amount actually received by any Parent Entity in accordance with this clause (B) shall have been further contributed to the Parent Guarantor or applied (i) to pay expenses, taxes or other amounts (in respect of which the Parent Guarantor is permitted to make dividends, payments or distributions pursuant to this Subsection 8.3) or (ii) in payment of Parent Entity Expenses; and (C) the cash proceeds of key man life insurance policies received by the Parent Guarantor or any of its Subsidiaries (or by any Parent Entity and contributed to the Parent Guarantor);
(f)    the Parent Guarantor and its Restricted Subsidiaries may pay dividends, payments and distributions to the extent of Net Proceeds from any Excluded Contribution; provided that any payment pursuant to this Subsection 8.3(f) shall be deemed to be a usage of the Available Excluded Contribution Amount Basket;
(g)    the Parent Guarantor and its Restricted Subsidiaries may pay dividends, payments and distributions in an amount not to exceed the Available Excluded Contribution Amount Basket, (i) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is made no Specified Default shall have occurred and be continuing or would result therefrom or (ii) for any other purposes if at the time such dividend, payment or distribution is made no Specified Default or Event of Default known to the Parent Borrower shall have occurred and be continuing or would result therefrom;
(h)    the Parent Guarantor and its Restricted Subsidiaries may pay cash dividends, payments and distributions in an aggregate amount not to exceed $40,000,000;

(i)    any Restricted Subsidiary of the Parent Guarantor may pay dividends, payments and distributions to the Parent Guarantor or any other Restricted Subsidiary (treating the EMEA JV and the other Permitted Joint Ventures as Restricted Subsidiaries for this purpose);
(j)    [reserved];
(k)    the Parent Guarantor and any of its Restricted Subsidiaries may pay dividends, payments and distributions within 60 days after the date of declaration or notice of the dividend, payment or distribution, as the case may be, if, at the date of declaration or notice, the dividend, payment or distribution would have complied with the provisions of this Agreement;
(l)    the Parent Guarantor and any of its Restricted Subsidiaries may make any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent Guarantor) of, Capital Stock of the Parent Guarantor or any Parent Entity (other than Disqualified Capital Stock) or from the substantially concurrent contribution of common equity capital to the Parent Guarantor;
(m)    the Parent Guarantor and any of its Restricted Subsidiaries may pay dividends, payments and distributions to the holders of its Capital Stock on a pro rata basis;
(n)    the repurchase of Capital Stock deemed to occur upon the exercise of stock options or warrants to the extent that such Capital Stock represents a portion of the exercise price of those stock options or warrants;
(o)    the Parent Guarantor and any of its Restricted Subsidiaries may pay dividends, payments and distributions on the Parent Guarantor’s common equity (or dividends, payments or distributions to a Parent Entity to fund the payment by such Parent Entity of dividends, payments or distributions on its common equity) of up to 6.0% per calendar year of the net proceeds received by the Parent Guarantor from any public or private offering of Capital Stock of any Parent Entity or the Parent Guarantor or contributed to the Parent Guarantor by a Parent Entity from any public or private offering of Capital Stock of such Parent Entity;
(p)    the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor by, Unrestricted Subsidiaries;
(q)    [reserved];
(r)    the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued after January 23, 2014 and the declaration and payment of dividends to any direct or indirect parent company of the Parent Guarantor, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred

Stock (other than Disqualified Capital Stock) of any direct or indirect parent company of the Parent Guarantor issued after January 23, 2014; provided, however, that (A) for the Most Recent Four Quarter Period preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis as if it had occurred at the beginning of the Most Recent Four Quarter Period, the Parent Guarantor would have been in compliance as of the last day of such Most Recent Four Quarter Period with a Fixed Charge Coverage Ratio of at least 1.35 to 1.00, and (B) the aggregate amount of dividends declared and paid pursuant to this clause (r) does not exceed the net cash proceeds actually received by the Parent Guarantor (including any such proceeds contributed to the Parent Guarantor by any direct or indirect parent company of the Parent Guarantor) from any such sale of Designated Preferred Stock (other than Disqualified Capital Stock) issued after October 4, 2010;
(s)    the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor issued on or after January 23, 2014, so long as the Parent Guarantor would, on the date of issuance of such Disqualified Capital Stock and after giving effect thereto on a pro forma basis as if such issuance had occurred at the beginning of the Most Recent Four Quarter Period, the Parent Guarantor would have been in compliance as of the last day of such Most Recent Four Quarter Period with a Fixed Charge Coverage Ratio of at least 1.35 to 1.00;
(t)    the Parent Guarantor and its Restricted Subsidiaries may pay cash dividends, payments and distributions to fund the payment of fees and expenses owed by the Parent Guarantor or its Restricted Subsidiaries to Affiliates, to the extent permitted by Subsection 8.11 (other than under Subsection 8.11(g)(ii) or 8.11(g)(iii)); and
(u)    in addition to the foregoing dividends, payments and distributions, the Parent Guarantor and its Restricted Subsidiaries may pay additional dividends, payments and distributions, (x) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is declared no Specified Default shall have occurred and be continuing or would if paid on the date of such declaration result therefrom or (y) for any other purposes, if at the time such dividend, payment or distribution is declared no Specified Default or Event of Default known to the Parent Borrower shall have occurred and be continuing or would if paid on the date of such declaration result therefrom, provided that in each case the Payment Condition shall be satisfied and provided further, that in each case such dividend, payment or distribution is paid within 30 days of such declaration.
For purposes of determining compliance with this Subsection 8.3, in the event that any Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in one or more of the clauses of this Subsection 8.3, the Parent Guarantor, in its sole discretion, shall classify such item of Restricted Payment and may include the amount and type of such Restricted Payment in one or more of such clauses (including in part under one such clause and in part under another such clause).

8.4    Limitations on Certain Acquisitions. Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Parent Guarantor and its Restricted Subsidiaries shall be allowed to make any such acquisitions so long as:
(a)    such acquisition is expressly permitted by Subsection 8.2 (other than clause (d)); or
(b)    such acquisition is a Permitted Acquisition;
provided that in the case of each such acquisition pursuant to clause (a) or (b) after giving effect thereto, no Specified Default or other Event of Default known to the Parent Borrower shall occur as a result of such acquisition; and provided, further, that with respect to any acquisition that is consummated in a single transaction or a series of related transactions, all or any of which might constitute an Investment but not the acquisition of all of the business or assets of, or stock or other evidences of beneficial ownership of, any Person, the Borrower Representative at its option may classify such transactions in whole or in part as an acquisition subject to this Subsection 8.4 (and for the avoidance of doubt not as an Investment subject to Subsection 8.12). Notwithstanding anything in this Subsection 8.4 to the contrary, none of the Parent Guarantor and its Restricted Subsidiaries shall be prohibited from purchasing or otherwise acquiring Helicopter Equipment, including by means of acquiring all the assets of, or stock or other evidences of beneficial ownership of, a Person substantially all of the assets of which constitute Helicopter Equipment.
8.5    Limitation on Dispositions of Collateral. Unless the Payment Condition shall have been satisfied, engage in any Asset Sale with respect to any of the Collateral, except that the Parent Guarantor and its Restricted Subsidiaries shall be allowed to engage in any such Asset Sale, so long as the consideration received (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) in connection with such Asset Sale is for Fair Market Value (determined as of the date a legally binding commitment for such Asset Sale was entered into), and if the consideration received is greater than $25,000,000, at least 75.0% of such consideration received (excluding, in the case of an Asset Sale (or series of related Asset Sales), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) is in the form of cash. For the purposes of the foregoing, the following are deemed to be cash: (1) Cash Equivalents, Temporary Cash Investments and Marketable Securities, (2) the assumption of Indebtedness of the Parent Guarantor (other than Disqualified Capital Stock of the Parent Guarantor) or any Restricted Subsidiary and the release of the Parent Guarantor or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Sale, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Parent Guarantor and each other Restricted Subsidiary are released from any Guarantee Obligation of payment of the principal amount of such Indebtedness in connection with such Asset Sale, (4) securities received by the Parent Guarantor or any Restricted Subsidiary from the transferee that are converted by the Parent Guarantor or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Parent Guarantor or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash

Consideration received by the Parent Guarantor or any of its Restricted Subsidiaries in an Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to $25,000,000 (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).
In connection with any Asset Sale permitted under this Subsection 8.5 or any Disposition that is excluded from the definition of “Asset Sale”, the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Borrower Representative may reasonably request in connection with the foregoing.
8.6    [Reserved].
8.7    [Reserved].
8.8    Limitation on Negative Pledge Clauses. Enter into with any Person any agreement which prohibits or limits the ability of the Parent Borrower or any of its Restricted Subsidiaries that are Loan Parties to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than:
(a)    pursuant to any agreement or instrument in effect at or entered into on the Closing Date, this Agreement, the other Loan Documents and any related documents and, on and after the execution and delivery thereof, any applicable Intercreditor Agreement and any Intercreditor Agreement Supplement;
(b)    pursuant to any agreement governing or relating to Indebtedness or other obligations and liabilities, in each case secured by a Lien permitted by Subsection 8.14 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may otherwise be permitted under this Subsection 8.8);
(c)    pursuant to any agreement or instrument of a Person, or relating to Indebtedness (including any Guarantee Obligation in respect thereto) or Capital Stock of a Person, which Person is acquired by or merged or consolidated or amalgamated with or into the Parent Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Parent Borrower, or any Restricted Subsidiary in connection with an acquisition from such Person or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation, as in effect at the time of such acquisition, merger, consolidation, amalgamation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation, amalgamation or transaction), provided that for purposes of this Subsection 8.8(c), if a Person other than a Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;
(d)    pursuant to any agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in Subsections 8.8(a) through 8.8(m) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower Representative);
(e)    (i) pursuant to any agreement or instrument that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of a Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) pursuant to mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Parent Borrower or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) pursuant to any agreement with customers, suppliers or lessors entered into in the ordinary course of business that impose restrictions with respect to cash, Cash Equivalents, Marketable Securities or other deposits or net worth or inventory, (vii) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements, or in shareholder, partnership, limited liability company and other similar agreements in respect of non-Wholly Owned Subsidiaries, (viii) restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of the Parent Borrower or any Restricted Subsidiary in any manner material to the Parent Borrower or such Restricted Subsidiary, or (ix) pursuant to Hedging Agreements or under Bank Products Agreements;
(f)    pursuant to any agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to Subsection 8.13, if either (i) the Borrower Representative determines in good faith that such encumbrance or restriction will not materially affect the Parent Borrower’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents or (ii) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;
(g)    pursuant to any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, which Lien is permitted by Subsection 8.14;
(h)    pursuant to any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition;
(i)    by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent Borrower or any of its Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary;
(j)    any customary encumbrances or restrictions imposed pursuant to the EMEA JV or other Permitted Joint Ventures;
(k)    any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Parent Borrower or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;
(l)    provisions with respect to the receipt of a rebate on an operating lease until all obligations due to a lessor on other operating leases are satisfied or other customary restrictions in respect of assets or contract rights acquired by a Restricted Subsidiary in connection with a sale and leaseback transaction; and
(m)    any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary.
8.9    Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except (x) for those businesses of the same general type as those in which the Parent Guarantor and its Restricted Subsidiaries are engaged in on the Closing Date or which are reasonably related thereto and any business related thereto or (y) to such extent as would not be material to the Parent Guarantor and its Restricted Subsidiaries taken as a whole.
8.10    [Reserved].
8.11    Limitations on Transactions with Affiliates. Except as otherwise expressly permitted in this Agreement, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (A) not otherwise prohibited under this Agreement, and (B) upon terms not materially less favorable to the Parent Guarantor or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person which is not an Affiliate; provided that nothing contained in this Subsection 8.11 shall be deemed to prohibit:
(a)    (1) the Parent Guarantor or any Restricted Subsidiary from entering into, modifying, maintaining or performing any consulting, management, compensation, collective bargaining, benefits or employment agreements, related trust agreement or other compensation arrangements with a current or former management member, director, officer, employee or consultant of or to the Parent Guarantor or such Restricted Subsidiary or any Parent Entity in the ordinary course of business or consistent with past practice, including vacation, health, insurance, deferred compensation, severance, retirement, savings, or other similar plans, programs or arrangements, (2) payments, compensation, or performance of indemnification or contribution obligations, in the ordinary course of business or consistent with past practice, to any such management members, employees, officers, directors or consultants, (3) loans or advances (or cancellation thereof), in the ordinary course of business or consistent with past practice, to any such management members, employees, officers, directors or consultants, (4) any issuance, grant or award of stock, options, other equity related interests or other equity securities, to any such management members, employees, officers, directors or consultants, or (5) the payment of reasonable fees to, and indemnities provided on behalf of, management members, employees, officers, directors or consultants of the Parent Guarantor or any of its Subsidiaries or any Parent Entity;
(b)    the payment of all amounts in connection with this Agreement;
(c)    the Parent Guarantor or any of its Restricted Subsidiaries from entering into, making payments pursuant to and otherwise performing (i) the obligations under the Investment Agreements and (ii) an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent, consultant or employee of the Parent Guarantor or any of its Subsidiaries or any Parent Entity, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than (x) the Capital Stock of the Parent Guarantor or another Parent Entity, or (y) other assets relating to the ownership interest by such Parent Entity in the Parent Guarantor or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Parent Guarantor in its reasonable discretion based on the benefit therefrom to the Parent Guarantor and its Subsidiaries, of such liabilities relating or allocable to the ownership interest of such Parent Entity in the Parent Guarantor or another Parent Entity and such other related assets) or the Parent Guarantor or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Parent Guarantor or any of its Subsidiaries or any Parent Entity or any of their predecessors or successors, (C) arising out of the performance by any Affiliate of the CD&R Investors or the First Reserve Investors of management, consulting or financial advisory services provided to the Parent Guarantor or any of its Subsidiaries or any Parent Entity, (D) arising out of the fact that any indemnitee was or is a director, officer, agent, consultant or employee of the Parent Guarantor or any of its Subsidiaries or any Parent

Entity, or is or was serving at the request of any such Person as a director, officer, agent, consultant or employee of another corporation, partnership, joint venture, trust, enterprise or other Person or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Parent Guarantor or any of its Subsidiaries or any Parent Entity;
(d)    any issuance or sale of Capital Stock of the Parent Guarantor or any Parent Entity or capital contribution to the Parent Guarantor or any Restricted Subsidiary;
(e)    (1) the execution, delivery and performance of any Tax-Sharing Agreement and the Investment Agreements, and (2) payments to CD&R, First Reserve or any of their respective Affiliates (x) for any management, consulting, financial or advisory services, or in respect of financing, underwriting or placement services, or in respect of other investment banking activities (if any), as may be approved by a majority of the Disinterested Directors, (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Investment Agreements or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities;
(f)    the execution, delivery and performance of agreements or instruments under which the Parent Guarantor or its Restricted Subsidiaries do not make payments or provide consideration in excess of $10,000,000 per Fiscal Year;
(g)    (i) any transaction among any of the Parent Guarantor, one or more Restricted Subsidiaries, the EMEA JV and one or more Permitted Joint Ventures, (ii) any transaction permitted by the definition of “Permitted Investments”, (iii) any transaction permitted by Subsection 8.2 or 8.3 or specifically excluded from the definition of Restricted Payment and (iv) any transaction permitted by Subsection 8.13(f)(i), 8.13(f)(ii), 8.13(f)(iii), 8.13(f)(vii) or 8.13(j);
(h)    the entry into this Agreement and all transactions in connection therewith, and all fees and expenses paid or payable in connection with the entry into this Agreement, including the fees and out-of-pocket expenses of CD&R and its Affiliates and First Reserve and its Affiliates;
(i)    any transaction in the ordinary course of business, or approved by a majority of the Board of Directors of the Parent Guarantor, between the Parent Guarantor or any Restricted Subsidiary and any Affiliate of the Parent Guarantor controlled by the Parent Guarantor that is a joint venture or similar entity;
(j)    any investment by any CD&R Investor in securities of the Parent Guarantor or any of its Restricted Subsidiaries (and payment of out-of-pocket expenses incurred by any CD&R Investor in connection therewith) so long as such securities are being offered generally to investors (other than CD&R Investors) on the same or more favorable terms;

(k)    the execution, delivery and performance of any lease (whether “wet” or “dry”) of Helicopter Equipment to any Affiliate of the Parent Guarantor or any of its Restricted Subsidiaries;
(l)    the execution, delivery and performance of agreements or instruments relating to the pooling of Helicopter Equipment;
(m)    transactions with a Person (other than an Unrestricted Subsidiary of the Parent Guarantor) that is an Affiliate of the Parent Guarantor solely because the Parent Guarantor owns, directly or through a Restricted Subsidiary, Capital Stock in, or controls, such Person;
(n)    any transaction effected as part of a Qualified Receivables Financing;
(o)    the existence of, or the performance by the Parent Guarantor or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders agreement or related documents to which it is a party as of the Closing Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Parent Guarantor or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this Subsection 8.11(o) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the holders of the notes taken as a whole than the original agreement as in effect on the Closing Date;
(p)    transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, including aircraft services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Parent Guarantor or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Parent Guarantor or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Parent Guarantor or the Company or senior management of either of them, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(q)    (A) guarantees of performance by the Parent Guarantor and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (B) pledges of Capital Stock of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;
(r)    if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Parent Guarantor or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Parent Guarantor or any Restricted Subsidiary;

(s)    transactions effected pursuant to agreements in effect on the Closing Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not materially more disadvantageous to the holders of the notes, taken as a whole);
(t)    transactions, agreements, arrangements and any amendments or modifications of the foregoing (including sale and leaseback transactions) entered into in the ordinary course of business between the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor and an EU Licensed Operator or EU Investorco (after such EU Licensed Operator or EU Investorco ceases to be a Restricted Subsidiary) that are on terms that are not materially less favorable to the Parent Guarantor or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unaffiliated party; and
(u)    transactions, agreements, arrangements and any amendments or modifications of the foregoing entered into in the ordinary course of business between the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor and a Permitted Joint Venture that are on terms that are not materially less favorable to the Parent Guarantor or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unaffiliated party.
For purposes of this Subsection 8.11, (i) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (B) of the first sentence hereof if (x) such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Parent Guarantor or any Parent Entity or (y) a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such transaction and (ii) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction; it being understood that a member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member holding Capital Stock of the Parent Guarantor or any Parent Entity or any options, warrants or other rights in respect of such Capital Stock.
8.12    Limitations on Investments. Make or maintain, directly or indirectly, any Investment except for Permitted Investments.
8.13    Limitations on Indebtedness. Directly or indirectly create, incur, assume or otherwise become directly or indirectly liable with respect to any Indebtedness except for the following:
(a)    the incurrence under Credit Facilities by the Parent Guarantor or any of its Restricted Subsidiaries of Indebtedness and letters of credit and bankers’ acceptances thereunder in an aggregate principal amount under this clause (a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Parent Guarantor and its Restricted Subsidiaries thereunder) not to exceed $375,000,000 outstanding at any one time;

(b)    Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries incurred pursuant to this Agreement and the other Loan Documents (including any Incremental Facility, Extension or Credit Agreement Refinancing Indebtedness);
(c)    Unsecured Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries;
(d)    Indebtedness (other than Indebtedness permitted by clauses (a) through (c) above) existing on the Closing Date, together with any renewal, extension, refinancing or refunding pursuant to clause (i) below;
(e)    [reserved];
(f)    Guarantee Obligations incurred by:
(i)    the Parent Guarantor or any of its Restricted Subsidiaries in respect of Indebtedness of a Loan Party that is permitted hereunder; provided that Guarantee Obligations in respect of Indebtedness permitted pursuant to clauses (a), (c) and (m) shall be permitted only to the extent that such Guarantee Obligations are incurred by a Guarantor or an Affiliate Guarantor;
(ii)    the Parent Guarantor or any of its Restricted Subsidiaries in respect of lease obligations of Non-Loan Parties (to the extent that such lease obligations constitute Indebtedness);
(iii)    a Non-Loan Party in respect of Indebtedness of another Non-Loan Party that is permitted hereunder;
(iv)    the Parent Guarantor or any of its Restricted Subsidiaries in respect of Indebtedness of any Person; provided that the aggregate amount at any time outstanding of such Guarantee Obligations incurred pursuant to this clause (iv), when aggregated with the amount of all other Guarantee Obligations incurred and outstanding pursuant to this clause (iv) and all Indebtedness incurred and outstanding pursuant to clause (w) of this Subsection 8.13, shall not exceed the greater of (x) $150,000,000 and (y) the amount equal to 5.0% of Consolidated Total Assets at the time of such Guarantee Obligations being incurred;
(v)    the Parent Borrower or any of its Restricted Subsidiaries in connection with sales or other dispositions permitted under Subsection 8.5, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;
(vi)    the Parent Guarantor or any of its Restricted Subsidiaries consisting of accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(vii)    the Parent Guarantor or any of its Restricted Subsidiaries in respect of Investments expressly permitted pursuant to clause (c), (h), (i) or (s) of the definition of “Permitted Investments”;
(viii)    [reserved];
(ix)    the Parent Guarantor or any of its Restricted Subsidiaries in respect of reimbursement obligations in respect of any letters of credit permitted under this Agreement;
(x)    the Parent Guarantor or any of its Restricted Subsidiaries in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations and letters of credit, bankers’ acceptances or similar instruments or obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business;
(xi)    the Parent Guarantor or any of its Restricted Subsidiaries in respect of Indebtedness or other obligations of a Person in connection with a joint venture or similar arrangement in respect of which the aggregate outstanding amount of all such Indebtedness, together with the aggregate outstanding amount of Investments permitted pursuant to clause (n) of the definition of “Permitted Investments”, does not exceed the greater of $90,000,000 and 3.0% of Consolidated Total Assets; and
(xii)    the guarantee by the Parent Guarantor or any of its Restricted Subsidiaries of Indebtedness and cash management pooling obligations and arrangements of the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor (treating the EMEA JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose); provided that any such guarantee (other than a guarantee of cash management pooling obligations and arrangements) by the Parent Guarantor or any of its Restricted Subsidiaries in respect of a Permitted Joint Venture that does not exist on the Closing Date shall not exceed the amount set forth in clause (aa) of the definition of “Permitted Investments”) that was permitted to be incurred by another provision of this covenant (including the first paragraph hereof); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Senior Secured Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
provided, however, that if any Indebtedness referred to in clauses (i) through (iv) above is subordinated in right of payment to the Obligations or is secured by Liens that are senior or subordinate to any Liens securing the Collateral, then any corresponding Guarantee Obligations shall be subordinated and the Liens securing the corresponding Guarantee Obligations shall be senior or subordinate to substantially the same extent;
(g)    Purchase Money Obligations and Capital Lease Obligations, and other Indebtedness incurred by the Parent Guarantor or any of its Restricted Subsidiaries to finance or refinance the acquisition, leasing, construction or improvement of fixed assets or other property; provided, however, that the aggregate principal amount of any such Purchase Money Obligations incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause (g) shall not exceed an amount equal to the greater of (x) $150,000,000 and (y) 5.0% of Consolidated Total Assets;
(h)    [reserved];
(i)    renewals, extensions, refinancings and refundings of Indebtedness (in whole or in part) permitted by:
(i)    clause (d) or (g) above or this clause (i)(i) provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount (or accreted value, if applicable) of such Indebtedness so renewed, extended, refinanced or refunded (plus accrued interest, any premium and reasonable commission, fees, underwriting discounts and other costs and expenses incurred in connection with such refinanced Indebtedness) and (B) such Indebtedness has a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Indebtedness so renewed, extended, refinanced or refunded; and
(ii)    clause (a) or (m) hereof or this clause (i)(ii); provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount (or, if issued with original issue discount, the accreted value) not greater than the principal amount (or accreted value, if applicable) of such Indebtedness so renewed, extended, refinanced or refunded (plus accrued interest, any premium and reasonable commission, fees, underwriting discounts and other costs and expenses, incurred in connection with such refinanced Indebtedness), (B) with respect to Indebtedness originally incurred under clause (a) or (m), such Indebtedness has a Stated Maturity date that is (i) at least 91 days after the Termination Date or (ii) in respect of Indebtedness with a Stated Maturity earlier than 91 days after the Termination Date, not earlier than the Stated Maturity date of the Indebtedness that is renewed, extended, refinanced or refunded, (C) if secured by any Collateral, such Indebtedness shall be subject to the terms of an Intercreditor Agreement, and (D) such renewed, extended, refinanced or refunded Indebtedness shall not include Indebtedness of a Restricted Subsidiary that is not a Loan Party that refinances Indebtedness of a Loan Party that could not have been initially incurred by such Restricted Subsidiary pursuant to this Subsection 8.13;
(j)    Indebtedness of the Parent Guarantor or any Restricted Subsidiary (treating the EMEA JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose) to the Parent or the Parent Guarantor or any of its Subsidiaries (treating the EMEA JV and any other Permitted Joint Venture as Subsidiaries for this purpose) to the extent that the Investment in such Indebtedness is not restricted by Subsection 8.12;
(k)    Indebtedness incurred under any agreement pursuant to which a Person provides cash management services or similar financial accommodations to the Parent

Guarantor or any of its Restricted Subsidiaries (including any Cash Management Arrangements);
(l)    Indebtedness constituting indemnities and adjustments (including pension plan adjustments and contingent payments adjustments) under the Investment Agreement;
(m)    Indebtedness incurred or assumed in connection with, or as a result of, a Permitted Acquisition or any other acquisition not prohibited by this Agreement so long as: (i) the Parent Guarantor would be in compliance, on a pro forma basis after giving effect to the consummation of such acquisition and the incurrence or assumption of such Indebtedness, with Subsection 8.1 recomputed as of the last day of the most recently ended Fiscal Quarter of the Parent Guarantor for which financial statements are available, (it being understood that, as a condition precedent to the effectiveness of any such incurrence or assumption, the Parent Guarantor shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance), (ii) before and after giving effect thereto, no Specified Default or Event of Default known to the Parent Borrower has occurred and is continuing, and (iii) with respect to any newly incurred Indebtedness, such Indebtedness does not have any maturity or amortization rate greater than 1.0% per annum prior to the date that is 91 days after the Termination Date (other than (x) mandatory prepayments with proceeds of and exchanges for refinancing Indebtedness in respect thereof permitted hereunder or (y) an earlier maturity date and/or higher amortization rate for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or an amortization rate greater than 1.0% per annum prior to the date that is 91 days after the Termination Date and other mandatory prepayments with proceeds of and exchanges for refinancing Indebtedness in respect thereof permitted hereunder); it being understood that, in the event that any such Indebtedness incurred under this Subsection 8.13(m) is incurred in good faith to finance the purchase price of any such acquisition in advance of the closing of such acquisition, and such closing shall thereafter not occur and such Indebtedness (or an equal principal amount of other Indebtedness) is redeemed, repaid or otherwise retired promptly after the Parent Guarantor determines that such transaction has been abandoned, such Indebtedness shall be deemed to comply with this Subsection 8.13(m);
(n)    Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries incurred to finance insurance premiums in the ordinary course of business;
(o)    Indebtedness (A) arising from the honoring of a check, draft or similar instrument against insufficient funds and which is extinguished within five Business Days of its incurrence; or (B) consisting of indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, created, incurred or assumed in connection with the acquisition or disposition of any business, assets or Person;
(p)    Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries in respect of Capital Lease Obligations which have been funded solely by Investments of the

Parent Guarantor and its Restricted Subsidiaries permitted under clause (o) of the definition of “Permitted Investments”;
(q)    Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries arising in connection with industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Parent Guarantor or such Restricted Subsidiary that were issued in connection with the financing or refinancing of such property or assets, provided, that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $25,000,000;
(r)    Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries in respect of obligations evidenced by bonds, debentures, notes or similar instruments issued as payment-in-kind interest payments in respect of Indebtedness otherwise permitted hereunder;
(s)    accretion of the principal amount of Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries otherwise permitted hereunder issued at any original issue discount;
(t)    Indebtedness of the Parent Guarantor and its Restricted Subsidiaries under Hedging Agreements;
(u)    Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction;
(v)    [reserved];
(w)    other Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries; provided that the aggregate amount outstanding at any time of such Indebtedness incurred or assumed pursuant to this clause (w), when aggregated with all other Indebtedness incurred or assumed and outstanding pursuant to this clause (w) and all Guarantee Obligations incurred and outstanding pursuant to Subsection 8.13(f)(iv), shall not exceed the greater of (i) $150,000,000 and (ii) the amount equal to 5.0% of the Consolidated Total Assets at the time of incurrence of such Indebtedness;
(x)    Indebtedness in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations, letters of credit, bankers’ acceptances or similar instruments or obligations, and take-or-pay obligations under supply arrangements, all provided in, or relating to liabilities or obligations incurred in, the ordinary course of business, including those issued to government entities in connection with self-insurance under applicable workers’ compensation statutes;
(y)    the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of intercompany Indebtedness and cash management pooling obligations and arrangements between or among the Parent Guarantor and any of its Restricted Subsidiaries (treating the

EMEA JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose); provided, however, that:
(A) if the Company or any Loan Party is the obligor on such Indebtedness (other than cash management pooling obligations and arrangements and Indebtedness owed to the EMEA JV and any other Permitted Joint Venture) and the payee is not the Company or a Loan Party, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Facility under the Loan Documents and the Guarantees given under the Loan Documents; and
(B) (x) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent Guarantor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (y);
(z)    Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor other than a Receivables Subsidiary (except for Standard Securitization Undertakings);
(aa)    Contribution Indebtedness; and
(bb)    Manufacturer Support Indebtedness, Deposit Financings and Vendor Financings at any time outstanding not to exceed in the aggregate 3.0% of Consolidated Total Assets.
For purposes of determining compliance with and the outstanding principal amount of any particular Indebtedness (including Guarantee Obligations) incurred pursuant to and in compliance with, this Subsection 8.13, (i) in the event that any Indebtedness (including Guarantee Obligations) meets the criteria of more than one of the types of Indebtedness (including Guarantee Obligations) described in one or more clauses of this Subsection 8.13, the Parent Guarantor, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of this Subsection 8.13 (including in part under one such clause and in part under another such clause), (ii) the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness), on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-

denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (1) the principal amount of such Indebtedness being refinanced plus (2) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (iii) if any Indebtedness is incurred to refinance Indebtedness initially incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP, and (v) the principal amount of Indebtedness outstanding under any subclause of this Subsection 8.13 shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.
8.14    Limitations on Liens. Create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of their respective Restricted Subsidiaries to assign, any right to receive income, except for the following (collectively, “Permitted Liens”):
(a)    Liens created pursuant to the Loan Documents or otherwise securing, directly or indirectly, the Obligations or other Indebtedness permitted by Subsection 8.13(b);
(b)    Liens existing on the Closing Date;
(c)    Customary Permitted Liens;
(d)    Liens (including Purchase Money Obligation Liens) granted by the Parent Borrower or any of its Restricted Subsidiaries (including the interest of a lessor under a Capital Lease Obligation and Liens to which any property is subject at the time, on or after the Closing Date, of the Parent Borrower’s or such Restricted Subsidiary’s acquisition thereof) securing Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted under Subsection 8.13(g) and limited in each case to the property purchased with the proceeds of such Indebtedness or subject to such Lien or Capital Lease Obligation; provided that property subject to a Lien permitted by this clause (d) shall not be included in the Borrowing Base;
(e)    any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (a), (b) or (d) above, clause (l), (q) or (x) below, or this clause (e); provided that (A) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (x) below any such Indebtedness shall be secured on a junior basis with this Facility with respect to the Collateral, (B) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (b) or (d) above (or successive renewals, extensions, refinancings or refundings thereof) such renewal, extension, refinancing or refunding is made without any change in the class or category of assets or property subject to such Lien and no such Lien is extended to cover any additional class or category of assets or property, (C) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (l) below (or successive renewals, extensions, refinancings or refundings thereof), such Lien does not extend to cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (D) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (q) below (or successive renewals, extensions, refinancings or refundings thereof), such Liens do not encumber any assets or property other than Collateral (with the priority of such Liens in the Collateral being as set forth in an Intercreditor Agreement); and (E) in the case of any renewal, extension, refinancing or refunding of Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(i) (or successive renewals, extensions, refinancings or refundings thereof), that the principal amount of such Indebtedness is not increased except as permitted by Subsection 8.13(i);
(f)    Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing;
(g)    Liens in favor of lessors securing operating leases permitted hereunder;
(h)    statutory or common law Liens or rights of setoff of depository banks or securities intermediaries with respect to deposit accounts, securities accounts or other funds of the Parent Borrower or any Restricted Subsidiary maintained at such banks or intermediaries, including to secure fees and charges in connection with returned items or the standard fees and charges of such banks or intermediaries in connection with the deposit accounts, securities accounts or other funds maintained by the Parent Borrower or such Restricted Subsidiary at such banks or intermediaries (excluding any Indebtedness for borrowed money owing by the Parent Borrower or such Restricted Subsidiary to such banks or intermediaries);
(i)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Borrower or its Restricted Subsidiaries in the ordinary course of business;
(oj    Liens on the property or assets described in Subsection 8.13(p) in respect of Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(p);

(k)    (i) Liens on the property or assets described in Subsection 8.13(q) in respect of Indebtedness of the Parent Borrower and its Subsidiaries permitted by Subsection 8.13(q) or (ii) Liens on cash, Cash Equivalents and Temporary Cash Investments in respect of obligations described in Subsection 8.13(x) (whether or not such obligations constitute Indebtedness);
(l)    Liens securing Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(m) assumed in connection with any Permitted Acquisition (other than Liens on the Capital Stock of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) such Lien shall be created no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness (other than as permitted by clause (ii) above);
(m)    any encumbrance or restriction (including put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;
(n)    leases, subleases, licenses or sublicenses to or from third parties;
(o)    Liens in respect of Guarantee Obligations permitted under Subsection 8.13(f) relating to Indebtedness of the Parent Borrower and its Restricted Subsidiaries otherwise permitted under Subsection 8.13, to the extent that Liens in respect of such Indebtedness are permitted under this Subsection 8.14;
(p)    [reserved];
(q)    Liens securing Indebtedness permitted by Subsections 8.13(k) and 8.13(t), provided that to the extent that the Borrower Representative determines to secure such Indebtedness permitted by Subsection 8.13(k) or 8.13(t) with a Lien on any Collateral on a basis pari passu in priority with the Liens securing the amounts due under the Facility and with a higher payment priority pursuant to Subsection 10.15 than clause “fifth” (Hedging Agreements or Cash Management Arrangements otherwise secured under the Security Documents), (x) only in respect of (i) any Bank Products Agreements constituting such Indebtedness permitted by Subsection 8.13(k) that are designated as Designated Cash Management Agreements and (ii) any Hedging Agreements constituting such Indebtedness permitted by Subsection 8.13(t) that are designated as Designated Hedging Agreements, in each case in accordance with the terms of Subsection 11.22 and (y) provided that the Borrower Representative shall designate the other party to such Bank Products Agreement or Hedging Agreement, as the case may be, as a Bank Products Affiliate or a Hedging Affiliate for the purposes of the Guarantee and Collateral Agreement in accordance with the terms of Subsection 11.22;

(r)    Liens securing Indebtedness permitted by Subsection 8.13(u);
(s)    Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;
(t)    Liens on equipment of the Parent Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to clients of which such equipment is located;
(u)    Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;
(v)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(w)    Liens securing Manufacturer Support Indebtedness, provided that such Liens only secure the helicopter or fixed-wing aircraft purchased from such manufacturer and any assets or contract rights related thereto;
(x)    Liens in favor of the Parent Borrower or any of its Restricted Subsidiaries; and
(y)    Liens on assets of the Parent Borrower or any of its Restricted Subsidiaries not otherwise permitted by the foregoing clauses of this Subsection 8.14 securing obligations or other liabilities of the Parent Borrower or any of its Restricted Subsidiaries; provided that the aggregate outstanding amount of obligations and liabilities secured by such Liens (when created), when aggregated with the amount of all other obligations and liabilities secured by other Liens incurred and outstanding under this clause (y), shall not exceed $10,000,000; provided further that any Lien securing Indebtedness created pursuant to this clause (y) on Collateral shall be junior to the Lien on Collateral securing the Obligations under this Facility and subject to the terms of an Intercreditor Agreement or otherwise be on terms reasonably satisfactory to the Administrative Agent.
For purposes of determining compliance with this Subsection 8.14, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this Subsection 8.14 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower Representative shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) and may include the amount and type of such Lien in one or more of the clauses of this Subsection 8.14, (iii) if any Liens securing Indebtedness are incurred to refinance Liens securing Indebtedness initially incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness secured by such Liens does not exceed the principal amount of such Indebtedness secured by such Liens being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, and (iv) it is understood that a Lien securing Indebtedness that is permitted by the foregoing provisions of this Subsection 8.14 may secure Debt Obligations with respect to such Indebtedness.
SECTION 9

Events of Default
9.1    Events of Default. Any of the following from and after the Closing Date shall constitute an event of default:
(a)    (i) Any of the Borrowers shall fail to pay any principal of any Loan when due in accordance with the terms hereof (whether at Stated Maturity, by mandatory prepayment or otherwise) or (ii) any of the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five Business Days after any such interest or other amount has become due in accordance with the terms hereof; or
(b)    Any representation or warranty made or deemed made by any Affiliate Guarantor or Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Affiliate Guarantor or Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
(c)    Any Affiliate Guarantor or Loan Party shall default in the payment, observance or performance of any term, covenant or agreement contained in (i) Subsection 4.16 (provided that, if any such failure with respect to Subsection 4.16 is (x) of a type that can be cured and (y) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such failure shall not constitute an Event of Default for five Business Days after the occurrence thereof, so long as the Affiliate Guarantors or Loan Parties are diligently pursuing the cure of such failure), (ii) Subsection 7.2(f) (after a grace period of five Business Days or, if Borrowing Base Certificates are then required to be delivered on a weekly basis pursuant to clause (ii) of the first parenthetical of Subsection 7.2(f), a grace period of two Business Days) or (iii) Subsection 8.1; or
(d)    Any Affiliate Guarantor or Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Subsection 9.1), and such default shall continue unremedied for a period of 60 days (or 180 days in the case of a Reporting Failure) after the date on which written notice thereof shall have been given to the Borrower Representative by the Administrative Agent or the Required Lenders; or

(e)    (i) Any Loan Party or any of its Restricted Subsidiaries shall default in (x) any payment of principal of or interest on any Material Indebtedness or (y) in the payment of any Material Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; (ii) any Loan Party or any of its Restricted Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Material Indebtedness or Material Guarantee Obligation contained in any instrument or agreement evidencing, securing or relating thereto (other than a default in the observance of any financial maintenance covenant, or a failure to provide notice of a default or an event of default under such instrument or agreement), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness or beneficiary or beneficiaries of such Material Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Material Indebtedness to become due prior to its Stated Maturity or such Material Guarantee Obligation to become payable (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and (in the case of the preceding clause (i) or this clause (ii)) such default, event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such Material Indebtedness or Material Guarantee Obligation (provided that this clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder or (y) any termination event or equivalent event pursuant to the terms of any Hedging Agreement); (iii) in the case of any Material Indebtedness or Material Guarantee Obligations containing or otherwise requiring observance or compliance with any financial maintenance covenant, any Loan Party or any of its Restricted Subsidiaries shall default in the observance of or compliance with such financial maintenance covenant such that such Material Indebtedness or Material Guarantee Obligation shall have been Accelerated and such Acceleration shall not have been rescinded; (iv) the Parent Guarantor or any of its Restricted Subsidiaries other than the Loan Parties shall default in (x) any payment of principal of or interest on any Material Indebtedness or (y) in the payment of any Material Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness or Material Guarantee Obligation was created; (v) the Parent Guarantor or any of its Restricted Subsidiaries other than the Loan Parties shall default in the observance or performance of any other agreement or condition relating to any Material Indebtedness or Material Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist such that such Material Indebtedness or Material Guarantee Obligation shall have been Accelerated and such Acceleration shall not have been rescinded; (vi) in the case of any Material Indebtedness or Material Guarantee Obligations above containing or otherwise requiring observance or compliance with any financial maintenance covenant, the Parent Guarantor or any of its Restricted Subsidiaries other than the Loan Parties shall default in the observance of or compliance with such financial maintenance covenant such that such Material Indebtedness or Material Guarantee Obligation shall have been Accelerated and such Acceleration shall not have been rescinded; or (vii) the Parent Guarantor shall default in the observance of or compliance with (A) the First

Priority Debt Leverage Ratio under and as defined in the Company Revolving Credit Agreement or (B) any financial maintenance covenant under (x) any senior secured revolving credit facility providing for borrowings in an aggregate principal amount in excess of $50,000,000 (1) that replaces or refinances the Company Revolving Credit Agreement or (2) the collateral for which consists of or includes substantially all the collateral that secures the Company Revolving Credit Agreement or any such replacement or refinancing revolving credit facility referred to in the preceding clause (1) or (y) any Material Institutional Term Loan Facility, the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, an Acceleration, and such time shall have lapsed and, if any Default Notice shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and such default shall not have been remedied or waived by or on behalf of the holder or holders of such Indebtedness; or
(f)    If (i) the Parent Guarantor or any Material Subsidiary of the Parent Guarantor shall commence any case, proceeding or other action (other than any case, proceeding or other action relating to the solvent reorganization of any Material Subsidiary of the Parent Guarantor (other than the Loan Parties)) (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent Guarantor or any Material Subsidiary of the Parent Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent Guarantor or any Material Subsidiary of the Parent Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent Guarantor or any Material Subsidiary of the Parent Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent Guarantor or any Material Subsidiary of the Parent Guarantor shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent Guarantor or any Material Subsidiary of the Parent Guarantor shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or
(g)    (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the

PBGC or a Plan shall arise on the assets of any Borrower, Restricted Subsidiary or Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Parent Guarantor or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or ERISA Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan or Foreign Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or
(h)    One or more judgments or decrees shall be entered against the Parent Guarantor or any Material Subsidiary of the Parent Guarantor involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $50,000,000 or more (in respect of which any right of appeal, judicial review or other judicial review process has lapsed or has been exhausted or foregone), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(i)    (i) Any material provision of any Security Document shall cease for any reason to be in full force and effect (other than (x) pursuant to the terms hereof or thereof or (y) by reason of any act or omission by the Administrative Agent or any Lender), or any Loan Party which is a party to any such Security Document shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be created or perfected in accordance with (and to the extent required by) the terms of the Loan Documents with respect to any portion of the Collateral in excess of (A) $7,500,000 if, at the time of such failure of such Lien to be created or perfected and calculated on a pro forma basis to give effect thereto, Specified Availability would have been less than 10.0% of Availability, and (B) $25,000,000 at all other times (other than, in the case of both clauses (A) and (B), (x) in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document, (y) by reason of any act or omission by the Administrative Agent, the Collateral Agent or any Lender to take any action necessary to secure the validity or perfection of such Lien or (z) to the extent covered by a lender’s title insurance policy provided by an insurer reasonably acceptable to the Administrative Agent), and such failure of such Lien to be created or perfected shall have continued unremedied for a period of 20 days; or
(j)    A Change of Control shall have occurred.
9.2    Remedies Upon an Event of Default. (a) If any Event of Default occurs and is continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Subsection 9.1(f) with respect to any Borrower, automatically the Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower Representative, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.
(b)    Except as expressly provided above in this Section 9, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
9.3    Borrower’s Right to Cure. (a) Notwithstanding anything to the contrary otherwise contained in this Section 9, in the event of any Event of Default under the covenant set forth in Subsection 8.1 and upon the receipt of a Specified Equity Contribution within the time period specified, and subject to the satisfaction of the other conditions with respect to Specified Equity Contribution set forth in the definition thereof, EBITDA shall be increased with respect to such applicable Fiscal Quarter and any four Fiscal Quarter period that contains such Fiscal Quarter by the amount of such Specified Equity Contribution (the “Cure Amount”), solely for the purpose of measuring compliance with Subsection 8.1. If, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Parent Guarantor and its Restricted Subsidiaries, in each case, with respect to such Fiscal Quarter only), the Parent Guarantor and its Restricted Subsidiaries shall then be in compliance with the requirements of Subsection 8.1, they shall be deemed to have been in compliance therewith as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default hereunder that had occurred shall be deemed cured for the purposes of this Agreement.
(b)    The parties hereby acknowledge that notwithstanding any other provision in this Agreement to the contrary, (i) the Cure Amount received pursuant to the occurrence of any Specified Equity Contribution shall be disregarded for purposes of calculating Consolidated Adjusted EBITDA in any determination of any financial ratio-based conditions (other than as applicable to Subsection 8.1), pricing or basket under Section 8 and (ii) no Lender shall be required to make any Extension of Credit hereunder, if an Event of Default under the covenant set forth in Subsection 8.1 has occurred and is continuing, (x) during the 10 Business Day period during which a Specified Equity Contribution may be made, or (y) on the date on which a Borrowing Base Certificate is delivered and on which a Specified Equity Contribution may be made (in each case as provided in the definition of Specified Equity Contribution), unless and until the Cure Amount is actually received.

SECTION 10

The Agents and the Other Representatives
10.1    Appointment. (a) Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.
(b)    Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
(c)    Except for Subsections 10.5, 10.8(a), 10.8(b), 10.8(c), 10.8(e), 10.13 and (to the extent of the Borrowers’ rights thereunder and the conditions included therein) 10.9, the provisions of this Section 10 are solely for the benefit of the Agents and the Lenders, and no Borrower or any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.
10.2    The Agents and Affiliates. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Parent Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.3    Action by an Agent. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) relationship of agency or trust with or for the Parent Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.
10.4    Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:
(i)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; provided further that the Collateral Agent may refrain from taking any such action unless it receives written instruction to do so by the Administrative Agent; and
(iii)    shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.
(b)    No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Subsection 9.2 or 11.1, as applicable), (y) in the absence of its own bad faith, gross negligence or willful misconduct or (z) in the case of the Collateral Agent, with the consent or at the request of the Administrative Agent. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by a Borrower or a Lender.
(c)    No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
(d)    Each party to this Agreement acknowledges and agrees that the Agents may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to any Agent of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrowers and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.
10.5    Acknowledgement and Representations by Lenders. Each Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Parent Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender further represents and warrants to the Agents, the Other Representatives and each of the Loan Parties that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and the Parent Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Revolving Credit Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender (other than, in the case of clause (i), an Affiliated Lender, any Parent Entity or any Unrestricted Subsidiary) represents to each other party hereto (i) that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and (ii) that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of Subsection 11.6 applicable to the Lenders hereunder.
10.6    Indemnity; Reimbursement by Lenders. (a) To the extent that the Parent Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under Subsection 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), or any Other Representative or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective Commitment Percentages in effect on the date on which the applicable unreimbursed expense or indemnity payment is sought under this Subsection 10.6 (or, if the applicable unreimbursed expense or indemnity payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages, immediately prior to such date) such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this Subsection 10.6 are subject to the provisions of Subsection 4.8.
(b)    Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
(c)    All amounts due under this Subsection 10.6 shall be payable not later than three Business Days after demand therefor. The agreements in this Subsection 10.6 shall survive the payment of the Loans and all other amounts payable hereunder.
10.7    Right to Request and Act on Instructions. (a) Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the

Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Subsection 10.6.
(b)    Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.
10.8    Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent and/or the Administrative Agent to enter into (x) the Security Documents and any Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments or waivers of or supplements to or other modifications to the Security Documents and any Intercreditor Agreement in connection with the incurrence by any Loan Party or any Subsidiary thereof of additional Indebtedness permitted to be secured by lien on Collateral pursuant to Subsection 8.14 (each an “Intercreditor Agreement Supplement”) to permit such additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower Representative or relevant Subsidiary, to the extent that such priority is permitted by the Loan Documents) and (z) any amendments provided for under Subsections 2.6, 2.7 and 2.8, respectively. Each Lender hereby agrees, and each holder of any Revolving Credit Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, any Intercreditor Agreement, any Intercreditor Agreement Supplement, or any agreement required in connection with an Incremental Facility pursuant to Subsection 2.6, any agreement required in connection with a Refinancing Amendment pursuant to Subsection 2.7 and any agreement required in connection with an Extension Offer pursuant to Subsection 2.8, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Each of the Collateral Agent and the Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent or the Administrative Agent, as applicable, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent or the Administrative Agent or any of their respective sub-agents or designees. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents. Notwithstanding any provision herein to the contrary herein or in any Security Document, the Administrative Agent shall undertake all decisions related to all enforcement actions against the Loan Parties and their properties and assets (including the Collateral) and in the absence of its own bad faith, gross negligence or willful misconduct, the Collateral Agent shall have no liability for following the Administrative Agent’s instructions.
(b)    The Lenders hereby authorize each Agent, in each case at its option and in its discretion, (A) to release or subordinate any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof, (iii) owned by any Subsidiary Guarantor that becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Parent Borrower or constituting Capital Stock of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Subsection 11.1), (v) constituting Non-Core Assets or (vi) as otherwise may be expressly provided in the relevant Security Documents, (B) at the written request of the Borrower Representative to subordinate any Lien on any Excluded Assets or any other property granted to or held by such Agent, as the case may be under any Loan Document, to the holder of any Lien on such property that is permitted by Subsection 8.14 and (C) to release any Subsidiary Guarantor from its Obligations under any Loan Documents to which it is a party if such Person ceases to be a Restricted Subsidiary of the Parent Borrower or becomes an Excluded Subsidiary. Upon request by any Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing any Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 10.8.
(c)    The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Subsection 11.17. Upon request by any Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this Subsection 10.8(c).
(d)    No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings, the Parent Borrower or any of its Restricted Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Subsection 10.8 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its bad faith, gross negligence or willful misconduct.
(e)    Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either Subsection 11.1 or 11.17, as applicable, with the written consent of the Agent party thereto and the Loan Party party thereto.
(f)    The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree. Each Loan Party and each Lender hereby consents to such designation of the Administrative Agent as a designee and sub-agent of the Collateral Agent for the purposes of (1) perfecting the Collateral Agent's security interest in each Blocked Account and (2) accepting, retaining or distributing (as the case may be) any funds related to the Blocked Accounts or enforcement of the security interest created by the Security Documents. Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Agent shall have no liability or obligations for the perfection or failure to perfect in any Collateral, including with respect to any Blocked Account (or the failure of any Blocked Account Agreement), (ii) the Administrative Agent may resign from its role as a designee and sub-agent of the Collateral Agent at any time upon 10 days’ written notice to the Borrower Representative and the Collateral Agent, without any further liability or obligation and (iii) the Collateral Agent shall have no liability or obligations relating the management of any Blocked Account (including with respect to the security interest created over such Blocked Account) and the collection and distribution of any funds relating to any Collateral (including, without limitation, from any Blocked Account, any proceeds from the sale of any Collateral or any leases relating to any Eligible Helicopter Equipment).
10.9    Successor Agent. Subject to the appointment of a successor as set forth herein, (i) the Administrative Agent or the Collateral Agent may be removed by the Borrower Representative or the Required Lenders if the Administrative Agent, the Collateral Agent, or a controlling affiliate of the Administrative Agent or the Collateral Agent is a Defaulting Lender and

(ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, in each case upon 10 days’ notice to the Administrative Agent, the Collateral Agent, the Lenders, the Parent Borrower and the Borrower Representative, as applicable. If the Administrative Agent or the Collateral Agent shall be removed by the Parent Borrower or the Required Lenders pursuant to clause (i) above or if the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which such successor agent shall be subject to approval by the Parent Borrower; provided that such approval by the Parent Borrower in connection with the appointment of any successor Administrative Agent or Collateral Agent shall only be required so long as no Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing; provided, further, that the Parent Borrower shall not unreasonably withhold its approval of any successor Administrative Agent or Collateral Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000. Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 (including this Subsection 10.9) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. The fees payable by the Borrower Representative to a successor Administrative Agent or Collateral Agent shall not be greater than those payable to its predecessor unless otherwise agreed between the Borrower Representative and such successor.
10.10    [Reserved].
10.11    Withholding Tax. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, without limiting the provisions of Subsection 4.11(a) or 4.12, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred and shall make payable in respect thereof within 30 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Subsection 10.11. The agreements in this Subsection 10.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
10.12    Other Representatives. None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such. Without limiting the foregoing, no Other Representative shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Other Representative shall have transferred to any other Person (other than any of its affiliates) all of its interests in the Loans and in the Commitments, such Lender shall be deemed to have concurrently resigned as such Other Representative.
10.13    Appointment of Borrower Representatives. Each Borrower hereby designates the Parent Borrower as its Borrower Representative. The Borrower Representative will be acting as agent on each Borrower’s behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Section 2 and Section 4 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
10.14    Administrative Agent May File Proofs of Claim. In case of the pendency of any Bankruptcy Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) is hereby authorized by the Lenders, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Subsections 4.5 and 11.5) allowed in such judicial proceeding;
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Subsections 4.5 and 11.5.
10.15    Application of Proceeds. The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows: subject to the terms of any applicable Intercreditor Agreement or Intercreditor Agreement Supplement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent, any Lender on account of amounts then due and outstanding under any of the Loan Documents (the “Collection Amounts”) shall, except as otherwise expressly provided herein, be applied as follows: first, to pay interest on and then principal of Agent Advances then outstanding, second, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents, the Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent (or to the Administrative Agent as its sub-agent or designee) or to preserve its security interest in the Collateral), third, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders in connection with enforcing such Lender’s rights under the Loan Documents, fourth, to pay (on a ratable basis) (A) interest on and then principal of Revolving Credit Loans then outstanding and (B) any outstanding obligations payable under (i) Designated Cash Management Agreements, up to the maximum amount of the exposure thereunder as notified from time to time by the Cash Management Party to the Administrative Agent pursuant to the definition of “Cash Management Reserves” and (ii) Designated Hedging Agreements up to the maximum amount of the MTM value thereunder as notified from time to time by the Hedging Party (or, if applicable, an alternative MTM value notified by the Borrower Representative pursuant to a Dealer Polling) to the Administrative Agent pursuant to the definition of “Designated Hedging Reserves”, in each case which are secured under the Security Documents, fifth, to pay obligations under Cash Management Arrangements (other than pursuant to any Designated Cash Management Agreements, but including any amounts not paid pursuant to clause “fourth”(B)(i) above) and Hedging Agreements (other than pursuant to any Designated Hedging Agreements, but including any amounts not paid pursuant to clause “fourth”(B)(ii) above), and sixth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent that any amounts available for distribution pursuant to clause “fourth” are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Lenders based on their respective Commitment Percentages. This Subsection 10.15 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

Notwithstanding the foregoing, no Excluded Obligation shall be paid with amounts received from the applicable Guarantor or Affiliate Guarantor or its respective assets, and all Excluded Obligations shall be disregarded in any application of Collection Amounts pursuant to the preceding paragraph.
10.16    FATCA Information. (a) Upon written request, the Administrative Agent, the Collateral Agent and/or the Lenders shall provide to the Parent Guarantor and the Borrower Representative or any agent thereof any information specified by such parties that is reasonably available to the Administrative Agent, the Collateral Agent and/or the Lenders, as the case may be, and may be necessary for compliance with FATCA, subject in all cases to confidentiality provisions.
(b)    The Administrative Agent, the Collateral Agent and the Lenders shall provide to the Parent Guarantor and the Borrower Representative upon reasonable request all reasonably available information in their possession and specifically requested by the Parent Guarantor or the Borrower Representative in connection with regulatory matters, including any information that is necessary or advisable in order for the Parent Guarantor and its Subsidiaries (or their parents and/or Affiliates) to comply with regulatory requirements, including, for the avoidance of doubt, FATCA.
SECTION 11

Miscellaneous
11.1    Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the respective Affiliate Guarantors or Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Affiliate Guarantors or Loan Parties hereunder or thereunder or (y) waive at any Affiliate Guarantor’s or Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Subsections 11.1(d) and 11.1(f) may be effected without the consent of the Required Lenders to the extent provided therein; provided, further, that no such waiver and no such amendment, supplement or modification shall:
(i)    (A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or of any scheduled installment thereof (including extending the Termination Date), (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), (C) increase the amount or extend the expiration date of any Lender’s Commitment or extend the scheduled date of any payment thereof or (D) change the currency in which any Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that amendments or supplements to, or waivers or modifications of, any conditions precedent, representations, warranties, covenants, Defaults or Events of Default or of a mandatory repayment or mandatory reduction in the aggregate Commitments of all Lenders shall not constitute an increase of the Commitment of, or an extension of the scheduled date of maturity, any scheduled installment, or the scheduled date of payment of the Loans of, any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);
(ii)    amend, modify or waive any provision of this Subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders,” or consent to the assignment or transfer by the Parent Borrower of any of its respective rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Subsection 8.2 or 11.6(a)), in each case without the written consent of all the Lenders;
(iii)    release Guarantors or Affiliate Guarantors accounting for all or substantially all of the value of the Guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement and the Guarantee Agreement, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);
(iv)    require any Lender to make Loans having an Interest Period of longer than six months or shorter than one month without the consent of such Lender;
(v)    (A) amend, modify or waive any provision of Section 10 without the written consent of the then Agents or (B) amend, modify or waive any provision of Subsection 4.16 in a manner that would create any additional obligation on the part of the Collateral Agent thereunder without the written consent of the then Collateral Agent;
(vi)    amend, modify or waive any provision of Subsections 10.1(a), 10.5 or 10.12 without the written consent of any Other Representative directly and adversely affected thereby;
(vii)    increase the advance rates set forth in the definition of “Borrowing Base”, or make any change to the definition of “Borrowing Base” (by adding additional categories or components thereof), “Eligible Transaction Helicopter Equipment” or “Eligible Helicopter Equipment” that would have the effect of increasing the amount of the Borrowing Base in each case without the consent of the Supermajority Lenders; provided that the Administrative Agent may increase or decrease the amount of, or otherwise modify or eliminate, any Availability Reserves that it implements in its Permitted Discretion in accordance with Subsection 2.1(b) or otherwise in accordance with the terms of this Agreement, and in any such case, such change will not be deemed to require any Supermajority Lender or other Lender consent; or
(viii)    amend, modify or waive the order of application of payments set forth in the penultimate sentence of Subsection 4.4(a), or Subsection 4.8(a), 4.16(d), 10.15 or 11.7 hereof, in each case without the consent of each Lender directly and adversely affected thereby;
provided, further, that notwithstanding and in addition to the foregoing, and in addition to Liens the Collateral Agent (or the Administrative Agent as its sub-agent or designee) is authorized to release pursuant to Subsection 10.8(b), the Administrative Agent may, in its discretion, instruct the Collateral Agent (or, to the extent applicable, the Administrative Agent as its sub-agent or designee) to release the Lien on Collateral valued in the aggregate not in excess of $7,500,000 in any Fiscal Year without the consent of any Lender (and, for the avoidance of doubt, without the consent of any other Secured Party).
(b)    Any waiver and any amendment, supplement or modification pursuant to this Subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
(c)    Notwithstanding any provision herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents, except to the extent that the consent of such Lender would be required under clause (i) in the further proviso to the second sentence of Subsection 11.1(a) and (y) no Disqualified Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents.
(d)    Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect or inconsistency, with the consent of the Borrower Representative and the Administrative Agent, (ii) in accordance with Subsection 2.6, to incorporate the terms of any Incremental Facility with the written consent of the Borrower Representative and Lenders providing such Incremental Facility, (iii) by a Refinancing Amendment in accordance with Subsection 2.7, with the written consent of the Borrower Representative and the Lenders providing such Credit Agreement Refinancing Indebtedness, (iv) in accordance with Subsection 2.8, to effectuate an Extension with the written consent of the Borrower Representative and the Extending Lenders and (v) in accordance with Subsection 7.11, to change the financial reporting convention. Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including Subsection 4.4, 4.8, 4.16 or 10.15, may be amended as set forth in the immediately preceding sentence to provide for non-pro rata borrowings and payments of any amounts hereunder as between any tranche hereunder (including any tranche of Extended ABL Term Loans, Extended Revolving Commitments, Incremental Revolving Commitments or New Revolving Commitments and any other tranche created pursuant to Subsection 2.6, 2.7 or 2.8), or to provide for the inclusion, as appropriate, of the Lenders of any tranche of Extended ABL Term Loans, Extended Revolving Commitments, Incremental Revolving Commitments or New Revolving Commitments or of any other tranche created pursuant to Subsection 2.6, 2.7 or 2.8 in any required vote or action of the Required Lenders, the Supermajority Lenders or the Lenders of each Tranche hereunder. The Administrative Agent hereby agrees (if requested by the Borrower Representative) to execute any amendment referred to in this clause (d) or an acknowledgement thereof.
(e)    Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities.
(f)    Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Subsection 11.17 with the written consent of the Agent party thereto and the Loan Party party thereto.
(g)    If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Subsection 11.1(a), the consent of the Supermajority Lenders, each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”) then the Borrower Representative may, on notice to the Administrative Agent and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower Representative in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower Representative to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (or, at the Borrower Representative’s option, by a Borrower) to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, prepay the Loans and, at the Borrower Representative’s option, terminate the Commitments of such Non-

Consenting Lender, in whole or in part, subject to Subsection 4.12, without premium or penalty. In connection with any such replacement under this Subsection 11.1(g), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register.
(h)    Upon the execution by the Parent Borrower and delivery to the Administrative Agent of a Subsidiary Borrower Termination with respect to any Subsidiary Borrower, such Subsidiary Borrower shall cease to be a Borrower; provided that the Subsidiary Borrower Termination shall not be effective (other than to terminate its right to borrow additional Revolving Credit Loans under this Agreement) unless (x) another Borrower shall remain liable for the principal of or interest on any Loan to such Subsidiary Borrower outstanding hereunder or (y) the obligations of such Subsidiary Borrower shall have been assumed by another Borrower on terms and conditions reasonably satisfactory to the Administrative Agent. In the event that such Subsidiary Borrower shall cease to be a Subsidiary of the Parent Borrower, the Parent Borrower shall promptly execute and deliver to the Administrative Agent a Subsidiary Borrower Termination terminating its status as a Borrower, subject to the proviso in the immediately preceding sentence.
11.2    Notices. (a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice or electronic mail, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day) or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Parent Guarantor:	4740 Agar Drive Richmond British Columbia V7B 1A3 Canada Attention: Legal Department Facsimile: +1 (604) 232-8359 Telephone: +1 (604) 232-7400 Email: jackie.law@chc.ca
The Parent Borrower (including in its capacity as Borrower Representative):	4740 Agar Drive Richmond British Columbia V7B 1A3 Canada Attention: Legal Department Facsimile: +1 (604) 232-8359 Telephone: +1 (604) 232-7400 Email: jackie.law@chc.ca
In each case with copies (which shall not constitute notice) to:	Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: David A. Brittenham Facsimile: (212) 909-6836 Telephone: (212) 909-6000 Email: dabrittenham@debevoise.com
The Administrative Agent:	Morgan Stanley Senior Lending, Inc. 1585 Broadway New York, NY 10036 Attention: Lisa Hanson Facsimile: (212) 507-0993 Telephone: (212) 761-6894 Email: Lisa.Hanson@morganstanley.com
With copies (which shall not constitute notice) to:	Paul Hastings LLP 75 East 55th Street New York, NY 10022 Attention: Leslie A. Plaskon Facsimile: (212) 230-7701 Telephone: (212) 318-6421 Email: leslieplaskon@paulhastings.com

The Collateral Agent:
BNP Paribas S.A.
16, rue de Hanovre
75002 Paris
ACI: CAT04B1
Facsimile : +33 1 43 16 82 54
Telephone : +33 1 43 16 82 33 (Noëlle Courtin) / +33 1 42 98 60 77 (Philippe Laude)
Email: noelle.courtin@bnpparibas.com; philippe.laude@bnpparibas.com;
axel.rohrlich@bnpparibas.com; camille.brunel@bnpparibas.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Subsection 4.2, 4.4 or 4.8 shall not be effective until received.
(b)    Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer of a Loan Party.
(c)    Loan Documents may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.
(d)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites). Unless the Administrative Agent otherwise prescribes (with the Borrower Representative’s consent), (i) notices and other communications sent to an e-mail address shall be deemed to have been duly made or given when delivered, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been delivered at the opening of business on the next Business Day, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.
(e)    THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF ANY BORROWER HEREUNDER (THE "BORROWER MATERIALS") OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE

BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.
(f)    Each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower Representative and the Administrative Agent.
(g)    All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
11.4    Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
11.5    Payment of Expenses and Taxes. The Borrowers, jointly and severally, agree (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral in accordance with the terms of the Loan Documents, and (2) the reasonable and documented fees and disbursements of Paul Hastings LLP, solely in its capacity as counsel to the Administrative Agent, Clifford Chance US LLP, solely in its capacity as counsel to the Collateral Agent, one firm of special aviation counsel to the Administrative Agent and, if necessary, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower Representative, (b) to pay or reimburse each Lender, each Lead Arranger and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each

Lender, each Lead Arranger and the Agents for, and hold each Lender, each Lead Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any stamp, documentary, recording, filing and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Lead Arranger, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to (i) the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, (ii) the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Guarantor or any of its Restricted Subsidiaries or any of the property of the Parent Guarantor or any of its Restricted Subsidiaries, or any other property at which Materials of Environmental Concern generated by the Parent Guarantor or any of its Restricted Subsidiaries was managed, released, or discharged, or (iii) of any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Affiliate Guarantor or Loan Party and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that none of the Parent Guarantor and the Borrowers shall have any obligation hereunder to any Lead Arranger, any Other Representative, any Agent (or any sub-agent thereof) or any Lender (or any Related Party of any of the foregoing Persons) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender (or any Related Party of any of the foregoing Persons), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, (ii) a material breach of the Loan Documents by any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender (or any Related Party of any of the foregoing Persons), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not involve claims against any Lead Arranger or Agent in its capacity as such. None of the Parent Guarantor and the Borrowers nor any Indemnitee shall be liable for any indirect, special, punitive or consequential damages hereunder; provided that nothing contained in this sentence shall limit the Borrowers’ indemnity under this Subsection 11.5 to the extent that such indirect, special, punitive or consequential damages are included in any third-party claim in connection with which such Indemnitee is entitled to indemnification hereunder. All amounts due under this Subsection 11.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Affiliate Guarantors or the Loan Parties pursuant to this Subsection 11.5 shall be submitted to the address of the Borrower Representative set forth in Subsection 11.2, or to such other Person or address as may be hereafter designated by the Borrower Representative in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in Subsections 11.5(b) and 11.5(c) above, none of the Parent Guarantor and the Borrowers shall have any obligation under this Subsection 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this Subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
11.6    Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than in accordance with Subsection 8.2, none of the Parent Guarantor and the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent Guarantor or any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Subsection 4.13(d), Subsection 4.15(c), Subsection 11.1(g) and this Subsection 11.6.
(b)    (i) Subject to the conditions set forth in Subsection 11.6(b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender, to any natural person or to the Parent Guarantor or any of their respective Subsidiaries) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitments and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent of:
(A)    the Borrower Representative (such consent not to be unreasonably withheld, conditioned or delayed, in the case of an assignment to a commercial bank); provided that no consent of the Parent Borrower shall be required for an assignment if an Event of Default under Subsection 9.1(a) or 9.1(f) with respect to the Parent Borrower has occurred and is continuing; and
(B)    the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower Representative and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower Representative shall be required if an Event of Default under Subsection 9.1(a) or 9.1(f) with respect to the Parent Borrower has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates, if any;

(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case); provided that for concurrent assignments to two or more Lenders or Affiliates of a Lender, such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and
(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5, and bound by its continuing obligations under Subsection 11.16 and, in the case of each Reference Bank, Subsection 4.6(c)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Subsection 4.13(d), Subsection 4.15(c), Subsection 11.1(g) and this Subsection 11.6 shall, to the extent that it would comply with Subsection 11.6(c), be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Subsection 11.6 (and any attempted assignment, transfer or participation which does not comply with this Subsection 11.6 shall be null and void).
(iv)    The Borrowers hereby collectively designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this Subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, and solely with respect to entries applicable to such Lender, any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything herein to the contrary, any assignment by a Lender to a Disqualified Lender shall be deemed null and void ab initio and the Register shall be modified to reflect a reversal of such assignment, and the Borrowers shall be entitled to pursue any remedy available to them (whether at law or in equity, including specific performance to unwind such assignment) against the Lender and such Disqualified Lender. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of ABL Term Loans or Incremental ABL Term Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Borrower Representative shall use commercially reasonable efforts to (i) promptly (and in any case, not less than five Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Subsection 11.1) provide to the Administrative Agent, a list of, to the Borrower Representative’s knowledge, all Affiliated Lenders holding ABL Term Loans or Incremental ABL Term Loans at the time of such notice and (ii) not less than five Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Subsection 11.1, provide to the Administrative Agent, a list of, to the Borrower Representative’s knowledge, all Affiliated Debt Funds holding ABL Term Loans or Incremental ABL Term Loans at the time of such notice.
(v)    Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) except to the extent that such disclosure is necessary (x) to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) for any Borrower to enforce its rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(vi)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender (unless such assignment is being made in accordance with Subsection 4.13(d), Subsection 4.15(c), or Subsection 11.1(g), in which case the effectiveness of such Assignment and Acceptance shall not require execution by the assigning Lender) and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Subsection 11.6(b)

and any written consent to such assignment required by this Subsection 11.6(b), the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower Representative. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi).
(vii)    On or prior to the effective date of any assignment pursuant to this Subsection 11.6(b), the assigning Lender shall surrender to the Administrative Agent any outstanding Revolving Credit Notes held by it evidencing Loans or Commitments, as applicable, which are being assigned. Any Revolving Credit Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower Representative marked “cancelled”.
Notwithstanding the foregoing provisions of this Subsection 11.6(b) or any other provision of this Agreement, if the Borrower Representative shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to Administrative Agent and the Borrower Representative as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower Representative and shall be consistent with the other provisions of this Subsection 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. Assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein. The Borrower Representative may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein.
Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this Subsection 11.6(b) would be entitled to receive any greater payment under Subsection 4.10, 4.11, 4.12 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such Subsections with respect to the rights assigned, shall, notwithstanding anything to the contrary in this Agreement, be entitled to receive such greater payments unless the assignment was made after an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing or the Borrower Representative has expressly consented in writing to waive the benefit of this provision at the time of such assignment.
(c)    (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower Representative or the Administrative Agent, sell participations (other than to any Disqualified

Lender, or a natural person or the Parent Borrower or any of the Parent Borrower’s Affiliates or its Subsidiaries (other than Permitted Affiliated Assignees)) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, (D) the Borrower Representative, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (E) in the case of any participation to a Permitted Affiliated Assignee, such participation shall be governed by the provisions of Subsection 11.6(h) (other than subclauses (i) and (iii) thereof) to the same extent as if each reference therein to an assignment of a Loan were to a participation of a Loan and the references to Affiliated Lender were to such Permitted Affiliated Assignee in its capacity as a participant. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, supplement, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, supplement, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) or (iii) of the second proviso to the second sentence of Subsection 11.1(a) and (2) directly affects such Participant. Subject to Subsection 11.6(c)(ii), each Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Subsection 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender and any such participation shall be void ab initio, except to the extent that the Borrower Representative has consented to such participation in writing (in which case such Lender will not be considered a Disqualified Lender solely for that particular participation). Any attempted participation which does not comply with this Subsection 11.6 shall be null and void.
(ii)    No Loan Party shall be obligated to make any greater payment under Subsection 4.10, 4.11, 4.12 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower Representative and the Borrower Representative expressly waives the benefit of this provision at the time of such participation. Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Subsection 4.11 unless such Participant complies with Subsections 4.11(b) and 4.11(c) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d)    Any Lender, without the consent of the Borrower Representative or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank of a member state of the European Union, and this Subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.
(e)    No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower Representative if it would require any Borrower to make any filing with any Governmental Authority or qualify any Loan or Revolving Credit Note under the laws of any jurisdiction, and the Borrower Representative shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.
(f)    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower Representative or the Administrative Agent and without regard to the limitations set forth in Subsection 11.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from each such Borrower pursuant to this Subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower Representative specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate each such Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower Representative, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.
(g)    If the Borrower Representative wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Subsection 11.1. Pursuant to any such assignment, (x) all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Subsection 4.12 and (y) all Commitments to be replaced shall be allocated among the Lenders under such Facility in the same manner as would be required if such Commitments were being optionally reduced or terminated by the Borrowers, accompanied by payment of any accrued fees thereon and any amounts owing pursuant to Subsection 4.12. By receiving such purchase price (including accrued interest, fees and indemnity payments), the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of the Assignment and Acceptance, the Administrative Agent shall record such assignment in the Register and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.
(h)    (i)    Notwithstanding anything to the contrary in this Agreement, with respect to any assignment to or by an Affiliated Lender that is not an Affiliated Debt Fund:
(1)    such Affiliated Lender and such other Lender shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit K hereto (an “Affiliated Lender Assignment and Assumption”) and the Administrative Agent shall record such assignment in the Register;
(2)    at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all ABL Term Loans held (or participated in) by Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 25.0% of the aggregate principal amount of all ABL Term Loans (the “Affiliated Lender Cap”) outstanding under this Agreement; provided that to the extent that any assignment to an Affiliated Lender would result in the aggregate principal amount of all ABL Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;
(3)    any such ABL Term Loans acquired by (x) Holdings, the Parent Borrower or a Restricted Subsidiary shall be retired or cancelled promptly upon the acquisition thereof and (y) an Affiliated Lender may, with the consent of the Borrower Representative, be contributed to the Parent Borrower, whether through a Parent Entity or otherwise, and exchanged for debt or equity securities of the Parent Borrower or such Parent Entity that are otherwise permitted to be issued at such time pursuant to the terms of this Agreement, so long as any ABL Term Loans so acquired by the Parent Borrower shall be retired and cancelled promptly upon the acquisition thereof;
(4)    such assignment may only relate to or be in respect of ABL Term Loans and no Commitments (or related Obligations) in respect of the Revolving

Credit Facility or the FILO Tranche may be assigned to any Affiliated Lender or any Affiliated Debt Fund; and
(5)    each Lender making such assignment to, or taking such assignment from, such Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender and/or its Affiliates then may have, and later may come into possession of information regarding the Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to enter into such assignment (“Excluded Information”), (2) such Lender has independently and, without reliance on the Affiliated Lender, Holdings, the Parent Borrower or any of its Subsidiaries, the Administrative Agent or any other Lender or any of their respective Affiliates, has made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Affiliated Lender, Holdings, the Parent Borrower and its Subsidiaries, the Administrative Agent, the other Lenders or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Affiliated Lender, Holdings, the Parent Borrower or its Subsidiaries, the Administrative Agent, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.
Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender.
(ii)    Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender that is not an Affiliated Debt Fund shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent that such information or materials have been made available to the Borrower Representative or its representatives or (C) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege.
(iii)    Notwithstanding anything in Subsection 11.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender that is not an Affiliated Debt Fund shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not such Affiliated Lenders; provided that, (I) to the extent that any Lenders are being compensated by the Borrowers for consenting to an amendment, modification, waiver or any other action, each Affiliated Lender who has been deemed to have voted its Loans in accordance with this Subsection 11.6(h)(iii) shall be entitled to be compensated on the same basis as each consenting Lender as if it had voted all of its Loans in favor of the applicable amendment, modification, waiver or other action); (II) no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its ratable share of any payments of ABL Term Loans to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; and (III) that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent that (x) disproportionately and adversely affects such Affiliated Lender in its capacity as a Lender or affects such Affiliated Lender differently in its capacity as a Lender than other Lenders or (y) is of the type described in Subsections 11.1(a)(i) through 11.1(a)(viii) (other than subclauses (v) and (vi)); and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Subsection 11.6(h)(iii); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this Subsection 11.6(h)(iii) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by such Affiliated Lender as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Subsection 11.6(h)(iii).
(iv)    Each Affiliated Lender that is not an Affiliated Debt Fund, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment and Assumption agreement shall provide a confirmation that, if any of Holdings, the Borrowers or any Restricted Subsidiary shall be subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding (each, a “Bankruptcy Proceeding”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its ABL Term Loans (“Claim”) (including objecting to any debtor in possession financing, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender in its capacity as a Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the ABL Term Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with Subsection 11.6(h)(iii) above, so long as such Affiliate Lender in its capacity as a Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender that is not an Affiliated Debt Fund agree and acknowledge that the provisions set forth in this Subsection 11.6(h)(iv) and the related provisions set forth in each Affiliated Lender Assignment and Assumption constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, it is their intention that this Subsection 11.6(h)(iv) would be enforceable for all purposes in any case where Holdings, the Parent Borrower or any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to Holdings, the Parent Borrower or such Restricted Subsidiary, as applicable. Each Affiliated Lender that is not an Affiliated Debt Fund hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of ABL Term Loans, Commitments and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Subsection 11.6(h)(iv).
(i)    Notwithstanding anything to the contrary in this Agreement, Subsection 11.1 or the definition of “Required Lenders” (x) with respect to any assignment or participation to or by an Affiliated Debt Fund, such assignment or participation shall be made pursuant to an open market purchase and (y) for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, supplement, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all ABL Term Loans held by Affiliated Debt Funds may not account for more than 50.0% of the ABL Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Subsection 11.1.
11.7    Adjustments; Set-off; Calculations; Computations. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Revolving Credit Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Subsection 9.1(f), or otherwise (except pursuant to Subsection 2.6, 2.7, 2.8, 4.4, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 11.1(g) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Credit Loans owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Revolving Credit Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower Representative, any such notice being expressly waived by the Borrower Representative to the extent permitted by applicable law, upon the occurrence of an Event of Default under Subsection 9.1(a) to set-off and appropriate and apply against any amount then due and payable under Subsection 9.1(a) by such Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.
11.8    Judgment. (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Subsection 11.8 being hereinafter in this Subsection 11.8 referred to as the “Judgment Conversion Date”).
(b)    If, in the case of any proceeding in the court of any jurisdiction referred to in Subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.
(c)    The term “rate of exchange” in this Subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York City time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.
11.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.
11.10    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.11    Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto and thereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents, as applicable.
11.12    Governing Law. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT THAT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
11.13    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme

Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Subsection 11.13 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Subsection 11.13(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding.
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected (i) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto, or (ii) in the case of the Borrowers, as provided in Subsection 11.23;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 11.13 any consequential or punitive damages.
11.14    Acknowledgements. Each Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.
11.15    Waiver of Jury Trial. EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
11.16    Confidentiality. (a) Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of Holdings or any of the Borrowers or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of Holdings or any of the Borrowers or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations which agrees to comply with the provisions of this Subsection 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), in respect to any electronic information (whether posted or otherwise distributed on any Platform)) for the benefit of the Borrowers (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its Affiliates and the employees, officers, partners, directors, agents, attorneys, accountants and other professional advisors of it and its Affiliates; provided that such Lender shall inform each such Person of the agreement under this Subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law; provided that, other than with respect to any disclosure to any bank regulatory authority, such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower Representative of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement, any Affiliate of any Lender party thereto) may be a party subject to the proviso in clause (iv) above, and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to any Borrower being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Subsection 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively; provided that in no case shall any Agent or Lender cease to be obligated pursuant to this Subsection 11.16 prior to the third anniversary of the Closing Date.
(b)    Each Lender acknowledges that any such information referred to in Subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Borrowers or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrowers, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.
11.17    Incremental Indebtedness; Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness or additional Indebtedness permitted to be secured by a lien on Collateral pursuant to Subsection 8.14, each of the Administrative Agent and the Collateral Agent agree to execute and deliver any applicable Intercreditor Agreement or Intercreditor Agreement Supplement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Helicopter Mortgages and UCC fixture filings), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower Representative to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Facility or additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent that such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.
11.18    USA PATRIOT Act Notice. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Loan Party, which information includes the name of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act, and each Loan Party agrees to provide such information from time to time to any Lender.
11.19    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature” and words of like import in any Assignment and

Acceptance or Affiliated Lender Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
11.20    Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrowers under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrowers hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
11.21    Joint and Several Liability; Postponement of Subrogation. (a) The obligations of the Borrowers hereunder and under the other Loan Documents to which each Borrower is a party shall be joint and several and, as such, each Borrower shall be liable for all of such obligations of the other Borrowers under this Agreement and the other Loan Documents to which each Borrower is a party. To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Subsection 11.21, in bankruptcy or in any other instance.
(b)    Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document and the permanent termination of all Commitments. Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party.
11.22    Designated Cash Management Agreements and Designated Hedging Agreements. (a) The Borrower Representative may from time to time elect by notice in writing to the Administrative Agent that (x) a Cash Management Arrangement is to be a “Designated Cash Management Agreement” and that the monetary obligations thereunder be treated as pari passu with the Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Subsection 10.15, or (y) a Hedging Agreement is to be a “Designated Hedging Agreement” and that the monetary obligations thereunder be treated as pari passu with the Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Subsection 10.15, provided that no monetary obligations under any Designated Cash Management Agreement or Designated Hedging Agreement shall receive any benefit of the designation under this Subsection 11.22 after the date on which the Commitments have been terminated and the Obligations then due and owing to any Lender or Agent hereunder and under the other Loan Documents have been paid in full. Any such designation notice shall include the information required under the definition of “Cash Management Reserves” or “Designated Hedging Reserves”, as applicable.
(b)    Notwithstanding any such designation of a Cash Management Arrangement as a Designated Cash Management Agreement or a Hedging Agreement as a Designated Hedging Agreement, no provider or holder of any such Designated Cash Management Agreement or Designated Hedging Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider under such agreements, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of the Collateral, any Subsidiary Borrower or any Subsidiary Guarantor.
(c)    The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Designated Cash Management Agreement or Designated Hedging Agreement, and shall be entitled in all cases to rely on the applicable Cash Management Party, Hedging Party or the Borrower Representative (in

the case of any Dealer Polling), as the case may be, in each case party to such agreement for the calculation thereof.
11.23    Service of Process. The Borrower Representative, on behalf of each Borrower, appoints Heli-One (U.S.) Inc., a Delaware corporation (the “Process Agent”) as its agent for service of process in relation to any action or proceeding in the New York Courts and agrees that failure by the Process Agent to notify the Borrower Representative of any process will not invalidate the proceedings concerned. In the event the Process Agent is unable to act as a Borrower Representative’s agent for service of process for any reason, the Borrower Representative will promptly appoint another process agent reasonably acceptable to the Administrative Agent.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.
6922767 HOLDING SARL
By:/s/ Hille-Paul Schut
Name: Hille-Paul Schut
Title: Manager B

CHC CAYMAN ABL HOLDINGS LTD.
By: /s/ Russ Hill
Name: RUSS HILL
Title: VP, LEGAL
In the presence of: /s/ Tamara Hill
Witness:
Name: TAMARA HILL
Title: N/A
CHC CAYMAN ABL BORROWER LTD.
By: /s/ Russ Hill
Name: RUSS HILL
Title: VP, LEGAL
In the presence of: /s/ Tamara Hill
Witness:
Name: TAMARA HILL
Title: N/A

[SIGNATURE PAGE TO CREDIT AGREEMENT]

AGENT AND LENDERS:
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent
By: /s/ Reagan C. Philipp
Name: REAGAN PHILIPP
Title: AUTHORIZED SIGNATORY

[SIGNATURE PAGE TO CREDIT AGREEMENT]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Lender
By: /s/ Reagan C. Philipp
Name: REAGAN PHILIPP
Title: AUTHORIZED SIGNATORY

[SIGNATURE PAGE TO CREDIT AGREEMENT]

MORGAN STANLEY BANK, N.A.,
as Lender
By: /s/ Reagan C. Philipp
Name: Reagan Philipp
Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BNP Paribas S.A.,
as Collateral Agent
By: /s/ Philippe Lombard
Name: Philippe LOMBARD
Title: Global Head – Optimization & Structured Leasing
By: /s/ Axel Rohrlich
Name: Axel ROHRLICH
Title: Director – Optimization & Structured Leasing

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BNP Paribas S.A.,
as Lender
By: /s/ Philippe Lombard
Name: Philippe LOMBARD
Title: Global Head – Optimization & Structured Leasing
By: /s/ Axel Rohrlich
Name: Axel ROHRLICH
Title: Director – Optimization & Structured Leasing

[SIGNATURE PAGE TO CREDIT AGREEMENT]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Lender
By: /s/ Michael Shannon
Name: Michael Shannon
Title: Vice President
By: /s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

NATIXIS, NEW YORK BRANCH,
as Lender
By: /s/ William Maier
Name: William Maier
Title: Senior Managing Director
By: /s/ Ronald Lee
Name: Ronald Lee
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SCHEDULE A
Commitments and Addresses

Lender	Commitment
Morgan Stanley Bank, N.A. 1585 Broadway, New York, NY 10036	$60,000,000
Morgan Stanley Senior Funding, Inc. 1585 Broadway New York, New York 10036	$15,000,000
BNP Paribas S.A. Corporate & Institutional Banking Financing Solutions – Optimization & Structured Leasing 16, rue de Hanovre – 75002 Paris (France)	$25,000,000
Natixis, New York Branch 1251 Avenue of the Americas New York, New York 10020	$25,000,000
Deutsche Bank AG New York Branch 60 Wall Street New York, New York 10020	$20,000,000
Total:	$145,000,000

SCHEDULE 1.1(c)
Designated Cash Management Agreements
None.

SCHEDULE 1.1(d)
Designated Hedging Agreements
None.

SCHEDULE 4.16
DDAs and Concentration Accounts
DDAs
None.
Concentration Accounts
EUR Account

Depository Name and Address	Name on Account	Deposit Account #	Contact Person	Contact Email
Bank of America	CHC Cayman ABL Borrower Ltd.	IBAN:XXXXXXXXXXXXXXXXXXXXXX	Richard Adjaye	richard.adjaye@baml.com
USD Account

Depository Name and Address	Name on Account	Deposit Account #	Contact Person	Contact Email
Bank of America	CHC Cayman ABLBorrower Ltd.	IBAN:XXXXXXXXXXXXXXXXXXXXXX	Richard Adjaye	richard.adjaye@baml.com

SCHEDULE 5.4
Consents Required

None.

SCHEDULE 5.6
Litigation

None.

SCHEDULE 5.9
Intellectual Property Claims

None.

SCHEDULE 5.15
Subsidiaries

Name of Entity	Equity Holder	Percentage Ownership Interest	Jurisdiction of Organization
CHC Helicopter Holding S.à r.l.	6922767 Holding S.à r.l.	100%	Luxembourg
CHC Helicopter S.A.	CHC Helicopter Holding S.à r.l.	100%	Luxembourg
CHC Helicopter (1) S.à r.l.	CHC Helicopter S.A.	100%	Luxembourg
CHC Helicopter (2) S.à r.l.	CHC Helicopter S.A.	100%	Luxembourg
CHC Helicopter (3) S.à r.l.	CHC Helicopter S.A.	100%	Luxembourg
CHC Helicopter (4) S.à r.l.	CHC Helicopter S.A.	100%	Luxembourg
CHC Helicopter (5) S.à r.l.	CHC Helicopter S.A.	100%	Luxembourg
CHC Reinsurance S.A.	CHC Norway Acquisition Co AS (99.99%) Heli-One Leasing (Norway) AS (0.01%)	100%	Luxembourg
Lloyd Helicopter Services Pty. Ltd.	Management Aviation Limited	100%	Australia
Lloyd Helicopters Pty. Ltd.	Lloyd Helicopter Services Pty. Ltd.	100%	Australia
CHC Helicopter Australia Pty. Ltd.	Lloyd Helicopter Services Pty. Ltd. (66.7%) Lloyd Bass Straight Helicopters Pty. Ltd. (33.3%)	100%	Australia
Lloyd Bass Straight Helicopters Pty. Ltd.	Lloyd Helicopter Services Pty Ltd.	100%	Australia
Lloyd Helicopters International Pty. Ltd.	Lloyd Bass Straight Helicopters Pty. Ltd.	100%	Australia
CHC Helicopters (Barbados) SRL	CHC Helicopter S.A.	100%	Barbados
CHC Leasing (Barbados) Limited	CHC Helicopters (Barbados) SRL	100%	Barbados
CHC Helicopters (Barbados) Limited	CHC Helicopters (Barbados) SRL	100%	Barbados
38286 Bermuda Ltd.	CHC Helicopter S.A.	100%	Bermuda
Heli-One Canada ULC	CHC Helicopter (1) S.à r.l.	100%	Canada (Province of British Columbia)

Name of Entity	Equity Holder	Percentage Ownership Interest	Jurisdiction of Organization
Heli-One Leasing ULC	CHC Helicopter (2) S.à r.l.	100%	Canada (Province of British Columbia)
CHC Global Operations (2008) ULC	CHC Helicopter (5) S.à r.l.	100%	Canada (Province of British Columbia)
CHC Global Operations Canada (2008) ULC	CHC Helicopter (4) S.à r.l.	100%	Canada (Province of British Columbia)
CHC Global Operations International ULC	CHC Helicopter (3) S.à r.l.	100%	Canada (Province of British Columbia)
CHC Caymans Investments I Ltd.	CHC Helicopter S.A.	100%	Cayman Islands
CHC Caymans Investments II Ltd.	CHC Helicopter Holding S.à r.l.	100%	Cayman Islands
CHC Helicopter Holding (Cayman) Limited	CHC Helicopter S.A.	100%	Cayman Islands
CHC Cayman ABL Parent Ltd.	CHC Helicopter Holding (Cayman) Limited	100%	Cayman Islands
CHC Cayman ABL Holdings Ltd.	CHC Cayman ABL Parent Ltd.	100%	Cayman Islands
CHC Cayman ABL Borrower Ltd.	CHC Cayman ABL Holdings Ltd.	100%	Cayman Islands
Aviation Personnel Recruitment & Management (APRAM) Ltd.	CHC Helicopter S.A.	100%	Cyprus
CHC Global Operations (Cyprus) Limited	CHC Helicopter S.A.	100%	Cyprus
Vinland Denmark ApS	Brintel Helicopters Limited	100%	Denmark
Heli-One Holdings (UK) Limited	CHC Helicopter S.A.	100%	England
Heliworld Leasing Limited	Heli-One (UK) Limited	100%	England
Management Aviation Limited	Lloyd Helicopter Services Limited	100%	England
CHC Helicopters (Africa) Equatorial Guinea Inc.	CHC Helicopters (Africa) (Pty) Ltd	60%	Equatorial Guinea
CHC Leasing (Ireland) Limited	CHC Helicopter S.A.	100%	Ireland
CHC Labuan Inc.	38286 Bermuda Ltd.	100%	Labuan, Malaysia
CHC Helicopters (Mauritius) Ltd.	CHC Helicopters (Barbados) SRL	100%	Mauritius
CHC Helicópteros, Limitada	CHC Helicopters (Mauritius) Ltd.	90%	Mozambique
Capital Aviation Services B.V.	CHC Hoofddorp B.V.	100%	Netherlands

Name of Entity	Equity Holder	Percentage Ownership Interest	Jurisdiction of Organization
CHC Den Helder B.V.	CHC Netherlands B.V.	100%	Netherlands
CHC Holding NL B.V.	CHC Helicopter S.A.	100%	Netherlands
CHC Hoofddorp B.V.	CHC Netherlands B.V.	100%	Netherlands
CHC Netherlands B.V.	CHC Holding NL B.V.	100%	Netherlands
EEA Helicopter Operations B.V.	CHC Helicopter S.A.	49.9%	Netherlands
Heli-One (Netherlands) B.V.	CHC Hoofddorp B.V.	100%	Netherlands
CHC Norway Acquisition Co. AS	CHC Netherlands B.V.	100%	Norway
Heli-One Leasing (Norway) AS	CHC Norway Acquisition Co. AS	100%	Norway
Heli-One (Norway) AS	CHC Norway Acquisition Co. AS	100%	Norway
Integra Leasing AS	CHC Norway Acquisition Co. AS	100%	Norway
Heli-One (Poland) Sp. z o.o.	CHC Holding NL B.V.	100%	Poland
Brintel Helicopters Limited	Heli-One (UK) Limited	100%	Scotland
CHC Holding (UK) Limited	Heli-One Holdings (UK) Limited	100%	Scotland
Heli-One (UK) Limited	CHC Holding (UK) Limited	100%	Scotland
Lloyd Helicopter Services Limited	CHC Norway Acquisition Co. AS	100%	Scotland
CHC Helicopters (Africa) (Pty) Ltd.	Court Air (Proprietary) Limited	100%	South Africa
Court Air (Proprietary) Limited	Court Helicopter Services (Proprietary) Limited	100%	South Africa
Court Helicopter Services (Proprietary) Limited	CHC Norway Acquisition Co. AS	100%	South Africa
CHC Helicopter Tanzania Limited	CHC Hoofddorp B.V. (50%) CHC Den Helder B.V. (50%)	100%	Tanzania
CHC South East Asia Company Limited	CHC Helicopter S.A. (99.998%) 38286 Bermuda Ltd. (0.001%)	99.999%	Thailand
CHC Helicopter Support Services (US) Inc.	Heli-One (U.S.) Inc.	100%	United States of America (State of Delaware)
Heli-One American Support, LLC	Heli-One (U.S.) Inc.	100%	United States of America (State of Delaware)
Heli-One (U.S.) Inc.	CHC Helicopter S.A.	100%	United States of America (State of Delaware)

Name of Entity	Equity Holder	Percentage Ownership Interest	Jurisdiction of Organization
Heli-One USA Inc.	Heli-One (U.S.) Inc.	100%	United States of America (State of Texas)
Schreiner Airways Panama S.A.	CHC Den Helder B.V. holds legal ownership, Heli-One (U.S.) Inc. holds beneficial ownership	100%	Panama
Schreiner Airways Panama Operating S.A.	CHC Den Helder B.V. holds legal ownership, Heli-One (U.S.) Inc. holds beneficial ownership	100%	Panama

SCHEDULE 5.17
Environmental Matters

None.

SCHEDULE 5.20
Insurance

Coverage	Carrier	Limits	Deductible	Term

1. Aircraft Hull All Risks	Various insurers and underwriters at Lloyds, London via Willis	Agreed Aircraft Value up to a Maximum limit of USD$50,000,000	1% of Agreed Aircraft Value up to a maximum of USD$50,000 for partial loss. Nil in respect of Total or Constructive Total Loss.	July 1, 2014- July 1, 2015
2. Aviation Hull War and Allied Perils	Various insurers and underwriters at Lloyds, London via Willis	Agreed Aircraft Value up to a Maximum limit of USD$50,000,000 and an annual aggregate of USD$300,000,000 any one location	Nil	July 1, 2014- July 1, 2015
3. Aircraft Third Party, Passenger, Baggage, Cargo, Mail and Aviation General Third Party Legal Liability	Various insurers and underwriters at Lloyds, London via Willis	Not less than USD $150,000,000	Nil	July 1, 2014- July 1, 2015
4. Spares and Equipment	Various insurers and underwriters at Lloyds, London via Willis	Maximum limit of USD$80,000,000	USD$2,500	July 1, 2014- July 1, 2015

SCHEDULE 7.2
Website Address for Electronic Financial Reporting
http://ir.chc.ca/docs.aspx?iid=4293047

EXHIBIT A
to
CREDIT AGREEMENT
FORM OF REVOLVING CREDIT NOTE
THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.
New York, New York
[_______________, 20 ]
FOR VALUE RECEIVED, the undersigned, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), and the Subsidiary Borrowers from time to time party to the Credit Agreement (as defined below) (together with the Parent Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), hereby unconditionally promises to pay to [ ] (the “Lender”), and its successors and assigns, at the office of MORGAN STANLEY SENIOR FUNDING, INC., located at 1585 Broadway, New York, New York 10036, in [lawful money of the United States of America] [Euro] [other Designated Foreign Currency] and in immediately available funds, the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the undersigned pursuant to Subsection 2.1 of the Credit Agreement referred to below, which sum shall be payable at such times and in such amounts as are specified in the Credit Agreement.
The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Subsection 4.1 of the Credit Agreement until such principal amount is paid in full (both before and after judgment).
This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and is subject in all respects to, the Credit Agreement, dated as of June 12, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, the Parent Borrower, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto (including the Lender), MORGAN

Exhibit A
to
Credit Agreement

STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties (as defined therein), and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Revolving Credit Note in respect thereof. The holder hereof, by its acceptance of this Revolving Credit Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement. Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.
Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable, all as provided therein.
All parties now and hereafter liable with respect to this Revolving Credit Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Revolving Credit Note.
THIS REVOLVING CREDIT NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

CHC CAYMAN ABL BORROWER LTD.
By:

    Name:

    Title:

Exhibit A
to
Credit Agreement

[SUBSIDIARY BORROWER[S]
By:

    Name:

    Title: ]

EXHIBIT B
to
CREDIT AGREEMENT
FORM OF GUARANTEE AND COLLATERAL AGREEMENT
[See attached.]

EXHIBIT B

[FORM OF] GUARANTEE AND COLLATERAL AGREEMENT
made by
CHC CAYMAN ABL HOLDINGS LTD.
and
CHC CAYMAN ABL BORROWER LTD.
and certain of its Subsidiaries,
in favor of
BNP PARIBAS S.A.
as Collateral Agent
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent
Dated as of June 12, 2015

Section 1 Defined Terms    2

1.1	Definitions 2

1.2	Other Definitional Provisions 12
Section 2 Guarantee    12

2.1	Guarantee 12

2.2	Right of Contribution 13

2.3	No Subrogation 14

2.4	Amendments, etc. with Respect to the Obligations 14

2.5	Guarantee Absolute and Unconditional 15

2.6	Reinstatement 16

2.7	Payments 16
Section 3 Grant of Security Interest    17

3.1	Grant 17

3.2	Pledged Collateral 18

3.3	Certain Limited Exceptions 18

3.4	Intercreditor Relations 21
Section 4 Representations and Warranties    21

4.1	Representations and Warranties of Each Guarantor 21

4.2	Representations and Warranties of Each Grantor 21

4.3	Representations and Warranties of Each Pledgor 24

i

Section 5 Covenants    26

5.1	Covenants of Each Guarantor 26

5.2	Covenants of Each Grantor 26

5.3	Covenants of Each Pledgor 32

5.4	Covenants of Holdings 34

5.5	Further Assurance Covenants of the Parent Borrower 35
Section 6 Remedial Provisions    37

6.1	Certain Matters Relating to Affiliate Rental Payments 37

6.2	Communications with Obligors; Grantors Remain Liable 38

6.3	Pledged Stock 38

6.4	Proceeds to Be Turned Over to the Administrative Agent 40

6.5	Application of Proceeds 40

6.6	Code and Other Remedies 40

6.7	Registration Rights 41

6.8	Waiver; Deficiency 43
Section 7 The Collateral Agent    43

7.1	Collateral Agent’s and Administrative Agent’s Appointment as Attorney-in-Fact, etc 43

7.2	Duty of Collateral Agent 45

7.3	Financing Statements 45

7.4	Authority of the Administrative Agent and the Collateral Agent 45

7.5	Right of Inspection 46

Section 8 Non-Lender Secured Parties    46

8.1	Rights to Collateral 46

8.2	Appointment of Agent 47

8.3	Waiver of Claims 48

8.4	Designation of Non-Lender Secured Parties 48
Section 9 Miscellaneous    48

9.1	Amendments in Writing 48

9.2	Notices 49

9.3	No Waiver by Course of Conduct; Cumulative Remedies 49

9.4	Enforcement Expenses; Indemnification 49

9.5	Successors and Assigns 50

9.6	Set-Off 50

9.7	Counterparts 50

9.8	Severability 51

9.9	Section Headings 51

9.10	Integration 51

9.11	GOVERNING LAW 51

9.12	Submission to Jurisdiction; Waivers 51

9.13	Acknowledgments 52

9.14	WAIVER OF JURY TRIAL 53

9.15	Additional Granting Parties 53

9.16	Releases 53

9.17	Judgment 54

9.18	Transfer Tax Acknowledgment 55

SCHEDULES

Schedule 1	-- Notice Addresses of Granting Parties

Schedule 2	-- Pledged Securities

Schedule 3	-- Perfection Matters

Schedule 4A	-- Financing Statements

Schedule 4B	-- Jurisdiction of Organization

Schedule 5	-- Intellectual Property

Schedule 6	-- Commercial Tort Claims

Schedule 7	-- Letter-of-Credit Rights

Schedule 8	-- Agreed Security Principles

ANNEXES

Annex 1	-- Form of Acknowledgement and Consent of Issuers who are not Granting
Parties

Annex 2	-- Form of Assumption Agreement

Annex 3	-- Form of Supplemental Agreement

Annex 4	-- Form of Helicopter Mortgage

Annex 5	-- Form of Notice and Acknowledgement of Security Interest - Insurances
Assignment

Annex 6	-- Form of Notice and Acknowledgement of Security Interest - Warranties

Annex 7	-- Form of Notice and Acknowledgement of Security Interest - Modification
Contracts

GUARANTEE AND COLLATERAL AGREEMENT
GUARANTEE AND COLLATERAL AGREEMENT, dated as of June 12, 2015, made by CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (as further defined in the Credit Agreement, “Holdings”), CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (as further defined in the Credit Agreement, the “Parent Borrower”) and certain Subsidiaries of the Parent Borrower from time to time party hereto, in favor of BNP PARIBAS S.A., as collateral agent (in such capacity, and together with its permitted successors and assigns in such capacity, the “Collateral Agent”) for the benefit of itself and the other Secured Parties and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) for the benefit of itself and the other Secured Parties.
W I T N E S S E T H:
WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof (as amended, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Credit Agreement”), among 6922767 Holding SARL, a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (as further defined in the Credit Agreement, the “Parent Guarantor”), the Parent Borrower, certain Subsidiaries of the Parent Borrower from time to time party thereto as Subsidiary Borrowers (as defined therein), the Collateral Agent, the Administrative Agent, and the other parties from time to time party thereto, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;
WHEREAS, the Borrowers are members of an affiliated group of companies that includes Holdings, the Parent Borrower, the Parent Borrower’s Subsidiaries that are party hereto and any other Subsidiary of the Parent Borrower that becomes a party hereto from time to time after the date hereof (all of the foregoing collectively, the “Granting Parties”);
WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Granting Parties in connection with the operation of their respective businesses;
WHEREAS, the Borrowers and the other Granting Parties are engaged in related businesses, and each such Granting Party will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;
WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the Credit Agreement that the Granting Parties shall execute and deliver this Agreement to the Collateral Agent and the Administrative Agent for the benefit of the Secured Parties; and

WHEREAS, the Collateral Agent and the Administrative Agent and one or more Additional Agents may in the future enter into one or more Intercreditor Agreements or Intercreditor Agreement Supplements (in each case as amended, waived, supplemented or otherwise modified from time to time (subject to Subsection 9.1)).
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Granting Party hereby agrees with the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties (as defined herein), as follows:
Section 1

Defined Terms
1.1    Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms that are defined in the Code (as defined below and in effect on the date hereof) are used herein as so defined: Cash Proceeds, Chattel Paper, Commercial Tort Claims, Documents, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Letter-of-Credit Rights, Money, Promissory Notes, Records, Securities, Securities Accounts and Supporting Obligations.
(b)    The following terms shall have the following meanings:
“Accounts”: all accounts (as defined in the Code) of each Grantor, including all Accounts (as defined in the Credit Agreement) and Accounts Receivable of such Grantor.
“Accounts Receivable”: any right to payment, whether or not earned by performance, for goods sold, leased, licensed, assigned or otherwise disposed, or for services rendered or to be rendered, which is not evidenced by an instrument (as defined in the Code) or Chattel Paper.
“Additional Agent”: any administrative agent, collateral agent, security agent, trustee or other representative, in each case including any successor thereto, for or of any one or more secured parties in respect of any incurrence of Indebtedness (including under Subsection 8.13(b) of the Credit Agreement) that is permitted by the Credit Agreement to be secured by a Lien on the Security Collateral.
“Adjusted Net Worth”: of any Guarantor at any time, the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Document).
“Administrative Agent”: as defined in the preamble hereto.
“Agreed Security Principles”: as set forth in Schedule 8.

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“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time.
“Airframe Warranties”: manufacturer warranties in relation to an Airframe.
“Applicable Law”: as defined in Subsection 9.8.
“Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, (b) was an Agent, a Lender or an Affiliate of an Agent or Lender on the date hereof or at the time of entry into such Bank Products Agreement, or was an Agent or Lender at the time of the designation referred to in the following clause (c), and (c) has been designated by the Parent Borrower in accordance with Subsection 8.4.
“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including processing and other administrative services with respect thereto), (c) cash management services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Grantor (other than letters of credit and other than loans except indebtedness arising from services described in clauses (a) through (c) of this definition).
“Bankruptcy”: as defined in Subsection 8.1.
“Bankruptcy Case”: (i) Holdings or any of its Subsidiaries commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings or any of its Subsidiaries making a general assignment for the benefit of its creditors; or (ii) there being commenced against Holdings or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.
“Bankruptcy Code”: Title 11 of the United States Code.
“Borrower Obligations”: with respect to any Borrower, the collective reference to all obligations and liabilities of such Borrower in respect of the unpaid principal of and interest on (including interest and fees accruing after the maturity of the Loans and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a

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claim for post-filing or post-petition interest or fees is allowed in such proceeding) the Loans and all other obligations and liabilities of such Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Loans, this Agreement, the other Loan Documents or any Hedging Agreement entered into with any Hedging Affiliate, any Bank Products Agreement entered into with any Bank Products Affiliate, any Guarantee Obligation of Holdings or any of its Subsidiaries as to which any Secured Party is a beneficiary or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with any such Bank Products Agreement or a termination of any transaction entered into pursuant to any such Hedging Agreement, fees, indemnities, costs, expenses or otherwise (including all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by such Borrower pursuant to the terms of the Credit Agreement or any other Loan Document). With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation (the “Excluded Borrower Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Borrower Obligations guaranteed by such Guarantor shall not include any such Excluded Borrower Obligation.
“CFTC”: the Commodity Futures Trading Commission or any successor to the Commodity Futures Trading Commission.
“Code”: the Uniform Commercial Code as from time to time in effect in the State of New York.
“Collateral”: as defined in Subsection 3.1; provided that, for purposes of Section 8, “Collateral” shall have the meaning assigned to such term in the Credit Agreement.
“Collateral Account Bank”: any bank or an Affiliate thereof which at all times is the Administrative Agent or a Lender or an Affiliate thereof, as selected by the relevant Grantor and consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld or delayed).
“Collateral Agent”: as defined in the preamble hereto.
“Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the relevant Grantor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the Administrative Agent (as the Collateral Agent’s agent, sub-agent or designee) for the benefit of the Secured Parties.
“Commercial Tort Action”: any action, other than an action primarily seeking declaratory or injunctive relief with respect to claims asserted or expected to be asserted by Persons other than the Grantors, that is commenced by a Grantor in the courts of the United States, any state

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or territory thereof or any political subdivision of any such state or territory, in which any Grantor seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it exceeding $5,000,000.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as in effect from time to time, or any successor statute.
“Company”: as defined in the preamble hereto.
“Contracts”: with respect to any Grantor, all contracts, agreements, instruments and indentures in any form and portions thereof, to which such Grantor is a party or under which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified, and all rights of such Grantor thereunder, including (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.
“Copyright Licenses”: with respect to any Grantor, all material United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States copyright of such Grantor, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including any material license agreements listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.
“Copyrights”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, all United States copyright registrations and copyright applications, including any copyright registrations and copyright applications listed on Schedule 5, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.
“Credit Agreement”: as defined in the recitals hereto.
“demand”: as defined in Subsection 2.5.
“Deposit Account”: any “deposit account” as such term is defined in the Code (as in effect on the date hereof), now or hereafter maintained by any Grantor, and, in any event, shall include all Blocked Accounts, DDAs and Concentration Accounts.
“Engine Warranties”: manufacturer warranties in relation to an Engine.
“Excluded Assets”: as defined in Subsection 3.3.

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“Excluded Loan Party Obligation”: as defined in the definition of “Guarantor Obligations” in this Subsection 1.1.
“Federal District Court”: as defined in Subsection 9.12.
“Filings”: as defined in Subsection 4.2.2.
“Financing Statements”: as defined in Subsection 4.2.2.
“first priority”: as defined in the Credit Agreement.
“Foreign Intellectual Property”: any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, service marks, trademark and service mark applications, trade names, trade dress, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States or any state thereof.
“Granting Parties”: as defined in the recitals hereto.
“Grantor”: each Borrower (with respect to the Collateral and any other Helicopter Equipment held by such Borrower), and any other Subsidiary of the Parent Borrower (with respect to the Collateral and any other Helicopter Equipment held by such Subsidiary), that becomes a party hereto from time to time after the date hereof.
“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) the Borrower Obligations guaranteed by such Guarantor pursuant to Section 2 and (ii) all obligations and liabilities of such Guarantor that may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, any Hedging Agreement entered into with any Hedging Affiliate, any Bank Products Agreement entered into with any Bank Products Affiliate, any Guarantee Obligation of Holdings or any of its Subsidiaries as to which any Secured Party is a beneficiary, or any other document made, delivered or given in connection therewith, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all reasonable fees and disbursements of counsel to the Administrative Agent or to any other Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding). With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation (together with the Excluded Borrower Obligation, the “Excluded Loan Party Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or

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section in any amended or successor statute) is or becomes illegal, the Guarantor Obligations of such Guarantor shall not include any such Excluded Loan Party Obligation.
“Guarantors”: the collective reference to each Granting Party, other than the Borrowers.
“Hedging Affiliate: any Person who (a) has entered into a Hedging Agreement with any Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, (b) was an Agent, a Lender or an Affiliate of an Agent or a Lender on the date hereof or at the time of entry into such Hedging Agreement, or was an Agent or Lender at the time of the designation referred to in the following clause (c), and (c) has been designated by the Parent Borrower in accordance with Subsection 8.4.
“Helicopter Mortgage”: a mortgage, pledge or other security agreement to be granted in favor of the Collateral Agent for the benefit of the Secured Parties in respect of a Helicopter.
“Holdings”: as defined in the preamble hereto.
“indemnified liabilities”: as defined in Subsection 9.4.
“Instruments”: as defined in Article 9 of the Code but excluding Pledged Securities.
“Insurance Provider”: with respect to any Insurance, the broker or underwriters of such Insurance.
“Insurances”: any policies of insurance relating to a Helicopter.
“Intellectual Property”: with respect to any Grantor, the collective reference to such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.
“Intercompany Note”: with respect to any Grantor, any promissory note in a principal amount in excess of $5,000,000 evidencing loans made by such Grantor to Holdings, the Parent Borrower or any of the Parent Borrower’s Restricted Subsidiaries.
“Inventory”: with respect to any Grantor, all inventory (as defined in the Code) of such Grantor, including all Inventory (as defined in the Credit Agreement) of such Grantor.
“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Code as in effect on the date hereof (other than any Capital Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.
“Issuers”: the collective reference to issuers of Pledged Stock, including (as of the Closing Date) the Persons identified on Schedule 2 as the issuers of Pledged Stock together with any successors to such companies.

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“judgment currency”: as defined in Subsection 9.17.
“Lease”: a lease of a Helicopter entered into by a Grantor as lessor.
“Lender”: as defined in the preamble hereto.
“Local Filings”: registrations, filings and recordings with an appropriate governmental office, body or registry, as may reasonably be necessary to create or perfect the security interests (or other Liens) granted, or required to be granted, under this Agreement (to the extent the Collateral Agent determines, in its reasonable discretion, that such action is required to ensure the perfection or the enforceability of such security interest or other Lien against third parties), in each case in accordance with the Agreed Security Principles.
“Local Law Security Documents”: such documents and instruments as may reasonably be necessary to create or perfect the security interests (or other Liens) granted, or required to be granted, to the Collateral Agent and the Secured Parties under this Agreement under applicable local laws, which may include pledges or other security agreements and other documents required to be delivered to make any Local Filing, provided such documents and instruments comply with the Agreed Security Principles.
“Modification Contract”: a contract for the modification, configuration or outfitting of a Green Helicopter that has been delivered to a Grantor.
“Modification Contract Counterparty”: with respect to any Modification Contract to which a Grantor is a party, such Grantor’s counterparty under such Modification Contract.
“New York Courts”: as defined in Subsection 9.12.
“New York Supreme Court”: as defined in Subsection 9.12.
“Non-Lender Secured Parties”: the collective reference to all Bank Products Affiliates and Hedging Affiliates and their respective successors, assigns and transferees.
“Obligations”: (i) in the case of each Borrower, its Borrower Obligations and (ii) in the case of each Guarantor, its Guarantor Obligations.
“Ordinary Course Transferees”: as defined in Subsection 4.2.2.
“original currency”: as defined in Subsection 9.17.
“Parent Borrower”: as defined in the preamble hereto.
“Parent Guarantor”: as defined in the preamble hereto.
“Patent Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States patent, patent application, or patentable invention other than agreements with any

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Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including the material license agreements listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.
“Patents”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including all patents and patent applications identified in Schedule 5, and including (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto.
“Pledged Collateral”: as to any Pledgor other than Holdings, the Pledged Securities, and as to Holdings, the Pledged Stock, in all cases now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof.
“Pledged Notes”: with respect to any Pledgor other than Holdings, all Intercompany Notes at any time issued to, or held or owned by, such Pledgor.
“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.
“Pledged Stock”: with respect to any Pledgor other than Holdings, the shares of Capital Stock listed on Schedule 2 as held by such Pledgor, together with any other shares of Capital Stock of any Subsidiary of such Pledgor required to be pledged by such Pledgor pursuant to Subsection 5.5, as well as any other shares, stock, unit or similar certificates, options or rights of any nature whatsoever in respect of any Capital Stock of any Issuer that may be issued or granted to, or held by, such Pledgor while this Agreement is in effect, and, with respect to Holdings, the shares of Capital Stock of the Parent Borrower, as well as any other shares, stock, unit or similar certificates options or rights of any nature whatsoever in respect of the Capital Stock of the Parent Borrower that may be issued or granted to, or held by, Holdings while this Agreement is in effect, in each case, unless and until such time as the respective pledge of such Capital Stock under this Agreement is released in accordance with the terms hereof and of the Credit Agreement; provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, directly or indirectly, (i) any capital stock of any Subsidiary that is not a Loan Party, or of any joint venture, in each case that is prohibited (for so long as such restriction or any replacement or renewal thereof is in effect) by any applicable Contractual Obligation or Requirement of Law from being pledged to secure the Obligations or that would require governmental (including regulatory) consent, approval, license or authorization to be pledged unless such consent, approval, license or authorization has been received, (ii) any Capital Stock of any Captive Insurance Subsidiary, (iii) any Capital Stock of any Excluded Subsidiary (other than, but without limiting clause (i) above, a

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Subsidiary described in clauses (b) or (d) of the definition of “Excluded Subsidiary”) and (iv) without duplication, any Excluded Assets.
“Pledgor”: Holdings (solely with respect to the Pledged Stock held by Holdings in the Parent Borrower), each Borrower (with respect to Pledged Securities held by the applicable Borrower and all other Pledged Collateral of such Borrower) and each Subsidiary Guarantor (with respect to Pledged Securities held by the applicable Subsidiary Guarantor and all other Pledged Collateral of such Subsidiary Guarantor).
“Primary Collateral”: the Collateral Proceeds Account, the Core Concentration Account, DDAs and Concentration Accounts (in each case, other than Excluded Accounts), all Insurances, all Warranties, all Modification Contracts and Capital Stock required to be pledged in favor of the Collateral Agent (or the Administrative Agent as the Collateral Agent’s agent, sub-agent or designee) for the benefit of the Secured Parties under the terms of this Agreement.
“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Code (as in effect on the date hereof) and, in any event, Proceeds of Pledged Securities shall include all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.
“Restrictive Agreements”: as defined in Subsection 3.3(a).
“Secured Parties”: the collective reference to (i) the Administrative Agent, the Collateral Agent and each Other Representative, (ii) the Lenders, (iii) the Non-Lender Secured Parties and (iv) the respective successors and assigns and the permitted transferees and endorsees of each of the foregoing.
“Security Collateral”: with respect to any Granting Party, collectively, the Collateral (if any) and the Pledged Collateral (if any) of such Granting Party.
“Specified Assets”: as defined in Subsection 4.2.2.
“Third Party Lease”: in respect of a Helicopter owned by a Grantor, a lease entered into by such Grantor, as lessor, with any person other than an Affiliate of such Grantor, as lessee.
“Third Party Lessee”: in respect to any Third Party Lease, the lessee under such Third Party Lease.
“Trade Secret Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trade secrets, including know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

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“Trade Secrets”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trade secrets, including know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.
“Trademark Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including the material license agreements listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.
“Trademarks”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed and accepted, it being understood and agreed that the carve out in this parenthetical shall be applicable only if and for so long as a grant or enforcement of a security interest in such intent to use application would invalidate or otherwise jeopardize Grantor’s rights therein or in the resulting registration), and any renewals thereof, including each registration and application identified in Schedule 5, and including (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.
“Unassociated Engine”: any Engine not currently installed upon, or associated with, a Helicopter.
“Unassociated Part”: any Part not currently installed upon, or associated with, a Helicopter or Engine.
“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles (other than Helicopters) covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

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“Warranties”: Airframe Warranties or Engines Warranties or both, as the context may require.
“Warranty Counterparty”: in respect to any Warranties, the Person who has granted such Warranties.
1.2    Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Annex references are to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.
(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(c)    Where the context requires, terms relating to the Collateral, Pledged Collateral, Security Collateral or Primary Collateral, or any part thereof, when used in relation to a Granting Party shall refer to such Granting Party’s Collateral, Pledged Collateral, Security Collateral or Primary Collateral or the relevant part thereof.
(d)    All references in this Agreement to any of the property described in the definition of the term “Collateral”, “Pledged Collateral”, “Security Collateral” or “Primary Collateral”, or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitute Collateral or Pledged Collateral or Security Collateral or Primary Collateral, respectively.
SECTION 2

Guarantee
2.1    Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance by each Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations of such Borrower owed to the Secured Parties.
(b)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each Guarantor provided in Subsection 2.2 be included as an asset of the respective Guarantor in determining the maximum liability of such Guarantor hereunder.

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(c)    Each Guarantor agrees that the Borrower Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.
(d)    The guarantee contained in this Section 2 shall remain in full force and effect until the earliest to occur of (i) the first date on which all the Loans, all other Borrower Obligations then due and owing, and the obligations of each Guarantor under the guarantee contained in this Section 2 then due and owing shall have been satisfied by payment in full in cash and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement any of the Borrowers may be free from any Borrower Obligations, (ii) as to any Guarantor, the sale or other disposition of all of the Capital Stock of such Guarantor (to a Person other than the Borrowers or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which a Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement and (iii) as to any Guarantor, such Guarantor becoming an Excluded Subsidiary.
(e)    No payment made by any Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from any of the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations of each Borrower guaranteed by it hereunder up to the maximum liability of such Guarantor hereunder until the earliest to occur of (i) the first date on which all the Loans and all other Borrower Obligations then due and owing, are paid in full in cash, (ii) as to any Guarantor, a sale or other disposition of all of the Capital Stock of such Guarantor (other than to a Borrower or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which a Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case, that is permitted under the Credit Agreement and (iii) as to any Guarantor, such Guarantor becoming an Excluded Subsidiary.
(f)    Notwithstanding anything herein or in any other Loan Document to the contrary, including Subsection 2.6 hereof, (i) the obligations of Holdings under this Agreement, including in respect of its Guarantor Obligations, are expressly limited recourse obligations of Holdings, and such obligations shall be payable solely from, limited to, and shall in no event exceed, Holdings’ Pledged Collateral, and (ii) upon the collection, sale or disposition of, or other realization upon, Holdings’ Pledged Collateral by or on behalf of the Collateral Agent or any Secured Party, whether pursuant to Section 6 of this Agreement or otherwise, the obligations of Holdings under this Agreement, including in respect of its Guarantor Obligations, shall be irrevocably and indefeasibly terminated and shall not be subject to reinstatement under any circumstance.

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2.2    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worths of the Guarantors on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Subsection 2.3. The provisions of this Subsection 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.
2.3    No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Secured Parties by any Borrower on account of the Borrower Obligations are paid in full in cash and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash or any of the Commitments shall remain in effect, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be held as collateral security for all of the Borrower Obligations (whether matured or unmatured) guaranteed by such Guarantor and/or then or at any time thereafter may be applied against any Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
2.4    Amendments, etc. with Respect to the Obligations. To the maximum extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent, the Administrative Agent or any other Secured Party may be rescinded by the Collateral Agent, the Administrative Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, waived, modified, accelerated, compromised, subordinated, waived, surrendered or released by the Collateral Agent, the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, as the Collateral Agent

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or the Administrative Agent (or the Required Lenders or the applicable Lender(s), as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent, the Administrative Agent or any other Secured Party for the payment of any of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. None of the Collateral Agent, the Administrative Agent and each other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.
2.5    Guarantee Absolute and Unconditional. Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent, the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any of the Borrowers and any of the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrowers or any of the other Guarantors with respect to any of the Borrower Obligations. Each Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection. Each Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any claim alleging breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent, the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by any of the Borrowers against the Collateral Agent, the Administrative Agent or any other Secured Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Obligations, (d) any exchange, non-perfection, taking, or release of Security Collateral or Primary Collateral, (e) any change in the structure or existence of any of the Borrowers, (f) any application of Security Collateral or Primary Collateral to any of the Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of the Collateral Agent, the Administrative Agent or any other Secured Party with respect thereto, including (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction

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or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives any Borrower of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Borrower Obligations guaranteed by it hereunder) (with or without notice to or knowledge of any of the Borrowers or such Guarantor) or any existence of or reliance on any representation by the Secured Parties that constitutes, or might be construed to constitute, an equitable or legal discharge of any of the Borrowers for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any of the Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations guaranteed by such Guarantor hereunder or any right of offset with respect thereto, and any failure by the Collateral Agent, the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any of the Borrowers, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent, the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
2.6    Reinstatement. The guarantee of any Guarantor contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations guaranteed by such Guarantor hereunder is rescinded or must otherwise be restored or returned by the Collateral Agent, the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
2.7    Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in Dollars (or in the case of any amount required to be paid in any other currency pursuant to the requirements of the Credit Agreement or other agreement relating to the respective Obligations, such other currency), at the Administrative Agent’s office specified in Subsection 11.2 of the Credit Agreement or such other

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address as may be designated in writing by the Administrative Agent to such Guarantor from time to time in accordance with Subsection 11.2 of the Credit Agreement.
SECTION 3

Grant of Security Interest
3.1    Grant. Each Grantor hereby grants, subject to existing licenses to use the Copyrights, Patents, Trademarks and Trade Secrets granted by such Grantor in the ordinary course of business, to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, except as provided in Subsection 3.3. The term “Collateral”, as to any Grantor, means the following property (wherever located) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, except as provided in Subsection 3.3:
(a)    all Accounts;
(b)    all Money (including all cash);
(c)    all Cash Equivalents;
(d)    all Chattel Paper;
(e)    all Contracts;
(f)    all Deposit Accounts;
(g)    all Documents;
(h)    all Equipment and Goods;
(i)    all General Intangibles;
(j)    all Instruments;
(k)    all Intellectual Property;
(l)    all Inventory;
(m)    all Investment Property;
(n)    all Letter-of-Credit Rights;
(o)    all Fixtures;
(p)    all Supporting Obligations;

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(q)    all Commercial Tort Claims constituting Commercial Tort Actions described in Schedule 6 (together with any Commercial Tort Actions subject to a further writing provided in accordance with Subsection 5.2.12);
(r)    all books and records relating to the foregoing;
(s)    the Collateral Proceeds Account;
(t)    to the extent not otherwise included, and for the avoidance of doubt, all Primary Collateral; and
(u)    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
provided that, Collateral shall not include any Pledged Collateral, or any property or assets described in the proviso to the definition of Pledged Stock.
3.2    Pledged Collateral. Each Pledgor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Collateral of such Pledgor now owned or at any time hereafter acquired by such Pledgor, including any Proceeds thereof, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Pledgor, except as provided in Subsection 3.3.
3.3    Certain Limited Exceptions. No security interest is or will be granted pursuant to this Agreement in any right, title or interest of any Granting Party under or in, and “Collateral”, “Pledged Collateral” and “Security Collateral” shall not include the following (collectively, the “Excluded Assets”):
(a)    any Instruments, Contracts, Chattel Paper, General Intangibles, Goods, Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses or other contracts or agreements with or issued by Persons other than Holdings, a Subsidiary of Holdings, or an Affiliate of any of the foregoing (collectively, “Restrictive Agreements”) that would otherwise be included in the Security Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Security Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the Code and any other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements);
(b)    any Equipment or other property that would otherwise be included in the Security Collateral (and such Equipment or other property shall not be deemed to constitute a part of the Security Collateral) if such Equipment or other property (x) is subject to a Lien described in Subsection 8.14(d) or 8.14(e) (with respect to a Lien described in Subsection 8.14(d)) of the Credit Agreement (but in each case only for so long as such Liens are in

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place) or (y) is subject to any Lien described in Subsection 8.14(q) of the Credit Agreement (but in each case only for so long as such Liens are in place), and, in the case of such other property, such other property consists solely of (i) cash, Cash Equivalents or Temporary Cash Investments, together with proceeds, dividends and distributions in respect thereof, (ii) any assets relating to such assets, proceeds, dividends or distributions, or to such Hedging Obligations, and/or (iii) any other assets consisting of, relating to or arising under or in connection with (1) any Hedging Obligations or (2) any other agreements, instruments or documents related to any such Hedging Obligations or to any of the assets referred to in any of subclauses (i) through (iii) of this subclause (y);
(c)    any property (and/or related rights and/or assets) that (A) would otherwise be included in the Security Collateral (and such property (and/or related rights and/or assets) shall not be deemed to constitute a part of the Security Collateral) if such property has been sold or otherwise transferred in connection with a Sale and Leaseback Transaction permitted under Subsection 8.5 of the Credit Agreement, or (B) is subject to any Liens permitted under Subsection 8.14 of the Credit Agreement which relates to property subject to any such Sale and Leaseback Transaction or general intangibles related thereto (but only for so long as such Liens are in place), provided that, notwithstanding the foregoing, a security interest of the Collateral Agent shall attach to any money, securities or other consideration received by any Grantor as consideration for the sale or other disposition of such property as and to the extent such consideration would otherwise constitute Security Collateral;
(d)    Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) which is described in the proviso to the definition of Pledged Stock;
(e)    any Money, cash, checks, other negotiable instruments, funds and other evidence of payment held in any Deposit Account of the Parent Borrower or any of its Subsidiaries in the nature of a security deposit with respect to obligations for the benefit of the Parent Borrower or any of its Subsidiaries, which must be held for or returned to the applicable counterparty under applicable law or pursuant to Contractual Obligations;
(f)    any interest in leased real property (including Fixtures related thereto) (and there shall be no requirement to deliver landlord lien waivers, estoppels or collateral access letters);
(g)    any fee interest in owned real property (including Fixtures related thereto) if the fair market value of such fee interest is less than the Dollar Equivalent of $5,000,000 individually;
(h)    any Vehicles and any assets subject to a certificate of title;
(i)    Letter-of-Credit Rights individually with a value of less than $5,000,000 (other than Letter-of-Credit Rights (i) to the extent such Letter-of-Credit Rights are Supporting Obligations in respect of Collateral and (ii) in which a security interest is automatically perfected by filings under the Code; provided that, notwithstanding any other

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provision of this Agreement or any other Loan Document, neither the Parent Borrower nor any Grantor will be required to confer perfection by control over any such Letter-of-Credit Rights) and Commercial Tort Claims individually with a value of less than $5,000,000;
(j)    assets to the extent the granting or perfecting of a security interest in such assets would result in costs or other consequences to Holdings or any of its Subsidiaries as reasonably determined in writing by the Parent Borrower, the Administrative Agent and the Collateral Agent, that are excessive in view of the benefits that would be obtained by the Secured Parties;
(k)    those assets (including Modification Contracts but excluding all other Primary Collateral) over which the granting of security interests in such assets would be prohibited by a contract permitted under the Credit Agreement, applicable law or regulation or the organizational or joint venture documents of any non-wholly owned Subsidiary (including permitted liens, leases and licenses) (in each case, after giving effect to the applicable anti-assignment provisions of the Code, other than proceeds and receivables thereof to the extent that their assignment is expressly deemed effective under the Code notwithstanding such prohibitions for so long as such prohibitions are in effect), or to the extent that such security interests would result in material adverse tax consequences to the Parent Borrower or any one or more of its Subsidiaries as reasonably determined in writing by the Parent Borrower and notified in writing to the Collateral Agent and the Administrative Agent (it being understood that the Lenders shall not require the Parent Borrower or any of its subsidiaries to enter into any security agreements or pledge agreements governed by foreign law, except in relation to any Primary Collateral in accordance with Subsection 5.2.5(c));
(l)    any assets specifically requiring perfection through control agreements (including cash, cash equivalents, deposit accounts or other bank or securities accounts), other than (i) any assets in which a security interest is automatically perfected by filings under the Code, (ii) Pledged Stock, (iii) DDAs, Concentration Accounts, the Core Concentration Account and Blocked Accounts (in each case only to the extent required pursuant to Subsection 4.16 of the Credit Agreement), and (iv) the Collateral Proceeds Account (to the extent required pursuant to this Agreement);
(m)    Foreign Intellectual Property;
(n)    any vessels or rolling stock or any Equipment or other assets constituting a part thereof;
(o)    any Helicopter Equipment other than Unassociated Engines and Unassociated Parts;
(p)    any Lease;
(q)    any Capital Stock and other securities of a Subsidiary of the Parent Borrower to the extent that the pledge of or grant of any other Lien on such Capital Stock and other

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securities for the benefit of the holders of securities results in any Parent Entity, the Parent Guarantor or any of the Parent Guarantor’s Restricted Subsidiaries being required to file separate financial statements of such Subsidiary with the SEC (or any other governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement;
(r)    any assets or property of Holdings, other than the Pledged Stock of the Parent Borrower; and
(s)    any Goods in which a security interest is not perfected by filing a financing statement in the applicable Grantor’s jurisdiction of organization.
3.4    Intercreditor Relations. The Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the Collateral Agent, the Administrative Agent and any Additional Agent shall be determined solely pursuant to any applicable Intercreditor Agreement, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agent pursuant to this Agreement and any other Security Document and the exercise of any right or remedy by the Collateral Agent or the Administrative Agent under this Agreement and any other Security Document are subject to the provisions of any applicable Intercreditor Agreements. In the event of any conflict between the terms of any applicable Intercreditor Agreement and this Agreement or any other Security Document, the terms of such applicable Intercreditor Agreement shall govern and control as among the Collateral Agent and the Administrative Agent and any Additional Agent. In the event of any such conflict, each Granting Party may act (or omit to act) in accordance with such applicable Intercreditor Agreement, and shall not be in breach, violation or default of its obligations under this Agreement or any other Security Document by reason of doing so.
SECTION 4

Representations and Warranties
4.1    Representations and Warranties of Each Guarantor. To induce the Collateral Agent, and the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Guarantor hereby represents and warrants to the Collateral Agent, the Administrative Agent and each other Secured Party that the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent, the Administrative Agent and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Parent Borrower’s knowledge shall, for the purposes of this Subsection 4.1, be deemed to be a reference to such Guarantor’s knowledge.

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4.2    Representations and Warranties of Each Grantor. To induce the Collateral Agent, the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the Collateral Agent, the Administrative Agent and each other Secured Party that, in each case after giving effect to the Transactions:
4.2.1    Title; No Other Liens. Except for the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on such Grantor’s Collateral by the Credit Agreement (including Subsection 8.14 thereof), such Grantor owns each item of such Grantor’s Collateral free and clear of any and all Liens. As of the Closing Date, except as set forth on Schedule 3, to the knowledge of such Grantor, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s Collateral is on file or of record in any public office in the United States, any state, territory or dependency thereof or the District of Columbia except, in each case, such as have been filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as are permitted by the Credit Agreement (including Subsection 8.14 thereof) or any other Loan Document or for which termination statements will be delivered on the Closing Date.
4.2.2    Perfected First Priority Liens. (a) This Agreement is effective to create, as collateral security for the Obligations of such Grantor, valid and enforceable Liens on such Grantor’s Security Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
(b)    Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights in favor of the United States government as required by law (if any), upon the completion of the Filings and, with respect to Instruments, Chattel Paper and Documents upon the earlier of such Filing or the delivery to and continuing possession by the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of all Instruments, Chattel Paper and Documents a security interest in which is perfected by possession, and upon obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent, the Administrative Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with any applicable Intercreditor Agreement of all Deposit Accounts, all Blocked Accounts, the Collateral Proceeds Account, all Electronic Chattel Paper and all Letter-of-Credit Rights a security interest in which is perfected by “control” (in the case of Deposit Accounts and Blocked Accounts to the extent required under Subsection 4.16 of the Credit Agreement) and in the case of Commercial Tort Actions (other than such Commercial Tort Actions listed on Schedule 6 on the date of this Agreement), upon the taking of the actions required by Subsection 5.2.12, the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein and therein) perfected security interests in such Grantor’s Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, and will be prior to all other

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Liens of all other Persons securing Indebtedness, in each case other than Liens permitted by the Credit Agreement (including Permitted Liens) (and subject to any applicable Intercreditor Agreement), and enforceable as such as against all other Persons other than Ordinary Course Transferees, except to the extent that the recording of an assignment or other transfer of title to the Collateral Agent, the Administrative Agent, the applicable Collateral Representative or any Additional Agent (in accordance with any applicable Intercreditor Agreement) or the recording of other applicable documents in the United States Patent and Trademark Office or United States Copyright Office may be necessary for perfection or enforceability, and except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. As used in this Subsection 4.2.2(b), the following terms shall have the following meanings:
“Filings”: the filing or recording of (i) the Financing Statements as set forth in Schedule 3, (ii) this Agreement or a short-form notice thereof with respect to Intellectual Property as set forth in Schedule 3, and (iii) any filings after the Closing Date in any other jurisdiction as may be necessary under any Requirement of Law.
“Financing Statements”: the financing statements attached hereto on Schedule 4A for filing in the jurisdictions listed in Schedule 4B.
“Ordinary Course Transferees”: (i) with respect to goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, (ii) with respect to general intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (iii) any other Person that is entitled to take free of the Lien pursuant to the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.
“Specified Assets”: the following property and assets of such Grantor:
(1)    Patents, Patent Licenses, Trademarks and Trademark Licenses to the extent that (a) Liens thereon cannot be perfected by the filing of financing statements under the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction or by the filing and acceptance of this Agreement or a short-form notice thereof in the United States Patent and Trademark Office or (b) such Patents, Patent Licenses, Trademarks and Trademark Licenses are not, individually or in the aggregate, material to the business of the Parent Borrower and its Subsidiaries taken as a whole;
(2)    Copyrights and Copyright Licenses with respect thereto and Accounts or receivables arising therefrom to the extent that (a) Liens thereon cannot be perfected by filing and acceptance of this Agreement or a short-form notice thereof in in the United States Copyright Office or (b) the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon;

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(3)    Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside of the United States, any state, territory or dependency thereof or the District of Columbia;
(4)    goods included in Collateral received by any Person from any Grantor for “sale or return” within the meaning of Section 2-326(1)(b) of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, to the extent of claims of creditors of such Person;
(5)    Fixtures, Vehicles, any other assets subject to certificates of title and Money; and Cash Equivalents (other than Cash Equivalents constituting Investment Property to the extent a security interest therein is perfected by the filing of a financing statement under the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction);
(6)    Proceeds of Accounts or Inventory which do not themselves constitute Collateral or which do not constitute identifiable Cash Proceeds or which have not yet been transferred to or deposited in the Collateral Proceeds Account (if any) or to a Blocked Account;
(7)    uncertificated securities (to the extent a security interest is not perfected by the filing of a financing statement under the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction);
(8)    Contracts, Accounts or receivables subject to the Assignment of Claims Act; and
(9)    Engines and Unassociated Parts.
4.2.5    Jurisdiction of Organization. On the date hereof, such Grantor’s jurisdiction of organization is specified on Schedule 4B.
4.2.6    [Reserved].
4.2.7    [Reserved].
4.2.8    Patents, Copyrights and Trademarks. Schedule 5 lists all material Trademarks, material Copyrights and material Patents, in each case, registered in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and owned by such Grantor in its own name as of the date hereof, and all material Trademark Licenses, all material Copyright Licenses and all material Patent Licenses (including material Trademark Licenses for registered Trademarks, material Copyright Licenses for registered Copyrights and material Patent Licenses for registered Patents but excluding licenses to commercially available “off-the-shelf” software) owned by such Grantor in its own name as of the date hereof, in each case, that is solely United States Intellectual Property.
4.2.9    Letter-of-Credit Rights. Schedule 7 lists all Letter-of-Credit Rights not constituting Excluded Assets owned by any Grantor on the date hereof.

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4.3    Representations and Warranties of Each Pledgor. To induce the Collateral Agent, the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Pledgor hereby represents and warrants to the Collateral Agent and each other Secured Party that:
4.3.1    Except as provided in Subsection 3.3, the shares of Pledged Stock pledged by such Pledgor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of such Subsidiary owned by such Pledgor.
4.3.2    [Reserved].
4.3.3    Such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens securing Indebtedness owing to any other Person, except the security interest created by this Agreement and Liens permitted by the Credit Agreement (including Permitted Liens).
4.3.4    Upon the delivery to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of the certificates evidencing the Pledged Securities held by such Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created by this Agreement in such Pledged Securities constituting certificated securities, assuming the continuing possession of such Pledged Securities by the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the applicable Collateral Representative and any Additional Agent) security interest in such Pledged Securities to the extent provided in and governed by the Code, enforceable in accordance with its terms against all creditors of such Pledgor and any Persons purporting to purchase such Pledged Securities from such Pledgor to the extent provided in and governed by the Code, in each case subject to Liens permitted by the Credit Agreement (including Permitted Liens) (and any applicable Intercreditor Agreement), and except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
4.3.5    Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon the earlier of (x) (to the extent a security interest in uncertificated securities may be perfected by the filing of a financing statement) the filing of the Financing Statements or of financing statements delivered pursuant to Subsection 5.5.3 in the relevant jurisdiction and (y) the obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent, the applicable Collateral Representative or any Additional Agent (or their respective agents appointed for purposes of perfection), as applicable, in accordance with any applicable Intercreditor Agreement, of all Pledged Securities that constitute uncertificated securities, the security interest created by this Agreement in such Pledged Securities that constitute uncertificated securities, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the applicable Collateral Representative and any Additional

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Agent) security interest in such Pledged Securities constituting uncertificated securities to the extent provided in and governed by the Code, enforceable in accordance with its terms against all creditors of such Pledgor and any persons purporting to purchase such Pledged Securities from such Pledgor, to the extent provided in and governed by the Code, in each case subject to Liens permitted by the Credit Agreement (including Permitted Liens) (and any applicable Intercreditor Agreement), and except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
SECTION 5

Covenants
5.1    Covenants of Each Guarantor. Each Guarantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans and all other Obligations then due and owing, shall have been paid in full in cash and the Commitments shall have terminated, (ii) as to any Guarantor, a sale or other disposition of all the Capital Stock of such Guarantor (other than to the Borrowers or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement or (iii) as to any Guarantor, such Guarantor becoming an Excluded Subsidiary, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Restricted Subsidiaries.
5.2    Covenants of Each Grantor. Each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans and all other Obligations then due and owing shall have been paid in full in cash and the Commitments shall have terminated, (ii) as to any Grantor, a sale or other disposition of all the Capital Stock of such Grantor (other than to the Borrowers or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Grantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement or (iii) as to any Grantor, such Grantor becoming an Excluded Subsidiary:
5.2.1    Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of such Grantor’s Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Grantor shall (except as provided in the following sentence) be entitled to retain possession of all Collateral of such Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the Collateral Agent, for the benefit of the Secured Parties. In the event that an Event of Default shall have occurred and be continuing, upon the request of the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, such Instrument or Chattel Paper shall be promptly delivered to the Collateral Agent, the applicable Collateral Representative,

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or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held as Collateral pursuant to this Agreement. Such Grantor shall not permit any other Person to possess any such Collateral at any time other than in connection with any sale or other disposition of such Collateral in a transaction permitted by the Credit Agreement or as contemplated by any applicable Intercreditor Agreement.
5.2.2    [Reserved].
5.2.3    Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon such Grantor’s Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including material claims for labor, materials and supplies) against or with respect to such Grantor’s Collateral, except that no such tax, assessment, charge, levy or claim need be paid, discharged or satisfied if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and except to the extent that the failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.2.4    Helicopter Mortgages and Perfection of Security Interests in Primary Collateral Agreements. (a) Such Grantor will (i) execute and deliver to the Collateral Agent a Helicopter Mortgage (x) upon the date of this Agreement or, if later, upon the date of the Supplemental Agreement executed and delivered by such Grantor, in respect of each Helicopter then owned by such Grantor and (y) promptly following any subsequent acquisition of any Helicopter by such Grantor, in respect of such acquired Helicopter, each in a form and substance reasonably acceptable to the Collateral Agent and (ii) make such filings and take such other actions in the relevant jurisdictions as the Collateral Agent may reasonably require with regards to perfection of the security interest created by such Helicopter Mortgage, each in accordance with the Agreed Security Principles.
(b)    Such Grantor will (i) upon the date of this Agreement or, if later, upon the date of the Supplemental Agreement executed and delivered by such Grantor, in respect of any then current Insurances in relation to any Helicopter owned by such Grantor and (ii) upon the subsequent issuance of any Insurances in relation to a Helicopter owned by such Grantor (x) provide the Collateral Agent with details of such Insurances, (y) sign and deliver to each relevant Insurance Provider a notice (in the form set out in Annex 5) of the security interest in such Insurances created pursuant to this Agreement and use its reasonable efforts to obtain an acknowledgement (in the form set out in Annex 5) of such notice or otherwise have this Guarantee and Collateral Agreement listed as a “contract” under and for the purposes of such Insurances and (z) make such filings and take such other actions in the relevant jurisdictions as the Collateral Agent may reasonably require with regards to perfection of the security interest created in such Insurances by this Agreement, each in accordance with the Agreed Security Principles.

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(c)    Such Grantor will (i) upon the date of this Agreement or, if later, upon the date of the Supplemental Agreement executed and delivered by such Grantor, in respect of any Warranties then outstanding in respect of any Airframe or Engine then owned by such Grantor and (ii) in respect of, and promptly following such Grantor’s acquisition of, an Airframe or Engine subsequently acquired by such Grantor in respect of which there then remain any outstanding manufacturer warranties (x) provide the Collateral Agent with details of any such outstanding Warranties, (y) sign and deliver to the relevant Warranty Counterparty a notice (in the form set out in Annex 6 or such other form as the Collateral Agent may reasonably accept) of the security interest created in such Warranties pursuant to this Agreement and use its reasonable efforts to obtain a signed acknowledgement (in the form set out in Annex 6 or such other form as the Collateral Agent may reasonably accept) of such notice and (z) make such filings and take such other actions in the relevant jurisdictions as the Collateral Agent may reasonably require with regards to perfection of the security interest created in such Warranties by this Agreement, each in accordance with the Agreed Security Principles.
(d)    Such Grantor will (i) upon the date of this Agreement or, if later, upon the date of execution and delivery of a Supplemental Agreement by such Grantor, in respect of any outstanding Modification Contract to which such Grantor is then a party and (ii) in respect of, and promptly following such Grantor’s execution of, any Modification Contract subsequently entered into by such Grantor (x) provide the Collateral Agent with details of any such Modification Contract, (y) use its reasonable efforts to obtain any consent necessary to permit the creation of a security interest in such Modification Contract under Subsection 3.1 of this Agreement and (z) to the extent such consents referred to in clause (y) are not required or are otherwise obtained (A) sign and deliver to the relevant Modification Contract Counterparty a notice (in the form set out in Annex 7) of the security interest created by this Agreement and use its reasonable efforts to obtain a signed acknowledgement (in the form set out in Annex 7) of such notice and (B) make such filings and take such other actions in the relevant jurisdictions as the Collateral Agent may reasonably require with regards to perfection of the security interest created in such Modification Contract by this Agreement, each in accordance with the Agreed Security Principles.
5.2.5    Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall use commercially reasonable efforts to maintain the security interest created by this Agreement in such Grantor’s Collateral as a perfected security interest as and to the extent described in Subsection 4.2.2 and to defend the security interest created by this Agreement in such Grantor’s Collateral against the claims and demands of all Persons whomsoever (subject to the other provisions hereof).
(b)    Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing such Grantor’s Collateral and such other reports in connection with such Grantor’s Collateral as the Collateral Agent may reasonably request in writing, all in reasonable detail.
(c)    At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions (including, only in

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respect of any Primary Collateral, Helicopter or Third Party Lease, the execution and delivery of Local Law Security Documents and the making of Local Filings) as the Collateral Agent may reasonably request in accordance with the Agreed Security Principles for the purpose of obtaining or preserving the full benefits of this Agreement or any Helicopter Mortgage and of the rights and powers granted by such Grantor under such documents, including the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) as in effect from time to time in any United States jurisdiction with respect to the security interests created hereby; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, no Grantor will be required to (i) take any action in any jurisdiction other than the United States, or required by the laws of any such non-United States jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-United States jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States or to perfect any security interests (or other Liens) in any Collateral not constituting Primary Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) as required by Subsection 4.16 of the Credit Agreement (it being understood that the perfection steps, including entry into control agreements, with respect to any such accounts located outside the United States will be taken in accordance with local law) and (B) in the case of Security Collateral that constitutes Capital Stock or Pledged Notes in certificated form, delivering such Capital Stock or Pledged Notes to the Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), (iii) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or securities accounts) (except, in each case (A) as required by Subsection 4.16 of the Credit Agreement (it being understood that the perfection steps, including entry into control agreements, with respect to any such accounts located outside the United States will be taken in accordance with local law) and (B) to the extent consisting of proceeds perfected by the filing of a financing statement under the Code or, in the case of Pledged Stock, by being held by the Collateral Agent or an Additional Agent as agent for the Collateral Agent), (iv) deliver landlord lien waivers, estoppels or collateral access letters, (v) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets or (vi) make any registration, filing or recording in respect of any security interests (or other Lien) in Engines or Parts in any jurisdiction or with any registry or authority other than the filing of a Financing Statement.
(d)    The Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining a delivery of documents or other deliverables with respect to, particular assets of any Grantor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.
5.2.6    Changes in Name, Jurisdiction of Organization, etc. Such Grantor will give prompt written notice to the Collateral Agent of any change in its name, legal form or jurisdiction of organization (whether by merger or otherwise) (and in any event within 30 days of such change); provided that, promptly thereafter such Grantor shall deliver to the Collateral Agent all additional financing statements and other documents reasonably necessary to maintain the validity, perfection and priority of the security interests created hereunder and other documents reasonably requested

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by the Collateral Agent to maintain the validity, perfection and priority of the security interests as and to the extent provided for herein and upon receipt of such additional financing statements the Collateral Agent shall either promptly file such additional financing statements or approve the filing of such additional financing statements by such Grantor. Upon any such approval such Grantor shall proceed with the filing of the additional financing statements and deliver copies (or other evidence of filing) of the additional filed financing statements to the Collateral Agent.
5.2.7    Notices. Such Grantor will advise the Collateral Agent and the Administrative Agent:
(a)    as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, in reasonable detail, of any Lien (other than security interests created hereby or permitted by the Credit Agreement (including Permitted Liens)) on any of such Grantor’s Primary Collateral which would materially adversely affect the ability of the Collateral Agent and the Administrative Agent to exercise any of its remedies hereunder;
(b)    as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, in reasonable detail, of the occurrence of any other event which would reasonably be expected to have a material adverse effect on the security interests in the Primary Collateral created hereby; and
(c)    as soon as possible after a Responsible Officer of the Borrower Representative knows of, and in any event not less than 14 days prior to the (i) intended acquisition of a Helicopter by such Grantor or (ii) the intended registration or re-registration of a Helicopter owned by a Grantor with any aircraft registry, and shall provide reasonable details of such intended acquisition, registration or re-registration to the Collateral Agent.
5.2.8    Pledged Stock. In the case of each Grantor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Subsection 5.3.1 with respect to the Pledged Stock issued by it and (iii) the terms of Subsections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Subsection 6.3(c) or 6.7 with respect to the Pledged Stock issued by it.
5.2.9    [Reserved].
5.2.10    Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense reasonably satisfactory and complete records in all material respects of its Collateral, including a record of all payments received and all credits granted with respect to such Collateral.
5.2.11    Acquisition of Intellectual Property. Concurrently with the delivery of the annual Compliance Certificate pursuant to Subsection 7.2(a) of the Credit Agreement, the Borrower Representative will notify the Collateral Agent of any acquisition by the Grantor of (i) any registration of any material United States Copyright, Patent or Trademark or (ii) any exclusive rights

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under a material United States Copyright License, Patent License or Trademark License constituting Collateral, and each applicable Grantor shall take such actions as may be reasonably requested by the Collateral Agent (but only to the extent such actions are within such Grantor’s control) to perfect the security interest granted to the Collateral Agent and the other Secured Parties therein, to the extent provided herein in respect of any United States Copyright, Patent or Trademark constituting Collateral, by (x) the execution and delivery of an amendment or supplement to this Agreement (or amendments to any such agreement previously executed or delivered by such Grantor) and/or (y) the making of appropriate filings (I) of financing statements under the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction and/or (II) in the United States Patent and Trademark Office, or with respect to Copyrights and Copyright Licenses, the United States Copyright Office).
5.2.12    Commercial Tort Actions. All Commercial Tort Actions of each Grantor in existence on the date of this Agreement, known to such Grantor on the date hereof, are described in Schedule 6. If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Action, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor and describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon and subject to the terms of this Agreement.
5.2.13    Deposit Accounts; Etc. Such Grantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no breach of Subsection 4.16 of the Credit Agreement is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.
5.2.14    Protection of Trademarks. Such Grantor shall, with respect to any Trademarks that are material to the business of such Grantor, use commercially reasonable efforts not to cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademarks at a level at least substantially consistent with the quality of such products and services as of the date hereof, and shall use commercially reasonable efforts to take all steps reasonably necessary to ensure that licensees of such Trademarks use such consistent standards of quality, in each case, except as would not reasonably be expected to have a Material Adverse Effect.
5.2.15    Protection of Intellectual Property. Subject to and except as permitted by the Credit Agreement, such Grantor shall use commercially reasonable efforts not to do any act or omit to do any act whereby any of the Intellectual Property that is material to the business of such Grantor may lapse, expire, or become abandoned, or unenforceable, in each case, except as would not reasonably be expected to have a Material Adverse Effect.
5.2.16    Assignment of Letter-of-Credit Rights. In the case of any Letter-of-Credit Rights of any Grantor not constituting Excluded Assets acquired following the Closing Date and constituting Security Collateral, such Grantor shall use its commercially reasonable efforts to promptly obtain the consent of the issuer thereof and any nominated person thereon to the assignment of the proceeds of the related letter of credit in accordance with Section 5-114(c) of the Code.

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5.2.17    Local Law Legal Opinions. Each Grantor will, upon (i) delivery of a Helicopter Mortgage pursuant to Subsection 5.2.4(a), unless notified by the Collateral Agent that the same shall not be required; and (ii) delivery of Local Law Security Document pursuant to Subsection 5.2.5, if the Collateral Agent has notified the Grantor that the same shall be required, procure that a legal opinion in a form and substance reasonably satisfactory to the Collateral Agent is delivered to the Collateral Agent on behalf of itself and each other Secured Party in respect of matters pertaining to the laws governing such document and laws of the jurisdiction in which the Grantor is organized.
5.3    Covenants of Each Pledgor. Each Pledgor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the Loans and all other Obligations then due and owing shall have been paid in full in cash and the Commitments shall have terminated, (ii) as to any Pledgor, a sale or other disposition of all the Capital Stock of such Pledgor (other than to a Borrower or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Pledgor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the Credit Agreement or (iii) as to any Pledgor, such Pledgor becoming an Excluded Subsidiary:
5.3.1    Additional Shares. If such Pledgor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any stock certificate (including any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Pledgor shall accept the same as the agent of the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and deliver the same forthwith to the Collateral Agent (who will hold the same on behalf of the Secured Parties), the applicable Collateral Representative, or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, in the exact form received, duly indorsed by such Pledgor to the Collateral Agent, the applicable Collateral Representative, or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Collateral Agent, the applicable Collateral Representative, or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the Obligations (subject to Subsection 3.3). If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Subsidiary of the Parent Borrower in accordance with the Credit Agreement) shall be paid over to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement to be held by the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement subject to the terms hereof as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization

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thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the Collateral Agent, the applicable Collateral Representative, or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, subject to the terms hereof as additional collateral security for the Obligations, in each case except as otherwise provided by the applicable Intercreditor Agreement. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, hold such money or property in trust for the Secured Parties, segregated from other funds of such Pledgor, as additional collateral security for the Obligations. In the case of any conflict or inconsistency between the provisions of this Subsection 5.3.1 and the provisions of any Local Law Security Document in respect of Pledged Stock, the provisions of such Local Law Security Document shall control.
5.3.2    [Reserved].
5.3.3    Pledged Notes. (a) Each Pledgor party hereto as of the date of this Agreement shall deliver to the Collateral Agent all Pledged Notes then held by such Granting Party, endorsed in blank or, at the request of the Collateral Agent, endorsed to the Collateral Agent, within 90 days following the date of this Agreement, plus any extensions granted by the Collateral Agent in its sole discretion.
(b)    Each Pledgor that becomes a party hereto after the Closing Date pursuant to Subsection 9.15 shall deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, all Pledged Notes then held by such Pledgor, endorsed in blank or, at the request of the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement. Furthermore, within 10 Business Days (or such longer period as may be agreed by the Collateral Agent in its sole discretion) after any Pledgor obtains a Pledged Note, such Pledgor shall cause such Pledged Note to be delivered to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed in blank or, at the request of the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement.
5.3.4    Maintenance of Security Interest. (a) Such Pledgor shall use commercially reasonable efforts to defend the security interest created by this Agreement in such Pledgor’s Pledged Collateral against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Collateral Agent and at the sole expense of such Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of

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obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Pledgor; provided, that notwithstanding any other provision of this Agreement or any other Loan Documents, neither the Parent Borrower nor any other Pledgor will be required to (i) take any action in any jurisdiction other than the United States, or required by the laws of any such non-United States jurisdiction or enter into any security agreement or pledge agreement governed by the laws of any such non-United States jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States or to perfect any security interests (or other Liens) in any Collateral not constituting Primary Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) as required by Subsection 4.16 of the Credit Agreement (it being understood that the perfection steps, including entry into control agreements, with respect to any such accounts located outside the United States will be taken in accordance with local law) and (B) in the case of Security Collateral that constitutes Capital Stock or Pledged Notes in certificated form, delivering such Capital Stock or Pledged Notes to the Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), (iii) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or securities accounts) constituting Excluded Assets (except, in each case, to the extent consisting of proceeds perfected by the filing of a financing statement under the Code or, in the case of Pledged Stock, by being held by the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement), (iv) deliver landlord lien waivers, estoppels or collateral access letters or (v) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets.
(b)    The Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining or delivery of documents or other deliverables with respect to, particular assets of any Pledgor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.
5.4    Covenants of Holdings. Holdings covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the Loans and all other Obligations then due and owing shall have been paid in full in cash and the Commitments shall have terminated, Holdings shall not conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage, in any business or operations other than (i) transactions contemplated by the Loan Documents or the provision of administrative, legal, accounting and management services to, or on behalf of, any of its Subsidiaries, (ii) the acquisition and ownership of the Capital Stock of any of its Subsidiaries and the exercise of rights and performance of obligations in connection therewith, (iii) the entry into, and exercise of rights and performance of obligations in respect of (A) any Transaction Agreement, any Loan Document and any applicable Intercreditor Agreement, as any such agreements may be amended, supplemented, waived or otherwise modified from time to time, or replaced, renewed or extended from time to time in a manner not materially adverse to the Lenders, and any guarantee of Indebtedness or other obligations of any of its Subsidiaries permitted pursuant to the Loan Documents, in each case as amended, supplemented waived or otherwise modified from time to time, and any refinancings, refundings,

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renewals or extensions thereof, (B) contracts and agreements with officers, directors, employees and consultants of it or any Subsidiary thereof relating to their employment or directorships (including providing indemnifications to such Persons), (C) insurance policies and related contracts and agreements, and (D) equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters, underwriting agreements and other agreements in respect of its equity securities or any offering, issuance or sale thereof, including but not limited to in respect of the Management Subscription Agreements, (iv) the offering, issuance, sale and repurchase or redemption of, and dividends or distributions on its equity securities, (v) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vi) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (vii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (viii) the performance of obligations under and compliance with its certificate of incorporation or other applicable charter document and by-laws, memorandum and articles of association or other applicable operating document, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries, (ix) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable and the completion and filing of required tax returns, (x) the payment of dividends and distributions (A) pursuant to any Tax Sharing Agreement or a similar agreement with any Parent Entity and (B) to pay or permit any Parent Entity to pay any Parent Entity Expenses or any Related Taxes, (xi) making loans to or other Investments in, or incurrence of Indebtedness from, its Subsidiaries as and to the extent not prohibited by the Credit Agreement, (xii) the merger, consolidation or amalgamation into any Parent Entity; provided that if Holdings is not the surviving entity, such Parent Entity undertakes the obligations of Holdings under the Loan Documents and (xiii) other activities incidental or related to the foregoing. This Subsection 5.4 shall not be construed to limit the incurrence of Indebtedness by Holding to any Person (subject to the preceding clause (x)).
5.5    Further Assurance Covenants of the Parent Borrower. The Parent Borrower hereby covenants and agrees with the Collateral Agent and the other Secured Parties for so long as the Commitments under the Credit Agreement remain in effect, and thereafter until payment in full of the Loans and all other Obligations then due and owing to any Lender or any Agent under the Credit Agreement, that it shall and shall cause each other Loan Party to:
5.5.1    After-Acquired Wholly Owned Subsidiaries. With respect to any Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) (a) created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Subsidiaries that are Wholly Owned Subsidiaries (other than an Excluded Subsidiary), (b) being designated as a Restricted Subsidiary of the Parent Borrower or any of its Subsidiaries that is a Wholly Owned Subsidiary, (c) ceasing to be an Immaterial Subsidiary or other Excluded Subsidiary of the Parent Borrower or any of its Subsidiaries that is a Wholly Owned Subsidiary as provided in the applicable definition thereof after the expiry of any applicable period referred to in such definition or (d) that becomes a Subsidiary of the Parent Borrower or any of its Subsidiaries that is a Wholly Owned Subsidiary as a result of a transaction pursuant to, and permitted by, Subsection 8.2 or 8.4 of the Credit

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Agreement (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in Subsection 4.3) in the Capital Stock of such new Subsidiary owned directly by the Parent Borrower or any of its Subsidiaries that are Wholly Owned Subsidiaries (other than Excluded Subsidiaries) to execute and deliver a Supplemental Agreement pursuant to Subsection 9.15, (ii) deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Subsidiary or take such other actions as may be required in relation to the creation or perfection of the security interest (or other Lien) in such Capital Stock pursuant to the terms of any applicable Local Law Security Document (the terms of which shall control in the case of conflict or inconsistency with the requirements of this Subsection), and (iii) cause such new Subsidiary (A) to become a party to this Agreement and (B) take such other actions as may be reasonably deemed by the Collateral Agent to be necessary or advisable to perfect the Collateral Agent’s security interest therein (as and to the extent provided in Subsections 4.3 and 5.2.5).
5.5.2    After-Acquired Non-Wholly Owned Subsidiaries. With respect to any Subsidiary that is a Non-Wholly Owned Subsidiary created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Subsidiaries that are Wholly Owned Subsidiaries (in each case, other than any Excluded Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or a Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in Subsection 4.3) in the Capital Stock of such new Subsidiary that is directly owned by the Parent Borrower or any Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) to execute and deliver a Supplemental Agreement (as defined in the Guarantee and Collateral Agreement) pursuant to Subsection 9.15 and (ii) to the extent reasonably deemed advisable by the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, deliver to the applicable agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein (in each case as and to the extent required by Subsections 4.3 and 5.2.5).
5.5.3    Filings and Other Further Actions: At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the Liens created pursuant to the Security Documents executed pursuant to this Subsection 5.5. (to the extent the Collateral Agent determines, in its reasonable discretion, that such action is required to ensure the perfection or the enforceability

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as against third parties of its security interest in such Collateral) in each case in accordance with, and to the extent provided by, the foregoing provisions of this Agreement.
SECTION 6

Remedial Provisions
6.1    Certain Matters Relating to Affiliate Rental Payments. (a) Each of the Collateral Agent and the Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Affiliate Rental Payments constituting Collateral and the Collateral Agent or the Administrative Agent may curtail or terminate said authority at any time, without limiting the Collateral Agent or the Administrative Agent’s rights under Subsection 4.16 of the Credit Agreement, after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement. If required by the Collateral Agent at any time, without limiting the Collateral Agent’s or the Administrative Agent’s rights under Subsection 4.16 of the Credit Agreement, after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement, any Proceeds constituting Affiliate Rental Payments or other cash proceeds of Affiliate Rental Payments constituting Collateral, when collected by such Grantor, (i) shall be forthwith (and, in any event, within two Business Days of receipt by such Grantor) deposited in, or otherwise transferred by such Grantor to, the Collateral Proceeds Account, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Subsection 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent, the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor. All Proceeds constituting collections or other cash proceeds of Accounts Receivable constituting Collateral while held by the Collateral Account Bank (or by any Grantor in trust for the benefit of the Collateral Agent, the Administrative Agent and the other Secured Parties) shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until applied as hereinafter provided. At any time when an Event of Default specified in Subsection 9.1(a) of the Credit Agreement has occurred and is continuing, subject to any applicable Intercreditor Agreement, at the Administrative Agent’s election, each of the Collateral Agent and the Administrative Agent may apply all or any part of the funds on deposit in the Collateral Proceeds Account established by the relevant Grantor to the payment of the Obligations of such Grantor then due and owing, such application to be made as set forth in Subsection 6.5. So long as no Event of Default has occurred and is continuing, the funds on deposit in the Collateral Proceeds Account shall be remitted as provided in Subsection 6.1(c).
(b)    At any time and from time to time after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement, at the Collateral Agent’s or the Administrative Agent’s request, each Grantor shall deliver to the Administrative Agent copies or, if required by the Collateral Agent or the Administrative Agent for the enforcement thereof or foreclosure thereon, originals of all documents held by such Grantor evidencing, and relating to, the agreements and transactions which gave rise to such Grantor’s Affiliate Rental Payments constituting Collateral.

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(c)    So long as no Event of Default has occurred and is continuing, subject to any applicable Intercreditor Agreement, the Administrative Agent shall instruct the Collateral Account Bank to promptly remit any funds on deposit in each Grantor’s Collateral Proceeds Account to a Blocked Account of such Grantor, maintained in compliance with the provisions of Subsection 4.16 of the Credit Agreement. In the event that an Event of Default has occurred and is continuing, subject to any applicable Intercreditor Agreement, the Administrative Agent, at its option, may require that each Collateral Proceeds Account of each Grantor be established at the Administrative Agent or at another institution reasonably acceptable to the Administrative Agent. Subject to Subsection 4.16 of the Credit Agreement, each Grantor shall have the right, at any time and from time to time, to withdraw such of its own funds from its own Blocked Accounts, and to maintain such balances in its Blocked Accounts, as it shall deem to be necessary or desirable.
6.2    Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent or the Administrative in its own name or in the name of others, may at any time and from time to time after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement, communicate with obligors under the Accounts Receivable constituting Primary Collateral and parties to the Contracts (in each case, to the extent constituting Collateral) to verify with them to the Collateral Agent’s and the Administrative Agent’s satisfaction the existence, amount and terms of any Accounts Receivable or Contracts.
(b)    Upon the request of the Collateral Agent or the Administrative Agent’s at any time after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement, each Grantor shall notify obligors on such Grantor’s Accounts Receivable and parties to such Grantor’s Contracts (in each case, to the extent constituting Collateral) that such Accounts Receivable and such Contracts have been assigned to the Administrative Agent, for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the Administrative Agent.
(c)    Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. None of the Collateral Agent, the Administrative Agent or any other Secured Party shall have any obligation or liability under any Accounts Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Accounts Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.
6.3    Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Pledgor of the Collateral

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Agent’s intent to exercise its corresponding rights pursuant to Subsection 6.3(b), each Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes and to exercise all voting and corporate rights with respect to the Pledged Stock.
(b)    Subject to any applicable Intercreditor Agreement and, where applicable, the provisions of any Local Law Security Document in respect of such Pledged Stock (which shall control in the case of any conflict or inconsistency with the provisions of this Subsection), if an Event of Default shall occur and be continuing and the Administrative Agent shall give written notice of its intent to exercise such rights to the relevant Pledgor, (i) the Collateral Agent, the Administrative Agent, the applicable Collateral Representative, or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock (which the Collateral Agent shall turnover forthwith to the Administrative Agent) and make application thereof to the Obligations of the relevant Pledgor as provided in the Credit Agreement consistent with Subsection 6.5, and (ii) any or all of the Pledged Stock shall be registered in the name of the Collateral Agent, the applicable Collateral Representative or any Additional Agent, or the respective nominee of any thereof, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, and the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable or acting through its respective nominee, if applicable, in accordance with the terms of any applicable Intercreditor Agreement, may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by the relevant Pledgor or the Collateral Agent, the Administrative Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent, the Administrative Agent the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, may reasonably determine), all without liability to the maximum extent permitted by applicable law (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the Collateral Agent, the Administrative Agent the applicable Collateral Representative or any Additional Agent, as applicable, shall have no duty, to any Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in Subsection 6.6 other than in accordance with Subsection 6.6.

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(c)    Each Pledgor hereby authorizes and instructs each Issuer or maker of any Pledged Securities pledged by such Pledgor hereunder to, subject to any applicable Intercreditor Agreement and, where applicable, the provisions of any instruction delivered pursuant to any Local Law Security Document in respect of such Pledged Securities (which shall control in the case of any conflict or inconsistency with the provisions of this Subsection), (i) comply with any instruction received by it from the Collateral Agent in writing with respect to Capital Stock in such Issuer that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer or maker shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.
6.4    Proceeds to Be Turned Over to the Administrative Agent. In addition to the rights of the Collateral Agent and the Administrative Agent specified in Subsection 6.1 with respect to payments of Affiliate Rental Payments constituting Collateral, subject to any applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing, and the Collateral Agent shall have instructed any Grantor to do so, all Proceeds of Security Collateral received by such Grantor consisting of cash, checks and other Cash Equivalent items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties hereto, or for any Additional Agent and the other applicable secured parties, or the applicable Collateral Representative, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the terms of any applicable Intercreditor Agreement, in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, if required). All Proceeds of Security Collateral received by the Administrative Agent hereunder shall be held by the Administrative Agent in the relevant Collateral Proceeds Account maintained under its sole dominion and control, subject to any applicable Intercreditor Agreement. All Proceeds of Security Collateral while held by the Administrative Agent in such Collateral Proceeds Account (or by the relevant Grantor in trust for the Administrative Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations of such Grantor and shall not constitute payment thereof until applied as provided in Subsection 6.5 and any applicable Intercreditor Agreement.
6.5    Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the relevant Granting Party’s Security Collateral received by the Collateral Agent or the Administrative Agent (whether from the relevant Granting Party or otherwise) shall be held by such Person for the benefit of the Secured Parties as collateral security for the Obligations of the relevant Granting Party (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Administrative Agent, subject to any applicable Intercreditor Agreement, be applied by the Administrative Agent against the Obligations of the relevant Granting Party then due and owing in the order of priority set forth in Subsection 10.15 of the Credit Agreement.

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6.6    Code and Other Remedies. If an Event of Default shall occur and be continuing, subject to the terms of any applicable Intercreditor Agreement, the Administrative Agent and the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law, all rights and remedies of a secured party under the Code and under any other applicable law and in equity. Without limiting the generality of the foregoing, to the extent permitted by applicable law and subject to any applicable Intercreditor Agreement, the Administrative Agent and the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Granting Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith collect, receive, appropriate and realize upon the Security Collateral, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Security Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. To the extent permitted by law, subject to any applicable Intercreditor Agreement, the Administrative Agent, the Collateral Agent or any other Secured Party shall have the right, upon any such sale or sales, to purchase the whole or any part of the Security Collateral so sold, free of any right or equity of redemption in such Granting Party, which right or equity is hereby waived and released. Each Granting Party further agrees, at the Collateral Agent’s request (subject to any applicable Intercreditor Agreement), to assemble the Security Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Granting Party’s premises or elsewhere. The Administrative Agent and/or the Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Subsection 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Security Collateral or in any way relating to the Security Collateral or the rights of the Administrative Agent, the Collateral Agent and the other Secured Parties hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of the relevant Granting Party then due and owing, in the order of priority specified in Subsection 6.5, and only after such application and after the payment by the Administrative Agent and the Collateral Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the Code, need the Collateral Agent account for the surplus, if any, to such Granting Party. To the extent permitted by applicable law, (i) such Granting Party waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Security Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the Administrative Agent, the Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of Security Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

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6.7    Registration Rights. (a) Subject to any applicable Intercreditor Agreement, if the Administrative Agent or the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Subsection 6.6, and if in the reasonable opinion of the Administrative Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Pledgor will use its reasonable best efforts to cause the Issuer thereof to (i) execute and deliver, and use its reasonable best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Administrative Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto. Such Pledgor agrees to use its reasonable best efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all states and the District of Columbia that the Administrative Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.
(b)    Such Pledgor recognizes that the Administrative Agent and/or the Collateral Agent may be unable to effect a public sale of any or all such Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Such Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Neither the Administrative Agent nor the Collateral Agent shall be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
(c)    Such Pledgor agrees to use its reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Pledged Stock pursuant to this Subsection 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Such Pledgor further agrees that a breach of any of the covenants contained in this Subsection 6.7 will cause irreparable injury to the Administrative Agent, the Collateral Agent and the Lenders, that the Administrative Agent, the Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Subsection 6.7 shall be specifically enforceable against such Pledgor, and to the extent permitted by applicable law, such Pledgor hereby waives and agrees not

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to assert any defenses against an action for specific performance of such covenants (except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement).
6.8    Waiver; Deficiency. Each Granting Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Security Collateral are insufficient to pay in full, the Loans and, to the extent then due and owing, all other Obligations of such Granting Party and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.
SECTION 7

The Collateral Agent
7.1    Collateral Agent’s and Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Granting Party hereby irrevocably constitutes and appoints the Collateral Agent and the Administrative Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Granting Party and in the name of such Granting Party or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the Administrative Agent and the Collateral Agent agree not to exercise such power except upon the occurrence and during the continuance of any Event of Default, and in accordance with and subject to any applicable Intercreditor Agreement. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law and subject to any applicable Intercreditor Agreement), (x) each Pledgor hereby gives the Administrative Agent and the Collateral Agent the power and right, on behalf of such Pledgor, without notice or assent by such Pledgor, to execute, in connection with any sale provided for in Subsection 6.6 or 6.7, any endorsements, assessments or other instruments of conveyance or transfer with respect to such Pledgor’s Pledged Collateral, and (y) each Grantor hereby gives the Administrative Agent and the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
(i)    in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Accounts Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent or the Collateral Agent for the purpose of collecting any and all such moneys due under any Accounts Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor whenever payable;
(ii)    in the case of any Copyright, Patent, or Trademark constituting Collateral of such Grantor, execute and deliver any and all agreements, instruments, documents and papers as the Administrative Agent or the Collateral Agent may reasonably request to such Grantor to evidence the Collateral Agent’s and the Lenders’ security interest in such Copyright,

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Patent, or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby, and such Grantor hereby consents to the non-exclusive royalty free use by the Administrative Agent or the Collateral Agent of any Copyright, Patent or Trademark owned by such Grantor included in the Collateral for the purposes of disposing of any Collateral;
(iii)    pay or discharge taxes and Liens, other than Liens permitted to exist under this Agreement or the other Loan Documents, levied or placed on the Collateral of such Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; and
(iv)    (A) direct any party liable for any payment under any of the Collateral of such Grantor to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral of such Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral of such Grantor or any portion thereof and to enforce any other right in respect of any Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral of such Grantor; (F) settle, compromise or adjust any such suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Administrative Agent and the Collateral Agent may deem appropriate; (G) subject to any existing reserved rights or licenses, assign any Copyright, Patent or Trademark constituting Collateral of such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Administrative Agent and the Collateral Agent shall in their sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent or the Administrative Agent deem necessary to protect, preserve or realize upon the Collateral of such Grantor and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
(b)    The reasonable expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Subsection 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans that are Revolving Credit Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Granting Party, shall be payable by such Granting Party to the Collateral Agent on demand.

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(c)    Each Granting Party hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the relevant Granting Party until the earliest to occur of (i) the first date on which all the Loans and all other Borrower Obligations then due and owing, are paid in full in cash, (ii) as to any Grantor, a sale or other disposition of all of the Capital Stock of such Grantor (other than to a Borrower or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Grantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case, that is permitted under the Credit Agreement and (iii) as to any Grantor, such Grantor becoming an Excluded Subsidiary.
7.2    Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Security Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent or any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Security Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Security Collateral upon the request of any Granting Party or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Security Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Security Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and to the maximum extent permitted by applicable law, neither they nor any of their officers, directors, employees or agents shall be responsible to any Granting Party for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
7.3    Financing Statements. Pursuant to any applicable law, each Granting Party authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to such Granting Party’s Security Collateral without the signature of such Granting Party in such form and in such filing offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Granting Party authorizes the Collateral Agent to use any collateral description reasonably determined by the Collateral Agent, including the collateral description “all personal property” or “all assets” or words of similar meaning in any such financing statements, provided that any collateral description in any financing statement or other filing or recording document or instrument with respect to Holdings and/or Holdings’ Pledged Collateral shall be limited to an accurate and precise description of Holdings’ Pledged Collateral. The Collateral Agent agrees to use its commercially reasonable efforts to notify the relevant Granting Party of any financing or continuation statement filed by it, provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.

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7.4    Authority of the Administrative Agent and the Collateral Agent. Each Granting Party acknowledges that the rights and responsibilities of the Collateral Agent and the Administrative Agent under this Agreement with respect to any action taken by the Collateral Agent or the Administrative Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the Collateral Agent, the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Administrative Agent, on the one hand, and the Granting Parties, on the other hand, the Collateral Agent and the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Granting Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
7.5    Right of Inspection. Upon reasonable written advance notice to any Grantor and as often as may reasonably be desired, or at any time and from time to time after the occurrence and during the continuation of an Event of Default, the Administrative Agent (or its designee) shall have reasonable access during normal business hours to all the books, correspondence and records of such Grantor, and the Administrative Agent and its representatives may examine the same, and to the extent reasonable take extracts therefrom and make photocopies thereof, and such Grantor agrees to render to the Administrative Agent (or its designee) at such Grantor’s reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Administrative Agent and its representatives shall also have the right, upon reasonable advance written notice to such Grantor subject to any lease restrictions, to enter during normal business hours into and upon any premises owned, leased or operated by such Grantor where any of such Grantor’s Inventory or Equipment is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein to the extent not inconsistent with the provisions of the Credit Agreement and the other Loan Documents (and subject to any applicable Intercreditor Agreement).
SECTION 8

Non-Lender Secured Parties
8.1    Rights to Collateral. (a) The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral (such term, as used in this Section 8, having the meaning assigned to it in the Credit Agreement) or to direct the Collateral Agent to do the same, including the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election, notify account debtors or make collections with respect to all or any portion of the Collateral or (C) release any Granting Party under this Agreement or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, this Agreement); (iii) vote in any Bankruptcy Case or similar proceeding in respect of Holdings or any of its

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Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with this Agreement); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Lenders or Agents seeking on an equal and ratable basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.
(b)    Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Collateral Agent and the Lenders, with the consent of the Collateral Agent, may enforce the provisions of the Security Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction. The Non-Lender Secured Parties by their acceptance of the benefits of this Agreement and the other Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of Holdings or any of its Subsidiaries and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.
(c)    Notwithstanding any provision of this Subsection 8.1, the Non-Lender Secured Parties shall be entitled subject to any applicable Intercreditor Agreement to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees to be bound by and to comply with any applicable Intercreditor Agreement and authorizes the Collateral Agent to enter into any applicable Intercreditor Agreement on its behalf.
(d)    Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees that the Collateral Agent and the Lenders may deal with the Collateral, including any exchange, taking or release of Collateral, may change or increase the amount of the Borrower Obligations and/or the Guarantor Obligations, and may release any Granting Party from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

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8.2    Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, shall be deemed irrevocably to make, constitute and appoint the Collateral Agent, as agent under the Credit Agreement (and all officers, employees or agents designated by the Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. It is understood and agreed that the Collateral Agent has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.
8.3    Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including any such exercise described in Subsection 8.1(b)), except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person. To the maximum extent permitted by applicable law, none of the Collateral Agent or any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Holdings, any Subsidiary of Holdings, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person.
8.4    Designation of Non-Lender Secured Parties. The Parent Borrower may from time to time designate a Person as a “Bank Products Affiliate” or a “Hedging Affiliate” hereunder by written notice to the Collateral Agent. Upon being so designated by the Parent Borrower, such Bank Products Affiliate or Hedging Affiliate (as the case may be) shall be a Non-Lender Secured Party for the purposes of this Agreement for as long as so designated by the Parent Borrower.
SECTION 9

Miscellaneous
9.1    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Granting Party, the Administrative Agent and the Collateral Agent, provided that (a) any provision of this Agreement imposing obligations on any Granting Party may be waived by the Administrative Agent and the Collateral Agent in a written instrument executed by the Administrative Agent and the Collateral Agent and (b) if separately agreed in writing between the Parent Borrower and any Non-Lender Secured Party (and such Non-Lender Secured Party has

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been designated in writing by the Parent Borrower to the Administrative Agent and the Collateral Agent for purposes of this sentence, for so long as so designated), no such waiver and no such amendment or modification shall amend, modify or waive Subsection 6.5 (or the definition of “Non-Lender Secured Party” or “Secured Party” to the extent relating thereto) if such waiver, amendment, supplement or modification would directly and adversely affect a Non-Lender Secured Party without the written consent of such affected Non-Lender Secured Party. For the avoidance of doubt, it is understood and agreed that any amendment, waiver, supplement or other modification of or to any applicable Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to any applicable Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of any Granting Party hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by each affected Granting Party, the Administrative Agent and the Collateral Agent in accordance with this Subsection 9.1.
9.2    Notices. All notices, requests and demands to or upon the Collateral Agent, the Administrative Agent or any Granting Party hereunder shall be effected in the manner provided for in Subsection 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1, unless and until such Guarantor shall change such address by notice to the Collateral Agent and the Administrative Agent given in accordance with Subsection 11.2 of the Credit Agreement.
9.3    No Waiver by Course of Conduct; Cumulative Remedies. None of the Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to Subsection 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
9.4    Enforcement Expenses; Indemnification. (a) Each Guarantor jointly and severally agrees to pay or reimburse each Secured Party, the Administrative Agent and the Collateral Agent for all their respective reasonable costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement against such Guarantor and the other Loan Documents to which such Guarantor is a party, including the reasonable fees and disbursements of counsel to the Secured Parties, the Collateral Agent and the Administrative Agent.
(b)    Each Grantor jointly and severally agrees to pay, and to save the Collateral Agent, the Administrative Agent and the other Secured Parties harmless from, (x) any and all

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liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Security Collateral or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the Parent Borrower would be required to do so pursuant to Subsection 11.5 of the Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from gross negligence, bad faith or willful misconduct of the Collateral Agent, the Administrative Agent or any other Secured Party as determined by a court of competent jurisdiction in a final and nonappealable decision.
(c)    The agreements in this Subsection 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
9.5    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Granting Parties, the Collateral Agent, the Administrative Agent and the Secured Parties and their respective successors and assigns permitted by the Credit Agreement.
9.6    Set-Off. Each Guarantor (other than Holdings) hereby irrevocably authorizes each of the Administrative Agent and the Collateral Agent and each other Secured Party at any time and from time to time without notice to such Guarantor or any other Granting Party, any such notice being expressly waived by each Granting Party, to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under Subsection 9.1(a) of the Credit Agreement so long as any amount remains unpaid after it becomes due and payable by such Guarantor hereunder, to set-off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final) (other than the Collateral Proceeds Account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent, the Administrative Agent or such other Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Collateral Agent, the Administrative Agent or such other Secured Party may elect. The Collateral Agent, the Administrative Agent and each other Secured Party shall notify such Guarantor promptly of any such set-off and the application made by the Collateral Agent, the Administrative Agent or such other Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent, the Administrative Agent and each other Secured Party under this Subsection 9.6 are in addition to other rights and remedies (including other rights of set-off) which the Collateral Agent, the Administrative Agent or such other Secured Party may have.
9.7    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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9.8    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that, with respect to any Pledged Stock, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Stock or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.
9.9    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
9.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Granting Parties, the Collateral Agent, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Granting Parties, the Collateral Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
9.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
9.12    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Subsection 9.12

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would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Subsection 9.12(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party at its address referred to in Subsection 9.2 or at such other address of which the Collateral Agent and the Administrative Agent (in the case of any other party hereto) and the Parent Borrower (in the case of the Collateral Agent and the Administrative Agent) shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 9.12 any consequential or punitive damages.
9.13    Acknowledgments. Each Guarantor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b)    none of the Collateral Agent, the Administrative Agent or any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

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(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.
9.14    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
9.15    Additional Granting Parties. Each new Subsidiary of the Parent Borrower that is required to become a party to this Agreement pursuant to Subsection 5.5.1 or 5.5.2 shall become a Granting Party for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement substantially in the form of Annex 2. Each existing Granting Party that is required to become a Pledgor with respect to Capital Stock of any new Subsidiary of the Parent Borrower pursuant to Subsection 5.5.1 or 5.5.2 shall become a Pledgor with respect thereto upon execution and delivery by such Granting Party of a Supplemental Agreement substantially in the form of Annex 3.
9.16    Releases. (a) At such time as the Loans and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full and the Commitments have been terminated, all Security Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Granting Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Security Collateral shall revert to the Granting Parties. At the request and sole expense of any Granting Party following any such termination, the Collateral Agent shall deliver to such Granting Party (subject to Subsection 7.2, without recourse and without representation or warranty) any Security Collateral held by the Collateral Agent hereunder, and execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including UCC termination statements), and do or cause to be done all other acts, as any Granting Party shall reasonably request to evidence such termination.
(b)    Upon any sale or other disposition of Security Collateral permitted by the Credit Agreement (other than any sale or disposition to another Grantor), the Lien pursuant to this Agreement and the other Security Documents on such sold or disposed of Security Collateral shall be automatically released. In connection with a sale or other disposition of all the Capital Stock of any Granting Party (other than to any Grantor) or any other transaction or occurrence as a result of which such Granting Party ceases to be a Restricted Subsidiary of the Parent Borrower, or the sale or other disposition of Security Collateral (other than a sale or disposition to another Grantor) permitted under the Credit Agreement, the Collateral Agent shall, upon receipt from the Parent Borrower of a written request for (a) the release of such Granting Party from its Guarantee or (b) the release of, or the subordination of the Lien pursuant to this Agreement and the other Security Documents on, the Security Collateral subject to such sale, disposition or other transaction, identifying such Granting Party or the relevant Security Collateral together with a certification by the Parent Borrower stating that such transaction is in compliance with the Credit Agreement and

53

the other Loan Documents, execute and deliver to the Parent Borrower or the relevant Granting Party (subject to Subsection 7.2, without recourse and without representation or warranty), at the sole cost and expense of such Granting Party, any Security Collateral of such relevant Granting Party held by the Collateral Agent, or the Security Collateral subject to such sale or disposition (as applicable), and, at the sole cost and expense of such Granting Party, execute, acknowledge and deliver to such Granting Party such releases, instruments, intercreditor agreements or other documents (including UCC termination statements), and do or cause to be done all other acts, as the Parent Borrower or such Granting Party shall reasonably request (x) to evidence or effect the release of such Granting Party from its Guarantee (if any) and of the Liens created hereby (if any) on such Granting Party’s Security Collateral or (y) to evidence the release of the Security Collateral (or the subordination of the Lien pursuant to this Agreement and the other Security Documents thereon) subject to such sale or disposition.
(c)    Upon any Granting Party becoming an Excluded Subsidiary in accordance with the provisions of the Credit Agreement, the Lien pursuant to this Agreement on all Security Collateral of such Granting Party (if any) shall be automatically released, and the Guarantee (if any) of such Granting Party, and all obligations of such Granting Party hereunder, shall terminate, all without delivery of any instrument or performance of any act by any party, and the Collateral Agent shall, upon the request of the Parent Borrower or such Granting Party, deliver to the Parent Borrower or such Granting Party (subject to Subsection 7.2, without recourse and without representation or warranty) any Security Collateral of such Granting Party held by the Collateral Agent hereunder and the Collateral Agent and the Administrative Agent shall execute, acknowledge and deliver to the Parent Borrower or such Granting Party (at the sole cost and expense of the Parent Borrower or such Granting Party) all releases, instruments or other documents (including UCC termination statements) and do or cause to be done all other acts, necessary or reasonably desirable for the release of such Granting Party from its Guarantee (if any) or the Liens created hereby (if any) on such Granting Party’s Security Collateral, as applicable, as the Parent Borrower or such Granting Party may reasonably request.
(d)    Upon any Security Collateral being or becoming an Excluded Asset, the Lien pursuant to this Agreement on such Security Collateral shall be automatically released. At the request and sole expense of any Granting Party, the Collateral Agent shall deliver such Security Collateral (if held by the Collateral Agent) to such Granting Party and execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including UCC termination statements), and do or cause to be done all other acts, as such Granting Party shall reasonably request to evidence such release.
(e)    So long as no Event of Default has occurred and is continuing, the Collateral Agent shall at the direction of any applicable Granting Party return to such Granting Party any proceeds or other property received by it during any Event of Default pursuant to either Subsection 5.3.1 or 6.4 and not otherwise applied in accordance with Subsection 6.5.
(f)    The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Security Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this Subsection 9.16.

54

9.17    Judgment. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Collateral Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.
(b)    The obligations of any Guarantor in respect of this Agreement to the Collateral Agent, for the benefit of each holder of Secured Obligations, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by the Collateral Agent of any sum adjudged to be so due in the judgment currency, the Collateral Agent may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such holder in the original currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Collateral Agent for the benefit of such holder, against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to the Collateral Agent, the Collateral Agent agrees to remit to the Parent Borrower, such excess. This covenant shall survive the termination of this Agreement and payment of the Obligations and all other amounts payable hereunder.
9.18    Transfer Tax Acknowledgment. Each party hereto acknowledges that the shares delivered hereunder are being transferred to and deposited with the Collateral Agent (or other Person in accordance with any applicable Intercreditor Agreement) as security for the Obligations and that this Subsection 9.18 is intended to be the certificate of exemption from New York stock transfer taxes for the purposes of complying with Section 270.5(b) of the Tax Law of the State of New York.
[Remainder of page left blank intentionally.]

55

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered all as of the date first written above.
Executed as a deed by
CHC CAYMAN ABL HOLDINGS LTD.

By:______________________________	_____

Name:

Title:
In the presence of:

Witness

Name:

Title:
Executed as a deed by
CHC CAYMAN ABL BORROWER LTD.

By:______________________________	_____

Name:

[SIGNATURE PAGES TO GUARANTEE AND COLLATERAL AGREEMENT]

Title:
In the presence of:

Witness

Name:

Title:

[SIGNATURE PAGES TO GUARANTEE AND COLLATERAL AGREEMENT]

Acknowledged and Agreed to as of the date hereof by:
BNP PARIBAS S.A.,

as Collateral Agent
By:______________________________

Name:

Title:
By:_______________________________

Name:

Title:

[SIGNATURE PAGES TO GUARANTEE AND COLLATERAL AGREEMENT]

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent
By:______________________________

Name:

Title:

[SIGNATURE PAGES TO GUARANTEE AND COLLATERAL AGREEMENT]

ANNEX 1
ACKNOWLEDGEMENT AND CONSENT*
The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement, dated as of June 12, 2015 (as amended, waived, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement or the Credit Agreement referred to therein, as the case may be), made by the Granting Parties party thereto in favor of BNP PARIBAS S.A., as Collateral Agent and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent. The undersigned agrees for the benefit of the Collateral Agent, the Administrative Agent and the Lenders as follows:
The undersigned will be bound by the terms of the Agreement applicable to it as an Issuer (as defined in the Agreement) and will comply with such terms insofar as such terms are applicable to the undersigned as an Issuer.
The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Subsection 5.3.1 of the Agreement.
The terms of Subsections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Subsection 6.3(c) or 6.7 of the Agreement.
[NAME OF ISSUER]
By:______________________________

Name: [__________________]

Title:	[_______________]
Address for Notices:
[__________________]

* This consent is necessary only with respect to any Issuer that is not also a Granting Party.

[SIGNATURE PAGES TO GUARANTEE AND COLLATERAL AGREEMENT]

ANNEX 2
ASSUMPTION AGREEMENT
ASSUMPTION AGREEMENT, dated as of [_______ __], 20[_], made by [______________________________], a [______________] corporation (the “Additional Granting Party”), in favor of BNP PARIBAS S.A., as collateral agent (the “Collateral Agent”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (the “Administrative Agent”), in each case, for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement, or if not defined therein, in the Credit Agreement.
W I T N E S S E T H:
WHEREAS, 6922767 Holding SARL, a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (together with its successors and assigns, the “Parent Guarantor”), CHC Cayman ABL Borrower Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (together with its successors and assigns, the “Parent Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent, the Collateral Agent, and the other parties thereto are parties to a Credit Agreement, dated as of June 12, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, in connection with the Credit Agreement, CHC Cayman ABL Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (together with its successors and assigns, “Holdings”), the Parent Borrower and certain of the Parent Borrower’s Subsidiaries are, or are to become, parties to the Guarantee and Collateral Agreement, dated as of dated as of June 12, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Collateral Agent and the Administrative Agent, for the benefit of the Secured Parties;
WHEREAS, the Additional Granting Party is a member of an affiliated group of companies that includes the Parent Borrower and each other Granting Party; the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Parent Borrower to make valuable transfers to one or more of the other Granting Parties (including the Additional Granting Party) in connection with the operation of their respective businesses; and the Parent Borrower and the other Granting Parties (including the Additional Granting Party) are engaged in related businesses, and each such Granting Party (including the Additional Granting Party) will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;
WHEREAS, the Credit Agreement requires the Additional Granting Party to become a party to the Guarantee and Collateral Agreement; and

Annex 2

WHEREAS, the Additional Granting Party has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;
NOW, THEREFORE, IT IS AGREED:
1.    Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Granting Party, as provided in Subsection 9.15 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Granting Party thereunder with the same force and effect as if originally named therein as a [Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor] and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a [Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor] thereunder. The information set forth in Annex 1 hereto is hereby added to the information set forth in Schedules [____________] to the Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information. The Additional Granting Party hereby represents and warrants that each of the representations and warranties of such Additional Granting Party, in its capacities as a Guarantor [, Grantor and Pledgor] [and Grantor] [and Pledgor], contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date. Each Additional Granting Party hereby grants, as and to the same extent as provided in the Guarantee and Collateral Agreement, to the Collateral Agent and the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in the [Collateral (as such term is defined in Subsection 3.1 of the Guarantee and Collateral Agreement) of such Additional Granting Party] [and] [the Pledged Collateral (as such term is defined in the Guarantee and Collateral Agreement) of such Additional Granting Party, except as provided in Subsection 3.3 of the Guarantee and Collateral Agreement].
2.    GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Annex 2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.
[Executed as a deed]
[ADDITIONAL GRANTING PARTY]
By:______________________________

Name:

Title:
Acknowledged and Agreed to as of the date hereof by:
BNP PARIBAS S.A.,

as Collateral Agent
By:______________________________

Name:

Title:
By:_______________________________

Name:

Title:

Annex 2

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent
By:______________________________

Name:

Title:

ANNEX 3
SUPPLEMENTAL AGREEMENT
SUPPLEMENTAL AGREEMENT, dated as of [_________ __], 20[_], made by [______________________________], a [______________] corporation (the “Pledgor”), in favor of BNP PARIBAS S.A., as collateral agent (the “Collateral Agent”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (the “Administrative Agent”), in each case, for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement, or if not defined therein, in the Credit Agreement.
W I T N E S S E T H:
WHEREAS, 6922767 Holding SARL, a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (together with its successors and assigns, the “Parent Guarantor”), CHC Cayman ABL Borrower Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (together with its successors and assigns, the “Parent Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent, the Collateral Agent, and the other parties thereto are parties to a Credit Agreement, dated as of June 12, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, in connection with the Credit Agreement, CHC Cayman ABL Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (together with its successors and assigns, “Holdings”), the Parent Borrower and certain of the Parent Borrower’s Subsidiaries are, or are to become, parties to the Guarantee and Collateral Agreement, dated as of dated as of June 12, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Collateral Agent, for the benefit of the Secured Parties;
WHEREAS, the Credit Agreement requires the [Additional] Pledgor to become a Pledgor under the Guarantee and Collateral Agreement with respect to Capital Stock of certain new Subsidiaries of the Pledgor; and
WHEREAS, the Pledgor has agreed to execute and deliver this Supplemental Agreement in order to become such a Pledgor under the Guarantee and Collateral Agreement;
NOW, THEREFORE, IT IS AGREED:
1.    Guarantee and Collateral Agreement. By executing and delivering this Supplemental Agreement, the Pledgor, as provided in Subsection 9.15 of the Guarantee and Collateral Agreement, hereby becomes a Pledgor under the Guarantee and Collateral Agreement with respect to the shares of Capital Stock of the Subsidiary of the Pledgor listed in Annex 1 hereto

Annex 3

and will be bound by all terms, conditions and duties applicable to a Pledgor under the Guarantee and Collateral Agreement, as a Pledgor thereunder. The information set forth in Annex 1 hereto is hereby added to the information set forth in Schedule 2 to the Guarantee and Collateral Agreement, and such Schedule 2 is hereby amended and modified to include such information.
2.    GOVERNING LAW. THIS SUPPLEMENTAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Annex 3

IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be duly executed and delivered as of the date first above written.
[Executed as a deed]
[PLEDGOR]
By:______________________________

Name:

Title:
Acknowledged and Agreed to as of the date hereof by:
BNP PARIBAS S.A.,

as Collateral Agent
By:______________________________

Name:

Title:
By:_______________________________

Name:

Title:

Annex 3

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent
By:______________________________

Name:

Title:

ANNEX 5
FORM OF NOTICE AND ACKNOWLEDGEMENT OF SECURITY INTEREST - INSURANCES
Form of Notice of Security Interest in Insurances
To:    [Insurer]

Dated:    [***], [***]

RE: One [make and model of helicopter] with MSN [***] (the “Aircraft”)
[Grantor] (the “Grantor”) and BNP Paribas S.A., as collateral agent (together with its successors and assigns, the “Collateral Agent”) hereby give notice that by a Guarantee and Collateral Agreement, dated as of June 12, 2015 (the “Guarantee and Collateral Agreement”), among, inter alios, the Grantor and the Collateral Agent, the Grantor has granted a security interest to the Collateral Agent in all of the Grantor’s right, title and interest in and to any insurances (other than third party liability insurances) and all claims and return of premiums in connection therewith, in respect of the Aircraft and all appliances, components, parts, instruments, appurtenances, accessories, furnishings and other equipment of any nature installed upon such Aircraft from time to time.
We hereby request and instruct you to include each of (i) the Guarantee and Collateral Agreement and (ii) the aircraft mortgage dated [***] in respect of the Aircraft between the Grantor and the Collateral Agent, as a “Contract” for the purposes of the insurance policies (other than third party liability policies) placed with, or underwritten by, yourselves and to note the Collateral Agent as a “Contract Party” under such policies.
We further request that you sign and return a copy of the attached acknowledgement of this notice.

[Grantor]
By:    ..................................................
Name:
Title:

Annex 5

BNP Paribas S.A.
By:    ..................................................
Name:
Title:

Annex 5

Annex 5

Acknowledgment of Notice of Security Interest in Insurances
We acknowledge receipt of the above notice and confirm that we have not previously received any notice of any other security interest having been granted in the Grantor’s interest in the above mentioned insurances.
Dated:    [***]

[Insurer]
By:    ..................................................
Name:
Title:

ANNEX 6
NOTICE AND ACKNOWLEDGEMENT OF SECURITY INTEREST – WARRANTIES

Form of Notice of Security Interest in Warranties
To:    [Manufacturer]

Dated:    [***], [***]
RE: Warranties under [description of agreement containing warranties] in respect of [one [make and model of helicopter] with MSN [***]/[[one] [model of engine] with MSN [***]] (the “Warranties”)
[Grantor] (the “Grantor”) and BNP Paribas S.A., as collateral agent (together with its successors and assigns, the “Collateral Agent”) hereby give notice that by a Guarantee and Collateral Agreement, dated as of June 12, 2015 (the “Guarantee and Collateral Agreement”), among, inter alios, the Grantor, the Collateral Agent and Morgan Stanley Senior Funding, Inc. as administrative agent (“Administrative Agent”), the Grantor has granted a security interest to the Collateral Agent in all of the Grantor’s right, title and interest in and to the Warranties and all claims and proceeds in respect thereof.
Until such time as you receive notice from the Collateral Agent (or the Administrative Agent as the Collateral Agent’s subagent or designee) that it is entitled to enforce and exercise its rights under Guarantee and Collateral Agreement (an “Enforcement Notice”), all rights and privileges with respect to the Warranties shall continue to be exercisable by the Grantor and you may continue to deal with and take instructions from the Grantor in relation to the Warranties in accordance with the terms thereof.
Upon and following receipt of an Enforcement Notice that has not been cancelled or revoked, all rights in respect of the Warranties shall be exercisable by the Collateral Agent (or the Administrative Agent as the Collateral Agent’s subagent or designee) to the exclusion of the Grantor.
You shall be under no obligation to the Grantor to enquire as to the truth or accuracy of any statement by the Collateral Agent (or the Administrative Agent as the Collateral Agent’s subagent or designee) that its rights with respect to the Warranties have become exercisable.

Annex 6

This notice may not be amended or revoked without the consent of the Collateral Agent.
We further request that you sign and return a copy of the attached acknowledgement of this notice.
[Grantor]
By:    ..................................................
Name:
Title:

BNP Paribas S.A.
By:    ..................................................
Name:
Title:

Annex 6

Acknowledgment of Notice of Security Interest in Warranties
We acknowledge receipt of the above notice and confirm that we have not previously received any notice of any other security interest having been granted in the Grantor’s interest in the above mentioned Warranties.
Dated:    [***]

[Manufacturer]
By:    ..................................................
Name:
Title:

ANNEX 7
FORM OF NOTICE AND ACKNOWLEDGEMENT OF SECURITY INTEREST – THIRD PARTY LEASE

Form of Notice of Security Interest in Modification Contract
To:    [Modification Contract Counterparty]

Dated:    [***], [***]

RE: [description of Modification Contract] (the “Modification Contract”) relating to one [make and model of helicopter] with MSN [***] (the “Aircraft”)
[Grantor] (the “Grantor”) and BNP Paribas S.A., as collateral agent (together with its successors and assigns, the “Collateral Agent”) hereby give notice that by a Guarantee and Collateral Agreement, dated as of June 12, 2015 (the “Guarantee and Collateral Agreement”), among, inter alios, the Grantor, the Collateral Agent and Morgan Stanley Senior Funding, Inc. as administrative agent (“Administrative Agent”), the Grantor has granted a security interest to the Collateral Agent in all of the Grantor’s right, title and interest in and to the Modification Contract and all claims and proceeds in respect thereof.
Until such time as you receive notice from the Collateral Agent (or the Administrative Agent as the Collateral Agent’s subagent or designee) that it is entitled to enforce and exercise its rights under Guarantee and Collateral Agreement (an “Enforcement Notice”), all rights and privileges with respect to the Modification Contract shall continue to be exercisable by the Grantor and you may continue to deal with and take instructions from the Grantor in relation to the Modification Contract in accordance with the terms thereof.
Upon and following receipt of an Enforcement Notice that has not been cancelled or revoked, all rights in respect of the Modification Contract shall be exercisable by the Collateral Agent (or the Administrative Agent as the Collateral Agent’s subagent or designee) to the exclusion of the Grantor.
You shall be under no obligation to the Grantor to enquire as to the truth or accuracy of any statement by the Collateral Agent (or the Administrative Agent as the Collateral Agent’s subagent or designee) that its rights with respect to the Modification Contract have become exercisable.

Annex 7
Page

This notice may not be amended or revoked without the consent of the Collateral Agent.
We further request that you sign and return a copy of the attached acknowledgement of this notice.
[Grantor]
By:    ..................................................
Name:
Title:

BNP Paribas S.A.
By:    ..................................................
Name:
Title:

Acknowledgment of Notice of Security Interest in Modification Contract
We acknowledge receipt of the above notice and confirm that we have not previously received any notice of any other security interest having been granted in the Grantor’s interest in the above mentioned Modification Contract.
Dated:    [***]

[Modification Contract Counterparty]
By:    ..................................................
Name:
Title:

EXHIBIT C
to
CREDIT AGREEMENT
FORM OF GUARANTEE AGREEMENT

[See attached.]

EXHIBIT C

[FORM OF] GUARANTEE AGREEMENT
made by
6922767 HOLDING SARL,
CHC HELICOPTER HOLDING S.À R.L.
and
CHC HELICOPTER S.A.
in favor of
MORGAN STANLEY SENIOR FUNDING, INC.
as Administrative Agent
Dated as of June 12, 2015

Section 1 Defined Terms    2

1.1	Definitions 2

1.2	Other Definitional Provisions 5
Section 2 Guarantee    5

2.1	Guarantee 5

2.2	Right of Contribution 7

2.3	No Subrogation 7

2.4	Amendments, etc. with Respect to the Obligations 8

2.5	Guarantee Absolute and Unconditional 8

2.6	Reinstatement 10

2.7	Payments 10
Section 3 [Reserved]    10
Section 4 Representations and Warranties    10

4.1	Representations and Warranties of Each Affiliate Guarantor 10
Section 5 Covenants    11

5.1	Covenants of Each Affiliate Guarantor 11
Section 6 [Reserved]    11
Section 7 [Reserved]    11
Section 8 [Reserved]    11
Section 9 Miscellaneous    11

9.1	Amendments in Writing 11

1

9.2	Notices 11

9.3	No Waiver by Course of Conduct; Cumulative Remedies 12

9.4	Enforcement Expenses; Indemnification 12

9.5	Successors and Assigns 12

9.6	Set-Off 12

9.7	Counterparts 13

9.8	Severability 13

9.9	Section Headings 13

9.10	Integration 13

9.11	GOVERNING LAW 13

9.12	Submission to Jurisdiction; Waivers 14

9.13	Acknowledgments 15

9.14	WAIVER OF JURY TRIAL 15

9.15	[Reserved] 15

9.16	Releases 15

9.17	Judgment 16

SCHEDULES
Schedule 1    --    Notice Addresses of Affiliate Guarantors

2

GUARANTEE AGREEMENT
GUARANTEE AGREEMENT, dated as of June 12, 2015, made by 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778 (as further defined in the Credit Agreement, the “Parent Guarantor”), CHC HELICOPTER HOLDING S.À R.L., a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B155.574, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 12,511 (as further defined in the Credit Agreement, “Holdco”) and CHC HELICOPTER S.A., a public limited liability company (“société anonyme”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B139.673, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg (as further defined in the Credit Agreement, the “Company” and together with the Parent Guarantor and Holdco, collectively the “Affiliate Guarantors”) in favor of MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) for the banks and other financial institutions (collectively, the “Lenders”; individually, a “Lender”) from time to time parties to the Credit Agreement described below.
W I T N E S S E T H:
WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof (as amended, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Credit Agreement”), among the Parent Guarantor, CHC Cayman ABL Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, CHC Cayman ABL Borrower Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (as further defined in the Credit Agreement, the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto as Subsidiary Borrowers (as defined therein), the Administrative Agent, BNP Paribas S.A., as collateral agent (as further defined in the Credit Agreement, the “Collateral Agent”), and the other parties from time to time party thereto, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;
WHEREAS, the Borrowers are members of an affiliated group of companies that includes the Affiliate Guarantors, CHC Cayman ABL Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, the Parent Borrower, the Parent Borrower’s Subsidiaries that are party hereto and any other Subsidiary of the Parent Borrower that becomes a party hereto from time to time after the date hereof;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the Affiliate Guarantors in connection with the operation of their respective businesses;
WHEREAS, the Borrowers and the Affiliate Guarantors are engaged in related businesses, and each such Affiliate Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and
WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the Credit Agreement that the Affiliate Guarantors shall execute and deliver this Agreement to the Administrative Agent for the benefit of the Secured Parties.
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Affiliate Guarantor hereby agrees with the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties (as defined herein), as follows:
Section 1

Defined Terms
1.1    Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
(b)    The following terms shall have the following meanings:
“Adjusted Net Worth”: of any Affiliate Guarantor at any time, the greater of (x) $0 and (y) the amount by which the fair saleable value of such Affiliate Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Document).
“Administrative Agent”: as defined in the preamble hereto.
“Affiliate Guarantor Obligations”: with respect to any Affiliate Guarantor, the collective reference to (i) the Borrower Obligations guaranteed by such Affiliate Guarantor pursuant to Section 2 and (ii) all obligations and liabilities of such Affiliate Guarantor that may arise under or in connection with this Agreement or any other Loan Document to which such Affiliate Guarantor is a party, any Hedging Agreement entered into with any Hedging Affiliate, any Bank Products Agreement entered into with any Bank Products Affiliate, any Affiliate Guarantee Obligation of the Parent Guarantor or any of its Subsidiaries as to which any Secured Party is a beneficiary, or any other document made, delivered or given in connection therewith, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all reasonable fees and disbursements of counsel to the Administrative Agent or to any other Secured Party that are required to be paid by such Affiliate Guarantor pursuant to

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the terms of this Agreement or any other Loan Document and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Affiliate Guarantor, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding). With respect to any Affiliate Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Affiliate Guarantor of, or the grant by such Affiliate Guarantor of a security interest for, the obligation (together with the Excluded Borrower Obligation, the “Excluded Affiliate Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Affiliate Guarantor Obligations of such Affiliate Guarantor shall not include any such Excluded Affiliate Obligation.
“Agreement”: this Guarantee Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.
“Applicable Law”: as defined in Subsection 9.8.
“Bank Products Affiliate”: any Person who (a) has entered into a Bank Products Agreement with a Loan Party with the obligations of such Loan Party thereunder being secured by one or more Loan Documents, (b) was an Agent, a Lender or an Affiliate of an Agent or Lender on the date hereof or at the time of entry into such Bank Products Agreement, or was an Agent or Lender at the time of the designation referred to in the following clause (c), and (c) has been designated by the Parent Borrower in accordance with Subsection 8.4 of the Guarantee and Collateral Agreement.
“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including processing and other administrative services with respect thereto), (c) cash management services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Loan Party (other than letters of credit and other than loans except indebtedness arising from services described in clauses (a) through (c) of this definition).
“Borrower Obligations”: with respect to any Borrower, the collective reference to all obligations and liabilities of such Borrower in respect of the unpaid principal of and interest on (including interest and fees accruing after the maturity of the Loans and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding) the Loans and all other obligations and liabilities of such Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Loans, this Agreement, the

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other Loan Documents or any Hedging Agreement entered into with any Hedging Affiliate, any Bank Products Agreement entered into with any Bank Products Affiliate, any Affiliate Guarantee Obligation of the Parent Guarantor or any of its Subsidiaries as to which any Secured Party is a beneficiary or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with any such Bank Products Agreement or a termination of any transaction entered into pursuant to any such Hedging Agreement, fees, indemnities, costs, expenses or otherwise (including all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by such Borrower pursuant to the terms of the Credit Agreement or any other Loan Document). With respect to any Affiliate Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Affiliate Guarantor of, or the grant by such Affiliate Guarantor of a security interest for, the obligation (the “Excluded Borrower Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Borrower Obligations guaranteed by such Affiliate Guarantor shall not include any such Excluded Borrower Obligation.
“CFTC”: the Commodity Futures Trading Commission or any successor to the Commodity Futures Trading Commission.
“Collateral Agent”: as defined in the recitals hereto.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as in effect from time to time, or any successor statute.
“Company”: as defined in the preamble hereto.
“Credit Agreement”: as defined in the recitals hereto.
“demand”: as defined in Subsection 2.5.
“Federal District Court”: as defined in Subsection 9.12.
“first priority”: as defined in the Credit Agreement.
“Hedging Affiliate: any Person who (a) has entered into a Hedging Agreement with any Loan Party with the obligations of such Loan Party thereunder being secured by one or more Loan Documents, (b) was an Agent, a Lender or an Affiliate of an Agent or Lender on the date hereof or at the time of entry into such Hedging Agreement, or was an Agent or Lender at the time of the designation referred to in the following clause (c), and (c) has been designated by the Parent Borrower in accordance with Subsection 8.4 of the Guarantee and Collateral Agreement.
“Holdco”: as defined in the preamble hereto.
“indemnified liabilities”: as defined in Subsection 9.17.

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“judgment currency”: as defined in Subsection 9.4.
“Lender”: as defined in the preamble hereto.
“Luxembourg Guarantor”: any Affiliate Guarantor which is incorporated and established in Luxembourg.
“New York Courts”: as defined in Subsection 9.12.
“New York Supreme Court”: as defined in Subsection 9.12.
“Non-Lender Secured Parties”: the collective reference to all Bank Products Affiliates and Hedging Affiliates and their respective successors, assigns and transferees.
“Obligations”: (i) in the case of each Borrower, its Borrower Obligations and (ii) in the case of each Affiliate Guarantor, its Affiliate Guarantor Obligations.
“original currency”: as defined in Subsection 9.17.
“Parent Borrower”: as defined in the recitals hereto.
“Parent Guarantor”: as defined in the preamble hereto.
“Secured Parties”: the collective reference to (i) the Administrative Agent, the Collateral Agent and each Other Representative, (ii) the Lenders, (iii) the Non-Lender Secured Parties and (iv) the respective successors and assigns and the permitted transferees and endorsees of each of the foregoing.
1.2    Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Annex references are to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.
(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2

Guarantee
2.1    Guarantee. (a) Each of the Affiliate Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance by each Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations of such Borrower owed to the Secured Parties.

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(b)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Affiliate Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Affiliate Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each Affiliate Guarantor provided in Subsection 2.2 be included as an asset of the respective Affiliate Guarantor in determining the maximum liability of such Affiliate Guarantor hereunder.
(c)    Each Affiliate Guarantor agrees that the Borrower Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Affiliate Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.
(d)    The guarantee contained in this Section 2 shall remain in full force and effect until the earliest to occur of (i) the first date on which all the Loans, all other Borrower Obligations then due and owing, and the obligations of each Affiliate Guarantor under the guarantee contained in this Section 2 then due and owing shall have been satisfied by payment in full in cash and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement any of the Borrowers may be free from any Borrower Obligations, (ii) as to any Affiliate Guarantor, the sale or other disposition of all of the Capital Stock of such Affiliate Guarantor (to a Person other than an Affiliate Guarantor), or any other transaction or occurrence as a result of which either of Holdco or the Company ceases to be a Restricted Subsidiary of the Parent Guarantor, in each case that is permitted under the Credit Agreement and (iii) as to any Affiliate Guarantor, such Affiliate Guarantor becoming an Excluded Subsidiary.
(e)    No payment made by any Borrower, any of the Affiliate Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from any of the Borrowers, any of the Affiliate Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Affiliate Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Affiliate Guarantor in respect of the Borrower Obligations or any payment received or collected from such Affiliate Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations of each Borrower guaranteed by it hereunder up to the maximum liability of such Affiliate Guarantor hereunder until the earliest to occur of (i) the first date on which all the Loans and all other Borrower Obligations then due and owing, are paid in full in cash, (ii) as to any Affiliate Guarantor, a sale or other disposition of all of the Capital Stock of such Affiliate Guarantor (other than to an Affiliate Guarantor), or any other transaction or occurrence as a result of which either of Holdco or the Company ceases to be a Restricted Subsidiary of the Parent Guarantor, in each case, that is permitted under the Credit Agreement and (iii) as to any Affiliate Guarantor, such Affiliate Guarantor becoming an Excluded Subsidiary.

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(f)    Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, any guarantee granted by one of the Luxembourg Guarantors under this Agreement or any other payment obligation under or in connection with the Loan Documents or any other agreement relating to the Affiliate Guarantor Obligations shall be limited at any time to an aggregate amount not exceeding the higher of:
(i)    90% of such Luxembourg Guarantor’s capitaux propres (as referred to in article 34 of the Luxembourg law dated 19 December 2002 on the commercial register and annual accounts, as amended (the “2002 Law”)) determined as at the date on which the relevant guarantee is called under this Agreement or any other Loan Document, and
(ii)    90% of such Luxembourg Guarantor’s capitaux propres (as referred to in article 34 of the 2002 Law) determined as at the date of this Agreement.
In addition, the above limitation shall not apply to any amounts borrowed directly by one of the Luxembourg Guarantors or any of its direct or indirect subsidiaries under the Loan Documents.
2.2    Right of Contribution. Each Affiliate Guarantor hereby agrees that to the extent that an Affiliate Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worths of the Affiliate Guarantors on the date the respective payment is made) of any payment made hereunder, such Affiliate Guarantor shall be entitled to seek and receive contribution from and against any other Affiliate Guarantor hereunder that has not paid its proportionate share of such payment. Each Affiliate Guarantor’s right of contribution shall be subject to the terms and conditions of Subsection 2.3. The provisions of this Subsection 2.2 shall in no respect limit the obligations and liabilities of any Affiliate Guarantor to the Administrative Agent and the other Secured Parties, and each Affiliate Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Affiliate Guarantor hereunder.
2.3    No Subrogation. Notwithstanding any payment made by any Affiliate Guarantor hereunder or any set-off or application of funds of any Affiliate Guarantor by the Administrative Agent or any other Secured Party, no Affiliate Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against any Borrower or any other Affiliate Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Affiliate Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Affiliate Guarantor in respect of payments made by such Affiliate Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Secured Parties by any Borrower on account of the Borrower Obligations are paid in full in cash and the Commitments are terminated. If any amount shall be paid to any Affiliate Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash or any of the Commitments shall remain in effect, such amount shall be held by such Affiliate Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Affiliate Guarantor, and shall, forthwith upon receipt by such Affiliate Guarantor, be turned over to the Administrative Agent in the exact form received

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by such Affiliate Guarantor (duly indorsed by such Affiliate Guarantor to the Administrative Agent, if required), to be held as collateral security for all of the Borrower Obligations (whether matured or unmatured) guaranteed by such Affiliate Guarantor and/or then or at any time thereafter may be applied against any Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
2.4    Amendments, etc. with Respect to the Obligations. To the maximum extent permitted by law, each Affiliate Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Affiliate Guarantor and without notice to or further assent by any Affiliate Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent, the Administrative Agent or any other Secured Party may be rescinded by the Collateral Agent, the Administrative Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, waived, modified, accelerated, compromised, subordinated, waived, surrendered or released by the Collateral Agent, the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, as the Collateral Agent or the Administrative Agent (or the Required Lenders or the applicable Lender(s), as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent, the Administrative Agent or any other Secured Party for the payment of any of the Borrower Obligations may be sold, exchanged, waived, surrendered or released.
2.5    Guarantee Absolute and Unconditional. Each Affiliate Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent, the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any of the Borrowers and any of the Affiliate Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Affiliate Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrowers or any of the other Affiliate Guarantors with respect to any of the Borrower Obligations. Each Affiliate Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection. Each Affiliate Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any claim alleging breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of the Credit Agreement or any

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other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent, the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by any of the Borrowers against the Collateral Agent, the Administrative Agent or any other Secured Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Obligations, (d) any change in the structure or existence of any of the Borrowers, (f) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of the Collateral Agent, the Administrative Agent or any other Secured Party with respect thereto, including (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives any Borrower of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (g) any other circumstance whatsoever (other than payment in full in cash of the Borrower Obligations guaranteed by it hereunder) (with or without notice to or knowledge of any of the Borrowers or such Affiliate Guarantor) or any existence of or reliance on any representation by the Secured Parties that constitutes, or might be construed to constitute, an equitable or legal discharge of any of the Borrowers for the Borrower Obligations, or of such Affiliate Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Affiliate Guarantor, the Collateral Agent, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any of the Borrowers, any other Affiliate Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations guaranteed by such Affiliate Guarantor hereunder or any right of offset with respect thereto, and any failure by the Collateral Agent, the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Affiliate Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any of the Borrowers, any other Affiliate Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Affiliate Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent, the Administrative Agent or any other Secured Party against any Affiliate Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

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2.6    Reinstatement. The guarantee of any Affiliate Guarantor contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations guaranteed by such Affiliate Guarantor hereunder is rescinded or must otherwise be restored or returned by the Collateral Agent, the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Affiliate Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Affiliate Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
2.7    Payments. Each Affiliate Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in Dollars (or in the case of any amount required to be paid in any other currency pursuant to the requirements of the Credit Agreement or other agreement relating to the respective Obligations, such other currency), at the Administrative Agent’s office specified in Subsection 11.2 of the Credit Agreement or such other address as may be designated in writing by the Administrative Agent to such Affiliate Guarantor from time to time in accordance with Subsection 11.2 of the Credit Agreement.
SECTION 3

[Reserved]
SECTION 4

Representations and Warranties
4.1    Representations and Warranties of Each Affiliate Guarantor. To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Affiliate Guarantor hereby represents and warrants to the Administrative Agent and each other Secured Party that the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to such Affiliate Guarantor or to the Loan Documents to which such Affiliate Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Administrative Agent and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each applicable reference in each such representation and warranty to the Parent Guarantor’s knowledge shall, for the purposes of this Subsection 4.1, be deemed to be a reference to such Affiliate Guarantor’s knowledge.
SECTION 5

Covenants
5.1    Covenants of Each Affiliate Guarantor. Each Affiliate Guarantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans and all other

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Obligations then due and owing, shall have been paid in full in cash and the Commitments shall have terminated, (ii) as to any Affiliate Guarantor, a sale or other disposition of all the Capital Stock of such Affiliate Guarantor (other than to the Borrowers or another Affiliate Guarantor), or any other transaction or occurrence as a result of which either Holdco or the Company ceases to be a Restricted Subsidiary of the Parent Guarantor, in each case that is permitted under the Credit Agreement or (iii) as to any Affiliate Guarantor, such Affiliate Guarantor becoming an Excluded Subsidiary, such Affiliate Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Affiliate Guarantor or any of its Restricted Subsidiaries.
SECTION 6

[Reserved]
SECTION 7

[Reserved]
SECTION 8

[Reserved]
SECTION 9

Miscellaneous
9.1    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Affiliate Guarantor and the Administrative Agent, provided that any provision of this Agreement imposing obligations on any Affiliate Guarantor may be waived by the Administrative Agent in a written instrument executed by the Administrative Agent.
9.2    Notices. All notices, requests and demands to or upon the Administrative Agent or any Affiliate Guarantor hereunder shall be effected in the manner provided for in Subsection 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Affiliate Guarantor shall be addressed to such Affiliate Guarantor at its notice address set forth on Schedule 1, unless and until such Affiliate Guarantor shall change such address by notice to the Collateral Agent and the Administrative Agent given in accordance with Subsection 11.2 of the Credit Agreement.
9.3    No Waiver by Course of Conduct; Cumulative Remedies. None of the Administrative Agent or any other Secured Party shall by any act (except by a written instrument pursuant to Subsection 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial

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exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
9.4    Enforcement Expenses; Indemnification. (a) Each Affiliate Guarantor jointly and severally agrees to pay or reimburse each Secured Party and the Administrative Agent for all their respective reasonable costs and expenses incurred in collecting against such Affiliate Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement against such Affiliate Guarantor and the other Loan Documents to which such Affiliate Guarantor is a party, including the reasonable fees and disbursements of counsel to the Secured Parties, the Collateral Agent and the Administrative Agent.
(b)    Each Affiliate Guarantor jointly and severally agrees to pay, and to save the Collateral Agent, the Administrative Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the Parent Borrower would be required to do so pursuant to Subsection 11.5 of the Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from gross negligence, bad faith or willful misconduct of the Collateral Agent, the Administrative Agent or any other Secured Party as determined by a court of competent jurisdiction in a final and nonappealable decision.
(c)    The agreements in this Subsection 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
9.5    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Affiliate Guarantors, the Administrative Agent and the Secured Parties and their respective successors and assigns permitted by the Credit Agreement.
9.6    Set-Off. Each Affiliate Guarantor hereby irrevocably authorizes each of the Administrative Agent and the Collateral Agent and each other Secured Party at any time and from time to time without notice to such Affiliate Guarantor, any such notice being expressly waived by each Affiliate Guarantor, to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under Subsection 9.1(a) of the Credit Agreement so long as any amount remains unpaid after it becomes due and payable by such Affiliate Guarantor hereunder, to set-off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent, the Administrative Agent or such other Secured Party to or for the credit or the account of such Affiliate Guarantor, or any part thereof

12

in such amounts as the Collateral Agent, the Administrative Agent or such other Secured Party may elect. The Collateral Agent, the Administrative Agent and each other Secured Party shall notify such Affiliate Guarantor promptly of any such set-off and the application made by the Collateral Agent, the Administrative Agent or such other Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent, the Administrative Agent and each other Secured Party under this Subsection 9.6 are in addition to other rights and remedies (including other rights of set-off) which the Collateral Agent, the Administrative Agent or such other Secured Party may have.
9.7    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
9.8    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.9    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
9.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Affiliate Guarantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Affiliate Guarantors, the Administrative Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
9.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
9.12    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New

13

York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (ii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iii) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Subsection 9.12(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party at its address referred to in Subsection 9.2 or at such other address of which the Collateral Agent and the Administrative Agent (in the case of any other party hereto) and the Parent Guarantor (in the case of the Collateral Agent and the Administrative Agent) shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 9.12 any consequential or punitive damages.
9.13    Acknowledgments. Each Affiliate Guarantor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b)    none of the Collateral Agent, the Administrative Agent or any other Secured Party has any fiduciary relationship with or duty to any Affiliate Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Affiliate Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

14

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Affiliate Guarantors and the Secured Parties.
9.14    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
9.15    [Reserved].
9.16    Releases. (a) At such time as the Loans and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full and the Commitments have been terminated and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Affiliate Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of any Affiliate Guarantor following any such termination, the Administrative Agent and/or the Collateral Agent, as applicable, shall execute, acknowledge and deliver to such Affiliate Guarantor such releases, instruments or other documents, and do or cause to be done all other acts, as any Affiliate Guarantor shall reasonably request to evidence such termination.
(b)    In connection with a sale or other disposition of all the Capital Stock of any Affiliate Guarantor (other than to an Affiliate Guarantor) or any other transaction or occurrence as a result of which either Holdco or the Company ceases to be a Restricted Subsidiary of the Parent Guarantor, the Administrative Agent and/or the Collateral Agent, as applicable, shall, upon receipt from the Borrower Representative of a written request for the release of such Affiliate Guarantor from its guarantee hereunder, identifying such Affiliate Guarantor together with a certification by the Borrower Representative stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents, at the sole cost and expense of such Affiliate Guarantor, execute, acknowledge and deliver to such Affiliate Guarantor such releases, instruments or other documents, and do or cause to be done all other acts, as the Borrower Representative or such Affiliate Guarantor shall reasonably request to evidence or effect the release of such Affiliate Guarantor from its guarantee hereunder.
(c)    Upon any Affiliate Guarantor becoming an Excluded Subsidiary in accordance with the provisions of the Credit Agreement, the such Affiliate Guarantor’s guarantee hereunder, and all obligations of such Affiliate Guarantor hereunder, shall terminate, all without delivery of any instrument or performance of any act by any party, and the Collateral Agent and the Administrative Agent shall execute, acknowledge and deliver to the Borrower Representative or such Affiliate Guarantor (at the sole cost and expense of the Borrower Representative or such Affiliate Guarantor) all releases, instruments or other documents and do or cause to be done all other acts, as the Borrower Representative or such Affiliate Guarantor shall reasonably request to evidence or effect the release of such Affiliate Guarantor from its guarantee hereunder.

15

9.17    Judgment. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.
(b)    The obligations of any Affiliate Guarantor in respect of this Agreement to the Administrative Agent, for the benefit of each holder of Secured Obligations, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the judgment currency, the Administrative Agent may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such holder in the original currency, such Affiliate Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent for the benefit of such holder, against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to the Administrative Agent, the Administrative Agent agrees to remit to the Borrower Representative, such excess. This covenant shall survive the termination of this Agreement and payment of the Obligations and all other amounts payable hereunder.
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16

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.
6922767 HOLDING SARL

By:______________________________

Name:

Title:
CHC HELICOPTER HOLDING S.À R.L.

By:______________________________

Name:

Title:
CHC HELICOPTER S.A.

By:______________________________

Name:

Title:

[SIGNATURE PAGES TO GUARANTEE AGREEMENT]

Acknowledged and Agreed to as of the date hereof by:
MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent
By:______________________________

Name:

Title:

[SIGNATURE PAGES TO GUARANTEE AGREEMENT]

EXHIBIT D
to
CREDIT AGREEMENT
FORM OF SOLVENCY CERTIFICATE
Date: [_____, 20__]
To the Administrative Agent and each of the Lenders
party to the Credit Agreement referred to below:
I, the undersigned, the [chief financial officer/treasurer] of 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778 (the “Parent Guarantor”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:
1.    This certificate is furnished to the Administrative Agent and the Lenders pursuant to Subsection 6.1(h) of the Credit Agreement, dated as of June 12, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Parent Borrower, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto, MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
2.    For purposes of this certificate, the terms below shall have the following definitions:
(a)    “Fair Value”
The amount at which the assets (both tangible and intangible), in their entirety, of the Parent Guarantor and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(b)    “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Parent Guarantor and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
(c)    “Stated Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Parent Guarantor and its Subsidiaries taken as a whole as of the date hereof, determined in accordance with GAAP consistently applied.
(d)    “Identified Contingent Liabilities”
The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Parent Guarantor and its Subsidiaries taken as a whole as of the date hereof (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Parent Guarantor.
(e)    “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”
For the period from the date hereof through the Termination Date, the Parent Guarantor and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.
(f)    “Do not have Unreasonably Small Capital”
For the period from the date hereof through the Termination Date, the Parent Guarantor and its Subsidiaries taken as a whole is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.
3.    For purposes of this certificate, I, or officers of the Parent Guarantor under my direction and supervision, have performed the following procedures as of and for the periods set forth below.
(a)    I have reviewed the financial statements referred to in Subsection 5.1 of the Credit Agreement.
(b)    I have knowledge of and have reviewed to my satisfaction the Credit Agreement.
(c)    As [chief financial officer/treasurer] of the Parent Guarantor, I am familiar with the financial condition of the Parent Guarantor and its Subsidiaries.

4.    Based on and subject to the foregoing, I hereby certify on behalf of the Parent Guarantor that, as of the date hereof, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Parent Guarantor and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Parent Guarantor and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Parent Guarantor and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

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IN WITNESS WHEREOF, the Parent Guarantor has caused this certificate to be executed on its behalf by its [chief financial officer or treasurer] as of the date first written above.
6922767 HOLDING SARL
By:______________________________

Name:

Title:	Class [A][B] Manager

EXHIBIT E
to
CREDIT AGREEMENT
FORM OF OFFICER’S CERTIFICATE
CHC CAYMAN ABL BORROWER LTD.
Date: [_____, 20__]
Pursuant to Subsection 6.1(k) of the Credit Agreement, dated as of June 12, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers party to the Credit Agreement (as defined below) (together with the Parent Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties, the undersigned hereby certifies, on behalf of the Parent Borrower (as Borrower Representative), that:
1.    The representations and warranties made by the Parent Guarantor with respect to itself and its wholly owned Restricted Subsidiaries, the Parent Guarantor with respect to itself and each Affiliate Guarantor and the Parent Borrower with respect to itself and each other Loan Party, in each case as set forth in the Credit Agreement and in each of the other Loan Documents to which it is a party, are true and correct in all material respects on and as of the date hereof, with the same effect as if made on the date hereof except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date.
2.    On the date hereof, all conditions set forth in Subsection 6.1 of the Credit Agreement have been satisfied or waived.
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IN WITNESS WHEREOF, the undersigned has hereunto set [his][her] name as of the date first written above.

CHC CAYMAN ABL BORROWER LTD.

By: __________________________

    Name:

    Title:

EXHIBIT F
to
CREDIT AGREEMENT
FORM OF BORROWING REQUEST
Date: [_____, 20__]
Morgan Stanley Senior Funding, Inc.

[●]

Facsimile:    [●]

Telephone:    [●]

Email:        [●]
Ladies and Gentlemen:
The undersigned, [CHC Cayman ABL Borrower Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”)], refers to the Credit Agreement, dated as of June 12, 2015, among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC Cayman ABL Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, the Parent Borrower, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Credit Agreement.
The Borrower Representative hereby gives you notice pursuant to Subsection 2.2 of the Credit Agreement that the undersigned hereby requests Revolving Credit Loans (the “Proposed Borrowing”) under the Credit Agreement as follows:

1.	The Borrower of the Proposed Borrowing is [_____________].

2.	The aggregate principal amount of the Proposed Borrowing is [$][€][other Designated Foreign Currency] [__________].

3.
The Revolving Credit Loans to be made pursuant to the Proposed Borrowing shall initially be incurred and maintained as [ABR Loans][Eurodollar Loans], the initial Interest Period for which shall be [__________] [months][days].

4.	The Business Day of the Proposed Borrowing is [_____, 20__].

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[CHC CAYMAN ABL BORROWER LTD.]

By:_______________________
Name:
Title:

EXHIBIT G
to
CREDIT AGREEMENT
FORM OF BORROWING BASE CERTIFICATE
Reference is hereby made to that certain Credit Agreement, dated as of June 12, 2015 (including all annexes, exhibits and schedules thereto and as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms that are not defined herein have the meanings ascribed to such terms in the Credit Agreement), among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties (as defined therein).
As of the last Business Day of the Fiscal Period ended [__________], 20[__] (the “Determination Date”), I, [_____________], the [_____________] of the Borrower Representative, hereby certify to the Administrative Agent in my representative capacity on behalf of the Parent Borrower and the other Qualified Loan Parties and not in my individual capacity that to the best of my knowledge and belief (i) the statements and calculations of the Borrowing Base set forth on Annex A hereto (and the schedules attached thereto) are true and correct as of the Determination Date and (ii) such calculations have been made in accordance with the requirements of the Credit Agreement.
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IN WITNESS WHEREOF, the undersigned has caused this Borrowing Base Certificate to be executed and delivered on the ____ day of [●], 20[●].
[CHC CAYMAN ABL BORROWER LTD.]

By:______________________________

Name:

Title:

[Signature Page to ABL Borrowing Base Certificate]

ANNEX A
BORROWING BASE
[See attached.]

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered to you pursuant to Section 7.2(b) of the Credit Agreement, dated as of June 12, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778 (the “Parent Guarantor”), CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties (as defined therein). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
1.    I am the duly elected, qualified and acting [chief financial officer] [treasurer] [controller] [chief accounting officer] [vice president--finance] of the Parent Guarantor.
2.    I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Parent Guarantor. The matters set forth herein are true to my knowledge after reasonable inquiry.
3.    I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Parent Guarantor and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review disclosed at the end of the accounting period covered by the Financial Statements, to my knowledge as of the date of this Compliance Certificate, that (i) the Parent Guarantor and its Restricted Subsidiaries during such period have observed or performed all of their covenants and other agreements, and satisfied every condition, contained in the Credit Agreement or the other Loan Documents to which they are a party to be observed, performed or satisfied by them, and (ii) no Default or an Event of Default has occurred and is continuing [,except for __________].
4.    Attached hereto as ANNEX 2 are the reasonably detailed calculations of the Fixed Charge Coverage Ratio for the four fiscal quarters ended [____________], and proof of compliance with Subsection 8.1.
5.    Attached hereto as ANNEX 3 are any DDAs and Concentration Accounts opened or acquired by the Parent Borrower or its Restricted Subsidiaries during the

Exhibit H

accounting period covered by the Financial Statements, which Annex includes with respect to each depository (i) the name and address of such depository; (ii) the account number(s) (and account name(s) of such bank accounts(s)) maintained with such depository; and (iii) a contact person at such depository.
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Exhibit H

IN WITNESS WHEREOF, I have executed this Compliance Certificate this ____ day of _________, 20[__].
6922767 HOLDING SARL

By:___________________________

Name:

Title: Class [A][B] Manager

ANNEX 1
to
Exhibit H

[Applicable Financial Statements To Be Attached]

Compliance Certificate

ANNEX 2
to
Exhibit H

The information described herein is as of [_________, ____] (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [_____ __, ______] to the Computation Date (the “Relevant Period”).
Fixed Charge Coverage Ratio

ANNEX 3
to
Exhibit H

Name on Account	Deposit Account No.	Depository Name and Address	Contact Person at Depository	Type of Account

EXHIBIT I
to
CREDIT AGREEMENT
FORM OF ASSIGNMENT AND ACCEPTANCE
Reference is made to the Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of June 12, 2015, among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties (as defined therein). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
___________________________ (the “Assignor”) and _________________ (the “Assignee”) agree as follows:
1.    The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.
2.    The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of their Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of their

Exhibit I
to
Credit Agreement

Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Revolving Credit Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Revolving Credit Note(s) for a new Revolving Credit Note or Revolving Credit Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Revolving Credit Note or Revolving Credit Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].
3.    The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsections 5.1 and 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Subsection 10.5 of the Credit Agreement; (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsections 11.16, 4.11(b) and 4.11(c) of the Credit Agreement; and (g) represents and warrants that it is not a Disqualified Lender.
4.    The effective date of this Assignment and Acceptance shall be [___________], 20[__] (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
5.    Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit I
to
Credit Agreement

6.    From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 thereof.
7.    Notwithstanding any other provision hereof, if the consents of the Borrower Representative and the Administrative Agent hereto are required under Subsection 11.6 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.
8.    This Assignment and Acceptance shall be governed by and construed in accordance with the law of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

[Remainder of page intentionally left bank; signature page on Schedule 1 follows]

SCHEDULE 1
to
EXHIBIT I
ASSIGNMENT AND ACCEPTANCE
Re: Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of June 12, 2015, among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties (as defined therein).
Name of Assignor:
Name of Assignee:
Transfer Effective Date of Assignment:

Schedule 1
to
Exhibit I

Assigned Facility	Aggregate Amount of Commitment/Loans under Assigned Facility for Assignor	Amount of Commitment/Loans Assigned
[$][€][other Designated Foreign Currency]__________	[$][€][other Designated Foreign Currency]__________

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]
By:______________________________ Name: Title:	By:______________________________ Name: Title:
Accepted for recording in the Register:	Consented To:
MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent	[[CHC CAYMAN ABL BORROWER LTD.]
By:______________________________ Name: Title:	By:______________________________ Name: Title:]
MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent
By:______________________________ Name: Title:

EXHIBIT J
to
CREDIT AGREEMENT
FORM OF LENDER JOINDER AGREEMENT
THIS LENDER JOINDER AGREEMENT, dated as of [_______ __, 20__] (this “Agreement”), by and among [Additional Lenders] (each an “Additional Lender” and collectively the “Additional Lenders”), the Borrower Representative (as defined in the Credit Agreement (as defined below)) and the Administrative Agent (as defined below).
R E C I T A L S :
WHEREAS, reference is hereby made to that certain Credit Agreement, dated as of June 12, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”, capitalized terms defined therein being used herein as therein defined), among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties; and
WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrowers may [increase the Commitments by obtaining the Incremental Revolving Commitments][borrow Incremental ABL Term Loans][borrow New Revolving Commitments] by entering into one or more Lender Joinder Agreements with the Additional Lenders.
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
A.    Each Additional Lender party hereto hereby agrees to commit to provide its respective [Incremental Revolving Commitments][Incremental ABL Term Loans][New Revolving Commitments] as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:
Such Additional Lender (i) represents and warrants that it is legally authorized to enter into this Agreement; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsections 5.1 and 7.1thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iii) agrees that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (v) hereby affirms the acknowledgements and representations of such Additional Lender as a Lender contained in Subsection 10.5 of the Credit Agreement; and (vi) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsections 11.16, 4.11(b) and 4.11(c) of the Credit Agreement.
B.    Each Additional Lender hereby agrees to make its [Incremental Revolving Commitment][Incremental ABL Term Loan][New Revolving Commitment] on the following terms and conditions:
1.    Other Fees. The applicable Borrowers agree to pay each Additional Lender its pro rata share of an aggregate fee equal to [__]%.
2.    Additional Lenders. Each Additional Lender acknowledges and agrees that upon its execution of this Agreement that such Additional Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.
3.    Credit Agreement Governs. Except as set forth in this Agreement and any related amendments to the Loan Documents, Incremental Facility Increases shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.
4.    Borrower Covenant. By its execution of this Agreement, the Borrower Representative hereby covenants to deliver or cause to be delivered all legal opinions and other documents reasonably requested by the Administrative Agent, as applicable, in connection with this Agreement.
5.    Notice. For purposes of the Credit Agreement, the initial notice address of each Additional Lender shall be as set forth below its signature below.
6.    Certain Delivery Requirements. Each Additional Lender has delivered or shall deliver herewith to the Borrower Representative and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Lender may be required to deliver to the Borrower Representative and/or the Administrative Agent pursuant to Subsection 4.11 of the Credit Agreement.
7.    Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Incremental Facility Increase made by the Additional Lender in the Register.
8.    Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
9.    Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
10.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
12.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

[Remainder of page intentionally left bank; signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first above written.
[NAME OF ADDITIONAL LENDER]
By:______________________________

Name:

Title:
Attention:
Telephone:
Facsimile:
[CHC CAYMAN ABL BORROWER LTD.],

as Borrower Representative
By:______________________________

Name:

Title:
MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent
By:______________________________

Name:

Title:

SCHEDULE A
to
LENDER JOINDER AGREEMENT

EXHIBIT K
to
CREDIT AGREEMENT

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION
Reference is made to the Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of June 12, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties (as defined therein). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
___________________________ (the “Assignor”) and _________________ (the “Assignee”) agree as follows:
1.    The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.
2.    The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of their Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of their Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement,

Exhibit K to
Credit Agreement

any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Revolving Credit Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Revolving Credit Note(s) for a new Revolving Credit Note or Revolving Credit Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Revolving Credit Note or Revolving Credit Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)]. The Assignor acknowledges and agrees that in connection with this assignment, (1) the Assignee is an Affiliated Lender and it or its Affiliates may have, and later may come into possession of, information regarding the Loans or the Loan Parties that is not known to the Assignor and that may be material to a decision by such Assignor to assign the Assigned Interests (such information, the “Excluded Information”), (2) such Assignor has independently, without reliance on the Assignee, the Parent, the Parent Guarantor, the Parent Borrower, any of its Subsidiaries, the Administrative Agent or any other Lender or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Assignor’s lack of knowledge of the Excluded Information, (3) none of the Assignee, the Parent, the Parent Guarantor, the Parent Borrower, its Subsidiaries, the Administrative Agent, the other Lenders or any of their respective Affiliates shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by law, any claims such Assignor may have against the Assignee, the Parent, the Parent Guarantor, the Parent Borrower, any of its Subsidiaries, the Administrative Agent, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) the Excluded Information may not be available to the Agents or the other Lenders.

3.    The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Affiliated Lender Assignment and Assumption (ii) it is an Affiliated Lender; (iii) each of the terms and conditions set forth in Subsection 11.6(h)(i) of the Credit Agreement have been satisfied with respect to this Affiliated Lender Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsections 5.1 and 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) agrees that it shall not be permitted to (A) attend or participate in, and shall not attend or participate in, any “lender-only” meetings or receive any related “lender-only” information, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Parent Borrower or its representatives or (C) receive advice of counsel to the Administrative Agent or any other Lender or challenge their attorney client privilege; (e) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative

Exhibit K to
Credit Agreement

Agent by the terms thereof, together with such powers as are incidental thereto; (f) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Subsection 10.5 of the Credit Agreement; and (g) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsections 11.16, 4.11(b) and 4.11(c) of the Credit Agreement.

4.    The Assignee hereby confirms, in accordance with Subsection 11.6(h) of the Credit Agreement, that it will comply with the requirements of such subsection.
5.    The effective date of this Affiliated Lender Assignment and Assumption shall be [___________], 20[___] (the “Transfer Effective Date”). Following the execution of this Affiliated Lender Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
6.    Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.
7.    From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Affiliated Lender Assignment and Assumption, have the rights and obligations of an Affiliated Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Affiliated Lender Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 thereof.
8.    Notwithstanding any other provision hereof, if the consents of the Borrower Representative and the Administrative Agent hereto are required under Subsection 11.6 of the Credit Agreement, this Affiliated Lender Assignment and Assumption shall not be effective unless such consents shall have been obtained.

9.    This Affiliated Lender Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

Exhibit K to
Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Affiliated Lender Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

[Remainder of page intentionally left bank; signature page on Schedule 1 follows]

SCHEDULE 1
to
EXHIBIT K
AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION
Re: Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of June 12, 2015, among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lenders (as defined therein), and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties (as defined therein).
Name of Assignor:
Name of Assignee:
Transfer Effective Date of Assignment:

SCHEDULE 1
to
EXHIBIT K

Assigned Facility	Aggregate Amount of Commitment/Loans under Assigned Facility for Assignor	Amount of Commitment/Loans Assigned
[$][€][other Designated Foreign Currency] __________	[$][€][other Designated Foreign Currency] __________

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]
By:______________________________ Name: Title:	By:______________________________ Name: Title:
Accepted for recording in the Register:	Consented To:
MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent	[[CHC CAYMAN ABL BORROWER LTD.]
By:______________________________ Name: Title:	By:______________________________ Name: Title:
MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent
By:______________________________ Name: Title:

EXHIBIT L
to
CREDIT AGREEMENT
FORM OF SUBSIDIARY BORROWER JOINDER AGREEMENT
THIS SUBSIDIARY BORROWER JOINDER AGREEMENT, dated as of [_______ __, 20__] (this “Joinder”), by and among [Subsidiary Borrower[s]] ([each an] [the] “Applicant Subsidiary Borrower” [and collectively, the “Applicant Subsidiary Borrowers”]), the Borrower Representative (as defined in the Credit Agreement (as defined below)) and the Administrative Agent (as defined below).
R E C I T A L S:
WHEREAS, reference is hereby made to that certain Credit Agreement, dated as of June 12, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”, capitalized terms defined therein being used herein as therein defined), among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower and their respective successors and assigns, collectively, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders, and BNP PARIBAS S.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties; and
WHEREAS, subject to the terms and conditions of the Credit Agreement, additional Subsidiaries of the Parent Borrower may join the Facility as Subsidiary Borrowers by entering into one or more Subsidiary Borrower Joinders with the Parent Borrower and the Administrative Agent; [and]
WHEREAS, each Applicant Subsidiary Borrower has indicated its desire to become a Subsidiary Borrower pursuant to the terms of the Credit Agreement[; and][.]
[WHEREAS, each Applicant Subsidiary Borrower is currently a party to the Guarantee and Collateral Agreement,] [WHEREAS, each Applicant Subsidiary Borrower shall become a party to the Guarantee and Collateral Agreement, concurrently herewith by executing an Assumption Agreement in accordance with the terms of the Guarantee and Collateral Agreement.]

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
1.    Each Applicant Subsidiary Borrower hereby acknowledges, agrees and confirms that, by its execution of this Joinder, such Applicant Subsidiary Borrower will be deemed to be a party to the Credit Agreement and a “Subsidiary Borrower” for all purposes of the Credit Agreement and the other Loan Documents, and shall have all of the obligations of a Subsidiary Borrower thereunder as if it has executed the Credit Agreement and the other Loan Documents.
2.    Each Applicant Subsidiary Borrower acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and the Guarantee and Collateral Agreement and the schedules and exhibits relating thereto. The information on the schedules to the Credit Agreement and each of the Security Documents are amended to provide the information shown on the attached Schedule A. Each Applicant Subsidiary Borrower agrees that, upon the request to the Administrative Agent by any Lender, in order to evidence such Lender’s Loans, such Applicant Subsidiary Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A to the Credit Agreement with appropriate insertions as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all applicable Loans made by such Lender to such Applicant Subsidiary Borrower.
3.    The Parent Borrower confirms that all of its and its Subsidiaries’ obligations under the Credit Agreement and the Guarantee and Collateral Agreement are, and upon each Applicant Subsidiary Borrower becoming a Subsidiary Borrower shall continue to be, in full force and effect, except as otherwise set forth therein. Each Applicant Subsidiary Borrower hereby agrees that upon becoming a Subsidiary Borrower it will assume all obligations of a Subsidiary Borrower as set forth in the Credit Agreement and shall deliver or cause to be delivered all legal opinions and other documents reasonably requested by the Administrative Agent in connection with this Joinder.
4.    The Applicant Subsidiary Borrower represents and warrants to the Administrative Agent and the Lenders that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
5.    This Joinder may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
6.    This Joinder, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

7.    THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
8.    Any provision of this Joinder which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.    This Joinder may be executed by one or more of the parties to this Joinder on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.
IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder as of the date first above written.
[APPLICANT SUBSIDIARY BORROWER]
By:______________________________

Name:

Title:
Attention:
Telephone:
Facsimile:
[CHC CAYMAN ABL BORROWER LTD.]
By:______________________________

Name:

Title:
MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent
By:______________________________

Name:

Title:

SCHEDULE A to the Joinder
[Updates to Schedules to the Credit Agreement]
[Updates to Schedules to the Guarantee and Collateral Agreement]

EXHIBIT M
to
CREDIT AGREEMENT
FORM OF SUBSIDIARY BORROWER TERMINATION
Morgan Stanley Senior Funding, Inc.
[●]
Attention: [●]
Facsimile: [●]
Telephone: [●]
Email: [●]
[Date]
Ladies and Gentlemen:

The undersigned, CHC CAYMAN ABL BORROWER LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (together with its successors and assigns, the “Parent Borrower”), refers to that certain Credit Agreement, dated as of June 12, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778, as Parent Guarantor, CHC CAYMAN ABL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Holdings, the Parent Borrower, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto, MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lenders, and BNP PARIBAS S.A., as Collateral Agent for the Secured Parties. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Borrower Representative hereby terminates the status of [ ] (the “Terminated Subsidiary Borrower”) as a Borrower under the Credit Agreement.

Very truly yours,

CHC CAYMAN ABL BORROWER LTD.

By:_______________________
Name:
Title

EXHIBIT N
to
CREDIT AGREEMENT
FORM OF TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”), dated as of [________, 20__] is made and entered into between CHC Group Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”) and CHC 6922767 HOLDING SARL, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B136.792, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and a share capital of EUR 1,228,377,778 (the “Company”). This Agreement shall become effective and binding upon the parties hereto immediately upon execution (the “Effective Time”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to provide for the allocation of liabilities, procedures to be followed, and other matters with respect to Combined Taxes (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I
DEFINITIONS

1.	Definitions.
Agreement: shall have the meaning set forth in the preamble.

Code: shall mean the Internal Revenue Code of 1986, as amended.

Combined Tax: shall mean any Tax in respect of a Combined Tax Group.

Combined Tax Group: shall mean any consolidated, combined, unitary or affiliated group (i) of which the Company or any of its Subsidiaries was or is, or was or is required to be, a member for any Tax year and (ii) of which a Parent Entity was or is, or was or is required to be, the common parent for such Tax year for purposes of paying Taxes or filing a Tax Return.
Combined Tax Return: shall mean any Tax Return with respect to any Combined Tax.
Company: shall have the meaning set forth in the preamble.

Company Group: shall mean, with respect to any Combined Tax, a subgroup of the relevant Combined Tax Group, whose member or members shall include each member of such Combined Tax Group that is either the Company or a Subsidiary of the Company.
Due Date: shall mean, with respect to the filing of any Tax Return or the payment of Tax, the date on which such Tax Return is due to be filed with, or such payment is due to be made to, the appropriate Taxing Authority pursuant to applicable law, giving effect to any applicable extensions of the time for such filing or payment.
Effective Time: shall have the meaning set forth in the preamble.
Estimated Tax Sharing Payments: shall have the meaning set forth in Article III, Section 2 of this Agreement.
IRS: shall mean the United States Internal Revenue Service, including, but not limited to, its authorized agents and representatives and, in the case of a litigated controversy, the attorneys representing it.
Parent: shall have the meaning set forth in the preamble.
Parent Entity: shall mean (i) Parent and any Subsidiary of Parent and (ii) any entity as to which Parent becomes a Subsidiary.
Person: shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
Pro Forma Company Return: shall mean a pro forma Tax Return prepared pursuant to Article III, Section 1 or 3.
Subsidiary: shall mean, with respect to any Person at any time, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person or (b) one or more Subsidiaries of such Person.
Tax: shall mean any federal, state, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, profits, windfall profits, gross receipts, modified gross receipts, gross margin, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, rent, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).
Tax Return: shall mean any federal, state, local or foreign Tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

Taxing Authority: shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
Treasury Regulations: shall mean the regulations prescribed under the Code.

2.	Successors.
References to the Company or a Parent Entity shall include any successor thereto or any Person with respect to which the Company or such Parent Entity, respectively, is the successor.

Article II
PROCEDURAL MATTERS

1.
The applicable Parent Entity shall have the sole and exclusive responsibility for the preparation and filing of each Combined Tax Return for each Combined Tax with respect to which it is the common parent, including any amended returns and any other returns, documents or statements required to be filed with any Taxing Authority relating to such Combined Tax Return. Parent shall, or shall cause the applicable Parent Entity to, file all such Combined Tax Returns on a timely basis, taking into account extensions of the Due Date for the filings of such returns.

2.
The Company shall, and shall cause any of its Subsidiaries that is eligible to be a member of the relevant Combined Tax Group to, join and continue to join in filing a Combined Tax Return with respect to each jurisdiction for all Tax years for which the Company or such Subsidiary, as the case may be, is eligible to do so under the applicable Tax law, unless an applicable Parent Entity shall, as permitted under the applicable Tax law, request otherwise.

3.
Parent shall, or shall cause the applicable Parent Entity or any Subsidiary thereof to make all payments to the applicable Taxing Authority of all Combined Taxes that the relevant Combined Tax Group is required to pay, including estimated payments relating thereto. The applicable Parent Entity shall have the right to exercise all powers of a common parent with respect to each relevant Combined Tax Return or Combined Tax.

4.
The applicable Parent Entity shall be the agent and attorney-in-fact of the Combined Tax Group of which such Parent Entity is the common parent and of each member of such group in respect of any and all matters relating to any Combined Tax of such group for all Combined Tax Return years. In its sole discretion, such Parent Entity shall have the right with respect to each such Combined Tax Return (a) to determine (i) the manner in which such Combined Tax Return shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported and the adoption or change of any method of accounting, (ii) whether any extensions may be requested and (iii) the elections that will be made by each member of the Combined Tax Group for which such Combined Tax Return is filed, (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such return by any Taxing Authority, (c) to file, prosecute, compromise or settle any claim for refund and (d) to determine whether any refund to which such Combined Tax Group may be entitled shall be paid by way of refund or credited against the Combined Tax liability of such group. The Company hereby irrevocably appoints, and shall cause any of its Subsidiaries that is a member of each such Combined Tax Group to irrevocably appoint, such Parent Entity as its agent and attorney-in-fact to take such action (including the execution of documents) as such Parent Entity may deem appropriate to effect the foregoing.

5.
The Company shall, or shall cause any of its Subsidiaries that is a member of the relevant Combined Tax Group to, reimburse any Parent Entity for (a) any outside legal and accounting expenses incurred by such Parent Entity in the course of the conduct of any audit or contest regarding a Combined Tax liability of such group, (b) any other expenses incurred by such Parent Entity in the course of any litigation relating thereto and (c) any cost incurred by such Parent Entity in connection with preparing or filing any Combined Tax Return or otherwise administering this Agreement with respect to such group.

6.
The Company shall, and shall cause any of its Subsidiaries that is a member of a Combined Tax Group to, furnish to the applicable Parent Entity in a timely manner such information, documents and other assistance, in each case as such Parent Entity may reasonably request in connection with the preparing or filing of each Combined Tax Return with respect to such group or any audit or examination by any Taxing Authority or any judicial or administrative proceeding relating to a Combined Tax of such group or otherwise with respect to this Agreement or any transaction contemplated hereby.

Article III
TAX SHARING PAYMENTS

1.
For each Tax year for which a Parent Entity files, or is required to file, a Combined Tax Return on or after the Effective Time, Parent shall, or shall cause the applicable Parent Entity to, timely prepare, or cause to be prepared, a Pro Forma Company Return for the relevant Company Group for such year (including, if necessary, preparing Pro Forma Company Returns for prior years). Each such Pro Forma Company Return shall include only the items of income, deduction, gain, loss and credit of the members of the Company Group that join in the filing of such Combined Tax Return, and shall be prepared in a manner consistent with the elections, methods of accounting, and positions with respect to specific items made or used by such Parent Entity for purposes of such Combined Tax Return. Each such Pro Forma Company Return shall reflect any carryovers of net operating losses, net capital losses, excess tax credits or other tax attributes from Pro Forma Company Returns with respect to the same Combined Tax for prior years assuming that members of such Company Group had not been in existence before the Effective Time, which carryovers could have been utilized by the Company Group if such Company Group had never been included in the relevant Combined Tax Group, but only to the extent such Parent Entity utilizes such carryovers. For purposes of this Article III, Section 1, (a) a carryover will be treated as utilized by a Parent Entity to the extent that the actual Tax liability of the relevant Combined Tax Group is less than the Tax liability of such Combined Tax Group determined without giving effect to such carryover, (b) any provision of the Code that requires consolidated computations, such as sections 861 and 1231, and any similar provision with respect to any other Combined Tax, shall be applied separately to the Company Group for purposes of preparing the Pro Forma Company Return and (c) Treasury Regulations section 1.1502-13, and any similar provisions with respect to any other Combined Tax, shall be applied as if the Company Group were not a part of the relevant Combined Tax Group. The Pro Forma Company Return shall be provided to the Company no later than 10 days before the Due Date for filing the relevant Combined Tax Return.

2.
For each Tax year in which a Combined Tax Return is, or is required to be, filed by a Parent Entity, the Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of the relevant Combined Tax Group to, make periodic payments (“Estimated Tax Sharing Payments ”) to such Parent Entity in such amounts as, and no later than the dates on which, payments of estimated tax with respect to such Combined Tax would be due on or after the Effective Time from the Company Group under section 6655 of the Code, and any similar provisions with respect to any other Combined Tax, if it were not included in the relevant Combined Tax Group (computed on a basis consistent with the relevant Pro Forma Company Return). The Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of the relevant Combined Tax Group to, pay to the applicable Parent Entity no later than the Due Date (for this purpose, determined without regard to extensions) on which each Combined Tax Return for each Tax year is, or is required to be, filed by such Parent Entity on or after the Effective Time, an amount equal to the excess of (a) the sum of (i) the Tax liability shown on the relevant Pro Forma Company Return prepared for such Tax year and (ii) the additions to tax, if any, under section 6655 of the Code, and any similar provisions with respect to any other Combined Tax, that would have been imposed upon the Company Group (treating the amount due to such Parent Entity under clause (i) above as the Company Group’s Tax liability and treating any Estimated Tax Sharing Payments as estimated Tax payments with respect to such liability) over (b) the Estimated Tax Sharing Payments made with regard to such Tax year. In addition, the Company shall make, and shall as appropriate cause each of its Subsidiaries to make, additional Estimated Tax Sharing Payments to a Parent Entity in an amount equal to such Parent Entity’s Tax liability arising from an inclusion under Section 951 of the Code (reduced by any foreign tax credits arising from such inclusion, or arising from prior inclusions under Section 951 that were not creditable in prior taxable years, that actually reduce the tax liability of the Parent Entity for the relevant taxable year) due to any items of income of the Company or any of its Subsidiaries or any investments made by the Company or any of its Subsidiaries in United States property (as defined in Section 956 of the Code). For purposes of this paragraph, any payment of a Combined Tax made by the Company or any Subsidiary of the Company directly to the applicable Taxing Authority shall be treated as a payment by the Company or such Subsidiary to the applicable Parent Entity with respect to such Combined Tax.

3.
To the extent that, after the Effective Time, any audit, litigation, claim or refund with respect to a Combined Tax Return results in an increase in Tax liability relating to the treatment of a Company Group item, a corresponding adjustment shall be made to such item and to the Company Group’s Tax liability reflected on the applicable Pro Forma Company Return. Within 5 days after any such adjustment, the Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of the relevant Combined Tax Group to, make additional Tax sharing payments, including interest and penalties consistent with such adjustment, to the applicable Parent Entity.

4.	All calculations required to be made by a Parent Entity under this Agreement shall be binding upon the parties hereto absent manifest error.
Article IV
INTEREST

1.
With respect to any federal income Tax, any amount relating thereto which is required to be paid by the Company or any of its Subsidiaries pursuant to this Agreement and which has not been timely paid to the applicable Parent Entity shall be subject to an interest charge at the rate and in the manner provided in the Code for interest on underpayments of federal income Tax for the relevant period.

2.
With respect to any Combined Tax other than federal income Tax, any amount relating thereto which is required to be paid by the Company or any of its Subsidiaries pursuant to this Agreement and which has not been timely paid to the applicable Parent Entity shall be subject to an interest charge at the rate and in the manner provided under the applicable foreign, state or local statute for interest on underpayments of such Tax for the relevant period.

Article V
MISCELLANEOUS PROVISIONS

1.
Any information or documents furnished by one party to another pursuant to this Agreement shall be treated as confidential and, except as, and to the extent, required during the course of an audit or litigation or otherwise required by law, shall not be disclosed to another Person without the consent, which shall not be unreasonably withheld, of the first party.

2.
All payments to be made by any party under this Agreement shall, except to the extent otherwise specifically provided herein, be made without setoff, counterclaim or withholding, all of which are expressly waived.

3.	Nothing in this Agreement shall be construed to require a party hereto to pay any liability or obligation arising under this Agreement more than once.

4.	If the Company or any Subsidiary shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder to any Parent Entity, such Person shall pay an additional amount so that, after making all required deductions or withholdings for or on account of such Taxes, the applicable Parent Entity receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

5.
If due to any change in applicable law, regulations, or interpretation thereof after the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

6.
This Agreement shall be binding upon and inure to the benefit of any successor to each of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement.

7.
This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent that such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

8.	This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which when taken together shall constitute one and the same instrument.

9.	The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.

10.
This Agreement may be amended from time to time by agreement in writing executed by all the parties hereto or all of the parties then bound thereby. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior written and oral understandings with respect thereto.

11.
Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:

If to a Parent Entity or the Company:

[
Attention:
Facsimile:
Telephone:
Email: ]

In each case, with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: [
Facsimile:
Telephone:
Email: ]

Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, New York 10152
Attention: Theresa A. Gore
Facsimile No.: (212) 407-5252

or to such other address as set forth in writing by any party to the others in accordance with this section.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives.

CHC GROUP LTD.
By:
Name:
Title:

[Signature Page to Tax Sharing Agreement]

6922767 HOLDING SARL
By:
Name:
Title:

[Signature Page to Tax Sharing Agreement]